Exhibit 10.1

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (together with all exhibits, annexes, and schedules hereto, in each case as may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of November 6, 2018, is entered into by and among:

(i) PetroQuest Energy, Inc. (“PetroQuest”), PetroQuest Energy, L.L.C. (“PQE”), TDC Energy, LLC (“TDC”), PetroQuest Oil & Gas, L.L.C., PQ Holdings LLC, Pittrans Inc. and Sea Harvester Energy Development, L.L.C. (collectively, the “Company”);

(ii) the undersigned lenders, or investment advisors or managers for the account of the lenders under that certain Multidraw Term Loan Agreement, dated as of August 31, 2018 (as may be amended or supplemented from time to time, the “Prepetition Term Loan Agreement”), among PQE, PetroQuest, Wells Fargo Bank, National Association as administrative agent (the “Prepetition Term Loan Agent”), and the lenders holding Term Loans (as defined therein) (the “Prepetition Term Loans”) party thereto from time to time (the “Prepetition Term Loan Lenders”, and together with their respective successors and permitted assigns and any subsequent Prepetition Term Loan Lenders that becomes party hereto in accordance with the terms hereof, the “Consenting Term Loan Lenders”);

(iii) the undersigned noteholders, or investment advisors or managers for the account of the noteholders (the “Prepetition Second Lien Noteholders”, and together with their respective successors and permitted assigns and any subsequent Prepetition Second Lien Noteholder that becomes party hereto in accordance with the terms hereof, the “Consenting Second Lien Noteholders”) under that certain Indenture for the 10% Second Lien Secured Senior Notes due 2021 dated as of February 17, 2016 (as may be amended or supplemented from time to time, including by the First Supplemental Indenture dated as of September 13, 2016, collectively the “Prepetition Second Lien Indenture” and the notes outstanding thereunder, the “Prepetition Second Lien Notes”), among PetroQuest, the Subsidiary Guarantors (as defined therein), and Wilmington Trust, National Association, as Indenture Trustee and Collateral Trustee thereunder (in such capacity, the “Prepetition Second Lien Trustee”); and

(iv) the undersigned noteholders, or investment advisors or managers for the account of the noteholders (the “Prepetition Second Lien PIK Noteholders”, and combined with the Prepetition Second Lien Noteholders, the “Combined Prepetition Second Lien Noteholders”, and the undersigned Prepetition Second Lien PIK Noteholders, together with their respective successors and permitted assigns and any subsequent Prepetition Second Lien PIK Noteholder that becomes party hereto in accordance with the terms hereof, the “Consenting Second Lien PIK Noteholders”, and combined with the Consenting Second Lien Noteholders, the “Combined Consenting Second Lien Noteholders”, and together with the Consenting Term Loan Lenders, the “Consenting Creditors”) under that certain Indenture for the 10% Second Lien Senior Secured PIK Notes due 2021 dated as of September 27, 2016 (as amended or supplemented from time to time, the “Prepetition Second Lien PIK Indenture” and the notes outstanding thereunder the “Prepetition Second Lien PIK Notes”, and combined with the Prepetition Second Lien Notes, the “Combined Prepetition Second Lien Notes”), among PetroQuest, the Subsidiary Guarantors (as defined therein), and Wilmington Trust, National Association, as Indenture Trustee and Collateral Trustee thereunder (in such capacity, the “Prepetition Second Lien PIK Trustee”, and collectively with the Prepetition Second Lien Trustee, the “Indenture Trustee”).

The Company and each Consenting Creditor and any subsequent Person or entity that becomes a party hereto in accordance with the terms hereof are referred herein as the “Parties” and individually as a “Party.” Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan (as defined below) attached hereto as Exhibit A (including any schedules and exhibits attached thereto).

Notwithstanding anything contained herein to the contrary, it is the intent of the Parties that all references to votes or voting in this Agreement be interpreted to include votes or voting on a plan of reorganization under title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”). Time is of the essence in the performance of the obligations of each of the Parties under this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section, Exhibit or Schedule, respectively, of or attached to this Agreement unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) words using the singular or plural number also include the plural or singular number, respectively, (b) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (c) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation,” and (d) the word “or” shall not be exclusive and shall be read to mean “and/or.” “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Any reference to “business day” means any day, other than a Saturday, a Sunday or any other day on which banks located in New York, New York are closed for business as a result of federal, state or local holiday and any other reference to day means a calendar day.

RECITALS

WHEREAS, the Parties have agreed to enter into certain transactions (the “Restructuring Transactions”) in furtherance of a global restructuring of the Company’s capital structure (the “Restructuring”) which requires the consummation of a joint “pre-negotiated” plan of reorganization on the terms set forth in Exhibit A and otherwise as approved pursuant to this Agreement (such plan, together with any exhibits, schedules, attachments or appendices thereto, in each case as may be amended or otherwise modified from time to time in accordance with the terms herein and therein, the “Plan”), a solicitation of votes therefor (the “Solicitation”) pursuant to the Bankruptcy Code, and the commencement by the Debtors (as defined below) of voluntary cases (the “Chapter 11 Cases”) under chapter 11 of the Bankruptcy Code, in the United States Bankruptcy Court for the Southern District of Texas (the “Court”);

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WHEREAS, the Restructuring Transactions include: (i) entry into an Exit Facility (the “Exit Facility”) in an aggregate amount of $50 million, on the terms set forth in the Exit Facility Term Sheet attached hereto as Exhibit B and otherwise as approved pursuant to the terms of the Definitive Documents (as defined below); (ii) the payment in full of the Prepetition Term Loans; (iii) the conversion of the Prepetition Second Lien Notes and Prepetition Second Lien PIK Notes to (a) $80 million of New Second Lien PIK Notes, on the terms set forth in the New Second Lien Term Sheet attached hereto as Exhibit C and otherwise as approved pursuant to the terms of the Definitive Documents, and (b) new equity in the Company; and (iv) the grant of a new Management Incentive Plan on the terms described in the MIP Term Sheet attached hereto as Exhibit D and otherwise as approved pursuant to the terms of the Definitive Documents (the “Management Incentive Plan”);

WHEREAS, as of the date hereof, the Consenting Term Loan Lenders hold, in the aggregate, 100% of the aggregate outstanding principal amount of the Prepetition Term Loans;

WHEREAS, as of the date hereof, the Combined Consenting Second Lien Noteholders hold, in the aggregate, approximately 85% of the aggregate outstanding principal amount of the Combined Prepetition Second Lien Notes, as indicated on Exhibit E to this Agreement;

WHEREAS, the Company and the Consenting Creditors have reached an agreement for the consensual use of Cash Collateral (as defined in the Bankruptcy Code), as approved pursuant to the terms set forth in the Definitive Documents;

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the matters discussed in the Plan and hereunder.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	Certain Definitions.

As used in this Agreement, the following terms have the following meanings:

(a) “Akin Gump” means Akin Gump Strauss Hauer & Feld LLP.

(b) “Beneficially Own” means the definition of such term in Rule 13d-3 under the Exchange Act (as defined below), and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance), provided, however, that securities shall only be considered to be Beneficially Owned by a Consenting Creditor for purposes of this Agreement to the extent that (i) such Consenting Creditor has sole discretionary management authority of such securities that includes the sole authority to vote and (ii) any such securities are not on loan pursuant to a securities lending program. For the avoidance of doubt, “Beneficially Own” shall also include record ownership of securities where such record ownership satisfies the conditions of the proviso to the immediately preceding sentence.

(c) “Claims” means any claims (as defined in section 101(15) of the Bankruptcy Code) against the Debtors.

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(d) “Confirmation Order” means the order of the Court confirming the Plan in the Chapter 11 Cases pursuant to section 1129 of the Bankruptcy Code.

(e) “Consenting Class” means any of the following groups: the Prepetition Term Loan Lenders, the Prepetition Second Lien Noteholders, or the Prepetition Second Lien PIK Noteholders, as applicable.

(f) “Consenting Creditor Counsel” means (i) Akin Gump, as counsel to the Consenting Term Loan Lenders and the Combined Consenting Second Lien Noteholders and (ii) Reed Smith LLP, as counsel to the Indenture Trustee.

(g) “Corre Funds” means Corre Opportunities Qualified Master Fund, LP, Corre Opportunities II Master Fund, LP, Corre Horizon Interim Fund LLC, any funds related to the foregoing that are signatories to this Agreement, and any of such funds’ successors or assigns.

(h) “Debt Documents” means, as the context may require, the “Loan Documents” as defined in the Prepetition Term Loan Agreement, and the “Note Documents” as defined in each of the Prepetition Second Lien Indenture and the Prepetition Second Lien PIK Indenture.

(i) “Debtors” means PetroQuest, PQE, and TDC, which will file cases under chapter 11 of the Bankruptcy Code.

(j) “Disclosure Statement” means the disclosure statement in respect of the Plan attached hereto as Exhibit F, including all exhibits and schedules thereto, as approved or ratified by the Court pursuant to section 1125 of the Bankruptcy Code.

(k) “Effective Date” means the date upon which all conditions to the effectiveness of the Plan have been satisfied or waived in accordance with the terms thereof and the Plan becomes effective.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Final Order” means an order or judgment of the Court (or any other court of competent jurisdiction) entered by the Clerk of the Court (or such other court) on the docket in the Chapter 11 Cases (or the docket of such other court), which has not been modified, amended, reversed, vacated or stayed and as to which (A) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, stay, reargument or rehearing shall then be pending or (B) if an appeal, writ of certiorari, new trial, stay, reargument or rehearing thereof has been sought, such order or judgment of the Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, stay, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Bankruptcy Procedure, may be filed relating to such order, shall not cause an order not to be a Final Order.

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(n) “Interest” means any equity interest (as defined in section 101(16) of the Bankruptcy Code) of a Debtor, including all ordinary shares, units, common stock, preferred stock, membership interest, partnership interest or other instrument, evidencing any fixed or contingent ownership interest in any Debtor, whether or not transferable, including any option, warrant, or other right, contractual or otherwise, to acquire any such interest in a Debtor, that existed immediately before the Effective Date.

(o) “MacKay Funds” means any funds or accounts to which MacKay Shields LLC has sole investment or voting discretion that are or become signatories to this Agreement and any of the foregoing funds’ or accounts’ successors or assigns.

(p) “Person” shall mean an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, a governmental or regulatory authority, or any legal entity or association.

(q) “Prepetition Agreements” means (i) the Prepetition Term Loan Agreement, (ii) the Prepetition Second Lien Indenture, and (iii) the Prepetition Second Lien PIK Indenture.

(r) “Requisite Creditors” means each of (i) the Requisite Term Loan Lenders, (ii) the Requisite Second Lien Noteholders, and (iii) the Requisite Second Lien PIK Noteholders.

(s) “Requisite Second Lien Noteholders” means, as of the date of determination, the MacKay Funds and the Corre Funds; provided, however, that to the extent either the MacKay Funds or the Corre Funds Transfer (as defined below) some or all of their Prepetition Second Lien Notes after the Support Effective Date and such Transfer results in the MacKay Funds and the Corre Funds holding or Beneficially Owning Prepetition Second Lien Notes that together equal less than 50% of the Prepetition Second Lien Notes held by the Consenting Second Lien Noteholders, “Requisite Second Lien Noteholders” shall mean Consenting Second Lien Noteholders holding or Beneficially Owning at least a majority of the outstanding Prepetition Second Lien Notes held by the Consenting Second Lien Noteholders as of such date; provided, further, that in all cases, “Requisite Second Lien Noteholders” shall include the MacKay Funds or the Corre Funds (not including any successors or assigns that have purchased Prepetition Second Lien Notes after the Support Effective Date), as applicable, to the extent that such party has not Transferred its Prepetition Second Lien Notes after the Support Effective Date as described in the foregoing provision.

(t) “Requisite Second Lien PIK Noteholders” means, as of the date of determination, the MacKay Funds and the Corre Funds; provided, however, that to the extent either the MacKay Funds or the Corre Funds Transfer some or all of their Prepetition Second Lien PIK Notes after the Support Effective Date and such Transfer results in the MacKay Funds and the Corre Funds holding or Beneficially Owning Prepetition Second Lien PIK Notes that together equal less than 50% of the Prepetition Second Lien PIK Notes held by the Consenting Second Lien PIK Noteholders, “Requisite Second Lien PIK Noteholders” shall mean Consenting Second Lien PIK Noteholders holding or Beneficially Owning at least a majority of the outstanding Prepetition Second Lien PIK Notes held by the Consenting Second Lien PIK Noteholders as of such date; provided, further, that in all cases, “Requisite Second Lien PIK Noteholders” shall include the MacKay Funds or the Corre Funds (not including any successors or assigns that have purchased Prepetition Second Lien PIK Notes after the Support Effective Date), as applicable, to the extent that such party has not Transferred its Prepetition Second Lien PIK Notes after the Support Effective Date as described in the foregoing provision.

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(u) “Requisite Term Loan Lenders” means, as of the date of determination, the MacKay Funds and the Corre Funds; provided, however, that to the extent either the MacKay Funds or the Corre Funds Transfer some or all of their Prepetition Term Loans after the Support Effective Date and such Transfer results in the MacKay Funds and the Corre Funds holding Prepetition Term Loans in amounts that together equal less than 50% of the Prepetition Term Loans held by the Consenting Term Loan Lenders, “Requisite Term Loan Lenders” shall mean Consenting Term Loan Lenders holding at least a majority of the outstanding Prepetition Term Loans held by the Consenting Term Loan Lenders as of such date; provided, further, that in all cases, “Requisite Term Loan Lenders” shall include the MacKay Funds or the Corre Funds (not including any successors or assigns that have purchased Prepetition Term Loans after the Support Effective Date), as applicable, to the extent that such party has not Transferred its Prepetition Term Loans after the Support Effective Date as described in the foregoing provision.

(v) “SEC” means the U.S. Securities and Exchange Commission.

(w) “Securities Act” means the Securities Act of 1933, as amended.

(x) “Support Effective Date” means the earliest date on which counterpart signature pages to this Agreement shall have been executed and delivered by (i) the Company, (ii) Consenting Term Loan Lenders holding at least 66 2⁄3%, in aggregate principal amount outstanding as of such date, of the Prepetition Term Loans, (iii) Consenting Second Lien Noteholders holding at least 66 2⁄3%, in aggregate principal amount outstanding as of such date, of the Prepetition Second Lien Notes, and (iv) Consenting Second Lien PIK Noteholders holding at least 66 2⁄3%, in aggregate principal amount outstanding as of such date, of the Prepetition Second Lien PIK Notes.

(y) “Support Period” means the period commencing on the Support Effective Date and ending on the earlier of the (i) date on which this Agreement is terminated in full with respect to all parties in accordance with Section 5 and (ii) the Effective Date.

2.	Bankruptcy Process; Plan of Reorganization.

(a) The Plan. The Plan is expressly incorporated herein and made a part of this Agreement. The material terms and conditions of the Restructuring are set forth in the Plan.

(b) The definitive documents (the “Definitive Documents”) with respect to the Restructuring shall include the following along with any other documents (including any related orders, motions, applications, agreements, instruments, schedules or exhibits) that are described in or contemplated by this Agreement and the Plan and necessary or desirable to implement the Restructuring and the Restructuring Transactions:

(i) this Agreement;

(ii) the Plan and Disclosure Statement;

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(iii) the motion seeking approval of the Disclosure Statement, the Solicitation procedures, and the form of ballots and notices and related relief (such motion, together with all exhibits, appendices, supplements, and related documents, the “Disclosure Statement Motion”), and the order approving the Disclosure Statement Motion (the “Disclosure Statement Order”);

(iv) the Confirmation Order;

(v) the motion seeking assumption of the Company’s obligation under this Agreement to pay the fees, costs, and documented out of pocket expenses of Consenting Creditor Counsel and Houlihan Lokey and other expenses, if any, of the Consenting Creditors;

(vi) the Exit Facility;

(vii) each of the motion seeking authority to use Cash Collateral and an interim order (the “Interim Cash Collateral Order”) and a final order (the “Final Cash Collateral Order” and together with the Interim Cash Collateral Order, the “Cash Collateral Orders”), approving same, which Cash Collateral Orders shall, without limitation, provide the Prepetition Term Loan Lenders and the Combined Prepetition Second Lien Noteholders adequate protection for the use of their cash collateral as described in the Cash Collateral Orders;

(viii) the first day motions, second day motions and orders of the Court approving any first day motions or second day motions;

(ix) the supplement to the Plan (the “Plan Supplement”), including, without limitation, the Registration Rights Agreement, all organizational and governance documents governing the reorganized Company and other corporate documents (the “Governance Documents”), consistent with the Governance Term Sheet attached hereto as Exhibit G and otherwise as approved pursuant to the terms of the Definitive Documents and all documents related to the Management Incentive Plan and the employment and compensation of officers, directors and employees, consistent with the Employment Agreements and Severance Plan attached hereto as Exhibit J;

(x) a 3-year business plan for the Company (the “Business Plan”); and

(xi) any other documents, instruments, schedules or exhibits described in, related to, contemplated in, or necessary to implement, each of the foregoing.

Each of the Definitive Documents shall (1) contain terms and conditions consistent in all material respects with this Agreement and (2) otherwise be in form and substance acceptable in all respects to the Company and the Requisite Creditors.

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3.	Agreements of the Consenting Creditors.

(a) Voting; Support. Each Consenting Creditor agrees that with respect only to the Claims or Interests that it Beneficially Owns, for the period commencing on the date of this Agreement and ending on the earlier of (x) the expiration of the Support Period and (y) the date upon which this Agreement is validly terminated pursuant to the terms hereof with respect to such Consenting Creditor, such Consenting Creditor (acting severally and not jointly with the other Consenting Creditors) shall:

(i) (A) timely vote or cause to be voted its Claims or Interests to accept the Plan by delivering its duly executed and completed ballot or ballots, as applicable, accepting the Plan on a timely basis following commencement of the Solicitation, (B) not change or withdraw such vote (or cause or direct such vote to be changed or withdrawn);

(ii) timely vote (or cause to be voted) its Claims or Interests against any plan, plan proposal, restructuring proposal, offer of dissolution, winding up, liquidation, sale or disposition, reorganization, merger or restructuring of the Company other than the Plan (each, an “Alternative Restructuring”);

(iii) not directly or indirectly, through any Person or entity (including any administrative agent, collateral agent, or indenture trustee), seek, solicit, propose, support, assist, engage in negotiations in connection with or participate in the formulation, preparation, filing or prosecution of any Alternative Restructuring or take any other action that would reasonably be expected to prevent, interfere with, delay or impede the Solicitation, approval of the Disclosure Statement, or the confirmation and consummation of the Plan and the Restructuring;

(iv) not direct any administrative agent, collateral agent, or indenture trustee (as applicable) to take any action inconsistent with such Consenting Creditor’s obligations under this Agreement, and, if any applicable administrative agent, collateral agent, or indenture trustee takes any action inconsistent with such Consenting Creditor’s obligations under this Agreement, such Consenting Creditor shall use its commercially reasonable efforts to request or direct that such administrative agent, collateral agent, or indenture trustee cease and refrain from taking any such action;

(v) support and take all actions reasonably necessary or reasonably requested by the Company to facilitate the Solicitation of the Plan, obtain approval of the Disclosure Statement, and confirmation and consummation of the Plan and the Restructuring; and

(vi) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring, negotiate in good faith with the Company appropriate additional or alternative provisions to address any such impediments;

provided, however, that nothing in this Section 3(a) shall require any Consenting Creditor to incur any expenses, liabilities or other obligations, or agree to any commitments, undertaking, concessions, indemnities or other arrangements that could reasonably be expected to result in expenses, liabilities or other obligations to any such party to the extent such expenses, liabilities or other obligations will not be reimbursed by the Company.

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(b) Rights of Consenting Creditors Unaffected. Nothing contained herein shall limit:

(i) the rights of a Consenting Creditor under any applicable bankruptcy, insolvency, foreclosure or similar proceeding, including appearing as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases, in each case, so long as the exercise of any such right is consistent with this Agreement and such Consenting Creditor’s obligations hereunder;

(ii) the ability of a Consenting Creditor to purchase, sell, or enter into any transactions in connection with its Claims or Interests, in compliance with the terms hereof and applicable law;

(iii) subject to the terms and obligations hereof and applicable law, any right of a Consenting Creditor under the Prepetition Agreements, any other applicable agreement, instrument or document that gives rise to a Consenting Creditor’s Claims or Interests, as applicable, or constitute a waiver or amendment of any provision of any such agreement, instrument or document;

(iv) subject to any confidentiality provisions in this Agreement and the Prepetition Agreements, the ability of a Consenting Creditor to consult with any other Parties or entities; or

(v) the ability of a Consenting Creditor to enforce any right, remedy, condition, consent or approval requirement under this Agreement or under any of the Definitive Documents.

(c) Transfers. Each Consenting Creditor agrees that, for the period commencing on the date of this Agreement and ending on the earlier of (x) the expiration of the Support Period and (y) the date upon which this Agreement is validly terminated pursuant to the terms hereof with respect to such Consenting Creditor, such Consenting Creditor shall not sell, transfer, loan, issue, pledge, hypothecate, assign or otherwise dispose of (each, a “Transfer”), directly or indirectly, in whole or in part, any of its Claims or any option thereon or any right or interest therein or any other Claims or Interests (including grant any proxy or deposit any Claims or Interests into a voting trust or entry into a voting agreement with respect thereto), unless the transferee thereof either (A) is a Consenting Creditor or (B) prior to such Transfer, agrees in writing for the benefit of the Parties to become a Consenting Creditor and to be bound by all of the terms of this Agreement applicable to Consenting Creditors (including with respect to any and all Claims or Interests it already may hold prior to such Transfer) by executing a joinder agreement, a form of which is attached hereto as Exhibit H (a “Joinder Agreement”), and delivering an executed copy thereof within three (3) business days of such execution, to (i) Porter Hedges LLP (“Porter Hedges”), as counsel to the Company, and (ii) Consenting Creditor Counsel, in which event (x) the transferee (including the Consenting Creditor transferee, if applicable) shall be deemed to be a Consenting Creditor hereunder to the extent of such transferred rights and obligations and (y) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of such transferred rights and obligations. Each Consenting Creditor agrees that any Transfer of any Claim or Interest that does not comply with the terms and procedures set forth herein shall be deemed void

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ab initio, and the Company and each other Consenting Creditor shall have the right to enforce the voiding of such Transfer. Each transferee shall indicate, on the appropriate schedule annexed to its Joinder Agreement (with holdings information contained in such schedule to be redacted consistent with the redaction of Exhibit E under Section 10), the number and amount of Claims or Interests held by such transferee. With respect to the Claims or Interests held by the transferee upon consummation of the sale, assignment, grant, transfer, conveyance, hypothecation or other disposition of such Claims or Interests, the transferee hereby makes the representations and warranties of the Consenting Creditors set forth in Section 3 to the other Parties.

(d) Additional Claims or Interests. Nothing in this Agreement shall be construed to preclude a Consenting Creditor from (i) acquiring additional Claims, (ii) holding or acquiring any other claims against the Debtors entitled to vote on the Plan, (iii) holding or acquiring any Interests entitled to vote on the Plan or (iv) Transferring any such additional Claims or other claims or Interests; provided, that, in each case, each such Consenting Creditor shall promptly notify its counsel, who will notify counsel to the Company (who will maintain the information confidentially consistent with the provisions of Section 8). Each such Consenting Creditor agrees that any such additional Claims or other claims or Interests shall automatically and immediately upon acquisition by a Consenting Creditor be subject to this Agreement (regardless of when or whether notice of such acquisition is given to the Company or whether it is of the same nature of Claims or Interests owned by such Consenting Creditor as of the date of this Agreement) other than with respect to any Claims acquired by such Consenting Creditor in its capacity as a Qualified Marketmaker in accordance with Section 3(e), and that, for so long as this Agreement has not been terminated pursuant to the terms hereof with respect to such Consenting Creditor, it shall vote (or cause to be voted) any such additional Claims or other claims or Interests entitled to vote on the Plan (to the extent still held by it or on its behalf at the time of such vote), in a manner consistent with Section 3(a).

(e) Qualified Marketmaker. Notwithstanding anything herein to the contrary, any Consenting Creditor may Transfer any of its Claims to an entity that is acting in its capacity as a Qualified Marketmaker (as defined below) without the requirement that the Qualified Marketmaker be or become a Consenting Creditor; provided, however, that the Qualified Marketmaker subsequently transfers all right, title and interest in such Claims to a transferee that is or becomes a Consenting Creditor as provided above, and the transfer documentation between the transferring Consenting Creditor and such Qualified Marketmaker shall contain a requirement that provides as such. Notwithstanding the foregoing, if, at the time of the proposed Transfer of such Claims to the Qualified Marketmaker, such Claims (x) may be voted on (1) the Plan or (2) any dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors, merger, transaction, consolidation, business combination, joint venture, partnership, sale of assets, financing (debt or equity), recapitalization, restructuring or similar transaction involving the Company, other than the Plan, the proposed transferor Consenting Creditor must first vote such Claims in accordance with the requirements of Section 3(a), or (y) have not yet been and may not yet be voted on the Plan and such Qualified Marketmaker does not transfer such Claims to a subsequent transferee prior to the third (3rd) business day prior to the expiration of the voting deadline (such date, the “Qualified Marketmaker Joinder Date”), such Qualified Marketmaker shall be required to (and the transfer documentation to the Qualified Marketmaker shall have provided that it shall), on the first business day immediately following the Qualified Marketmaker Joinder Date, become a Consenting Creditor with respect to such Claims in

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accordance with the terms hereof (provided that the Qualified Marketmaker shall automatically, and without further notice or action, no longer be a Consenting Creditor with respect to such Claims at such time that the transferee of such Claims becomes a Consenting Creditor with respect to such Claims). For these purposes, “Qualified Marketmaker” means an entity that (X) holds itself out to the market as standing ready in the ordinary course of business to purchase from and sell to customers Claims, or enter with customers into long and/or short positions in Claims, in its capacity as a dealer or market maker in such Claims, and (Y) is in fact regularly in the business of making a market in claims, interests and/or securities of issuers or borrowers.

(f) Additional Consenting Creditors. Any Prepetition Term Loan Lender, Prepetition Second Lien Noteholder, or Prepetition Second Lien PIK Noteholder may, at any time after the Support Effective Date, become a party to this Agreement as a Consenting Creditor (an “Additional Consenting Creditor”) by executing a joinder agreement substantially in the form attached hereto as Exhibit H, pursuant to which such Additional Consenting Creditor shall be bound by the terms of this Agreement as a Consenting Prepetition Term Loan Lenders or Combined Consenting Second Lien Noteholder, as applicable, hereunder, including under Section 3(e) in respect of any additional Claims or Interests acquired after the date of such joinder agreement.

4.	Agreements of the Company.

(a) Covenants. The Company agrees that, for the duration of the Support Period, the Company shall, and shall cause each of its subsidiaries included in the definition of Company, to:

(i) prepare or cause to be prepared the Definitive Documents, each of which, for the avoidance of doubt, shall contain terms and conditions consistent with this Agreement and subject to the approval rights set forth in the last paragraph of Section 2;

(ii) use its commercially reasonable efforts to (A) support and take any and all actions necessary, appropriate or reasonably requested by the Consenting Creditors to facilitate the Restructuring Transactions, including (1) the solicitation of the Plan, (2) obtaining approval and confirmation of the Plan, (3) consummating the Restructuring, and (4) timely filing any objection or opposition to any motion filed with the Court seeking the entry of an order modifying or terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization, directing the appointment of an examiner with expanded powers or a trustee, converting or dismissing the Chapter 11 Cases or for relief that (x) is inconsistent with this Agreement in any respect or (y) would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring, (B) obtain orders of the Court in respect of the Restructuring, (C) support the release and exculpation provisions contained in the Plan and (D) perform its obligations under this Agreement in accordance with its terms and as set forth in the Plan;

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(iii) (A) seek entry of the Cash Collateral Orders and, if necessary, timely file a formal written response in opposition to any objection filed with the Court by any Person or entity with respect to entry of the Cash Collateral Orders or with respect to any adequate protection proposed to be granted or granted to the Prepetition Term Loan Lenders and the Combined Prepetition Second Lien Noteholders pursuant to the Cash Collateral Orders, (B) subject to professional responsibilities, prosecute and defend any appeals related to the Restructuring, (C) execute and deliver any other required agreements to effectuate and consummate the Restructuring and (D) operate its business in the ordinary course and consistent with past practice, and that is consistent with this Agreement, the Restructuring and the Business Plan and maintain the good standing (or equivalent status under the laws of its incorporation or organization) under the laws of the jurisdiction in which each of the entities comprising the Company are incorporated or organized;

(iv) provide prompt written notice (in accordance with Section 19) to the Consenting Creditors between the date hereof and the Effective Date of (A) the occurrence, or failure to occur, of any event of which the Company has actual knowledge which occurrence or failure would be likely to cause (1) any covenant of the Company contained in this Agreement not to be satisfied in any material respect or (2) any condition precedent contained in the Plan not to timely occur or become impossible to satisfy, (B) receipt of any notice from any third party alleging that the consent of such Person is or may be required in connection with the transactions contemplated by the Restructuring, (C) receipt of any notice, including from any governmental unit with jurisdiction, of any proceeding or of any complaints, litigations, investigations or hearings commenced, or, to the actual knowledge of the Company, threatened against the Company, relating to or involving the Company (or of any communications that the same may be contemplated or threatened), and (D) any failure of the Company to comply, in any material respect, with or satisfy, any covenant, condition or agreement to be complied with or satisfied by it hereunder;

(v) subject to compliance with all applicable confidentiality agreements or obligations, provide to the Consenting Creditors and/or their respective professionals during normal business hours and without disruption to the Company’s business, (A) upon reasonable advance notice to the Company, reasonable access to the respective management and advisors of the Company, (B) prompt access to any information provided to any existing or prospective financing sources (including lenders under any exit financing) and (C) timely and reasonable responses to all diligence requests;

(vi) use commercially reasonable efforts to obtain any and all required regulatory and/or third-party approvals for the Restructuring embodied in the Plan, if any;

(vii) (A) provide draft copies of all material motions or applications and other documents (including all Definitive Documents) the Company intends to file with the Court, execute, distribute, use or publicly disclose to the Consenting Creditor Counsel at least three (3) business days prior to the date when the Company intends to file with the Court, execute, distribute, use or publicly disclose any such pleading or other document (provided that if delivery of such motions, orders or materials (other than the Definitive Documents) at least three (3) business days in advance is not reasonably practicable, such motion, order or material shall be delivered as soon as reasonably practicable prior to filing with the Court, executing, distributing, using or publicly disclosing); and (B) without limiting any approval rights set forth herein, consult in good faith with Akin Gump regarding the form and substance of any of the foregoing documents in advance of the filing, execution, distribution, use (as applicable) or public disclosure thereof;

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(viii) regardless of whether the Restructuring Transactions are consummated, to pay in cash upon demand on or before the Petition Date accrued and unpaid fees, costs, and documented out of pocket expenses of Consenting Creditor Counsel and Houlihan Lokey, each subject to the terms of applicable engagement letters, provided, however, that contemporaneously with the execution of this Agreement, the Company shall pay all such fees, costs, and documented out of pocket expenses incurred prior to the Support Effective Date, in each case. The Company shall additionally pay all reasonable fees, costs, and expenses on a regular and continuing basis within seven (7) business days of demand, without any requirement for Court review or further Court order, unless the Company has objected to the reasonableness of the fees, costs, or expenses; provided, however, that the Company shall not be responsible for any fees, costs and expenses incurred after termination of this Agreement; provided, further, that the expense reimbursement under this Section 4(a)(viii) shall include all fees and expenses reasonably expected to be incurred by the foregoing persons related to the Restructuring Transactions following the Effective Date; and

(ix) comply in all material respects with applicable laws (including making or seeking to obtain all required material consents and/or appropriate filings or registrations with, notifications to, or authorizations, consents or approvals of any regulatory or governmental authority), and paying all material taxes as they become due and payable except to the extent nonpayment thereof is permitted by the Bankruptcy Code.

(b) Negative Covenants. The Company agrees that, to the extent consistent with the fiduciary duties of the boards of directors, managers, members or partners, as applicable, of the Company under applicable law as determined in good faith upon the advice of outside counsel, for the duration of the Support Period, without the consent of the Requisite Creditors, the Company shall not, and shall cause each of its subsidiaries included in the definition of Company, not to, directly or indirectly:

(i) seek, solicit, propose or support an Alternative Restructuring;

(ii) modify the Plan, in whole or in part, in a manner that is inconsistent with any material aspect of this Agreement;

(iii) withdraw or revoke the Plan or publicly announce its intention not to pursue the Plan, except as may be required by the Requisite Creditors;

(iv) take or threaten to take, any action or file any motion, pleading or other Definitive Document with the Court (including any modifications or amendments thereof) or any other documents related to the Restructuring that is (A) inconsistent with any material aspect of this Agreement, the Plan or any other Definitive Document; and (B) has not received the requisite approvals in accordance with the rights set forth in the last paragraph of Section 2;

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(v) take any action that is inconsistent with, or is reasonably likely to interfere with, consummation of the Restructuring;

(vi) commence an avoidance action or other legal proceeding that challenges the validity, enforceability, or priority of the Claims held by the Consenting Creditors, or otherwise negatively affects the rights of the Consenting Creditors;

(vii) incur or suffer to exist any indebtedness or any guarantee of indebtedness, except as contemplated by this Agreement and the Plan and indebtedness existing and outstanding immediately prior to the date hereof, trade payables, and liabilities arising and incurred in the ordinary course of business; and

(viii) incur any liens or security interests, except as permitted under the Cash Collateral Orders; and

(ix) enter into any commitment or agreement with respect to debtor-in-possession financing or the use of cash collateral other than the Cash Collateral Orders unless such commitment or agreement complies in all respects with this Agreement and the Plan.

(c) Automatic Stay. The Company acknowledges and agrees and shall not dispute that after the commencement of the Chapter 11 Cases, the giving of notice of default or termination of this Agreement by any Party pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and the Company hereby waives, to the fullest extent permitted by law, the applicability of the automatic stay to the giving of such notice); provided that nothing herein shall prejudice any Party’s rights to argue that the giving of notice of default or termination was not proper under the terms of this Agreement.

5.	Termination of Agreement.

(a) This Agreement shall terminate as to all Parties two (2) business days following the delivery of notice, delivered in accordance with Section 19: (i) from the Combined Consenting Second Lien Noteholders to the other Parties at any time after and during the continuance of any Combined Consenting Second Lien Termination Event (as defined below), (ii) from the Company to the other Parties at any time after and during the continuance of a Company Termination Event (as defined below), or (iii) from the Consenting Term Loan Lenders to the other Parties at any time after and during the continuance of any Consenting Term Loan Lender Termination Event, in each case, unless the giving of such notice is waived in writing by the other Parties. Notwithstanding any provision to the contrary in this Section 5, no Party may exercise any of its respective termination rights as set forth herein if such Party has failed to perform or comply in all material respects with the terms and conditions of this Agreement (unless such failure to perform or comply arises as a result of another Party’s actions or inactions that breached this Agreement), with such failure to perform or comply causing, or resulting in, the occurrence of the Combined Consenting Second Lien Termination Event, Company Termination Event or Consenting Term Loan Lender Termination Event. In addition, this Agreement shall terminate automatically on the Effective Date of the Plan.

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(b) A “Combined Consenting Second Lien Termination Event” shall mean any of the following:

(i) the breach by the Company or the Requisite Term Loan Lenders of any of the obligations, undertakings, representations, warranties or covenants of such Party set forth herein (except those obligations, undertakings, representations, warranties or covenants separately listed below in this Section 5(b)), which remains uncured for a period of three (3) business days after the receipt of written notice of such breach pursuant to Section 19;

(ii) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of or rendering illegal the Plan or the Restructuring, and either (A) such ruling, judgment or order has been issued at the request of or with the acquiescence of the Company, or (B) in all other circumstances, such ruling, judgment or order has not been stayed, reversed or vacated within thirty (30) days after such issuance;

(iii) if the Company shall not have complied with each of the following milestones, which may be extended with the consent of the Requisite Creditors (the “Milestones”):

(1) if, as of 11:59 p.m. prevailing Central Time on November 6, 2018, the Chapter 11 Cases shall not have been filed;

(2) if, as of 11:59 p.m. prevailing Central Time on November 6, 2018, the Company shall not have filed the Plan and Disclosure Statement with the Court;

(3) if, as of 11:59 p.m. prevailing Central Time on November 9, 2018, the Interim Cash Collateral Order has not been entered by the Court;

(4) if, as of 11:59 p.m. prevailing Central Time on November 16, 2018, the Court shall not have entered an order provisionally approving of the Disclosure Statement;

(5) if, as of 11:59 p.m. prevailing Central Time on November 16, 2018, an order approving the payment of the fees and expense of the Consenting Creditors in accordance with this Agreement, which order shall include a waiver or modification of automatic stay to provide any notices contemplated by and in accordance with this Agreement;

(6) if, as of 11:59 p.m. prevailing Central Time on November 20, 2018, the Company shall not have commenced the Solicitation in accordance with section 1126(b) of the Bankruptcy Code;

(7) if, as of 11:59 p.m. prevailing Central Time on November 27, 2018, the Final Cash Collateral Order has not been entered by the Court;

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(8) if, as of 11:59 p.m. prevailing Central Time on December 21, 2018, the Confirmation Order has not been entered by the Court; and

(9) if, as of 11:59 p.m. prevailing Central Time on December 31, 2018, the Effective Date shall not have occurred;

(iv) the Company files or otherwise supports any plan of reorganization or Alternative Restructuring other than the Plan;

(v) on the date that an order entered by the Court or a court of competent jurisdiction denying confirmation of the Plan or refusing to approve the Disclosure Statement becomes a Final Order;

(vi) the Company withdraws the Plan or Disclosure Statement, or the Company amends or modifies the Plan or Disclosure Statement, or the Company files any motion, pleading or related document (including any other Definitive Documents) with the Court that has not received the requisite approvals set forth in the last paragraph of Section 2 or is inconsistent with this Agreement or the Plan and such motion, pleading or related document (including any other Definitive Documents) has not been withdrawn prior to two (2) business days after the Company receives written notice from the Requisite Creditors (in accordance with Section 19 hereof) that such motion, pleading or related document (including any Definitive Documents) is inconsistent with this Agreement or the Plan or has not received the requisite approvals set forth in the last paragraph of Section 2;

(vii) the Company files any motion for the (A) conversion of one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (B) appointment of an examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code or a trustee or receiver in one or more of the Chapter 11 Cases or (C) dismissal of one or more of the Chapter 11 Cases;

(viii) on the date the Court or a court of competent jurisdiction enters an order (A) directing the appointment of an examiner with expanded powers or a trustee in the Chapter 11 Cases, (B) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing any of the Chapter 11 Cases, (D) terminating exclusivity under section 1121 of the Bankruptcy Code, (E) making a finding of fraud, dishonesty or misconduct by any executive, officer or director of any of the entities comprising the Company, regarding or relating to the Company or (F) vacating, extending, terminating, amending or modifying in any material respect the Cash Collateral Orders without the consent of each of the Requisite Second Lien Noteholders and the Requisite Second Lien PIK Noteholders;

(ix) on the date the Court or a court of competent jurisdiction enters an order granting relief from the automatic stay to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure on the same) on any of the Company’s assets (other than in respect of insurance proceeds or with respect to assets having a fair market value of less than $250,000 in the aggregate);

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(x) the Company (A) files any motion seeking to avoid, disallow, subordinate or recharacterize any claim, lien, or interest (including any Claim or Interest) held by any Combined Consenting Second Lien Noteholder arising under or relating to the Prepetition Second Lien Indenture or the Prepetition Second Lien PIK Indenture (as applicable) or (B) shall have supported any application, adversary proceeding or cause of action referred to in the immediately preceding clause (A) filed by a third party, or consents (without the consent of the affected Combined Consenting Second Lien Noteholder) to the standing of any such third party to bring such application, adversary proceeding or cause of action;

(xi) on or after the date hereof, the Company engages in any merger, consolidation, disposition, acquisition, investment, dividend, incurrence of indebtedness or other similar transaction outside of the ordinary course of business other than (A) the commencement of the Chapter 11 Cases or (B) with the consent of the Requisite Creditors;

(xii) on the date the Court or a court of competent jurisdiction enters an order granting relief that (A) is inconsistent with this Agreement in any material respect or (B) would, or would reasonably be expected to, materially frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring;

(xiii) the failure of the Company to comply with the Cash Collateral Orders, including failure to make adequate protection payments when due, which remains uncured for a period of two (2) business days after the receipt of written notice of such event or is not otherwise waived in accordance with the terms thereof;

(xiv) the occurrence of a “Termination Event” (as defined in the Cash Collateral Orders) under the Cash Collateral Orders that has not been waived or timely cured in accordance therewith and the resulting acceleration of the obligations or termination of lending commitments under the Cash Collateral Orders;

(xv) the termination of this Agreement by the Consenting Term Loan Lenders;

(xvi) the Company makes any payment to the Consenting Term Loan Lenders, other than as provided in this Agreement or any agreements relating to the Restructuring;

(xvii) the entry by the Company into any material non-ordinary course transaction or payment by the Company of any material non-ordinary course payment inconsistent with this Agreement or the Plan; or

(xviii) the Company fails to timely pay the fees and documented out of pocket expenses of the Combined Consenting Second Lien Noteholders, their counsel, or Houlihan Lokey as set forth under Section 4(a)(viii).

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(c) A “Company Termination Event” shall mean any of the following:

(i) the breach by one or more of the Consenting Creditors, of any of the undertakings, representations, warranties or covenants of the Consenting Creditors set forth herein in any material respect which remains uncured for a period of three (3) business days after the receipt of written notice of such breach pursuant to Section 19, but only if the non-breaching Consenting Creditors in the applicable class hold less than 66 2⁄3% of the aggregate principal amount of Claims in such Class;

(ii) the board of directors, managers, members or partners, as applicable, of the Company reasonably determines in good faith based upon the advice of outside counsel that continued performance under this Agreement would be inconsistent with the exercise of its fiduciary duties under applicable law; provided, that the Company provides notice of such determination to the Consenting Creditors within one (1) business day after the date thereof; provided further, that to the extent one of the Consenting Creditors seeks an expedited hearing to determine if the Company has validly exercised this clause, the Company consents to such expedited hearing but all parties reserve all rights with respect to the underlying relief;

(iii) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of or rendering illegal the Plan or the Restructuring, and such ruling, judgment or order has not been stayed, reversed or vacated within thirty (30) days after such issuance;

(iv) as of 11:59 p.m. prevailing Central Time on November 6, 2018, the Support Effective Date shall not have occurred;

(v) as of 11:59 p.m. prevailing Central Time on December 31, 2018, the Effective Date shall not have occurred; or

(vi) the Court enters an order (A) directing the appointment of an examiner with expanded powers or a trustee in the Chapter 11 Cases, (B) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing any of the Chapter 11 Cases, or (D) terminating exclusivity under section 1121 of the Bankruptcy Code;

(d) A “Consenting Term Loan Lender Termination Event” shall mean any of the following:

(i) the breach by the Company, the Requisite Second Lien Noteholders, or the Requisite Second Lien PIK Noteholders of any of the obligations, undertakings, representations, warranties or covenants of such Party set forth herein (except those obligations, undertakings, representations, warranties or covenants separately listed below in this Section 5(d)), which remains uncured for a period of three (3) business days after the receipt of written notice of such breach pursuant to Section 19;

(ii) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of or rendering illegal the Plan or the Restructuring, and either (A) such ruling, judgment or order has been issued at the request of or with the acquiescence of the Company, or (B) in all other circumstances, such ruling, judgment or order has not been stayed, reversed or vacated within thirty (30) days after such issuance;

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(iii) the Company shall not have complied with each of the Milestones, which may be extended with the consent of the Requisite Creditors;

(iv) the Company files or otherwise supports any plan of reorganization other than the Plan and such plan of reorganization materially and adversely impacts or would reasonably be expected to materially and adversely impact the economic treatment under the Plan of the Consenting Term Loan Lenders;

(v) on the date that an order entered by the Court or a court of competent jurisdiction denying confirmation of the Plan or refusing to approve the Disclosure Statement becomes a Final Order;

(vi) the Company withdraws the Plan or Disclosure Statement, or the Company amends or modifies the Plan or Disclosure Statement, or the Company files any motion, pleading or related document (including any other Definitive Documents) with the Court that has not received the requisite approvals set forth in the last paragraph of Section 2 or is inconsistent with this Agreement or the Plan and such motion, pleading or related document (including any other Definitive Documents) has not been withdrawn prior to two (2) business days after the Company receives written notice from the Requisite Creditors (in accordance with Section 19 hereof) that such motion, pleading or related document (including any Definitive Documents) is inconsistent with this Agreement or the Plan or has not received the requisite approvals set forth in the last paragraph of Section 2;

(vii) the Company files any motion for the (A) conversion of one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (B) appointment of an examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code or a trustee or receiver in one or more of the Chapter 11 Cases or (C) dismissal of one or more of the Chapter 11 Cases;

(viii) on the date that the Court or a court of competent jurisdiction enters an order (A) directing the appointment of an examiner with expanded powers or a trustee in the Chapter 11 Cases, (B) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing any of the Chapter 11 Cases, (D) terminating exclusivity under section 1121 of the Bankruptcy Code, (E) making a finding of fraud, dishonesty or misconduct by any executive, officer or director of any of the entities comprising the Company, regarding or relating to the Company or (F) vacating, extending, terminating, amending or modifying in any material respect the Cash Collateral Orders without the consent of each of the Requisite Term Loan Lenders;

(ix) on the date that the Court or a court of competent jurisdiction enters an order granting relief from the automatic stay to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure on the same) on any of the Company’s assets (other than in respect of insurance proceeds or with respect to assets having a fair market value of less than $250,000 in the aggregate);

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(x) the Company (A) files any motion seeking to avoid, disallow, subordinate or recharacterize any claim, lien, or interest held by the Consenting Term Loan Lenders arising under or relating to the Prepetition Term Loan Agreement or (B) shall have supported any application, adversary proceeding or cause of action referred to in the immediately preceding clause (A) filed by a third party, or consents (without the consent of any affected Consenting Term Loan Lenders) to the standing of any such third party to bring such application, adversary proceeding or cause of action;

(xi) on or after the date hereof, the Company engages in any material merger, consolidation, disposition, acquisition, investment, dividend, incurrence of indebtedness or other similar transaction outside of the ordinary course of business other than (A) the commencement of the Chapter 11 Cases, or (B) with the consent of the Requisite Creditors, such consent not to be unreasonably withheld;

(xii) on the date that the Court or a court of competent jurisdiction enters an order granting relief that (A) is inconsistent with this Agreement in any material respect or (B) would, or would reasonably be expected to, materially frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring;

(xiii) the failure of the Company to comply with the Cash Collateral Orders, including failure to make adequate protection payments when due, which remains uncured for a period of two (2) business days after the receipt of written notice of such event or is not otherwise waived in accordance with the terms thereof;

(xiv) the occurrence of a “Termination Event” (as defined in the Cash Collateral Orders) under the Cash Collateral Orders that has not been waived or timely cured in accordance therewith and the resulting acceleration of the obligations or termination of lending commitments under the Cash Collateral Orders;

(xv) the termination of this Agreement by the Combined Consenting Second Lien Noteholders;

(xvi) the Company makes any payment to the Combined Consenting Second Lien Noteholders other than as provided in this Agreement or any agreements relating to the Restructuring; or

(xvii) the entry by the Company into any material non-ordinary course transaction or payment by the Company of any material non-ordinary course payment inconsistent with this Agreement or the Plan.

(e) Mutual Termination. This Agreement may be terminated by mutual agreement of the Company and the Requisite Creditors upon the receipt of written notice delivered in accordance with Section 19.

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(f) Effect of Termination. Upon the termination of this Agreement in accordance with this Section 5, and except as provided in Section 13, this Agreement shall forthwith become void and of no further force or effect and each Party shall, be immediately released from its liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement, including all rights and remedies available to it under applicable law; provided, however, that in no event shall any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination.

(g) If the Restructuring Transactions are not consummated or the Support Effective Date does not occur or this Agreement is terminated for any reason (other than a termination on the Effective Date of the Plan), nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights and any and all of their remedies, Claims and Interests. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms. This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any Claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the Claims or defenses which it has asserted or could assert.

6.	Definitive Documents; Good Faith Cooperation; Further Assurances.

Each Party hereby covenants and agrees to cooperate with each other in good faith in connection with, and shall exercise commercially reasonable efforts with respect to the pursuit, approval, negotiation, execution, delivery, implementation and consummation of the Plan, the Restructuring and the Restructuring Transactions, as well as the negotiation, drafting, execution and delivery of the Definitive Documents. Furthermore, subject to the terms hereof, including the proviso under Section 3(a) and the approval rights under the last paragraph of Section 2, each of the Parties shall take such action as may be reasonably necessary and appropriate to carry out the purposes and intent of this Agreement, including making and filing any required regulatory filings, and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement.

7.	Representations and Warranties.

(a) Each Party, severally and not jointly, represents and warrants to the other Parties that the following statements are true, correct and complete as of the date hereof (or as of the date a Consenting Creditor becomes a party hereto):

(i) such Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder; and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on its part;

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(ii) the execution, delivery and performance by such Party of this Agreement does not and will not (A) violate any material provision of law, rule or regulation applicable to it or its charter or bylaws (or other similar governing documents) and with respect to the Company, each of the entities that comprise the Company, or (B) with respect to the Company, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contractual obligation to which it or any of the entities that comprise the Company is a party or its or their assets are bound, except for the filing of the Chapter 11 Cases and any actions taken during the Chapter 11 Cases in accordance with this Agreement;

(iii) the execution, delivery and performance by such Party of this Agreement does not and will not require any registration or filing with, consent, authorization or approval of, or notice to, or other action, with or by, any federal, state or governmental authority or regulatory body, except such filings as may be necessary and/or required by the SEC or other securities regulatory authorities under applicable securities laws; and

(iv) this Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Court.

(b) Each Consenting Creditor severally (and not jointly) represents and warrants to the Company that, as of the date hereof (or as of the date such Consenting Creditor becomes a party hereto), such Consenting Creditor (i) Beneficially Owns the principal amount of each Claim or Interest set forth below its name on Exhibit E hereto (or below its name on the schedule of a Joinder Agreement for any Consenting Creditor that becomes a party hereto after the date hereof), and/or (ii) has, with respect to the beneficial owners of such Claims or Interests, (A) sole investment or voting discretion with respect thereto, (B) full power and authority to vote on and consent to matters concerning such Claims or Interests or to exchange, assign and transfer such Claims or Interests, and (C) full power and authority to bind or act on the behalf of, such beneficial owners. The amount of each Claim or Interest set forth below each Consenting Creditor’s name Exhibit E hereto (or below its name on the schedule of a Joinder Agreement for any Consenting Creditor that becomes a party hereto after the date hereof) does not include any Claim or Interest out for loan pursuant to a securities lending program on the date hereof. As of the date hereof, no Consenting Creditor Beneficially Owns any other securities of the Company other than the Claim or Interest set forth below each Consenting Creditor’s name on Exhibit E hereto (or below its name on the schedule of a Joinder Agreement for any Consenting Creditor that becomes a party hereto after the date hereof).

(c) Each Combined Consenting Second Lien Noteholder severally (and not jointly) makes the representations and warranties set forth in Sections 20(c), in each case, to the Company.

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8.	Disclosure; Publicity.

The Company shall submit drafts to Consenting Creditor Counsel of any press releases, public filings (including filings with the SEC), public announcements or communications with any news media or to the public generally, that constitute disclosure of the existence or terms of this Agreement (or any amendment to the terms of this Agreement) or the transactions contemplated hereby at least two (2) business days prior to making any such disclosure for the review, consultation and approval by the Consenting Party Counsel. The Company and its advisors shall not (a) use the name of any Consenting Creditor, or other identifying information about any Consenting Creditors, in any press release, filing with the SEC or other means of disclosure referenced in the immediately preceding sentence without such Consenting Creditor’s prior written consent and (b) except as required by applicable law or otherwise permitted under the terms of any other agreement between the Company and any Consenting Creditor, disclose to any Person (including, for the avoidance of doubt, any other Party), other than advisors to the Company, subject to any confidentiality agreement between the Company and any Consenting Creditor (including any confidentiality obligations under the Prepetition Term Loan Agreement), the principal amount or percentage of any Claims or Interests held by any Consenting Creditor or any of its respective subsidiaries or affiliates, in each case, without such Consenting Creditor’s prior written consent, and the Company acknowledges and agrees that it may not disclose such information provided by a Consenting Creditor contained on Exhibit E of this Agreement or a Joinder Agreement (including the schedule thereto) with any other Consenting Creditor, and further agrees that it shall redact such information from the applicable exhibits or schedules before filing any pleading with the Court (provided, that the holdings disclosed may be filed in unredacted form with the Court under seal) and from “closing sets” or other representations of the fully executed Agreement or any Joinder Agreements; provided, however, that (i) if such disclosure is required by law, subpoena, or other legal process or regulation, the disclosing Party shall afford the relevant Consenting Creditor a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Claims or Interests held by all the Consenting Creditors, collectively, on a facility by facility basis. Notwithstanding the provisions in this Section 8, any Party may disclose, only to the extent consented to in writing by a Consenting Creditor, such Consenting Creditor’s individual holdings.

9.	Amendments and Waivers.

(a) Other than as set forth in Section 9(b), this Agreement, including any exhibits or schedules hereto, may not be waived, modified, amended or supplemented except with the written consent of the Company and the Requisite Creditors;

(b) Notwithstanding Section 9(a):

(i) any waiver, modification, amendment or supplement to this Section 9 shall require the written consent of all of the Parties;

(ii) any modification, amendment or change to the definition of “Requisite Creditors,” “Requisite Term Loan Lenders,” “Requisite Second Lien Noteholders” or “Requisite Second Lien PIK Noteholders” shall require the written consent of each individual Consenting Creditor included in such definition; and

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(iii) any change, modification or amendment to this Agreement or the Plan that treats or affects any Consenting Creditor in a manner that is materially and adversely disproportionate, on an economic or non-economic basis, to the manner in which any of the other Consenting Creditors are treated (after taking into account each of the Consenting Creditors’ respective holdings and interests in the Company and the recoveries contemplated by the Plan (as in effect on the date hereof)) shall require the written consent of such Consenting Creditor.

10.	Effectiveness.

This Agreement shall become effective and binding upon each Party on the Support Effective Date; provided, however, that Exhibit E shall be delivered to (a) other Consenting Creditors in a redacted form that removes the details of such Consenting Creditors’ holdings of Claims and Interests and (b) the Company, Porter Hedges, and Consenting Creditor Counsel in an unredacted form (to be held by Porter Hedges and Consenting Creditor Counsel on a professionals’ eyes only-basis).

11.	GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

(a) This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the law of the State of Texas, without giving effect to the conflict of laws principles thereof.

(b) Each of the Parties irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement brought by any Party or its successors or assigns shall be brought and determined in any federal or state court in the County of Harris in the City of Houston (“Texas Courts”) and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding arising out of or relating to this Agreement or the Restructuring Transactions. Each of the Parties agrees not to commence any proceeding relating hereto or thereto except in the Texas Courts other than proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any Texas Courts. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any proceeding arising out of or relating to this Agreement or the Restructuring Transactions, (i) any claim that it is not personally subject to the jurisdiction of the Texas Courts for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the proceeding in any such court is brought in an inconvenient forum, (B) the venue of such proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, during the pendency of the Chapter 11 Cases, all proceedings contemplated by this Section 11(b) shall be brought in the Court.

24

(c) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.	Specific Performance/Remedies.

It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (including attorneys’ fees and costs) as a remedy of any such breach in addition to any other remedy to which such non-breaching Party may be entitled, at law or in equity, without the necessity of proving the inadequacy of money damages as a remedy, including an order of the Court requiring any Party to comply promptly with any of its obligations hereunder. Each Party also agrees that it will not seek, and will waive any requirement for, the securing or posting of a bond in connection with any Party seeking or obtaining such relief.

13.	Survival.

Notwithstanding the termination of this Agreement pursuant to Section 5, (i) the agreements and obligations of the Parties in this Section 13, and Sections 4(a)(viii) (with respect to accrued and unpaid expenses through the date of termination), 5(f), 11, 12, 13, 15, 16, 17, 18, 19, 20, 21, 22 and 23 (and any defined terms used in any such Sections) shall survive such termination and shall continue in full force and effect in accordance with the terms hereof; provided, however, that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.

14.	Headings.

The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

25

15.	Successors and Assigns; Severability; Several Obligations.

This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators and representatives; provided, however, that nothing contained in this Section 15 shall be deemed to permit Transfers of the Prepetition Term Loans, the Combined Prepetition Second Lien Notes, or claims arising under the Prepetition Term Loans or the Combined Prepetition Second Lien Notes, other than in accordance with the express terms of this Agreement. If any provision of this Agreement, or the application of any such provision to any Person or entity or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. The agreements, representations and obligations of the Parties are, in all respects, ratable and several and neither joint nor joint and several.

16.	No Third-Party Beneficiaries.

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other Person or entity shall be a third-party beneficiary hereof.

17.	Prior Negotiations; Entire Agreement.

This Agreement, including the exhibits and schedules hereto (including the Plan) constitutes the entire agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof and thereof, except that the Parties acknowledge that any confidentiality agreements (if any) (including any confidentiality obligations under the Prepetition Term Loan Agreement) heretofore executed between the Company and each Consenting Creditor shall continue in full force and effect.

18.	Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by electronic mail, or otherwise, which shall be deemed to be an original for the purposes of this paragraph.

19.	Notices.

All notices hereunder shall be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, courier or by registered or certified mail (return receipt requested) to the following addresses (or such other addresses as shall be specified by like notice):

(1) If to the Company, to:

PetroQuest Energy, Inc.

400 E. Kaliste Saloom Road, Suite 6000

Lafayette, Louisiana 70508

26

Attention: Charles T. Goodson and J. Bond Clement

With a copy (which shall not constitute notice) to:

Porter Hedges LLP

1000 Main Street, 36th Floor

Houston, Texas 77002

Attention:	John F. Higgins, Esq.
(jhiggins@Porter Hedges.com)
E. James Cowen, Esq.
(jcowen@porterhedges.com)
Joshua W. Wolfshohl, Esq.
(jwolfshohl@Porter Hedges.com)
- and -
M. Shane Johnson, Esq.
(sjohnson@Porter Hedges.com)

(2) If to the Consenting Term Loan Lenders or the Combined Consenting Second Lien Noteholders or a transferee thereof, to the addresses set forth below following the Consenting Creditors’ signature (or as directed by any transferee thereof), as the case may be, with copies (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Attention:	Michael S. Stamer, Esq.
(mstamer@akingump.com)

Akin Gump Strauss Hauer & Feld LLP

1700 Pacific Avenue, Suite 4100

Dallas, Texas 75201

Attention:	Sarah Link Schultz, Esq.
(sschultz@akingump.com)

Any notice given by delivery, mail or courier shall be effective when received. Any notice given by electronic mail shall be effective upon oral, machine or electronic mail (as applicable) confirmation of transmission.

20.	No Solicitation; Representation by Counsel; Adequate Information.

(a) This Agreement is not and shall not be deemed to be a solicitation for votes in favor of the Plan in the Chapter 11 Cases or a solicitation to tender or exchange any Claims or Interests. The acceptances of the Consenting Creditors with respect to the Plan will not be solicited until such Consenting Creditor has received the Disclosure Statement and related ballots and solicitation materials. In addition, this Agreement does not constitute an offer to issue or sell securities to any Person or entity, or the solicitation of an offer to acquire or buy securities, in any jurisdiction where such offer or solicitation would be unlawful.

27

(b) Each Consenting Creditor acknowledges that it has had an opportunity to receive information from the Company and each Party acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

(c) Each Consenting Second Lien Noteholder Creditor acknowledges, agrees and represents to the Company that it (i) is a “qualified institutional buyer” as such term is defined in Rule 144A of the Securities Act or a non-US Person outside the United States in reliance on Regulation S under the Securities Act, (ii) is an “accredited investor” as such term is defined in Rule 501 of Regulation D of the Securities Act, (iii) understands that if it is to acquire any securities, as defined in the Securities Act, pursuant to the Restructuring Transactions, such securities have not been registered under the Securities Act and that such securities are, to the extent not acquired pursuant to section 1145 of the Bankruptcy Code, being offered and sold pursuant to an exemption from registration contained in the Securities Act, based in part upon such Combined Consenting Second Lien Noteholder’s representations contained in this Agreement and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available and (iv) has such knowledge and experience in financial and business matters that such Combined Consenting Second Lien Noteholder is capable of evaluating the merits and risks of the securities to be acquired by it (if any) pursuant to the Restructuring Transactions and understands and is able to bear any economic risks with such investment.

21.	Independent Analysis.

Each of the Consenting Creditors and the Company hereby confirms that it has made its own decision to execute this Agreement based upon its own independent assessment of documents and information available to it, as it has deemed appropriate.

22.	Conflicts Between this Agreement and the Plan.

In the event the terms and conditions as set forth in the Plan and this Agreement are inconsistent, the Plan shall control. Notwithstanding the foregoing, nothing contained in this Section 22 shall affect, in any way, the requirements set forth herein for the amendment of this Agreement.

23.	Relationships.

None of the Consenting Creditors shall have any fiduciary duty or other duties or responsibilities in any kind or form to each other, the Company or any of the Company’s creditors or other stakeholders as a result of this Agreement. Except as expressly provided in this Agreement, there are no commitments among or between the Consenting Creditors. In this regard, it is understood and agreed that any Consenting Creditors may trade in or Transfer any Claims or Interests or other debt or equity securities of the Company without the consent of the Company or any other Consenting Creditor, subject to applicable securities laws and the terms of this Agreement. No prior history, pattern or practice of sharing confidences among or between the Consenting Creditors shall in any way affect or negate this understanding and agreement. Further, the Parties agree that, except as set forth in the Plan, this Agreement does not constitute a commitment to, nor shall it obligate any of the Consenting Creditors to, provide any new financing or credit support.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

28

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date set forth above.

PETROQUEST ENERGY, INC.
PETROQUEST ENERGY, L.L.C.
TDC ENERGY, LLC

On behalf of itself and each of its direct and indirect subsidiaries

By:	/s/ Charles T. Goodson
Name:	Charles T. Goodson
Title:	President, CEO & Chairman

29

CONSENTING TERM

LOAN LENDERS:

MainStay MacKay High Yield Corporate Bond Fund
By: MacKay Shields LLC, as investment subadvisor

By:	/s/ Andrew Susser
Name:	Andrew Susser
Title:	Executive Managing Director

MainStay VP MacKay High Yield Corporate Bond Portfolio
By: MacKay Shields LLC, as investment subadvisor

By:	/s/ Andrew Susser
Name:	Andrew Susser
Title:	Executive Managing Director

MainStay MacKay Short Duration High Yield Fund
By: MacKay Shields LLC, as investment subadvisor

By:	/s/ Andrew Susser
Name:	Andrew Susser
Title:	Executive Managing Director

Corre Opportunities Qualified Master Fund, LP

By:	/s/ John Barrett

Name:	John Barrett
Title:	Authorized Signatory

Corre Opportunities II Master Fund, LP

By:	/s/ John Barrett

Name:	John Barrett
Title:	Authorized Signatory

Corre Horizon Interim Fund LLC

By:	/s/ John Barrett

Name:	John Barrett
Title:	Authorized Signatory

Signature Page to Restructuring Support Agreement

CONSENTING SECOND LIEN

NOTEHOLDERS:

CORRE OPPORTUNITIES QUALIFIED MASTER FUND, LP

By:	/s/ John Barrett
Name: John Barrett
Title: Authorized Signatory

CORRE OPPORTUNITIES II MASTER FUND, LP

By:	/s/ John Barrett
Name: John Barrett
Title: Authorized Signatory

HW HEDGED VALUE, LP

By: Hotchkis and Wiley Capital Management, LLC (H&W), its investment manager

By:	/s/ Anna Marie Lopez
Name:	Anna Marie Lopez
Title:	Chief Operating Officer of H&W

CONSENTING SECOND LIEN

PIK NOTEHOLDERS:

MACKAY SHIELDS LLC, an investment subadvisor to the funds denoted on Exhibit B

By:	/s/ Andrew Susser

Name:	Andrew Susser
Title:	Exec. MD

Signature Page to Restructuring Support Agreement

CORRE OPPORTUNITIES QUALIFIED MASTER FUND, LP

By:	/s/ John Barrett
	Name:	John Barrett
	Title:	Authorized Signatory

CORRE OPPORTUNITIES II MASTER FUND, LP

By:	/s/ John Barrett
	Name:	John Barrett
	Title:	Authorized Signatory

CORRE HORIZON INTERIM FUND LLC

By:	/s/ John Barrett
	Name:	John Barrett
	Title:	Authorized Signatory

Signature Page to Restructuring Support Agreement

HOTCHKIS AND WILEY HIGH YIELD FUND

By:	Hotchkis and Wiley Capital Management, LLC (H&W), its investment manager

By:	/s/ Anna Marie Lopez
Name:	Anna Marie Lopez
Title:	Chief Operating Officer of H&W

SAN DIEGO COUNTY EMPLOYEES RETIREMENT ASSOCIATION

By:	Hotchkis and Wiley Capital Management, LLC (H&W), its investment manager

By:	/s/ Anna Marie Lopez
Name:	Anna Marie Lopez
Title:	Chief Operating Officer of H&W

HOTCHKIS AND WILEY CAPITAL INCOME FUND

By:	Hotchkis and Wiley Capital Management, LLC (H&W), its investment manager

By:	/s/ Anna Marie Lopez
Name:	Anna Marie Lopez
Title:	Chief Operating Officer of H&W

SANTA BARBARA COUNTY EMPLOYEES RETIREMENT SYSTEM

By:	Hotchkis and Wiley Capital Management, LLC (H&W), its investment manager

By:	/s/ Anna Marie Lopez
Name:	Anna Marie Lopez
Title:	Chief Operating Officer of H&W

Signature Page to Restructuring Support Agreement

NATIONAL ELEVATOR INDUSTRY PENSION FUND

By:	Hotchkis and Wiley Capital Management, LLC (H&W), its investment manager

By:	/s/ Anna Marie Lopez
Name:	Anna Marie Lopez
Title:	Chief Operating Officer of H&W

TEXAS COUNTY AND DISTRICT RETIREMENT SYSTEM

By:	Hotchkis and Wiley Capital Management, LLC (H&W), its investment manager

By:	/s/ Anna Marie Lopez
Name:	Anna Marie Lopez
Title:	Chief Operating Officer of H&W

GOVERNMENT OF GUAM RETIREMENT FUND

By:	Hotchkis and Wiley Capital Management, LLC (H&W), its investment manager

By:	/s/ Anna Marie Lopez
Name:	Anna Marie Lopez
Title:	Chief Operating Officer of H&W

UNIVERSITY OF DAYTON

By:	Hotchkis and Wiley Capital Management, LLC (H&W), its investment manager

By:	/s/ Anna Marie Lopez
Name:	Anna Marie Lopez
Title:	Chief Operating Officer of H&W

Signature Page to Restructuring Support Agreement

HW HEDGED VALUE, LP

By:	Hotchkis and Wiley Capital Management, LLC (H&W), its investment manager

By:	/s/ Anna Marie Lopez
Name:	Anna Marie Lopez
Title:	Chief Operating Officer of H&W

Signature Page to Restructuring Support Agreement

CROSS SOUND MANAGEMENT LLC,
As investment advisor for certain funds and accounts

By:	/s/ Helen Lovely
	Name:	Helen Lovely
	Title:	COO

Signature Page to Restructuring Support Agreement

Exhibit A

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

In re: PETROQUEST ENERGY, INC., et al., Debtors.[1]	§ § § § § § §	Chapter 11 Case No. 18- (Jointly Administered)

DEBTORS’ CHAPTER 11 PLAN OF REORGANIZATION

PORTER HEDGES LLP John F. Higgins (TX 09597500) Joshua W. Wolfshohl (TX 24038592) M. Shane Johnson (TX 24083263) 1000 Main Street, 36th Floor Houston, Texas 77002
PROPOSED ATTORNEYS FOR THE DEBTORS Dated: November 6, 2018

[1]

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are as follows: PetroQuest Energy, Inc. (0714), PetroQuest Energy, L.L.C. (2439), TDC Energy LLC (8877), PetroQuest Oil & Gas, L.L.C. (1170), PQ Holdings LLC (7576), Pittrans Inc. (1747), and Sea Harvester Energy Development, L.L.C. (5903). The address of the Debtors’ headquarters is: 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508.

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW		1

A.	Defined Terms	1
B.	Rules of Interpretation	17
C.	Computation of Time	18
D.	Governing Law	18
E.	Reference to Monetary Figures	18
F.	Reference to the Debtors or the Reorganized Debtors	19
G.	Controlling Document	19

ARTICLE II. ADMINISTRATIVE CLAIMS, PROFESSIONAL FEE CLAIMS, AND PRIORITY CLAIMS		19

A.	Administrative Claims	19
B.	Professional Compensation	20
C.	Priority Tax Claims	21
D.	Statutory Fees	21

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		21

A.	Summary of Classification	21
B.	Treatment of Claims and Interests	22
C.	Special Provision Governing Unimpaired Claims	27
D.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	27
E.	Elimination of Vacant Classes	27
F.	Voting Classes; Deemed Acceptance by Non-Voting Classes	27
G.	Subordinated Claims	27

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN		28

A.	Restructuring Transactions	28
B.	Sources of Consideration for Plan Distributions	28
C.	Distributions to Holders of General Unsecured Claims	30
D.	Corporate Existence	30
E.	Vesting of Assets in the Reorganized Debtors	31
F.	Cancellation of Existing Securities	31
G.	Corporate Action	32
H.	New Organizational Documents	33
I.	Directors and Officers of the Reorganized Debtors	34
J.	Effectuating Documents; Further Transactions	34
K.	Exemption from Certain Taxes and Fees	34
L.	Preservation of Causes of Action	34
M.	Director and Officer Liability Insurance	35
N.	Management Incentive Plan	35

O.	Employee and Retiree Benefits	36
P.	Fees and Expenses of the Consenting Creditors	36
Q.	Preservation of the Charging Lien of the Indenture Trustee	37
R.	Preservation of Royalty and Working Interests	37
S.	GUC Administrator	37

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		38

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	38
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	39
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	39
D.	Insurance Policies	40
E.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	40
F.	Reservation of Rights	40
G.	Nonoccurrence of Effective Date	41
H.	Contracts and Leases Entered into After the Petition Date	41

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		41

A.	Timing and Calculation of Amounts to Be Distributed	41
B.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	41
C.	Securities Registration Exemption	44
D.	Compliance with Tax Requirements	45
E.	Allocations	45
F.	No Postpetition Interest on Claims	45
G.	Setoffs and Recoupment	45
H.	Claims Paid or Payable by Third Parties	46

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		46

A.	Allowance of Claims	46
B.	Claims and Interests Administration Responsibilities	47
C.	Estimation of Claims	47
D.	Adjustment to Claims Without Objection	48
E.	Disputed Claims Reserve	48
F.	Time to File Objections to Claims	48
G.	Disallowance of Claims	49
H.	Amendments to Claims	49
I.	No Distributions Pending Allowance	49
J.	Distributions After Allowance	49
K.	Single Satisfaction of Claims	50

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		50

A.	Compromise and Settlement of Claims, Interests, and Controversies	50
B.	Discharge of Claims and Termination of Interests	51

ii

C.	Term of Injunctions or Stays	51
D.	Release of Liens	51
E.	Releases by the Debtors	52
F.	Releases by Holders of Claims and Interests	53
G.	Exculpation	54
H.	Injunction	55
I.	Protection Against Discriminatory Treatment	55
J.	Recoupment	56
K.	Subordination Rights	56
L.	Reimbursement or Contribution	56

ARTICLE IX. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		56

A.	Conditions Precedent to the Confirmation Date	56
B.	Conditions Precedent to the Effective Date	57
C.	Waiver of Conditions	58
D.	Substantial Consummation	58
E.	Effect of Non-Occurrence of Conditions to the Confirmation Date or the Effective Date	58

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		59

A.	Modification and Amendments	59
B.	Effect of Confirmation on Modifications	59
C.	Revocation or Withdrawal of the Plan	59

ARTICLE XI. RETENTION OF JURISDICTION		60

ARTICLE XII. MISCELLANEOUS PROVISIONS		62

A.	Immediate Binding Effect	62
B.	Additional Documents	62
C.	Dissolution of the Creditors’ Committee	62
D.	Reservation of Rights	62
E.	Successors and Assigns	63
F.	Service of Documents	63
G.	Term of Injunctions or Stays	64
H.	Entire Agreement	64
I.	Exhibits	64
J.	Nonseverability of Plan Provisions	64
K.	Votes Solicited in Good Faith	65
L.	Closing of Chapter 11 Cases	65
M.	Waiver or Estoppel	65

iii

INTRODUCTION

PetroQuest Energy, Inc. and its Debtor affiliates, as Debtors and debtors in possession, propose this plan of reorganization for the resolution of outstanding Claims against, and Interests in, the Debtors. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in Article I.A hereof. Holders of Claims and Interests should refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, and projections of future operations, as well as a summary and description of the Plan. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS AND INTERESTS, TO THE EXTENT APPLICABLE,

ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT

IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms

As used in the Plan, capitalized terms have the meanings set forth below.

1. “Administrative Claim” means a Claim for costs and expenses of administration of the Debtors’ Estates pursuant to sections 503(b), 507(a)(2), or 507(b) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Professional Fee Claims; and (c) all Allowed requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code.

2. “Administrative Claims Bar Date” means the deadline for Filing requests for payment of Administrative Claims, which: (a) with respect to Administrative Claims other than Professional Fee Claims, shall be 30 days after the Effective Date; and (b) with respect to Professional Fee Claims, shall be 45 days after the Effective Date.

3. “Affiliate” shall have the meaning set forth in section 101(2) of the Bankruptcy Code.

4. “Allowed” means with respect to any Claim against a Debtor, except as otherwise provided herein: (a) a Claim that is evidenced by a Proof of Claim or request for payment of an Administrative Claim Filed by the Claims Bar Date, Administrative Claims Bar Date, Governmental Bar Date, or deadline for Filing Proofs of Claim based on the Debtors’ rejection of the Executory Contracts or Unexpired Leases, as applicable (or for which Claim under the Plan, under the Bankruptcy Code, or pursuant to a Final Order a Proof of Claim is not or shall not be required to be Filed); (b) a Claim that is listed in the Schedules as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim, as applicable, has been timely Filed; or (c) a

Claim Allowed pursuant to the Plan or a Final Order of the Court; provided that with respect to a Claim described in clauses (a) and (b) above, such Claim shall be considered Allowed only if and to the extent that with respect to such Claim no objection to the allowance thereof has been interposed and the applicable period of time fixed by the Plan to File an objection has passed, or such an objection is so interposed and the Claim, as applicable, shall have been Allowed by a Final Order. Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no Proof of Claim is or has been timely Filed, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Court. Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes such Debtor or Reorganized Debtor, as applicable. For the avoidance of doubt, a Proof of Claim or request for payment of an Administrative Claim Filed after the Claims Bar Date, Administrative Claims Bar Date, Governmental Bar Date, or deadline for Filing Proofs of Claim based on the Debtors’ rejection of the Executory Contracts or Unexpired Leases, as applicable, shall not be Allowed for any purposes whatsoever absent entry of a Final Order allowing such late-filed Claim. “Allow” and “Allowing” shall have correlative meanings.

5. “Avoidance Actions” means any and all actual or potential Claims and Causes of Action to avoid a transfer of property or an obligation incurred by the Debtors arising under chapter 5 of the Bankruptcy Code, including sections 544, 545, 547 through 553, and 724(a) of the Bankruptcy Code or under similar or related state or federal statutes and common law, including fraudulent transfer laws.

6. “Bankruptcy Code” means title 11 of the United States Code, as amended and in effect during the pendency of the Chapter 11 Cases.

7. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Court other than the Local Rules.

8. “Bar Date Order” means an order entered by the Court setting the Claims Bar Date and the Governmental Bar Date.

9. “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

10. “Cash” means the legal tender of the United States of America or the equivalent thereof.

11. “Cash Collateral” shall have the meaning set forth in section 363(a) of the Bankruptcy Code.

12. “Cash Collateral Order” means the Final Order entered by the Court authorizing the Debtors to, on a final basis, use Cash Collateral.

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13. “Causes of Action” means any action, claim, cause of action, controversy, demand, right, action, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, whether known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law, or in equity or pursuant to any other theory of law. For the avoidance of doubt, a “Cause of Action” includes: (a) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any Claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress, and usury; and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state or foreign law fraudulent transfer or similar claim.

14. “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Court and (b) when used with reference to all of the Debtors, the procedurally consolidated and jointly administered chapter 11 cases pending for the Debtors in the Court.

15. “Charging Lien” means any Lien or other right to payment arising prior to the Effective Date pursuant to which the Indenture Trustee is entitled, under the terms of its Indenture or any related or ancillary document, instrument, agreement or principle of law, to receive payment of its fees, costs and expenses prior to payment of any distributions under the Plan owing to the Holders of the Notes issued under such Indenture, which Lien or other priority in payment shall be deemed a separate right and Claim of the Indenture Trustee arising under the Plan.

16. “Claim” shall have the meaning set forth in section 101(5) of the Bankruptcy Code.

17. “Claims Bar Date” means the date, established pursuant to the Bar Date Order, that Claims other than Administrative Claims and Claims held by Governmental Units, must be Filed.

18. “Claims Objection Deadline” means the deadline for objecting to a Claim against a Debtor, which shall be on the date that is the later of (a) 180 days after the Effective Date and (b) such other period of limitation as may be fixed by the Debtors or the Reorganized Debtors, as applicable, or by an order of the Court for objecting to such Claims.

19. “Claims Register” means the official register of Claims against and Interests in the Debtors maintained by the Notice and Claims Agent.

20. “Class” means a category of Claims against or Interests in the Debtors as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

21. “Combined Consenting Second Lien Noteholders” means the Consenting Second Lien Noteholders and the Consenting Second Lien PIK Noteholders.

22. “Combined Prepetition Second Lien Noteholders” means the Prepetition Second Lien Noteholders and the Prepetition Second Lien PIK Noteholders.

23. “Commitment Parties” means the MacKay Funds and the Corre Funds.

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24. “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.

25. “Confirmation Date” means the date upon which the Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

26. “Confirmation Hearing” means the hearing or hearings held by the Court to consider Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code.

27. “Confirmation Order” means the order of the Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

28. “Consenting Creditors” means the Consenting Term Loan Lenders and the Combined Consenting Second Lien Noteholders.

29. “Consenting Creditors Fee Escrow Account” means an interest-bearing account in an amount equal to the Consenting Creditors Fee Reserve Amount and funded by the Debtors on the Effective Date, pursuant to Article IV.P.

30. “Consenting Creditors Fee Reserve Amount” means the total amount of Consenting Creditors Fees reasonably estimated in accordance with Article IV.P.

31. “Consenting Creditors Fees” means, to the extent not already authorized pursuant to the Cash Collateral Order or other order of the Court, and except with respect to the Debtors and the Creditors’ Committee, the reasonable and documented fees and expenses incurred on or after the Petition Date of the Consenting Creditors Professionals.

32. “Consenting Creditors Professionals” means (i) Akin Gump Strauss Hauer & Feld LLP, as counsel to the Consenting Creditors, (ii) Houlihan Lokey, Inc., as financial advisor to the Consenting Creditors, and (iii) Reed Smith LLP, as counsel to the Indenture Trustee.

33. “Consenting Second Lien Noteholders” means the Prepetition Second Lien Noteholders that are party to the Restructuring Support Agreement.

34. “Consenting Second Lien PIK Noteholders” means the Prepetition Second Lien PIK Noteholders that are party to the Restructuring Support Agreement.

35. “Consenting Term Loan Lenders” means the Prepetition Term Loan Lenders that are party to the Restructuring Support Agreement.

36. “Consummation” means the occurrence of the Effective Date.

37. “Corre Funds” means Corre Opportunities Qualified Master Fund, LP, Corre Opportunities II Master Fund, LP, Corre Horizon Interim Fund LLC, any funds related to the foregoing that are signatories to the Restructuring Support Agreement, and any of such funds’ successors or assigns.

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38. “Court” means the United States Bankruptcy Court for the Southern District of Texas having jurisdiction over the Chapter 11 Cases, and, to the extent of the withdrawal of any reference under 28 U.S.C. § 157 and/or the General Order of the District Court pursuant to 28 U.S.C. § 151, the United States District Court for the Southern District of Texas.

39. “Creditors’ Committee” means the official committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code, if any such committee is appointed.

40. “Cure Claim” means a monetary Claim based upon a Debtor’s defaults under an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by the Debtor pursuant to section 365 of the Bankruptcy Code.

41. “Cure Notice” means a notice of a proposed amount to be paid on account of a Cure Claim in connection with an Executory Contract or Unexpired Lease to be assumed or assumed and assigned under the Plan pursuant to section 365 of the Bankruptcy Code, which notice shall include (a) procedures for objecting to proposed assumptions or assumptions and assignments of Executory Contracts and Unexpired Leases, (b) Cure Claims to be paid in connection therewith, and (c) procedures for resolution by the Court of any related disputes.

42. “D&O Liability Insurance Policies” means all unexpired directors’, managers’, and officers’ liability insurance policies (including any “tail policy”) of any of the Debtors with respect to directors, managers, officers, and employees of the Debtors.

43. “Debt Documents” means, as the context may require, the “Loan Documents” as defined in the Prepetition Term Loan Agreement, and the “Note Documents” as defined in each of the Prepetition Second Lien Indenture and the Prepetition Second Lien PIK Indenture.

44. “Debtors” means, collectively, the following: PetroQuest, PQE, TDC, PetroQuest Oil & Gas, L.L.C., PQ Holdings LLC, Pittrans Inc., and Sea Harvester Energy Development, L.L.C.

45. “Definitive Documentation” means the definitive documents and agreements governing the Restructuring Transactions and shall include, without limitation: (a) the Restructuring Support Agreement and all exhibits thereto; (b) the Plan (including the Plan Supplement and all exhibits thereto, including, without limitation, the New Organizational Documents and the Registration Rights Agreement) and the Confirmation Order; (c) the Disclosure Statement; (d) the motion to approve the Disclosure Statement, the order approving the Disclosure Statement, and the solicitation materials with respect to the Plan; (e) the motion seeking assumption of the Debtors’ obligation under the Restructuring Support Agreement to pay the fees, costs, and documented out of pocket expenses of the Consenting Creditors Professionals; (f) the New Second Lien PIK Notes Documents, (g) the Exit Facility and the Exit Facility Documents; (h) the motion seeking authority for the Debtors to use the cash collateral of the Prepetition Term Loan Lenders and the Combined Prepetition Second Lien Noteholders and any interim and final orders related thereto; (i) the first day motions, second day motions, and orders of the Court approving any first day motions or second day motions; (j) a 3-year business plan for the Debtors; and (k) any other documents, instruments, schedules or exhibits described in, related to, contemplated in, or necessary to implement, each of the foregoing. Any document that is included within this definition of “Definitive Documentation,” including any amendment, supplement, or modification thereof, shall be in form and substance acceptable to the Debtors and the Requisite Creditors.

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46. “Disallowed” means, with respect to any Claim, or any portion thereof, that such Claim, or any portion thereof, is not Allowed.

47. “Disbursing Agent” means, on the Effective Date, the Reorganized Debtors, their agent, or any Entity or Entities designated by the Reorganized Debtors, including the Indenture Trustee in accordance with Art. VI.B.1.d, to make or facilitate distributions that are to be made pursuant to the Plan, except for distributions to Holders of General Unsecured Claims.

48. “Disclosure Statement” means the Disclosure Statement for the Debtors’ Chapter 11 Plan of Reorganization, dated as of November 6, 2018, as may be amended, supplemented, or modified from time to time, including all exhibits and schedules thereto and references therein that relate to the Plan, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law.

49. “Disputed Claim” means a Claim that is not yet Allowed.

50. “Disputed Claims Reserve” means a reserve of Cash that may be funded on or after the Effective Date pursuant to Article VII.E hereof.

51. “Distribution Record Date” means, other than with respect to the Second Lien Notes Claims, the date for determining which Holders of Allowed Claims are eligible to receive distributions pursuant to the Plan, which shall be the date that the Confirmation Order is entered by the Court, or such other date specified in the Confirmation Order. For the avoidance of doubt, distributions to the Second Lien Notes Claims shall be made pursuant to the surrender of the underlying notes, on or as soon as practicable after the Effective Date; provided, however, that no Distribution Record Date shall apply to publicly held securities if distribution of such securities will be effectuated through DTC and shall be made through the facilities of the DTC in accordance with the customary practices of DTC for a mandatory distribution.

52. “DTC” means The Depository Trust Company.

53. “Effective Date” means the date that is a Business Day selected by the Debtors and the Requisite Creditors, on which: (a) no stay of the Confirmation Order is in effect; (b) all conditions precedent specified in Article IX.B have been satisfied or waived (in accordance with Article IX.C); and (c) the Plan is declared effective.

54. “Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

55. “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

56. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

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57. “Exculpated Party” means the Debtors, the Reorganized Debtors, each of the Debtors’ and the Reorganized Debtors’ current and former Affiliates, and each of the Debtors’ and the Reorganized Debtors’ and their current and former Affiliates’ current and former directors, managers, officers, managed accounts and funds, predecessors, successors, and assigns, subsidiaries, and each of their respective current and former officers, directors, managers, principals, members, employees, subcontractors, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, each solely in their capacity as such.

58. “Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

59. “Exit Facility” means a new credit facility or credit facilities among the Debtors, [•], the Exit Facility Agent, and [•] on the terms and conditions set forth in the Exit Facility Documents, which terms and conditions shall be consistent with Exhibit B of the Restructuring Support Agreement and otherwise acceptable to the Debtors and the Requisite Creditors.

60. “Exit Facility Agent” means the administrative agent and collateral agent under the Exit Facility, or any successor thereto, solely in its capacity as such.

61. “Exit Facility Commitment Letter” means the commitment letter entered into by the Commitment Parties in connection with the Exit Facility pursuant to which the Commitment Parties agree to backstop the Exit Facility as described in Article IV.B.3 herein, which terms and conditions shall be acceptable to the Debtors and the Requisite Creditors.

62. “Exit Facility Documents” means the Exit Facility, the Exit Facility Commitment Letter, and any other guarantee, security, and relevant documentation with respect to the Exit Facility, each in form and substance acceptable to the Debtors and the Requisite Creditors.

63. “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date, compounded annually.

64. “File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Court or, with respect to the filing of a Proof of Claim or proof of Interest, the Notice and Claims Agent or the Court through the PACER or CM/ECF website.

65. “Final Order” means (i) an order or judgment of the Court, as entered on the docket in any Chapter 11 Case (or any related adversary proceeding or contested matter) or the docket of any other court of competent jurisdiction, or (ii) an order or judgment of any other court having jurisdiction over any appeal from (or petition seeking certiorari or other review of) any order or judgment entered by the Court (or any other court of competent jurisdiction, including in an appeal taken) in the Chapter 11 Cases (or in any related adversary proceeding or contested matter), in each case that has not been reversed, stayed, modified, or amended, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired according to applicable law and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely Filed has been withdrawn or resolved by

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the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; provided, however, that the possibility a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or the Local Rules, may be Filed relating to such order shall not prevent such order from being a Final Order.

66. “First Lien Claims” means, collectively, Claims against the Debtors arising under the Prepetition Term Loan Agreement.

67. “General Unsecured Claim” means any Unsecured Claim against any Debtor (including, for the avoidance of doubt, any Claim arising from the rejection of an Executory Contract or Unexpired Lease) that is not otherwise paid in full or otherwise satisfied during the Chapter 11 Cases pursuant to an order of the Court, other than a Priority Tax Claim, an Other Priority Claim, a Section 510(b) Claim, or an Intercompany Claim.

68. “General Unsecured Claims Distribution” means $400,000 in Cash, less the reasonable out of pocket expenses of the GUC Administrator, including, without limitation, the fees and expenses of the GUC Administrator’s counsel.

69. “Governmental Unit” shall have the meaning set forth in section 101(27) of the Bankruptcy Code.

70. “Governmental Bar Date” means the date established pursuant to the Bar Date Order by which Proofs of Claim of Governmental Units must be Filed.

71. “GUC Administrator” means the Entity designated by the Debtors and the Requisite Creditors, in consultation with the Creditors’ Committee, and identified at or prior to the Confirmation Hearing, to, among other things, (a) object to General Unsecured Claims, (b) administer the General Unsecured Claims allowance process, and (c) authorize distributions to Holders of General Unsecured Claims from the General Unsecured Claims Distribution, in each case, as set forth in the Plan and the GUC Administrator Agreement.

72. “GUC Administrator Agreement” means the agreement governing the GUC Administrator’s duties and responsibilities to be Filed as part of the Plan Supplement.

73. “Holder” means any Person or Entity holding a Claim or an Interest.

74. “Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is not Unimpaired.

75. “Indenture Trustee” means Wilmington Trust, National Association as the Prepetition Second Lien Trustee and the Prepetition Second Lien PIK Trustee.

76. “Indentures” means the Prepetition Second Lien Indenture and the Prepetition Second Lien PIK Indenture.

77. “Insider” has the meaning set forth in section 101(31) of the Bankruptcy Code.

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78. “Intercompany Claim” means any Claim held by one Debtor against another Debtor.

79. “Intercompany Interest” means an Interest in one Debtor held by another Debtor.

80. “Interests” means the common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Debtor, including, without limitation, the PetroQuest Preferred Stock and the PetroQuest Common Stock, and options, warrants, rights, or other securities or agreements to acquire the common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Debtor (whether or not arising under or in connection with any employment agreement), including any Claim against the Debtors that is subject to subordination pursuant to section 510(b) of the Bankruptcy Code arising from or related to any of the foregoing.

81. “Interim Compensation Order” means the order entered by the Court establishing procedures for compensation of Professionals.

82. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

83. “Lien” shall have the meaning set forth in section 101(37) of the Bankruptcy Code.

84. “Local Rules” means the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the Southern District of Texas.

85. “MacKay Funds” means any funds or accounts to which MacKay Shields LLC has sole investment or voting discretion that are or become signatories to the Restructuring Support Agreement and any of the foregoing funds’ or accounts’ successors or assigns.

86. “Management Equity Pool” means the New Equity (on a fully diluted basis as of the Effective Date) reserved under the Management Incentive Plan after the New Equity is issued pursuant to the Put Option Premium and to Holders of Second Lien Notes Claims, 9% of which will be allocated by the New Parent Board to the management of the Reorganized Debtors no later than the Effective Date on the terms and conditions set forth in the MIP Term Sheet, and 200,000 shares of which will be granted following the Effective Date to such persons, at such times and subject to such terms and conditions as are determined by the New Parent Board. For the avoidance of doubt, the total New Equity reserved under the Management Incentive Plan will be calculated after the New Equity is issued pursuant to the Put Option Premium and will dilute both the New Equity issued pursuant to the Put Option Premium and the New Equity issued to Holders of Second Lien Notes Claims.

87. “Management Incentive Plan” means that certain post-Effective Date management incentive plan, pursuant to which the Management Equity Pool shall be reserved and allocated as part of the compensation provided to the Reorganized Debtors’ management on the terms and conditions set forth in the MIP Term Sheet.

88. “MIP Term Sheet” means the term sheet attached as Exhibit D to the Restructuring Support Agreement detailing the terms of the Management Incentive Plan.

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89. “New Boards” means the initial board of directors, members, or managers, as applicable, of each Reorganized Debtor, including the New Parent Board, as designated in accordance with Article IV.I.

90. “New Equity” means the common stock, par value $[0.01] per share, of New Parent to be issued pursuant to the Plan on the Effective Date.

91. “New Organizational Documents” means the form of the certificates or articles of incorporation, bylaws, limited liability company agreement, or such other applicable formation, constitutional, or organizational documents of each of the Reorganized Debtors, which forms shall be included in the Plan Supplement and shall be consistent in all respects with the Registration Rights Agreement and the Governance Term Sheet attached as Exhibit F to the Restructuring Support Agreement.

92. “New Parent” means PetroQuest or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

93. “New Parent Board” means the initial board of directors of New Parent, as determined pursuant to Article IV.I.

94. “New Second Lien PIK Indenture” means that certain Indenture dated as of the Effective Date (as amended or supplemented from time to time) among PetroQuest, as borrower, PQE and TDC as guarantors, and the New Second Lien PIK Trustee.

95. “New Second Lien PIK Notes” means the 10% Second Lien Senior Secured PIK Notes due 2023 issued pursuant to the New Second Lien PIK Indenture, which New Second Lien PIK Notes shall be consistent with Exhibit C of the Restructuring Support Agreement and otherwise acceptable to the Debtors and the Requisite Creditors.

96. “New Second Lien PIK Notes Documents” means the New Second Lien PIK Indenture and any other guarantee, security, and relevant documentation with respect to the New Second Lien PIK Notes, each in form and substance acceptable to the Requisite Creditors.

97. “New Second Lien PIK Trustee” means Wilmington Trust, National Association as the Trustee and Collateral Trustee under the New Second Lien PIK Indenture.

98. “Notes” means the Prepetition Second Lien Notes and the Prepetition Second Lien PIK Notes.

99. “Notice and Claims Agent” means Epiq Corporate Restructuring, LLC, the notice, claims, and solicitation agent retained by the Debtors in the Chapter 11 Cases.

100. “Other Priority Claim” means any Claim against a Debtor other than an Administrative Claim or a Secured Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, to the extent such claim has not already been paid during the Chapter 11 Cases.

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101. “Other Secured Claim” means any Secured Claim other than the following: (a) First Lien Claims; (b) Second Lien Notes Claims; or (c) Secured Tax Claims. For the avoidance of doubt, “Other Secured Claims” includes any Claim against a Debtor, arising under, derived from, or based upon any letter of credit issued for the account of one or more Debtors, the reimbursement obligation for which is either secured by a Lien or is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

102. “Person” shall have the meaning set forth in section 101(41) of the Bankruptcy Code.

103. “Petition Date” means November 6, 2018, the date on which each Debtor Filed its voluntary petition for relief commencing the Chapter 11 Cases.

104. “PetroQuest” means PetroQuest Energy, Inc., a Delaware corporation.

105. “PetroQuest Common Stock” means PetroQuest’s authorized and issued common stock, par value $.001 per share, outstanding as of the Petition Date.

106. “PetroQuest Interests” means, collectively, any Interests in PetroQuest, including the PetroQuest Common Stock and PetroQuest Preferred Stock.

107. “PetroQuest Preferred Stock” means PetroQuest’s authorized and issued shares of 6.875% Series B Cumulative Convertible Perpetual Preferred Stock outstanding as of the Petition Date.

108. “Plan” means this chapter 11 plan, as it may be altered, amended, modified, or supplemented from time to time in accordance with the Restructuring Support Agreement and the terms hereof, including the Plan Supplement and all exhibits, supplements, appendices, and schedules to the Plan.

109. “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan, each of which shall be in form and substance acceptable to the Requisite Creditors (as amended, supplemented, or modified from time to time in accordance with the terms hereof, the Bankruptcy Code, the Bankruptcy Rules, and the Restructuring Support Agreement), to be Filed by the Debtors no later than seven (7) days before the Voting Deadline, and additional documents or amendments to previously Filed documents, Filed before the Confirmation Date as amendments to the Plan Supplement (which, for the avoidance of doubt, shall also be in form and substance acceptable to the Requisite Creditors), including the following, as applicable: (a) the New Organizational Documents; (b) the terms of the Exit Facility and the Exit Facility Documents; (c) the Schedule of Rejected Executory Contracts and Unexpired Leases; (d) the Schedule of Assumed Executory Contracts and Unexpired Leases; (e) a list of retained Causes of Action; (f) the Management Incentive Plan; (g) the identity of the members of the New Boards and the senior management team to be retained by the Reorganized Debtors as of the Effective Date (to the extent known); (h) the Registration Rights Agreement; and (i) any and all other documentation necessary to effectuate the Restructuring Transactions or that is contemplated by the Plan. The Debtors shall have the right to amend the documents contained in, and exhibits to, the Plan Supplement through the Effective Date subject in all respects to the consent rights set forth herein and in the Restructuring Support Agreement.

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110. “PQE” means PetroQuest Energy, L.L.C., a Louisiana limited liability company.

111. “Prepetition Agreements” means (i) the Prepetition Term Loan Agreement, (ii) the Prepetition Second Lien Indenture, and (iii) the Prepetition Second Lien PIK Indenture.

112. “Prepetition Second Lien Indenture” means that certain Indenture dated as of February 17, 2016 (as amended or supplemented from time to time, including by the First Supplemental Indenture dated as of September 13, 2016), among PetroQuest, as borrower, PQE and TDC as guarantors, and the Prepetition Second Lien Trustee.

113. “Prepetition Second Lien Noteholders” means the Holders of the Prepetition Second Lien Notes.

114. “Prepetition Second Lien Notes” means the 10% Second Lien Secured Senior Notes due 2021 issued pursuant to the Prepetition Second Lien Indenture.

115. “Prepetition Second Lien Notes Claims” means Claims against the Debtors arising under the Prepetition Second Lien Indenture and the Prepetition Second Lien Notes.

116. “Prepetition Second Lien PIK Indenture” means that certain Indenture dated as of September 27, 2016 (as amended or supplemented from time to time), among PetroQuest, as borrower, PQE and TDC as guarantors, and the Prepetition Second Lien PIK Trustee.

117. “Prepetition Second Lien PIK Noteholders” means the Holders of the Prepetition Second Lien PIK Notes.

118. “Prepetition Second Lien PIK Notes” means the 10% Second Lien Senior Secured PIK Notes due 2021 issued pursuant to the Prepetition Second Lien PIK Indenture.

119. “Prepetition Second Lien PIK Notes Claims” means Claims against the Debtors arising under the Prepetition Second Lien PIK Indenture and the Prepetition Second Lien PIK Notes.

120. “Prepetition Second Lien PIK Trustee” means Wilmington Trust, National Association, as the Trustee and Collateral Trustee under the Prepetition Second Lien PIK Indenture.

121. “Prepetition Second Lien Trustee” means Wilmington Trust, National Association, as the Trustee and Collateral Trustee under the Prepetition Second Lien Indenture.

122. “Prepetition Term Loan Agent” means Wells Fargo Bank, N.A., as administrative agent under the Prepetition Term Loan Agreement.

123. “Prepetition Term Loan Agreement” means that certain Multidraw Term Loan Agreement, dated as of August 31, 2018 (as amended from time to time), among PetroQuest, PQE, TDC, the Prepetition Term Loan Agent, and the Prepetition Term Loan Lenders.

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124. “Prepetition Term Loan Lenders” means the lenders under the Prepetition Term Loan Agreement.

125. “Priority Tax Claim” means any Claim of a Governmental Unit against a Debtor of the kind specified in section 507(a)(8) of the Bankruptcy Code.

126. “Pro Rata” means, unless indicated otherwise, the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that respective Class, or the proportion that Allowed Claims in a particular Class bear to the aggregate amount of Allowed Claims in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claim under the Plan.

127. “Professional” means an Entity employed pursuant to a Court order in accordance with sections 327 or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Effective Date pursuant to sections 327, 328, 329, 330, or 331 of the Bankruptcy Code.

128. “Professional Fee Claims” means all Administrative Claims for the compensation of Professionals and the reimbursement of expenses incurred by such Professionals through and including the Effective Date to the extent such fees and expenses have not been paid pursuant to the Interim Compensation Order or any other order of the Court. To the extent the Court denies or reduces by a Final Order any amount of a Professional’s requested fees and expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Allowed Professional Fee Claim.

129. “Professional Fee Escrow Account” means an interest-bearing account in an amount equal to the Professional Fee Reserve Amount and funded by the Debtors on the Effective Date, pursuant to Article II.B.2.

130. “Professional Fee Reserve Amount” means the total amount of Professional Fee Claims estimated in accordance with Article II.B.3.

131. “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

132. “Put Option Premium” means the premium payable to the Commitment Parties in consideration of their commitments under the Exit Facility Commitment Letter in the form of New Equity equal to 3% of the principal amount of the Exit Facility, which New Equity shall be valued in accordance with the Plan. For the avoidance of doubt, the Put Option Premium will not dilute the Management Equity Pool granted pursuant to the Management Incentive Plan.

133. “Registration Rights Agreement” means the registration rights agreement by and among New Parent and the Consenting Creditors signatory thereto, dated as of the Effective Date, which shall be in form and substance acceptable to the Debtors and the Requisite Creditors.

134. “Reinstated” or “Reinstatement” means, with respect to Claims and Interests, the treatment provided for in section 1124 of the Bankruptcy Code.

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135. “Released Party” means each of the following solely in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting Creditors; (d) the Indenture Trustee; (e) the Creditors’ Committee and its past and current members in their capacities as such; and (f) with respect to each of the foregoing parties under (a) through (e), such Entity and its current and former direct and indirect Affiliates, and such Entity’s current and former direct and indirect Affiliates’ current and former directors, managers, officers, managed accounts and funds, predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equityholders, officers, directors, managers, principals, members, employees, subcontractors, advisors, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, each solely in their capacity as such.

136. “Releasing Party” means each of the following solely in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting Creditors; (d) the Indenture Trustee; (e) the Creditors’ Committee and its past and current members in their capacities as such; (f) all Holders of Claims and Interests that are deemed to accept the Plan; (g) all Holders of Claims who vote to accept the Plan; (h) all Holders of Claims who abstain from voting on the Plan and who do not opt out of the releases provided by the Plan; (i) all Holders of Claims who vote to reject the Plan and who do not opt out of the releases provided by the Plan; and (j) with respect to each of the foregoing parties under (a) through (i), such Entity and its current and former direct and indirect Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, managed accounts and funds, predecessors, successors, and assigns, subsidiaries, and each of their respective current and former officers, directors, managers, principals, members, employees, subcontractors, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, each solely in their capacity as such. For the avoidance of doubt, the term “Releasing Party” does not include Holders of Claims or Interests who are not entitled to vote on the Plan.

137. “Reorganized Debtors” means the Debtors, or any successors thereto, by merger, consolidation, or otherwise (including New Parent), in each case in accordance with the Plan and the Restructuring Transactions, on or after the Effective Date.

138. “Requisite Creditors” means each of (i) the Requisite Term Loan Lenders, (ii) the Requisite Second Lien Noteholders, and (iii) the Requisite Second Lien PIK Noteholders.

139. “Requisite Second Lien Noteholders” means, as of the date of determination, the MacKay Funds and the Corre Funds; provided, however, that to the extent either the MacKay Funds or the Corre Funds Transfer some or all of their Prepetition Second Lien Notes after the Support Effective Date and such Transfer results in the MacKay Funds and the Corre Funds holding or Beneficially Owning Prepetition Second Lien Notes that together equal less than 50% of the Prepetition Second Lien Notes held by the Consenting Second Lien Noteholders, “Requisite Second Lien Noteholders” shall mean Consenting Second Lien Noteholders holding or Beneficially Owning at least a majority of the outstanding Prepetition Second Lien Notes held by the Consenting Second Lien Noteholders as of such date; provided, further, that in all cases, “Requisite Second Lien Noteholders” shall include the MacKay Funds or the Corre Funds (not including any successors or assigns that have purchased Prepetition Second Lien Notes after the Support Effective Date), as applicable, to the extent that such party has not Transferred its Prepetition Second Lien Notes after the Support Effective Date as described in the foregoing provision.

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140. “Requisite Second Lien PIK Noteholders” means, as of the date of determination, the MacKay Funds and the Corre Funds; provided, however, that to the extent either the MacKay Funds or the Corre Funds Transfer some or all of their Prepetition Second Lien PIK Notes after the Support Effective Date and such Transfer results in the MacKay Funds and the Corre Funds holding or Beneficially Owning Prepetition Second Lien PIK Notes that together equal less than 50% of the Prepetition Second Lien PIK Notes held by the Consenting Second Lien PIK Noteholders, “Requisite Second Lien PIK Noteholders” shall mean Consenting Second Lien PIK Noteholders holding or Beneficially Owning at least a majority of the outstanding Prepetition Second Lien PIK Notes held by the Consenting Second Lien PIK Noteholders as of such date; provided, further, that in all cases, “Requisite Second Lien PIK Noteholders” shall include the MacKay Funds or the Corre Funds (not including any successors or assigns that have purchased Prepetition Second Lien PIK Notes after the Support Effective Date), as applicable, to the extent that such party has not Transferred its Prepetition Second Lien PIK Notes after the Support Effective Date as described in the foregoing provision.

141. “Requisite Term Loan Lenders” means, as of the date of determination, the MacKay Funds and the Corre Funds; provided, however, that to the extent either the MacKay Funds or the Corre Funds Transfer some or all of their Prepetition Term Loans after the Support Effective Date and such Transfer results in the MacKay Funds and the Corre Funds holding Prepetition Term Loans in amounts that together equal less than 50% of the Prepetition Term Loans held by the Consenting Term Loan Lenders, “Requisite Term Loan Lenders” shall mean Consenting Term Loan Lenders holding at least a majority of the outstanding Prepetition Term Loans held by the Consenting Term Loan Lenders as of such date; provided, further, that in all cases, “Requisite Term Loan Lenders” shall include the MacKay Funds or the Corre Funds (not including any successors or assigns that have purchased Prepetition Term Loans after the Support Effective Date), as applicable, to the extent that such party has not Transferred its Prepetition Term Loans after the Support Effective Date as described in the foregoing provision.

142. “Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated November 6, 2018, by and among the Debtors and the Consenting Creditors, as amended, modified, or supplemented, from time to time.

143. “Restructuring Transactions” means all actions that may be necessary or appropriate to effectuate the transactions described in, approved by, contemplated by, or necessary to effectuate, the Restructuring Support Agreement and the Plan.

144. “Royalty and Working Interests” means the working interests granting the right to exploit oil and gas, and certain other royalty or mineral interests including but not limited to, landowner’s royalty interests, overriding royalty interests, net profit interests, non-participating royalty interests, production payments, and all rights to payment or production arising from such interests.

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145. “Schedule of Assumed Executory Contracts and Unexpired Leases” means the schedule of Executory Contracts and Unexpired Leases to be assumed by the Debtors and assigned to the Reorganized Debtors pursuant to the Plan with the consent of the Requisite Creditors, as set forth in the Plan Supplement, as may be amended from time to time prior to the Effective Date.

146. “Schedule of Rejected Executory Contracts and Unexpired Leases” means the schedule of Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Plan with the consent of the Requisite Creditors, as set forth in the Plan Supplement, as may be amended from time to time prior to the Effective Date.

147. “Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases, and statements of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial accordance with the Official Bankruptcy Forms B 206A-H, as the same may have been amended, modified, or supplemented from time to time.

148. “Second Lien Deficiency Claims” means any deficiency Claims held by the Combined Prepetition Second Lien Noteholders.

149. “Second Lien Notes Claims” means collectively, the Prepetition Second Lien Notes Claims and the Prepetition Second Lien PIK Notes Claims.

150. “Section 510(b) Claim” means any Claim against a Debtor arising from (a) rescission of a purchase or sale of a security of any Debtor or an Affiliate of any Debtor, (b) purchase or sale of such a security, or (c) reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.

151. “Secured” means when referring to a Claim, a Claim: (a) secured by a Lien on property in which the applicable Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) otherwise Allowed pursuant to the Plan as a Secured Claim.

152. “Secured Tax Claim” means any Secured Claim against any Debtor that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

153. “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, as amended.

154. “Security” shall have the meaning set forth in section 101(49) of the Bankruptcy Code.

155. “Settled Issues” shall have the meaning set forth in Article VIII.A.

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156. “Support Effective Date” means the earliest date on which counterpart signature pages to the Restructuring Support Agreement shall have been executed and delivered by (i) the Debtors, (ii) Consenting Term Loan Lenders holding at least 66 2⁄3%, in aggregate principal amount outstanding as of such date, of the Prepetition Term Loans, (iii) Consenting Second Lien Noteholders holding at least 66 2⁄3%, in aggregate principal amount outstanding as of such date, of the Prepetition Second Lien Notes, and (iv) Consenting Second Lien PIK Noteholders holding at least 66 2⁄3%, in aggregate principal amount outstanding as of such date, of the Prepetition Second Lien PIK Notes.

157. “TDC” means TDC Energy, LLC, a Louisiana limited liability company.

158. “Transfer” has the meaning given to such term in the Restructuring Support Agreement.

159. “U.S. Trustee” means the Office of the United States Trustee for the Southern District of Texas.

160. “U.S. Trustee Fees” means fees arising under 28 U.S.C. § 1930(a)(6) and, to the extent applicable, accrued interest thereon arising under 31 U.S.C. § 3717.

161. “Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim whose Holder has not: (a) accepted such distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors of an intent to accept such distribution; (c) responded to the Debtors’ or Reorganized Debtors’ requests for information necessary to facilitate such distribution; or (d) taken any other action necessary to facilitate such distribution.

162. “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

163. “Unimpaired” means, with respect to a Class of Claims or Interests, a Class consisting of Claims or Interests that are “unimpaired” within the meaning of section 1124 of the Bankruptcy Code, including through payment in full in Cash or Reinstatement.

164. “Unsecured” means not Secured.

165. “Voting Deadline” means December [•], 2018, the deadline for submitting votes to accept or reject the Plan as set by the Court.

B.	Rules of Interpretation

For purposes herein: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) except as otherwise provided, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those

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terms and conditions; (3) except as otherwise provided, any reference herein to an existing document or exhibit having been Filed or to be Filed shall mean that document or exhibit, as it may thereafter be amended, restated, supplemented, or otherwise modified in accordance with the terms of the Plan and the Restructuring Support Agreement; (4) unless otherwise specified, all references herein to “Articles” are references to Articles of the Plan or hereto; (5) unless otherwise stated, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (6) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (7) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation;” (8) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (9) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (10) any docket number references in the Plan shall refer to the docket number of any document Filed with the Court in the Chapter 11 Cases; (11) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; and (12) except as otherwise provided, any reference to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter.

C.	Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

D.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated herein, the laws of the State of Texas without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided that corporate or limited liability company governance matters relating to the Debtors or the Reorganized Debtors, as applicable, shall be governed by the laws of the state of incorporation or formation (as applicable) of the applicable Debtor or Reorganized Debtor.

E.	Reference to Monetary Figures

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

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F.	Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Controlling Document

In the event of an inconsistency between the Plan and the Disclosure Statement or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements or amendments to any of the foregoing, other than the Plan Supplement), the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control.

ARTICLE II.

ADMINISTRATIVE CLAIMS, PROFESSIONAL

FEE CLAIMS, AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A.	Administrative Claims

Except with respect to Administrative Claims that are Professional Fee Claims, and except to the extent that an Administrative Claim has already been paid during the Chapter 11 Cases or a Holder of an Allowed Administrative Claim and the applicable Debtor(s) agree to less favorable treatment, each Holder of an Allowed Administrative Claim shall be paid in full in Cash on the latest of: (a) on or as soon as reasonably practicable after the Effective Date if such Administrative Claim is Allowed as of the Effective Date; (b) on or as soon as reasonably practicable after the date such Administrative Claim is Allowed, if not Allowed as of the Effective Date; and (c) the date such Allowed Administrative Claim becomes due and payable, or as soon thereafter as is reasonably practicable; provided that Allowed Administrative Claims that arise in the ordinary course of the Debtors’ businesses shall be paid in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions.

Except as otherwise provided in this Article II.A and except with respect to Administrative Claims that are Professional Fee Claims, requests for payment of Administrative Claims arising between the Petition Date and the Effective Date must be Filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date. Holders of Administrative Claims that are required to, but do not, File and serve a request for payment of such Administrative Claims by such dates shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors or their property and such Administrative Claims

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shall be deemed discharged as of the Effective Date. Objections to such requests, if any, must be Filed and served on the Reorganized Debtors and the requesting party no later than 60 days after the Effective Date or such other date fixed by the Court. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with respect to an Administrative Claim previously Allowed.

For the avoidance of doubt, Claims for fees and expenses of advisors to the Debtors and the Creditors’ Committee shall constitute Professional Fee Claims.

B.	Professional Compensation

1.	Final Fee Applications

All final requests for payment of Professional Fee Claims, including the Professional Fee Claims incurred during the period from the Petition Date through the Effective Date, must be Filed and served on the Reorganized Debtors no later than 45 days after the Effective Date. All such final requests will be subject to approval by the Court after notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Court in the Chapter 11 Cases, including the Interim Compensation Order, and once approved by the Court, will be promptly paid from the Professional Fee Escrow Account in the full Allowed amount of each such Professional Fee Claim. If the Professional Fee Escrow Account is insufficient to fund the full Allowed amounts of Professional Fee Claims, remaining unpaid Allowed Professional Fee Claims will be promptly paid by the Reorganized Debtors without any further action or order of the Court.

2.	Professional Fee Escrow Account

On the Effective Date, the Reorganized Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Reserve Amount. The Professional Fee Escrow Account shall not be subject to any Lien and shall be maintained in trust solely for the benefit of the Professionals. The funds in the Professional Fee Escrow Account shall not be considered property of the Estates or of the Reorganized Debtors. When all Allowed amounts owing to Professionals have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be turned over to the Reorganized Debtors without any further action or order of the Court.

3.	Professional Fee Reserve Amount

Professionals shall reasonably estimate their unpaid Professional Fee Claims before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than five (5) Business Days before the Effective Date, provided, however, that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s final request for payment of Professional Fee Claims. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.

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4.	Post-Effective Date Fees and Expenses

Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Debtors or Reorganized Debtors shall, in the ordinary course of business and without any further notice or application to or action, order, or approval of the Court, pay in Cash the reasonable, actual, and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred on or after the Effective Date by the Professionals. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors or Reorganized Debtors may employ and pay any Professional for fees and expenses incurred after the Effective Date in the ordinary course of business without any further notice to or action, order, or approval of the Court.

C.	Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code. In the event an Allowed Priority Tax Claim is also a Secured Tax Claim, such Claim shall, to the extent it is Allowed, be treated as an Other Secured Claim if such Claim is not otherwise paid in full.

D.	Statutory Fees

All fees payable pursuant to 28 U.S.C. § 1930(a) shall be paid by the Debtors or Reorganized Debtors, as applicable, for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed or closed, whichever occurs first. The Reorganized Debtors shall continue to File quarterly-post confirmation operating reports in accordance with the U.S. Trustee’s Region 7 Guidelines for Debtors-in-Possession.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Summary of Classification

Claims and Interests, except for Administrative Claims, Professional Fee Claims, Cure Claims, and Priority Tax Claims, are classified in the Classes set forth in this Article III. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest also is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date. The Plan constitutes a separate chapter 11 plan of reorganization for each Debtor and the classifications set forth in Classes 1 through 11 shall be deemed to apply to each Debtor. For all purposes under the Plan, each Class will contain sub-Classes for each of the Debtors (i.e., there will be 11 Classes for each Debtor); provided that any Class that is vacant as to a particular Debtor will be treated in accordance with Article III.E below.

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1.	Class Identification

The classification of Claims and Interests against each Debtor (as applicable) pursuant to the Plan is as follows:

Class	Claim or Interest	Status	Entitled to Vote
1	Other Priority Claims	Unimpaired	No (Deemed to Accept)

2	Other Secured Claims	Unimpaired	No (Deemed to Accept)

3	Secured Tax Claims	Unimpaired	No (Deemed to Accept)

4	First Lien Claims	Unimpaired	No (Deemed to Accept)

5 6	Prepetition Second Lien Notes Claims Prepetition Second Lien PIK Notes Claims	Impaired Impaired	Yes Yes

7	General Unsecured Claims	Impaired	Yes

8	Section 510(b) Claims	Impaired	No (Deemed to Reject)

9	Intercompany Claims	Unimpaired/Impaired	No (Deemed to Either Accept or Reject)

10	Intercompany Interests	Unimpaired/Impaired	No (Deemed to Either Accept or Reject)

11	PetroQuest Interests	Impaired	No (Deemed to Reject)

B.	Treatment of Claims and Interests

1.	Class 1 – Other Priority Claims

a.	Classification: Class 1 consists of Other Priority Claims.

b.

Treatment: In full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Other Priority Claim, each Holder thereof shall receive (i) payment in full, in Cash, of the unpaid portion of its Allowed Other Priority Claim or (ii) such other treatment as may otherwise be agreed to by such Holder, the Debtors, and the Requisite Creditors.

c.

Voting: Class 1 is Unimpaired under the Plan. Each Holder of an Other Priority Claim will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Other Priority Claims will not be entitled to vote to accept or reject the Plan.

2.	Class 2 – Other Secured Claims

a.	Classification: Class 2 consists of Other Secured Claims.

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b.

Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for its Allowed Other Secured Claim, each such Holder shall receive, at the Debtors’ election, either (i) Cash equal to the full Allowed amount of its Claim, (ii) Reinstatement of such Holder’s Allowed Other Secured Claim, (iii) the return or abandonment of the collateral securing such Allowed Other Secured Claim to such Holder, or (iv) such other treatment as may otherwise be agreed to by such Holder, the Debtors, and the Requisite Creditors.

c.

Voting: Class 2 is Unimpaired under the Plan. Each Holder of an Other Secured Claim will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Other Secured Claims will not be entitled to vote to accept or reject the Plan.

3.	Class 3 – Secured Tax Claims

a.	Classification: Class 3 consists of Secured Tax Claims.

b.

Treatment: Except to the extent that a Holder of an Allowed Secured Tax Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for its Allowed Secured Tax Claim, each such Holder shall receive, at the Debtors’ election, either (i) Cash equal to the full Allowed amount of its Claim, (ii) Reinstatement of such Holder’s Allowed Secured Tax Claim, (iii) the return or abandonment of the collateral securing such Allowed Secured Tax Claim to such Holder, or (iv) such other treatment as may otherwise be agreed to by such Holder, the Debtors, and the Requisite Creditors.

c.

Voting: Class 3 is Unimpaired under the Plan. Each Holder of a Secured Claim Tax will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Secured Tax Claims will not be entitled to vote to accept or reject the Plan.

4.	Class 4 – First Lien Claims

a.	Classification: Class 4 consists of the First Lien Claims.

b.	Allowance: The First Lien Claims shall be Allowed in the aggregate principal amount of $50,000,000, plus any accrued and unpaid interest and expenses.

c.	Treatment: On or before the Effective Date, each Holder of a First Lien Claim will receive Cash equal to the amount of its Allowed Claim from funds available pursuant to the Exit Facility.

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d.

Voting: Class 4 is Unimpaired under the Plan. Each Holder of a First Lien Claim will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of First Lien Claims will not be entitled to vote to accept or reject the Plan.

5.	Class 5 – Prepetition Second Lien Notes Claims

a.	Classification: Class 5 consists of all Prepetition Second Lien Notes Claims.

b.	Allowance: The Prepetition Second Lien Notes Claims shall be Allowed in the aggregate amount of $9,427,000 plus any accrued and unpaid interest thereon payable through the Petition Date.

c.

Treatment: Except to the extent that a Holder of an Allowed Prepetition Second Lien Notes Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for its Allowed Prepetition Second Lien Notes Claim, each such Holder shall receive (i) its Pro Rata share of 100% of the New Equity under the Plan, subject to (x) dilution by the awards related to New Equity issued under the Management Incentive Plan and (y) the Put Option Premium, and (ii) its Pro Rata share of $80 million in New Second Lien PIK Notes; such Pro Rata share of the New Equity and New Second Lien PIK Notes calculated by including the $275,045,768 (plus any accrued and unpaid interest thereon payable through the Petition Date) of Prepetition Second Lien PIK Notes Claims as Claims that will share Pro Rata in 100% of New Equity, subject to (x) dilution by the awards related to New Equity issued under the Management Incentive Plan and (y) the Put Option Premium, and $80 million in New Second Lien PIK Notes.

d.	Voting: Class 5 is Impaired under the Plan. Each Holder of an Allowed Prepetition Second Lien Notes Claim will be entitled to vote to accept or reject the Plan.

6.	Class 6 – Prepetition Second Lien PIK Notes Claims

a.	Classification: Class 6 consists of all Prepetition Second Lien PIK Notes Claims.

b.	Allowance: The Prepetition Second Lien PIK Notes Claims shall be Allowed in the aggregate amount of $275,045,768 plus any accrued and unpaid interest thereon payable through the Petition Date.

c.

Treatment: Except to the extent that a Holder of an Allowed Prepetition Second Lien PIK Notes Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for its Allowed Prepetition Second Lien PIK Notes Claim, each such Holder shall receive (i) its Pro Rata share of 100% of the New Equity under the Plan, subject to (x) dilution by the awards related to New Equity

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issued under the Management Incentive Plan and (y) the Put Option Premium, and (ii) its Pro Rata share of $80 million in New Second Lien PIK Notes; such Pro Rata share of the New Equity and New Second Lien PIK Notes calculated by including the $9,427,000 (plus any accrued and unpaid interest thereon payable through the Petition Date) of Prepetition Second Lien Notes Claims as Claims that will share Pro Rata in 100% of New Equity, subject to (x) dilution by the awards related to New Equity issued under the Management Incentive Plan and (y) the Put Option Premium, and $80 million in New Second Lien PIK Notes.

d.	Voting: Class 6 is Impaired under the Plan. Each Holder of an Allowed Prepetition Second Lien Notes Claim will be entitled to vote to accept or reject the Plan.

7.	Class 7 – General Unsecured Claims

a.	Classification: Class 7 consists of all General Unsecured Claims.

b.

Treatment: Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of each Allowed General Unsecured Claim and of and in exchange for each Allowed General Unsecured Claim, each such Holder shall receive its Pro Rata share of the General Unsecured Claims Distribution on the Effective Date; provided, however, that to the extent that Class 7 votes to accept the Plan, the Holders of Second Lien Notes Claims shall not receive any distribution on account of their Allowed Second Lien Deficiency Claims.

c.	Voting: Class 7 is Impaired under the Plan. Each Holder of a General Unsecured Claim will be entitled to vote to accept or reject the Plan.

8.	Class 8 – Section 510(b) Claims

a.	Classification: Class 8 consists of all Section 510(b) Claims.

b.

Treatment: Section 510(b) Claims, if any, shall be discharged, canceled, released, and extinguished as of the Effective Date, and shall be of no further force or effect, and Holders of Section 510(b) Claims shall not receive any distribution on account of such Section 510(b) Claims.

c.

Voting: Class 8 is Impaired under the Plan. Each Holder of a Section 510(b) Claim will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, the Holders of Section 510(b) Claims will not be entitled to vote to accept or reject the Plan.

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9.	Class 9 – Intercompany Claims

a.	Classification: Class 9 consists of all Intercompany Claims.

b.

Treatment: Intercompany Claims shall be Reinstated as of the Effective Date or, at the Reorganized Debtors’ option, shall be cancelled. No distribution shall be made on account of any Intercompany Claims other than in the ordinary course of business of the Reorganized Debtors, as applicable. For the avoidance of doubt, Intercompany Claims that are Reinstated as of the Effective Date, if any, shall be subordinate in all respects to the Exit Facility and the New Second Lien PIK Notes.

c.

Voting: Intercompany Claims are either Unimpaired, in which case the Holders of such Intercompany Claims will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or Impaired and not receiving any distribution under the Plan, in which case the Holders of such Intercompany Claims will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, the Holders of Intercompany Claims will not be entitled to vote to accept or reject the Plan.

10.	Class 10 – Intercompany Interests

a.	Classification: Class 10 consists of all Intercompany Interests.

b.

Treatment: Intercompany Interests shall be Reinstated as of the Effective Date or, at the Reorganized Debtors’ option, shall be cancelled. No distribution shall be made on account of any Intercompany Interests.

No distributions on account of Intercompany Interests are being made to the Holders of such Intercompany Interests. Instead, to the extent Intercompany Interests are Reinstated under the Plan, such Reinstatement is solely for the purposes of administrative convenience, for the ultimate benefit of the Holders of the New Equity, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims. For the avoidance of doubt, to the extent Reinstated pursuant to the Plan, on and after the Effective Date, all Intercompany Interests shall continue to be owned by the Reorganized Debtor that corresponds to the Debtor that owned such Intercompany Interests prior to the Effective Date.

c.

Voting: Intercompany Interests are either Unimpaired, in which case the Holders of such Intercompany Interests will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or Impaired, in which case the Holders of such Intercompany Interests will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, the Holders of Intercompany Interests will not be entitled to vote to accept or reject the Plan.

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11.	Class 11 – PetroQuest Interests

a.	Classification: Class 11 consists of all PetroQuest Interests.

b.

Treatment: On the Effective Date, or as soon thereafter as reasonably practicable, all PetroQuest Interests will be extinguished and the Holders of PetroQuest Interests shall not receive or retain any distribution, property, or other value on account of their PetroQuest Interests.

c.

Voting: Class 11 is Impaired under the Plan. Each Holder of a PetroQuest Interest will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, the Holders of PetroQuest Interests will not be entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims

Nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to or setoffs or recoupment against any such Unimpaired Claims.

D.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

The Debtors reserve the right to seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests, and the Filing of the Plan shall constitute a motion for such relief.

E.	Elimination of Vacant Classes

Any Class of Claims that does not contain an Allowed Claim or a Claim temporarily Allowed by the Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

F.	Voting Classes; Deemed Acceptance by Non-Voting Classes

If a Class contains Claims eligible to vote and no Holder of Claims eligible to vote in such Class votes to accept or reject the Plan, the Plan shall be deemed accepted by such Class.

G.	Subordinated Claims

Except as may be the result of the settlement described in Article VIII.A of the Plan, the allowance, classification, and treatment of all Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors or Reorganized Debtors reserve the right to re-classify any Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

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ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Restructuring Transactions

On the Effective Date, or as soon as reasonably practicable thereafter, the Reorganized Debtors, with the consent of the Requisite Creditors, shall undertake the Restructuring Transactions, including: (1) the execution and delivery of any appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan, and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable Entities agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable state law; (4) all transactions necessary to provide for the purchase of some or substantially all of the assets of or Interests in any of the Debtors, which transactions shall be structured in the most tax efficient manner, including in whole or in part as a taxable transaction for United States federal income tax purposes, as determined by the Debtors and the Requisite Creditors; (5) the execution and delivery of the Exit Facility Documents; (6) the execution and delivery of Definitive Documentation not otherwise included in the foregoing, if any; and (7) all other actions that the Debtors, the Reorganized Debtors, or the Requisite Creditors determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.

B.	Sources of Consideration for Plan Distributions

The Reorganized Debtors shall fund distributions under the Plan as follows:

1.	Issuance and Distribution of New Equity

The New Equity, including options, or other equity awards, if any, reserved under the Management Incentive Plan, shall be authorized on the Effective Date without the need for any further corporate action and without any further action by the Debtors, the Reorganized Debtors, or Holders of Claims or Interests.

All of the shares of New Equity issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance of the New Equity under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

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2.	New Second Lien PIK Notes

On the Effective Date, New Parent will issue the New Second Lien PIK Notes in accordance with the terms of the New Second Lien PIK Notes Documents. The Confirmation Order shall constitute approval of the New Second Lien PIK Notes (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Reorganized Debtors in connection therewith, including the payment of all fees and expenses provided for therein), and authorization for the Reorganized Debtors to enter into and perform under the New Second Lien PIK Notes Documents and such other documents as may be required or appropriate.

The New Second Lien PIK Notes Documents shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations pursuant to the New Second Lien PIK Notes are being issued, and shall be deemed to have been issued, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent transfers, obligations, or conveyances, or other voidable transfers or obligations under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted in accordance with the New Second Lien PIK Notes Documents (a) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the New Second Lien PIK Notes Documents, (b) shall be deemed automatically perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the New Second Lien PIK Notes Documents, and (c) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent transfers, obligations, or conveyances, or other voidable transfers or obligations under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Persons and Entities granted such Liens and security interests are authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

3.	Exit Facility

On the Effective Date, the Combined Consenting Second Lien Noteholders shall provide the Exit Facility in accordance with the terms of the Exit Facility Documents, which terms and conditions shall be acceptable to the Debtors and the Requisite Creditors. The Reorganized Debtors shall use the proceeds of the Exit Facility to pay the outstanding amount of the First Lien Claims and for any other purpose permitted by the Exit Facility Documents. The Exit Facility shall include the following material terms:

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a.

The Combined Prepetition Second Lien Noteholders will be offered the opportunity to become a lender under the Exit Facility on a Pro Rata basis, based on each Holder’s respective holdings of Second Lien Notes Claims, through a syndication process.

b.

The Commitment Parties will enter into the Exit Facility Commitment Letter pursuant to which the Commitment Parties shall agree to backstop any portion of the principal amount of the Exit Facility for which the other Combined Prepetition Second Lien Noteholders have not exercised their ability to become a lender under the Exit Facility in accordance with the terms of the Plan and the applicable syndication procedures.

c.	In consideration for their commitments under the Exit Facility Commitment Letter, the Commitment Parties shall receive the Put Option Premium.

d.	Terms of the Exit Facility to include:

i.	Borrower: New Parent

ii.	Guarantors: Each subsidiary of New Parent

iii.	Principal Amount: $50 million

iv.	Term: 5 years

v.	Interest Rate: LIBOR + 750 bps (subject to a 1.00% floor)

vi.	Security: Secured by a first lien security interest in the equity of each subsidiary of New Parent on the same collateral that secures the Prepetition Term Loan Agreement

C.	Distributions to Holders of General Unsecured Claims

The GUC Administrator shall make distributions to Holders of Allowed General Unsecured Claims to be funded from Cash from the General Unsecured Claims Distribution in accordance with the GUC Administrator Agreement.

D.	Corporate Existence

Except as otherwise provided in the Plan, the Plan Supplement, or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, each Debtor shall continue to exist on and after the Effective Date as a separate corporation, limited liability company, partnership, or other form of entity, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form of entity, as the case may be, pursuant to the New Organizational Documents and the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other analogous formation, constituent, or governance documents)

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in effect before the Effective Date, except to the extent such certificate of incorporation or bylaws (or other analogous formation, constituent, or governance documents) is amended by the Plan or otherwise, and to the extent any such document is amended, such document is deemed to be amended pursuant to the Plan and requires no further action or approval (other than any requisite filings required under applicable state or federal law).

E.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan, the Plan Supplement, or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date, all property in each Estate, including all Causes of Action, and any property acquired by any of the Debtors shall vest in each applicable Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property, and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps requested by the Debtors, the Reorganized Debtors or any administrative agent or indenture trustee under the Exit Facility Documents or the New Second Lien PIK Notes Documents that are necessary to cancel and/or extinguish such Liens and/or security interests.

After the Effective Date, the Reorganized Debtors may present Court order(s) or assignment(s) suitable for filing in the records of every county or governmental agency where the property vested in accordance with the foregoing paragraph is or was located, which provide that such property is conveyed to and vested in the Reorganized Debtors. The Court order(s) or assignment(s) may designate all Liens, Claims, encumbrances, or other interests which appear of record and/or from which the property is being transferred, assigned and/or vested free and clear of. The Plan shall be conclusively deemed to be adequate notice that such Lien, Claim, encumbrance, or other interest is being extinguished and no notice, other than by this Plan, shall be given prior to the presentation of such Court order(s) or assignment(s). Any Person having a Lien, Claim, encumbrance, or other interest against any of the property vested in accordance with the foregoing paragraph shall be conclusively deemed to have consented to the transfer, assignment, and vesting of such property to or in the Reorganized Debtors free and clear of all Liens, Claims, charges, or other encumbrances by failing to object to confirmation of this Plan, except as otherwise provided in this Plan.

F.	Cancellation of Existing Securities

Except for the purpose of evidencing a right to distribution under the Plan and except as otherwise provided in the Plan, on the Effective Date: (i) the obligations of the Debtors under the Prepetition Agreements, and each certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document, directly or indirectly, evidencing or creating any indebtedness or obligation of, or ownership interest in, the Debtors or giving rise to any Claim or

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Interest shall be cancelled or extinguished and the Debtors and the Reorganized Debtors shall not have any continuing obligations thereunder; and (ii) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors shall be released and discharged.

On and after the Effective Date, all duties and responsibilities of the Prepetition Term Loan Agent under the Prepetition Term Loan Agreement and the Indenture Trustee under the Prepetition Second Lien Indenture and the Prepetition Second Lien PIK Indenture shall be fully discharged unless otherwise specifically set forth in or provided for under the Plan, the Plan Supplement, or the Confirmation Order. Notwithstanding the foregoing, each of the Indentures shall continue in effect solely for the purposes of, as applicable, (a) allowing Holders of Allowed Prepetition Second Lien Notes Claims and Allowed Prepetition Second Lien PIK Notes Claims to receive distributions under the Plan and (b) allowing and preserving the rights of the Indenture Trustees to (i) make distributions in satisfaction of Allowed Prepetition Second Lien Notes Claims and Allowed Prepetition Second Lien PIK Notes Claims, (ii) maintain and exercise their respective Charging Liens under the terms of the Indentures or any related or ancillary document, instrument, agreement, or principle of law against Holders of Allowed Prepetition Second Lien Notes Claims and Allowed Prepetition Second Lien PIK Notes Claims, as applicable, and distributions thereto, (iii) seek compensation and reimbursement for any reasonable and documented fees and expenses incurred in making such distributions, (iv) maintain and enforce any right to indemnification, expense reimbursement, contribution, or subrogation or any other claim or entitlement that the Indenture Trustees may have under the applicable Indentures, (v) exercise their rights and obligations relating to the interests of their Holders pursuant to the applicable Indentures, and (vi) appear in these Chapter 11 Cases. For the avoidance of doubt, all indemnification obligations and expense reimbursement obligations of the Debtors arising under the Indentures in favor of the Indenture Trustees, and each of their respective directors, officers, employees, agents, affiliates, controlling persons, and legal and financial advisors shall survive, remain in full force and effect, and be enforceable against the Debtors or their Estates on and after the Effective Date and shall be enforceable through the exercise of the applicable Charging Lien against the Holders of Allowed Prepetition Second Lien Notes Claims and Allowed Prepetition Second Lien PIK Notes Claims, as applicable, and distributions thereto.

If the record Holder of any Prepetition Second Lien Notes, Prepetition Second Lien PIK Notes, or PetroQuest Interests is DTC or its nominee or another securities depository or custodian thereof, and such Note or Interest is represented by a global security held by or on behalf of DTC or such other securities depository or custodian, then each beneficial owner of such Note or Interest shall be deemed to have surrendered its Note or Interest upon surrender of such global security by DTC or such other securities depository or custodian thereof.

G.	Corporate Action

Upon the Effective Date, all actions (whether to occur before, on, or after the Effective Date) contemplated by the Plan shall be deemed authorized and approved by the Court in all respects without any further corporate or equityholder action, including, as applicable: (1) issuance of the New Second Lien PIK Notes; (2) execution and delivery of the New Second Lien PIK Notes

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Documents; (3) the adoption and/or filing of the New Organizational Documents and the Registration Rights Agreement; (4) the authorization, issuance, and distribution of the New Equity; (5) appointment of the directors and officers for New Parent and the other Reorganized Debtors; (6) the Management Incentive Plan on the terms and conditions set forth in the MIP Term Sheet; (7) implementation of the Restructuring Transactions; and (8) all other actions contemplated by the Plan. Upon the Effective Date, all matters provided for in the Plan involving the corporate structure of New Parent and the other Reorganized Debtors, and any corporate action required by the Debtors, New Parent, or the other Reorganized Debtors in connection with the Plan (including any items listed in the first sentence of this paragraph) shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, or officers of the Debtors, New Parent or the other Reorganized Debtors, as applicable. On or (as applicable) before the Effective Date, the appropriate officers of the Debtors, New Parent, or the other Reorganized Debtors shall be authorized and directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effectuate the transactions contemplated by the Plan) in the name of and on behalf of New Parent and the other Reorganized Debtors, including the Exit Facility Documents, the New Second Lien PIK Notes Documents, the New Organizational Documents, and any and all other agreements, documents, securities, and instruments relating to the foregoing, to the extent not previously authorized by the Court. The authorizations and approvals contemplated by this Article IV.G shall be effective notwithstanding any requirements under non-bankruptcy law or contract, including for any vote of shareholders or equityholders.

H.	New Organizational Documents

To the extent required under the Plan or applicable non-bankruptcy law, New Parent and the other Reorganized Debtors will, on or as soon as practicable after the Effective Date, file their respective New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in their respective states, provinces, or countries of incorporation in accordance with the corporate laws of the respective states, provinces, or countries of incorporation. Pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, the New Organizational Documents of the Reorganized Debtors will prohibit the issuance of non-voting equity securities and will comply with all other applicable provisions of section 1123(a)(6) of the Bankruptcy Code regarding the distribution of power among, and dividends to be paid to, different classes of voting securities. From and after the Effective Date, New Parent and the other Reorganized Debtors, as applicable, may amend and restate their respective New Organizational Documents and other constituent documents, as permitted by the laws of their respective states, provinces, or countries of incorporation and their respective New Organizational Documents.

On the Effective Date, the New Organizational Documents, substantially in the forms set forth in the Plan Supplement, shall be deemed to be valid, binding, and enforceable in accordance with their terms and provisions.

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I.	Directors and Officers of the Reorganized Debtors

As of the Effective Date, the term of the current members of the board of directors, members or managers of each of the Debtors shall expire automatically, and the New Boards and the officers of each of the Reorganized Debtors shall be appointed in accordance with this Plan, the New Organizational Documents, and other constituent documents of each Reorganized Debtor. The initial New Parent Board shall consist of five (5) members, consisting of Charles T. Goodson as the President and Chief Executive Officer of New Parent and four (4) additional Persons selected by the Requisite Creditors.

Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will, to the extent known, disclose in advance of the Confirmation Hearing the identity and affiliations of any Person proposed to serve on the initial New Boards, as well as those Persons that will serve as an officer of New Parent or any of the Reorganized Debtors. To the extent any such director, member, manager or officer is an Insider, the nature of any compensation to be paid to such director, member, manager or officer will also be disclosed. Each such director, member, manager and officer shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents and other constituent documents of New Parent and each of the other Reorganized Debtors.

J.	Effectuating Documents; Further Transactions

On and after the Effective Date, New Parent and each of the other Reorganized Debtors, the Reorganized Debtors’ officers, and the members of the New Boards are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan, including the New Equity and the New Second Lien PIK Notes, in the name of and on behalf of New Parent or the other Reorganized Debtors, without the need for any approvals, authorization, or consents except those expressly required pursuant to the Plan.

K.	Exemption from Certain Taxes and Fees

Pursuant to, and to the fullest extent permitted by, section 1146(a) of the Bankruptcy Code, any issuance, transfer, or exchange of a Security (including, without limitation, of the New Equity and the New Second Lien PIK Notes) or transfer of property, in each case, pursuant to, in contemplation of, or in connection with, the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, sale or use tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any instruments of transfer or other relevant documents without the payment of any such tax, recordation fee, or governmental assessment.

L.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject in all respects to Article VIII hereof, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and such rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding

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the occurrence of the Effective Date. The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. A schedule of the Causes of Action known by the Debtors to be retained by the Reorganized Debtors will be included as part of the Plan Supplement. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Causes of Action against it as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against it. The Debtors or the Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Court order, including, without limitation, pursuant to Article VIII hereof, the Debtors or Reorganized Debtors, as applicable, expressly reserve all Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation. For the avoidance of doubt, in no instance will any Cause of Action preserved pursuant to this Article IV.L include any claim or Cause of Action with respect to, or against, a Released Party.

In accordance with section 1123(b)(3) of the Bankruptcy Code, except as otherwise provided herein, any Causes of Action that a Debtor may hold against any Entity shall vest in the applicable Reorganized Debtor. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Court.

M.	Director and Officer Liability Insurance

Notwithstanding anything in the Plan to the contrary, effective as of the Effective Date, the Reorganized Debtors shall be deemed to have assumed all D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order will constitute the Court’s approval of the Reorganized Debtors’ assumption of such D&O Liability Insurance Policies to the extent they are Executory Contracts. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Reorganized Debtors under the Plan as to which no Proof of Claim need be Filed, and shall survive the Effective Date.

N.	Management Incentive Plan

The Management Incentive Plan will be a comprehensive equity-based award plan as part of the go-forward compensation for the Reorganized Debtors’ management in accordance with the MIP Term Sheet. The Confirmation Order shall authorize and require the New Parent Board to adopt and enter into the Management Incentive Plan, on the terms and conditions set forth in the MIP Term Sheet.

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O.	Employee and Retiree Benefits

Except as otherwise provided in the Plan or the Plan Supplement, all written employment, severance, retirement, and other similar employee-related agreements or arrangements in place as of the Effective Date with the Debtors, including any key employee incentive plans and/or key employee retention plans that may be approved by the Court in the Chapter 11 Cases and any items approved as part of the Confirmation Order, retirement income plans and welfare benefit plans, or discretionary bonus plans or variable incentive plans regarding payment of a percentage of annual salary based on performance goals and financial targets for certain employees, shall be assumed by the Reorganized Debtors and shall remain in place after the Effective Date, as may be amended by agreement between the beneficiaries of such agreements, plans, or arrangements, on the one hand, and the Debtors, with the consent of the Requisite Creditors, on the other hand, or, after the Effective Date, by agreement with the Reorganized Debtors, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans; provided that the foregoing shall not apply to any equity-based compensation, agreement, or arrangement existing as of the Petition Date. Nothing in the Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans.

P.	Fees and Expenses of the Consenting Creditors

1.	Payment of Fees and Expenses of the Consenting Creditors

On the Effective Date, to the extent not otherwise paid pursuant to an order of this Court, the Reorganized Debtors shall establish and fund the Consenting Creditors Fee Escrow Account with Cash equal to the Consenting Creditors Fee Reserve Amount. The Consenting Creditors Fee Escrow Account shall be maintained in trust solely for the benefit of the applicable Consenting Creditors Professionals. The funds in the Consenting Creditors Fee Escrow Account shall not be considered property of the Estates or of the Reorganized Debtors and shall not be subject to any Liens.

After the Effective Date, the Consenting Creditors Fees will be subject to a review by the Reorganized Debtors for a period of seven (7) Business Days following submission of each invoice (including reasonable documentation of such fees and expenses), which may be redacted to preserve privilege and/or confidentiality. To the extent the Reorganized Debtors deliver to the applicable Consenting Creditor a written notice of objection within the seven (7) Business Day review period, and the applicable Consenting Creditor and the Reorganized Debtors are unable to resolve such objection on a consensual basis within seven (7) Business Days after such objection has been submitted, the Reorganized Debtors may File with the Court a motion or other pleading setting forth the specific objections to the disputed invoice, and the Court shall adjudicate the matter. The Reorganized Debtors will promptly pay any undisputed Consenting Creditors Fees on the later of the Effective Date or one (1) Business Day following the expiration of the seven (7) Business Day review period. When all such amounts owing to Consenting Creditors have been paid in full, any remaining amount in the Consenting Creditors Fee Escrow Account shall promptly be turned over to the Reorganized Debtors without any further action or order of the Court.

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2.	Consenting Creditors Fee Reserve Amount

Consenting Creditors Professionals shall reasonably estimate their unpaid Consenting Creditors Fees before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than five (5) Business Days before the Effective Date. If any of the Consenting Creditors Professionals does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Consenting Creditors Professional.

Q.	Preservation of the Charging Lien of the Indenture Trustee

Each Indenture Trustee shall be entitled to assert its Charging Lien arising under and in accordance with the applicable Indenture and any ancillary document, instrument, or agreement to obtain payment of its respective fees and expenses and the fees and expenses of its professionals. Reasonable fees and expenses incurred by the Indenture Trustee after the Effective Date in its capacity as Disbursing Agent and for matters related to distributions to the Combined Prepetition Second Lien Noteholders shall be paid by the Reorganized Debtors and any dispute between the Reorganized Debtors and the Indenture Trustee regarding the reasonableness of such fees and expenses may be submitted to the Court for resolution.

R.	Preservation of Royalty and Working Interests

Notwithstanding any other provision in the Plan, on and after the Effective Date all Royalty and Working Interests shall be fully preserved and remain in full force and effect in accordance with the terms of the relevant granting instruments or other governing documents applicable to such Royalty and Working Interests, which granting instruments and governing documents shall remain in full force and effect, and no Royalty and Working Interests or any liabilities and obligations arising therefrom, including payment obligations, whether arising before or after the Petition Date, shall be compromised or discharged by the Plan.

S.	GUC Administrator

The GUC Administrator shall have the power to administer the General Unsecured Claims Distribution and make or authorize distributions to Holders of General Unsecured Claims. Without limiting the generality of the foregoing, the GUC Administrator shall: (a) hold and administer the Cash that comprises the General Unsecured Claims Distribution; (b) have authority to pay from the General Unsecured Claims Distribution all out of pocket expenses incurred in connection with the discharge of its duties under the Plan; (c) have the power and authority to retain such attorneys, advisors, other professionals and employees as may be appropriate to perform the duties required of the GUC Administrator in the Plan and in the GUC Administrator Agreement; (d) make distributions to Holders of General Unsecured Claims as provided in the Plan and in the GUC Administrator Agreement; and (e) provide periodic reports and updates to the Reorganized Debtors regarding the status of the administration of the General Unsecured Claims as may be reasonably required. The Reorganized Debtors shall cooperate in a commercially reasonable manner and in good faith with the GUC Administrator to assure that the GUC Administrator has reasonable access to the Reorganized Debtors’ books and records in possession of the Reorganized Debtors in connection with its duty to object to and resolve General Unsecured Claims.

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Prior to the Effective Date, an amount of Cash from the General Unsecured Claims Distribution determined by the Debtors and the Creditors’ Committee in consultation with the Requisite Creditors sufficient to perform the functions of the GUC Administrator in connection with its responsibilities, including fees for its counsel, shall be placed into a segregated account. Any excess amount remaining in the account in connection with the closing of the Chapter 11 Cases will be treated as distributable Cash to Holders of General Unsecured Claims.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided herein, all Executory Contracts or Unexpired Leases will be deemed assumed and assigned to the Reorganized Debtors or their designated assignee in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, regardless of whether such Executory Contract or Unexpired Lease is set forth on the Schedule of Assumed Executory Contracts and Unexpired Leases, other than: (1) those that are identified on the Schedule of Rejected Executory Contracts and Unexpired Leases; (2) those that have been previously rejected by a Final Order; (3) those that are the subject of a motion to reject Executory Contracts or Unexpired Leases that is pending on the Effective Date; or (4) those that are subject to a motion to reject an Executory Contract or Unexpired Lease pursuant to which the requested effective date of such rejection is after the Effective Date.

Entry of the Confirmation Order shall constitute the Court’s order approving the assumptions, assumptions and assignments, or rejections, as applicable, of Executory Contracts or Unexpired Leases as set forth in the Plan or in the Schedule of Rejected Executory Contracts and Unexpired Leases and the Schedule of Assumed Executory Contracts and Unexpired Leases, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, assumptions, assumptions and assignments, or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Court. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Court on or after the Effective Date. Notwithstanding anything to the contrary in the Plan, the Debtors, with the consent of the Requisite Creditors, reserve the right to alter, amend, modify, or supplement the Schedule of Rejected Executory Contracts and Unexpired Leases at any time prior to the Effective Date on no less than three (3) days’ notice to the applicable non-Debtor counterparties.

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B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

Counterparties to Executory Contracts or Unexpired Leases listed on the Schedule of Rejected Executory Contracts and Unexpired Leases shall be promptly served with a notice of rejection of Executory Contracts and Unexpired Leases. Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, if any, must be Filed with the Court within the earliest to occur of (1) thirty (30) days after the date of entry of an order of the Court (including the Confirmation Order) approving such rejection or (2) thirty (30) days after notice of any rejection that occurs after the Effective Date. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease that are not Filed within such time will be automatically Disallowed, forever barred from assertion, and shall not be enforceable against, as applicable, the Debtors, the Reorganized Debtors, the Estates, or property of the foregoing parties, without the need for any objection by the Debtors or the Reorganized Debtors or further notice to, or action, order, or approval of the Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or any Proof of Claim to the contrary. Claims arising from the rejection of the Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III.B.7 of the Plan.

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

At least fourteen (14) days before the Confirmation Hearing, the Debtors shall distribute, or cause to be distributed, Cure Notices of proposed assumption or assumption and assignment and proposed amounts of Cure Claims to the applicable counterparties and the Requisite Creditors. Any objection by a counterparty to an Executory Contract or Unexpired Lease to the proposed assumption or assumption and assignment or related Cure Claim must be Filed, served and actually received by the Debtors and the Requisite Creditors at least seven (7) days before the Confirmation Hearing. In the event that any Executory Contract or Unexpired Lease is removed from the Schedule of Rejected Executory Contracts and Unexpired Leases after such time as the Cure Notices referred to above have been distributed, a separate Cure Notice of proposed assumption or assumption and assignment and the proposed amount of the Cure Claim with respect to such Executory Contract or Unexpired Lease will be sent promptly to the counterparty thereof and a hearing will be set to consider whether such Executory Contract or Unexpired Lease can be assumed or assumed and assigned.

Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or assumption and assignment or the proposed Cure Claim will be deemed to have assented to such assumption or assumption and assignment and the Cure Claim. Payment in Cash, on the Effective Date or as soon as reasonably practicable thereafter, to such counterparty of the amount set forth on the applicable Cure Notice shall, as a matter of law, satisfy any and all monetary defaults under the applicable Executory Contract or Unexpired Lease. In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of the Reorganized Debtors or any assignee, to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption or assumption and assignment, such dispute shall be resolved by a Final Order of the Court.

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In any case, if the Court determines that the Allowed Cure Claim with respect to any Executory Contract or Unexpired Lease is greater than the amount set forth in the applicable Cure Notice, the Debtors or the Reorganized Debtors, as applicable, with the consent of the Requisite Creditors, will have the right to add such Executory Contract or Unexpired Lease to the Schedule of Rejected Executory Contracts and Unexpired Leases, in which case such Executory Contract or Unexpired Lease will be deemed rejected as of the Effective Date. After such Executory Contract or Unexpired Lease is added to the Schedule of Rejected Executory Contracts and Unexpired Leases, the applicable counterparty shall be served with a notice of rejection of its Executory Contract or Unexpired Lease.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the date that the Debtors assume such Executory Contract or Unexpired Lease. Any Proofs of Claim Filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed Disallowed and expunged, without further notice to or action, order, or approval of the Court.

D.	Insurance Policies

Without limiting Article IV.M, all of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as and deemed to be Executory Contracts under the Plan. On the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments related thereto.

E.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed or assumed and assigned shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases, shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

F.	Reservation of Rights

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Schedule of Rejected Executory Contracts and Unexpired Leases, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors, or, after the Effective Date, the Reorganized Debtors, in each case with the consent of the Requisite Creditors, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter the treatment of such contract or lease.

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G.	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

H.	Contracts and Leases Entered into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor will be performed by the applicable Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business. Accordingly, such contracts and leases that have not been rejected as of the date of Confirmation will survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in the Plan, on the Effective Date or as soon as reasonably practicable thereafter (or, if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes Allowed or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim (or such Holder’s affiliate), including any portion of a Claim that is an Allowed Claim notwithstanding that other portions of such Claim are a Disputed Claim, shall receive the full amount of the distributions that the Plan provides for Allowed Claims in each applicable Class. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII of the Plan. Except as otherwise provided in the Plan, Holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

B.	Delivery of Distributions and Undeliverable or Unclaimed Distributions

1.	Delivery of Distributions

a.	Distribution Record Date

As of the close of business on the Distribution Record Date, (i) the various transfer registers for each of the Classes of Claims and Interests maintained by the Debtors, or their respective agents, and (ii) the transfer books and records of the respective Notes as maintained by the Indenture Trustee, its respective agents, or DTC, shall be deemed closed, and there shall be no further changes in the record Holders of any of the Claims and Interests. The Debtors, the Reorganized Debtors, the Disbursing Agent, the GUC Administrator, and the Indenture Trustee,

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as applicable, shall have no obligation to recognize any transfer of the Claims or Interests occurring on or after the Distribution Record Date. For the avoidance of doubt, the Distribution Record Date shall not apply to any distributions made through DTC and shall be made through the facilities of the DTC in accordance with the customary practices of DTC for a mandatory distribution.

b.	Delivery of Distributions in General

Except as otherwise provided herein, distributions to Holders of Allowed Claims shall be made to the Holders of record as of the Distribution Record Date by the Reorganized Debtors or the Disbursing Agent for all Claims other than General Unsecured Claims, and by the GUC Administrator for General Unsecured Claims, as follows: (1) to the signatory at the address set forth on the last Proof of Claim Filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if the Debtors have been notified in writing of a change of address); (2) at the address set forth in any written notice of address changes delivered to the Reorganized Debtors after the Effective Date; (3) at the address reflected in the Schedules if no Proof of Claim has been Filed and the Reorganized Debtors have not received a written notice of a change of address; or (4) to any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf. Subject to this Article VI, distributions under the Plan on account of Allowed Claims shall not be subject to levy, garnishment, attachment, or like legal process, so that each Holder of an Allowed Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan. The Debtors, the Reorganized Debtors, and the Indenture Trustee shall not incur any liability whatsoever on account of any distributions under the Plan except for gross negligence or willful misconduct.

c.	Delivery of Distributions to Prepetition Term Loan Lenders

Any and all distributions to Holders of First Lien Claims as of the Distribution Record Date shall be governed by the Prepetition Term Loan Agreement. The Prepetition Term Loan Agent shall cooperate with the Debtors and the Reorganized Debtors (including the Disbursing Agent) to enable the Debtors or the Reorganized Debtors (through the Disbursing Agent) to make such distributions, including providing, within three (3) Business Days following the Distribution Record Date, the Debtors or the Reorganized Debtors (including the Disbursing Agent) with a list of all Holders of First Lien Claims as of the Distribution Record Date, including the address at which each such Holder is authorized to receive its distribution under the Plan and the amount of First Lien Claims held by each such Holder.

d.	Delivery of Distributions to Combined Prepetition Second Lien Noteholders

Any and all distributions to the Holders of the Second Lien Notes Claims as of the Distribution Record Date shall be governed by the Prepetition Second Lien Indenture or the Prepetition Second Lien PIK Indenture, as applicable. Each Indenture Trustee shall cooperate with the Debtors and Reorganized Debtors to enable the Debtors or Reorganized Debtors (through the Indenture Trustee) to make such distributions, including providing, within three (3) Business Days following the Distribution Record Date, the Debtors or Reorganized Debtors with a list of all Holders of Second Lien Notes Claims as of the Distribution Record Date and the amount of the Second Lien Notes Claims held by each such Holder. Distributions to the Holders of the Second Lien Notes Claims shall be deemed to have been made when reflected in the Reorganized Debtors’ stock register according to the information provided by the Indenture Trustee.

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All distributions on account of Allowed Second Lien Notes Claims (a) shall be governed by the Prepetition Second Lien Indenture or the Prepetition Second Lien PIK Indenture, as applicable, and (b) will be made to (or in coordination with) the Prepetition Second Lien Trustee and the Prepetition Second Lien PIK Trustee, respectively, which will serve as the Reorganized Debtors’ Disbursing Agent for purposes of making distributions under the Plan to Holders of the Second Lien Notes Claims. The Prepetition Second Lien Trustee and the Prepetition Second Lien PIK Trustee may transfer or direct the transfer of such distributions directly through the facilities of DTC (with the accompanying surrender of the Second Lien Notes Claims) and will be entitled to recognize and deal for all purposes under the Plan with DTC, on or as soon as practicable after the Effective Date, consistent with the customary practices of DTC. To the extent that any distributions are not eligible for distribution through DTC, the Prepetition Second Lien Trustee or the Prepetition Second Lien PIK Trustee, respectively, or the applicable paying agent, as applicable, shall have no duties or responsibilities relating to any form of distribution that is not DTC eligible; provided that all such distributions shall be subject in all respects to the right of the Prepetition Second Lien Trustee or the Prepetition Second Lien PIK Trustee to assert its applicable Charging Liens arising under and in accordance with the applicable Indenture and any ancillary document, instrument, or agreement, against such distributions with respect to any unpaid fees and expenses (including professionals’ fees) or other amounts payable to the Prepetition Second Lien Trustee or the Prepetition Second Lien PIK Trustee, or any applicable paying agent, as applicable, under the applicable Indenture and any related or ancillary document, instrument, agreement or principle of law as applicable. All distributions made to Holders of Allowed Second Lien Notes Claims are expected to be eligible to be distributed through the facilities of DTC.

2.	Minimum Distributions

No fractional shares of New Equity or fractions of New Second Lien PIK Notes shall be distributed, and no Cash shall be distributed in lieu of such fractional shares of New Equity or fractions of New Second Lien PIK Notes. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in a fractional share of New Equity or a fraction of New Second Lien PIK Notes, the actual issuance shall reflect a rounding as follows: (a) fractions of one-half or greater shall be rounded to the next higher whole number, and (b) fractions of less than one-half shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New Equity and New Second Lien PIK Notes to be distributed pursuant to the Plan shall be adjusted as necessary to account for the foregoing rounding.

Holders of Allowed Claims entitled to distributions of $50.00 or less shall not receive distributions, and each Claim to which this limitation applies shall be discharged pursuant to Article VIII and its Holder shall be forever barred pursuant to Article VIII from asserting that Claim against the Reorganized Debtors or their property.

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3.	Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Debtors or the Reorganized Debtors (including the Disbursing Agent), as applicable, or the GUC Administrator solely with respect to General Unsecured Claims, shall have determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interests in property shall be property of the Reorganized Debtors or distributed to Holders of General Unsecured Claims if part of the General Unsecured Claims Distribution without need for a further order by the Court (notwithstanding any applicable federal, provincial, or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder to such property or Interest in property shall be discharged and forever barred.

C.	Securities Registration Exemption

Notwithstanding any provision of the Registration Rights Agreement, all shares of New Equity and New Second Lien PIK Notes issued under the Plan will be issued to the fullest extent permitted by section 1145 of the Bankruptcy Code without registration under the Securities Act and any other applicable securities laws. These Securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, subject to certain exceptions if the Holder is an “underwriter” with respect to such Securities, as such term is defined in section 1145(b) of the Bankruptcy Code. In addition, Securities that are exempt pursuant to section 1145 of the Bankruptcy Code generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states. The New Equity underlying the Management Incentive Plan will be issued pursuant to an available exemption from registration under the Securities Act and other applicable law. On the Effective Date, PetroQuest shall have deregistered under Section 12 of the Exchange Act and New Parent will be subject to the reporting requirements under Section 15(d) of the Exchange Act.

Should the Reorganized Debtors elect, on or after the Effective Date, to reflect all or any portion of the ownership of the New Equity or New Second Lien PIK Notes to be held through the facilities of DTC, none of the Debtors, the Reorganized Debtors, nor any other Person shall be required to provide any further evidence other than the Plan and Confirmation Order with respect to the treatment of the New Equity or New Second Lien PIK Notes under applicable securities laws, and the Plan or Confirmation Order shall be deemed to be legal and binding obligations of the Reorganized Debtors in all respects.

The DTC shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the New Equity or New Second Lien PIK Notes are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depositary services.

Notwithstanding anything to the contrary in the Plan, no Entity (including, for the avoidance of doubt, DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Equity and New Second Lien PIK Notes are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depositary services.

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D.	Compliance with Tax Requirements

In connection with the Plan, to the extent applicable, the Debtors or the Reorganized Debtors, as applicable, shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Debtors or the Reorganized Debtors, as applicable, shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Debtors or the Reorganized Debtors, as applicable, reserve the right to allocate all distributions made under the Plan in compliance with applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

E.	Allocations

Each Holder of an Allowed Claim shall have the option to apply such Holder’s Pro Rata share of consideration distributed under the Plan (cash or value) to satisfy outstanding principal of or accrued interest on such Holder’s Allowed Claim, as such allocation is determined by such Holder in its sole discretion.

F.	No Postpetition Interest on Claims

Unless otherwise specifically provided for in an order of the Court, the Plan, or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims or Interests and no Holder of a Claim or Interest shall be entitled to interest accruing on or after the Petition Date on any such Claim.

G.	Setoffs and Recoupment

The Debtors or the Reorganized Debtors, as applicable, may, but shall not be required to, set off against, or recoup from, any Claim against a Debtor of any nature whatsoever that the applicable Debtor may have against the claimant, but neither the failure to do so nor the allowance of any Claim against a Debtor hereunder shall constitute a waiver or release by the applicable Debtor of any such Claim it may have against the Holder of such Allowed Claim.

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H.	Claims Paid or Payable by Third Parties

1.	Claims Paid by Third Parties

The Debtors or the Reorganized Debtors, as applicable, with respect to Claims other than General Unsecured Claims, and the GUC Administrator with respect to General Unsecured Claims, shall reduce in full an Allowed Claim, and such Claim shall be Disallowed without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and thereafter receives payment from a party that is not a Debtor, a Reorganized Debtor, or the GUC Administrator on account of such Claim, such Holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the Reorganized Debtors or the GUC Administrator, as applicable, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the Petition Date. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the Reorganized Debtors or the GUC Administrator, as applicable, annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the fourteen (14) day grace period specified above until the amount is repaid.

2.	Claims Payable by Insurers

Holders of Claims that are covered by the Debtors’ insurance policies shall seek payment of such Claims from applicable insurance policies, provided that the Debtors, the Reorganized Debtors, and the GUC Administrator, as applicable, shall have no obligation to pay any amounts in respect of prepetition deductibles or self-insured retention amounts. No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without an objection having to be Filed and without any further notice to or action, order, or approval of the Court.

3.	Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VII.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Allowance of Claims

On or after the Effective Date, the Reorganized Debtors and the GUC Administrator (solely with respect to General Unsecured Claims) shall have any and all rights and defenses the Debtors had with respect to any Claim immediately prior to the Effective Date. Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code, or the Court has entered a Final Order, including the Confirmation Order (when it becomes a Final Order), in the Chapter 11 Cases allowing such Claim.

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B.	Claims and Interests Administration Responsibilities

1.	Reorganized Debtors

Except as otherwise specifically provided in the Plan and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, after the Effective Date, the Reorganized Debtors, by order of the Court, shall have the sole authority: (1) to File, withdraw, or litigate to judgment objections to Claims (other than General Unsecured Claims); (2) to settle or compromise any Disputed Claim (other than General Unsecured Claims) without any further notice to or action, order, or approval by the Court; and (3) to administer and adjust the Claims Register (except with respect to General Unsecured Claims) to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Court.

2.	GUC Administrator

Except as otherwise specifically provided in the Plan and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, after the Effective Date, the GUC Administrator, by order of the Court, shall have the sole authority: (1) to File, withdraw, or litigate to judgment objections to General Unsecured Claims; (2) to settle or compromise any Disputed Claim that is a General Unsecured Claim without any further notice to or action, order, or approval by the Court; and (3) to administer and adjust the Claims Register (solely with respect to General Unsecured Claims) to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Court.

C.	Estimation of Claims

Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, or the GUC Administrator (solely with respect to General Unsecured Claims), may (but are not required to) at any time request that the Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether any party previously has objected to such Claim, and the Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during any appeal relating to such objection. In the event that the Court estimates any Disputed Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the Debtors, the Reorganized Debtors, or the GUC Administrator, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before twenty-one (21) days after the date on which such Claim is estimated. All of the aforementioned Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Court.

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D.	Adjustment to Claims Without Objection

Any Claim that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted or expunged on the Claims Register without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Court.

E.	Disputed Claims Reserve

On or prior to the Effective Date, the Debtors or the Reorganized Debtors, as applicable, or the GUC Administrator (solely with respect to General Unsecured Claims), shall be authorized, in consultation with the Requisite Creditors and the Creditors’ Committee, to establish one or more Disputed Claims Reserves, which Disputed Claims Reserve(s) shall be administered by the Reorganized Debtors or the GUC Administrator, as applicable.

1.	Reorganized Debtors

The Reorganized Debtors or the Disbursing Agent may, in their sole discretion, hold Cash in a Disputed Claims Reserve in trust for the benefit of the Holders of Claims (other than General Unsecured Claims) ultimately determined to be Allowed after the Effective Date. The Reorganized Debtors shall distribute such amounts (net of any expenses, including any taxes relating thereto), as provided herein, as such Disputed Claims are resolved by a Final Order or agreed to by settlement, and such amounts will be distributable on account of such Disputed Claims as such amounts would have been distributable had such Disputed Claims been Allowed Claims as of the Effective Date.

2.	GUC Administrator

The GUC Administrator may, in its sole discretion, hold Cash in a Disputed Claims Reserve from the General Unsecured Claims Distribution in trust solely for the benefit of the Holders of General Unsecured Claims ultimately determined to be Allowed after the Effective Date. The GUC Administrator shall distribute such amounts (net of any expenses, including any taxes relating thereto), as provided herein, as such Disputed Claims are resolved by a Final Order or agreed to by settlement, and such amounts will be distributable on account of such Disputed Claims as such amounts would have been distributable had such Disputed Claims been Allowed Claims as of the Effective Date.

F.	Time to File Objections to Claims

Subject to Article VII.B. above, any objections to Claims, which, prior to the Effective Date, may be Filed by any party, shall be Filed on or before the Claims Objection Deadline.

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G.	Disallowance of Claims

Any Claims held by Entities from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors, the Reorganized Debtors, or the GUC Administrator, as applicable.

Except as provided herein (including with respect to any counterparties to rejected Executory Contracts or Unexpired Leases who are required to File Proofs of Claim after the rejection of their contracts or leases), any and all Proofs of Claim or requests for payment of Administrative Claims, as applicable, Filed after the applicable Claims Bar Date, Administrative Claims Bar Date, Governmental Bar Date, and applicable deadline for Filing Proofs of Claim based on the Debtors’ rejection of Executory Contracts or Unexpired Leases, as applicable, shall be deemed Disallowed and expunged as of the Effective Date without any further notice to or action, order, or approval of the Court, and Holders of such Claims may not receive any distributions on account of such Claims, unless on or before the Confirmation Hearing such late Filed Claim has been deemed timely Filed by a Final Order.

H.	Amendments to Claims

After the Claims Bar Date, except as provided in the Plan or the Confirmation Order, a Claim may not be Filed or amended without the prior authorization of the Court and any such new or amended Claim Filed shall be deemed Disallowed in full and expunged without any further action, order, or approval of the Court.

I.	No Distributions Pending Allowance

No payment or distribution provided under the Plan shall be made to the extent that any Claim is a Disputed Claim, including if an objection to a Claim or portion thereof is Filed as set forth in Article VII, unless and until such Disputed Claim becomes an Allowed Claim; provided that any portion of a Claim that is an Allowed Claim shall receive the payment or distribution provided under the Plan thereon notwithstanding that any other portion of such Claim is a Disputed Claim.

J.	Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Court allowing any Disputed Claim becomes a Final Order, the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest, dividends, or accruals shall be paid to the Holder of such Allowed Claim on account of such Allowed Claim unless required under applicable bankruptcy law or as otherwise provided in herein.

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K.	Single Satisfaction of Claims

Holders of Allowed Claims may assert such Claims against each Debtor obligated with respect to such Claim, and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against each obligated Debtor based upon the full Allowed amount of the Claim. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of any Allowed Claim exceed 100% of such Allowed Claim plus applicable interest. For the avoidance of doubt, this shall not affect the obligation of each and every Debtor to pay U.S. Trustee Fees until such time as such Debtor’s Chapter 11 Case is closed, dismissed, or converted.

ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Compromise and Settlement of Claims, Interests, and Controversies

As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, which distributions and other benefits shall be irrevocable and not subject to challenge upon the Effective Date, the provisions of the Plan, and the distributions and other benefits provided hereunder, shall constitute a good-faith compromise and settlement of all issues in respect of the Chapter 11 Cases (collectively, the “Settled Issues”), including, without limitation:

1. the valuation of the Reorganized Debtors’ enterprise, including the value of any unencumbered assets;

2. any dispute regarding the application of the equities of the case exception under section 552(b) of the Bankruptcy Code or surcharge under section 506(c) of the Bankruptcy Code in respect of the First Lien Claims and the Second Lien Notes Claims;

3. the amount of the First Lien Claims and the Second Lien Notes Claims and such Holders’ Allowed Claims, and the validity and enforceability of the Liens securing such Claims;

4. the amount of adequate protection claims held by the Prepetition Term Loan Lenders and the Combined Prepetition Second Lien Noteholders under the Cash Collateral Order;

5. any challenges to Cash transfers;

6. any challenges to transfers made by the Debtors to any related Entities;

7. the releases, exculpations, and injunctions provided in the Plan; and

8. any claims for payment of administrative expenses as a substantial contribution under section 503 of the Bankruptcy Code.

The Plan shall be deemed a motion to approve the good-faith compromise and settlement of all such Claims, Interests, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Court’s approval of the compromise and settlement of all such Claims, Interests, and controversies, as well as a finding by the Court that all such compromises and settlements are in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against, and Interests in, the Debtors and their Estates and Causes of Action against other Entities.

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B.	Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan and the Plan Supplement, or in any contract, instrument, or other agreement or document created pursuant to the Plan and the Plan Supplement, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Interest has accepted the Plan. Any default or “event of default” by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the Filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

C.	Term of Injunctions or Stays

Unless otherwise provided herein or in a Final Order, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 362 of the Bankruptcy Code or otherwise and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date set forth in the order providing for such injunction or stay.

D.	Release of Liens

Except as otherwise specifically provided in the Plan, the New Second Lien PIK Notes Documents (including in connection with any express written amendment of any mortgage, deed of trust, Lien, pledge, or other security interest under the New Second Lien PIK Notes Documents), or in any other contract, instrument, agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions or other treatment made pursuant to the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their

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successors and assigns, in each case, without any further approval or order of the Court and without any action or Filing being required to be made by the Debtors or the Reorganized Debtors. In addition, at the Debtors’ or Reorganized Debtors’ sole expense, the Prepetition Term Loan Agent and the Indenture Trustee shall execute and deliver all documents reasonably requested by the Reorganized Debtors, or the administrative agent or indenture trustee for the Exit Facility or New Second Lien PIK Notes to evidence the release of such mortgages, deeds of trust, Liens, pledges, and other security interests and shall authorize the Reorganized Debtors to file UCC-3 termination statements and other release documentation (to the extent applicable) with respect thereto.

E.	Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, their Estates, and the Reorganized Debtors from any and all Claims, Causes of Action, obligations, suits, judgments, damages, demands, losses, or liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), including any derivative claims, asserted on behalf of the Debtors, that the Debtors, their Estates, or the Reorganized Debtors would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the Debtors’ in- or out-of-court restructuring efforts, the Debtors’ intercompany transactions (including dividends paid), transactions pursuant and/or related to the Prepetition Term Loan Agreement, the Prepetition Second Lien Indenture, the Prepetition Second Lien PIK Indenture, the Notes, the Cash Collateral Order (and any payments or transfers in connection therewith), any Avoidance Actions, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Restructuring Support Agreement, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, or any Restructuring Transaction, contract, instrument, document, release, or other agreement or document (including any legal opinion regarding any such transaction, contract, instrument, document, release, or other agreement or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Restructuring Support Agreement, the Disclosure Statement, the Plan, the related agreements, instruments, and other documents (including the Definitive Documentation), the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the solicitation of votes with respect to this Plan, the administration and implementation of the Plan, including the issuance or distribution of Securities or other property pursuant to the Plan, the Definitive Documentation, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing. Notwithstanding anything to the contrary in the foregoing, (i) the

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releases set forth herein do not release any post-Effective Date obligations of any party or Entity under the Plan, including under any of the Restructuring Transactions, and (ii) nothing in this provision shall, nor shall it be deemed to, release any Released Party from any Claims or Causes of Action that are found, pursuant to a Final Order, to be the result of such Released Party’s gross negligence, actual fraud, or willful misconduct.

Entry of the Confirmation Order shall constitute the Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases by the Debtors set forth in this Article VIII.E, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Court’s finding that such releases are: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the claims released by such releases; (3) in the best interests of the Debtors and their Estates; (4) fair, equitable and reasonable; (5) given and made after due notice and opportunity for hearing; (6) an essential component of the Plan and the Restructuring Transactions; and (7) a bar to any of the Debtors or their Estates asserting any claim or cause of action released pursuant to such releases.

F.	Releases by Holders of Claims and Interests

As of the Effective Date, to the fullest extent of the law, each Releasing Party is deemed to have released and discharged each Released Party from any and all Claims, Causes of Action, obligations, suits, judgments, damages, demands, losses, or liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), including any derivative claims, asserted on behalf of the Debtors, that the Debtors, their Estates, or the Reorganized Debtors would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the Debtors’ in- or out-of-court restructuring efforts, the Debtors’ intercompany transactions (including dividends paid), transactions pursuant and/or related to the Prepetition Term Loan Agreement, the Prepetition Second Lien Indenture, the Prepetition Second Lien PIK Indenture, the Notes, the Cash Collateral Order (and any payments or transfers in connection therewith), any Avoidance Actions, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Releasing Party, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Restructuring Support Agreement, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, or any Restructuring Transaction, contract, instrument, document, release, or other agreement or document (including any legal opinion regarding any such transaction, contract, instrument, document, release, or other agreement or the reliance by any Releasing Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Restructuring Support Agreement, the Disclosure Statement, the Plan, the related agreements, instruments, and other documents (including the Definitive Documentation), the Chapter 11 Cases, the filing of the Chapter 11

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Cases, the pursuit of Confirmation, the pursuit of Consummation, the solicitation of votes with respect to this Plan, the administration and implementation of the Plan, including the issuance or distribution of Securities or other property pursuant to the Plan, the Definitive Documentation, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing. Notwithstanding anything to the contrary in the foregoing, (i) the releases set forth herein do not release any post-Effective Date obligations of any party or Entity under the Plan, including under any of the Restructuring Transactions, and (ii) nothing in this provision shall, nor shall it be deemed to, release any Released Party from any Claims or Causes of Action that are found, pursuant to a Final Order, to be the result of such Released Party’s gross negligence, actual fraud, or willful misconduct.

Entry of the Confirmation Order shall constitute the Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases by Holders of Claims and Interests set forth in this Article VIII.F, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Court’s finding that such releases are: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the claims released by such releases; (3) in the best interests of the Debtors and their Estates; (4) fair, equitable and reasonable; (5) given and made after due notice and opportunity for hearing; (6) an essential component of the Plan and the Restructuring Transactions; and (7) a bar to any of the Releasing Parties asserting any claim or cause of action released pursuant to such releases.

G.	Exculpation

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Claim, Cause of Action, obligation, suit, judgment, damage, demand, loss, or liability for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, Filing, or termination of the Restructuring Support Agreement and related prepetition transactions, the Restructuring Support Agreement, the Disclosure Statement, the Plan, the related agreements, instruments, and other documents (including the Definitive Documentation), the solicitation of votes with respect to this Plan, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Debtors’ in or out-of-court restructuring efforts, the Disclosure Statement, the Plan, the Restructuring Support Agreement, the related agreements, instruments, and other documents (including the Definitive Documentation), the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan, the related agreements, instruments, and other documents (including the Definitive Documentation), or any other related agreement, except for claims related to any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such

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Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties (to the extent applicable) have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

H.	Injunction

Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or Confirmation Order, all Entities who have held, hold, or may hold Claims or Interests that have been released pursuant to Article VIII.E or Article VIII.F of the Plan, discharged pursuant to Article VIII.B of the Plan, or are subject to exculpation pursuant to Article VIII.G of the Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Released Parties, or the Exculpated Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (c) creating, perfecting, or enforcing any Lien or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan. Notwithstanding anything to the contrary in the foregoing, the injunction does not enjoin any party under the Plan or under any document, instrument, or agreement (including those attached to the Disclosure Statement or set forth in the Plan Supplement, to the extent finalized) executed to implement the Plan from bringing an action to enforce the terms of the Plan or such document, instrument, or agreement (including those attached to the Disclosure Statement or set forth in the Plan Supplement, to the extent finalized) executed to implement the Plan.

I.	Protection Against Discriminatory Treatment

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, or discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

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J.	Recoupment

In no event shall any Holder of an Allowed Claim be entitled to recoup against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

K.	Subordination Rights

Any distributions under the Plan shall be received and retained free from any obligations to hold or transfer the same to any other Holder and shall not be subject to levy, garnishment, attachment, or other legal process by any Holder by reason of claimed contractual subordination rights. Any such subordination rights shall be waived, and the Confirmation Order shall constitute an injunction enjoining any Entity from enforcing or attempting to enforce any contractual, legal, or equitable subordination rights to property distributed under the Plan, in each case other than as provided in the Plan.

L.	Reimbursement or Contribution

If the Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent; or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONFIRMATION

AND CONSUMMATION OF THE PLAN

A.	Conditions Precedent to the Confirmation Date

It shall be a condition to Confirmation of the Plan that the following conditions shall have been satisfied (or waived pursuant to the provisions of Article IX.C hereof):

1. The Court shall have approved in all material respects the compromise and settlement of all the Settled Issues, which approval shall be expressly included in the Confirmation Order;

2. The Restructuring Support Agreement shall not have been breached in any material respect and shall remain in full force and effect;

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3. The Plan, including any exhibits, schedules, amendments, modifications, or supplements thereto, shall have been Filed subject to the terms hereof;

4. The Plan Supplement, including any exhibits, schedules, amendments, modifications, or supplements thereto, shall have been Filed subject to the terms hereof; and

5. The Confirmation Order shall have been entered by the Court.

B.	Conditions Precedent to the Effective Date

It shall be a condition to Consummation of the Plan that the following conditions shall have been satisfied (or waived pursuant to the provisions of Article IX.C hereof):

1. Entry of the Confirmation Order in a form and substance acceptable to the Requisite Creditors, and such order shall have become a Final Order that has not been stayed, modified, or vacated on appeal;

2. All of the Consenting Creditors Fees shall have been paid or escrowed, as applicable, by the Debtors in accordance with the terms hereof;

3. All fees ordered to be paid pursuant to the Cash Collateral Order, including the Consenting Creditors’ reasonable and documented professional fees, shall have been paid or will be paid prior to or contemporaneously with the Effective Date in accordance with the terms hereof and the Cash Collateral Order;

4. The Plan, including any exhibits, schedules, amendments, modifications, or supplements thereto, and inclusive of any amendments, modifications, or supplements made after the Confirmation Date but prior to the Effective Date, shall be in form and substance acceptable in all respects to the Debtors and the Requisite Creditors;

5. The Plan Supplement, including any exhibits, schedules, amendments, modifications, or supplements thereto, and inclusive of any amendments, modifications, or supplements made after the Confirmation Date but prior to the Effective Date, shall be in form and substance acceptable in all respects to the Debtors and the Requisite Creditors;

6. The Second Lien PIK Documents shall have been executed and delivered by all of the Entities that are parties thereto, and all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the consummation of the New Second Lien PIK Notes shall have been waived or satisfied in accordance with the terms thereof, and the issuance of the New Second Lien PIK Notes shall be deemed to occur concurrently with the occurrence of the Effective Date;

7. The Exit Facility Documents shall have been executed and delivered by all of the Entities that are parties thereto, and all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the consummation of the Exit Facility shall have been waived or satisfied in accordance with the terms thereof, and the closing of the Exit Facility shall be deemed to occur concurrently with the occurrence of the Effective Date;

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8. All other Definitive Documentation shall be acceptable in all respects to the Requisite Creditors and executed in accordance with the terms hereof;

9. All conditions precedent to the issuance of the New Equity, other than any conditions related to the occurrence of the Effective Date, shall have occurred;

10. The New Organizational Documents shall be in form and substance acceptable in all respects to the Debtors and the Requisite Creditors and shall have been duly filed with the applicable authorities in the relevant jurisdictions;

11. All governmental and third-party approvals and consents, including Court approval, necessary in connection with the transactions provided for in the Plan shall have been obtained, are not subject to unfulfilled conditions, and are in full force and effect, and all applicable waiting periods have expired without any action having been taken by any competent authority that would restrain or prevent such transactions;

12. All documents and agreements necessary to implement the Plan, including any revised employment agreements, shall have (a) been tendered for delivery and (b) been effected or executed by all Entities party thereto, and all conditions precedent to the effectiveness of such documents and agreements (other than any conditions related to the occurrence of the Effective Date) shall have been satisfied or waived pursuant to the terms of such documents or agreements (including, without limitation, the Exit Facility Documents); and

13. All Allowed Professional Fee Claims approved by the Court shall have been paid in full and the Professional Fee Escrow Account shall have been funded in the Professional Fee Reserve Amount.

C.	Waiver of Conditions

The conditions precedent to Confirmation of the Plan and to the Effective Date of the Plan set forth in this Article IX may be waived only by consent of the Debtors and the Requisite Creditors without notice, leave, or order of the Court or any formal action other than proceedings to confirm or consummate the Plan.

D.	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in section 1101(2) of the Bankruptcy Code, shall be deemed to occur on the Effective Date.

E.	Effect of Non-Occurrence of Conditions to the Confirmation Date or the Effective Date

If the Confirmation Date and/or the Effective Date do(es) not occur, the Plan shall be null and void in all respects and nothing contained in the Plan, the Disclosure Statement, or the Restructuring Support Agreement shall: (1) constitute a waiver or release of any Claims by or Claims against or Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any Holders of a Claim or Interest or any other Entity; (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests, or any other Entity in any respect; or (4) be used by the Debtors or any Entity as evidence (or in any other way) in any litigation, including with regard to the strengths or weaknesses of any of the parties’ positions, arguments or claims.

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ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments

Subject to the limitations contained herein and the terms of the Restructuring Support Agreement, the Debtors reserve the right to modify the Plan and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, those restrictions on modifications set forth in the Plan, and the terms of the Restructuring Support Agreement, the Debtors expressly reserve their right to alter, amend, or modify materially the Plan, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.

B.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan occurring after the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of the Plan

The Debtors, with the consent of the Requisite Creditors, reserve the right to revoke or withdraw the Plan with respect to any or all Debtors prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors, with the consent of the Requisite Creditors, revoke or withdraw the Plan, or if Confirmation and Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (i) constitute a waiver or release of any Claims or Interests; (ii) prejudice in any manner the rights of the Debtors or any other Entity, including the Holders of Claims; (iii) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Entity; or (iv) be used by the Debtors or any Entity as evidence (or in any other way) in any litigation, including with regard to the strengths or weaknesses of any of the parties’ positions, arguments or claims.

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ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Court shall retain jurisdiction over the Chapter 11 Cases and all matters, arising out of, or related to, the Chapter 11 Cases and the Plan to the fullest extent allowed by applicable law, including jurisdiction to:

1. Allow, Disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or Unsecured status, or amount of any Claim against a Debtor, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections relating to any of the foregoing;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals;

3. resolve any matters related to: (a) the assumption, assignment, or rejection of any Executory Contract or Unexpired Lease and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Claims related to the rejection of an Executory Contract or Unexpired Lease, any Cure Claims, or any other matter related to such Executory Contract or Unexpired Lease; (b) the Debtors or the Reorganized Debtors, as applicable, amending, modifying, or supplementing, pursuant to Article V hereof, the Schedule of Assumed Executory Contracts and Unexpired Leases or the Schedule of Rejected Executory Contracts and Unexpired Leases; and (c) any dispute regarding whether a contract or lease is or was an Executory Contract or Unexpired Lease;

4. ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

5. adjudicate, decide, or resolve any motions, adversary proceedings, contested, or litigated matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. adjudicate, decide, or resolve any and all matters related to Causes of Action by or against a Debtor;

7. adjudicate, decide, or resolve any and all matters related to sections 1141, 1145, and 1146 of the Bankruptcy Code;

8. enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and the Restructuring Support Agreement, and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Restructuring Support Agreement;

9. enter and enforce any order for the sale of property pursuant to section 363 or 1123 of the Bankruptcy Code;

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10. resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan or the Restructuring Support Agreement;

11. issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

12. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the settlements, compromises, discharges, releases, injunctions, exculpations, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

13. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.H.1 hereof;

14. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

15. determine any other matters that may arise in connection with or relate to the Restructuring Support Agreement, the Plan, the Disclosure Statement, the Confirmation Order, or the Plan Supplement;

16. adjudicate any and all disputes arising from or relating to distributions under the Plan or any transactions contemplated therein, including any Restructuring Transactions;

17. consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Court order, including the Confirmation Order;

18. determine requests for the payment of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code;

19. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

20. hear and determine all disputes involving the existence, nature, or scope of the release provisions set forth in the Plan, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

21. enforce all orders previously entered by the Court;

22. hear any other matter not inconsistent with the Bankruptcy Code;

23. enter an order concluding or closing the Chapter 11 Cases; and

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24. enforce the injunction, release, and exculpation provisions set forth in Article VIII hereof.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Subject to Article IX.A hereof and notwithstanding Bankruptcy Rule 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan, the final versions of the documents contained in the Plan Supplement, and the Confirmation Order shall be immediately effective and enforceable and deemed binding upon the Debtors or the Reorganized Debtors, as applicable, and any and all Holders of Claims or Interests (regardless of whether the Holders of such Claims or Interests are deemed to have accepted or rejected the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, and injunctions provided for in the Plan, each Entity acquiring property under the Plan or the Confirmation Order, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases. All Claims and debts shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or debt has voted on the Plan.

B.	Additional Documents

On or before the Effective Date, with the consent of the Requisite Creditors and in accordance with the terms and conditions set forth in the Restructuring Support Agreement, the Debtors may File with the Court such agreements and other documents, in form and substance acceptable to the Requisite Creditors, as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors, with the consent of the Requisite Creditors, and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Dissolution of the Creditors’ Committee

On the Effective Date, the Creditors’ Committee shall dissolve automatically, and the respective members thereof shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases; provided that such dissolution shall not affect the standing of Professionals for the Creditors’ Committee to submit and prosecute requests for payment of Professional Fee Claims and any appeals thereof. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the Creditors’ Committee after the Effective Date other than Allowed Professional Fee Claims, whenever incurred including, without limitation, those incurred after the Effective Date in connection with the consummation and implementation of the Plan.

D.	Reservation of Rights

Prior to the Effective Date, neither the Plan, any statement or provision contained in the Plan, nor any action taken or not taken by any Debtor with respect to the Plan, the Disclosure Statement, the Confirmation Order, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests.

62

Prior to the Effective Date, neither the Plan, any statement or provision contained in the Plan, nor any action taken or not taken by any Holder of any Claim with respect to the Plan, the Disclosure Statement, the Confirmation Order, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any claimant with respect to any Claims or Interests.

E.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan or the Confirmation Order shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

F.	Service of Documents

Any pleading, notice, or other document required by the Plan to be served on or delivered to the Debtors or Reorganized Debtors shall be served on:

Reorganized Debtors	PetroQuest Energy, Inc. 400 E. Kaliste Saloom Road, Suite 6000 Lafayette, Louisiana 70508 Attn: Charles T. Goodson

Attorneys to the Debtors	Porter Hedges LLP 1000 Main Street Houston, Texas 77002 Attn: John F. Higgins E. James Cowen

United States Trustee	Office of the United States Trustee for the Southern District of Texas 515 Rusk Street, Suite 3516 Houston, Texas 77002 Attn: [•]

Counsel to the Prepetition Term Loan Agent	Kelley Drye & Warren LLP 101 Park Avenue New York, NY 10178 Attn: Pamela Bruzzese-Szczygiel

Counsel to the Consenting Creditors

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Attn: Michael S. Stamer

Akin Gump Strauss Hauer & Feld LLP

1700 Pacific Avenue, Suite 4100

Dallas, Texas 75201

Attn: Sarah Link Schultz

63

Counsel to the Indenture Trustee	Reed Smith LLP 1201 Market Street, Suite 1500, Wilmington, Delaware 19801 Attn: Kurt F. Gwynne

G.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to section 105 or 362 of the Bankruptcy Code or any order of the Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

H.	Entire Agreement

Except as otherwise indicated, the Plan, the Confirmation Order, the Plan Supplement, the Restructuring Support Agreement, the Exit Facility Documents, the Registration Rights Agreement, and the New Second Lien PIK Notes Documents supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

I.	Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at http://dm.epiq11.com/PetroQuest or the Court’s website at www.txs.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Court, the non-exhibit or non-document portion of the Plan shall control.

J.	Nonseverability of Plan Provisions

If, prior to Confirmation, any term or provision of the Plan is held by the Court to be invalid, void, or unenforceable, the Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such terms or provision shall then be applicable as altered or interpreted, provided that any such alteration or interpretation shall be acceptable to the Debtors and the Requisite Creditors. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ and the Requisite Creditors’ consent; and (3) nonseverable and mutually dependent.

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K.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, none of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

L.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Court to close the Chapter 11 Cases.

M.	Waiver or Estoppel

Each Holder of a Claim shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement or the Debtors or Reorganized Debtors’ right to enter into settlements was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Court or the Notice and Claims Agent prior to the Confirmation Date.

* * * *

Respectfully submitted, as of the date first set forth above,

Dated: November 6, 2018	PETROQUEST ENERGY, INC. on behalf of itself and all other Debtors

/s/ Charles T. Goodson Charles T. Goodson President and Chief Executive Officer 400 E. Kaliste Saloom Road, Suite 6000 Lafayette, Louisiana 70508

65

EXHIBIT B

PETROQUEST ENERGY, INC.

EXIT FACILITY TERM SHEET

$50,000,000 Term Loan Facility

Summary of Indicative Terms and Conditions

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Restructuring Support Agreement to which this Exhibit B is attached.

Borrower:	PetroQuest Energy, L.L.C., a Louisiana limited liability company (the “Company”).

Guarantors:

PetroQuest Energy, Inc., a Delaware corporation (the “Parent”).

TDC Energy, LLC, a Louisiana limited liability company.

Each of the Company’s and Parent’s other existing and future direct and indirect wholly owned subsidiaries other than exceptions that are consistent with the Prepetition Term Loan Agreement.

Agent:	A third party agent to be mutually agreed upon.

Backstop Commitment and Lenders:	Certain of the MacKay Funds and the Corre Funds shall provide backstop commitments for the Facility (with 50% of the Facility backstopped by such MacKay Funds and 50% of the Facility backstopped by the Corre Funds). Holders of the Combined Prepetition Second Lien Notes will be offered a chance to participate in the Facility on a pro rata basis based on their holdings of the Combined Prepetition Second Lien Notes.

Backstop Fee:	3% of the principal amount of the Facility, payable in equity of the reorganized PetroQuest Energy, Inc., valued at plan value, on the Effective Date (which issuance of equity will not dilute the Management Incentive Plan).

Facility:	A term loan facility in an aggregate amount of $50,000,000 (the “Loans”) available in one drawing on the Closing Date.

Purpose:	The proceeds of the Facility will be used for (a) the repayment in full of the Prepetition Term Loans on the Closing Date, (b) the payment of transaction expenses and (c) for working capital, capital expenditures and other general corporate purposes.

Interest Rate:

The outstanding principal amount of the Loans shall bear interest at 7.50% per annum plus LIBOR (subject to a 1.00% floor).

After the occurrence and during the continuance of an Event of Default (as defined below) all outstanding amounts under the Facility shall bear an additional 2.00% per annum of interest, which additional interest will be payable on demand.

Maturity:	The Facility will mature on the date that is four years and nine months from the Effective Date.

Amortization	None.

Voluntary Prepayments:	Consistent with the Prepetition Term Loan Agreement.

Mandatory Prepayments:	Consistent with the Prepetition Term Loan Agreement, with modifications to reflect the Restructuring Transactions and the status of the Company after giving effect to the Restructuring Transactions.

Collateral:	Same as the Prepetition Term Loan Agreement. The agent for the Facility will enter into an intercreditor agreement with the agent or trustee for the New Second Lien PIK Notes to be issued on the Effective Date, which will provide that the New Second Lien PIK Notes will have a silent second lien with respect to any shared collateral.

Representations:	Consistent with the Prepetition Term Loan Agreement, with modifications to reflect the Restructuring Transactions and the status of the Company after giving effect to the Restructuring Transactions.

Affirmative Covenants:	Consistent with the Prepetition Term Loan Agreement, with modifications to reflect the Restructuring Transactions and the condition and status of the Company after giving effect to the Restructuring Transactions.

Negative Covenants:	Consistent with the Prepetition Term Loan Agreement, with modifications to reflect the Restructuring Transactions and the status of the Company after giving effect to the Restructuring Transactions.

Financial Covenants:	Consistent with the Prepetition Term Loan Agreement.

Events of Default:	Consistent with the Prepetition Term Loan Agreement, with modifications to reflect the Restructuring Transactions and the status of the Company after giving effect to the Restructuring Transactions.

2

Fees and Expenses:	The Company shall pay on the Effective Date and promptly following written demand thereafter all reasonable and documented out-of-pocket expenses of the Agent and the Lenders in connection with the negotiation, administration and enforcement of the definitive documentation for the Facility, the transactions contemplated thereby or protection of rights thereunder

Governing Law and Forum:	New York.

3

EXHIBIT C

PETROQUEST ENERGY, INC.

NEW SECOND LIEN PIK NOTE TERM SHEET

$80,000,000 of New Second Lien PIK Notes

Summary of Indicative Terms and Conditions

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Restructuring Support Agreement to which this Exhibit C is attached.

Issuer	PetroQuest Energy, Inc., a Delaware corporation (the “Issuer”).

Guarantors	Guaranteed on an unsecured basis by each subsidiary of the Issuer that is a borrower or guarantor under the Exit Facility

Security	The Notes will be secured by a second priority lien on all equity interests of each Guarantor.

Notes	$80 million aggregate principal amount of second lien notes due 2023 (the “Notes”). The Notes shall be issued through DTC.

Maturity Date	The date that is five years after the Effective Date.

Amortization	None.

Interest	The Notes will bear interest at a rate of 10.00% per annum, payable in kind, semi-annually in arrears; provided, at the option of the board of directors of the Issuer, interest shall be payable in cash.

Optional Redemption	The Issuer may redeem some or all of the notes at any time and from time to time at a redemption price equal to 102% of the principal amount of the notes being redeemed for the first year following the Effective Date, 101% of the principal amount of the notes being redeemed for the second year following the Effective Date and 100% of the principal amount of the notes being redeemed thereafter, in each case, plus accrued and unpaid interest thereon to the date of redemption.

Mandatory Redemptions/Offers to Purchase	Usual and customary for transactions of this type and consistent with the Prepetition Second Lien Indenture, with modifications to reflect the Restructuring Transactions and the condition and status of the Company after giving effect to the Restructuring Transactions.

Affirmative Covenants	Usual and customary for transactions of this type and consistent with the Prepetition Second Lien Indenture, with modifications to reflect the Restructuring Transactions and the condition and status of the Company after giving effect to the Restructuring Transactions.

Negative Covenants

Usual and customary for transactions of this type and consistent with the Prepetition Second Lien Indenture, with modifications to reflect the Restructuring Transactions and the condition and status of the Company after giving effect to the Restructuring Transactions, including, but not limited to, the following:

(a) The Issuer and the Guarantors may incur Indebtedness in an aggregate amount up to the greatest of (x) $65 million, (y) a borrowing base that is based on customary practices and market standards for reserve based loans not to exceed $150 million and (z) 35% of ACNTA (as such term is defined in the Prepetition Second Lien Indenture), it being understood that the Exit Facility shall be deemed incurred under this exception; and

(b) Other than as set forth in clause (a) above, the Guarantors and their subsidiaries may not incur any Indebtedness that is senior to the Notes (whether in right of payment, due to lien priority or due to structural priority) but junior to any indebtedness described in clause (a) above.

Events of Default	Usual and customary for transactions of this type and consistent with the Prepetition Second Lien Indenture, with modifications to reflect the Restructuring Transactions and the condition and status of the Company after the Restructuring Transactions.

Governing Law and Forum	New York.

2

EXHIBIT D

PETROQUEST ENERGY, INC.

MANAGEMENT INCENTIVE PROGRAM TERM SHEET

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Restructuring Support Agreement to which this Exhibit D is attached.

Reorganized Company	Upon emergence (“Emergence”) of PetroQuest Energy, Inc. (the “Reorganized Company”) pursuant to the plan of reorganization pursuant to chapter 11 of the Bankruptcy Code (the “Restructuring”).

MIP General Description and Purpose	A Management Incentive Program (“MIP”) will be established in connection with the Restructuring and will provide for a pool consisting of 9% (the “MIP Pool”) of the outstanding shares of common stock of the Reorganized Company (“New Common Stock”) at Emergence (on a fully diluted basis, including shares of New Common Stock to be issued in connection with the Backstop Fee contemplated by the Exit Facility Term Sheet) with an additional reserve of 200,000 shares of the New Common Stock at Emergence. The MIP will be administered by the board of directors of the Reorganized Company (the “New Board”). The awards to be granted under the MIP will be subject to customary anti-dilution and other adjustments for changes in capitalization and other events. The awards to be granted from the MIP Pool as described further below will be allocated among the Company’s current Chief Executive Officer, Chief Financial Officer and EVP – Operations and Production (the “Selected Participants”) as follows: 60%, 20% and 20%. The awards to be granted from the MIP Reserve will be granted by the New Board in its discretion.

Plan Structure; Awards to be Granted	The MIP is an equity-based compensation plan providing for and permitting the grant of awards to eligible participants including, among other things, in the form of unrestricted shares of New Common Stock, stock options (“Options”) to purchase shares of New Common Stock and restricted stock units (“RSUs”) to be settled in shares of New Common Stock, in each case subject to the satisfaction of certain vesting criteria, if any, described below.

Fully Vested RSUs	Upon Emergence, the Selected Participants will be granted fully vested RSUs with respect 2.5% of the New Common Stock (“Vested RSUs”). The Vested RSUs will not be subject to vesting or forfeiture and will be settled on the earlier of (i) a participant’s termination of employment for any reason, (ii) a “Change in Control” (as defined in the participant’s termination agreement) (iii) a specified date, which will be the 30th trading day in 2019 after the Emergence Date. Tax withholding with respect to shares of New Common Stock delivered upon settlement may be paid in cash or via “net” settlement at the participant’s discretion.

Restricted Stock Units

Upon Emergence, RSUs will be granted from the MIP Pool to the Selected Participants with respect 1.0% of the New Common Stock (“First Emergence RSUs”). The First Emergence RSUs fully vest on the earlier to occur of (i) the one-year anniversary of Emergence subject to continuing employment on the vesting date or (ii) a “Change in Control” (as defined in the participant’s termination agreement). In the event of the termination of a participant’s employment by the Reorganized Company for any reason (including due to disability) or in the event of the participant’s death, the First Emergence RSUs will be fully vested.

Upon Emergence, RSUs will be granted from the MIP Pool to the Selected Participants with respect 2.5% of the New Common Stock (“Second Emergence RSUs”). The Second Emergence RSUs fully vest on the earliest to occur of (i) the three-year anniversary of Emergence subject to continuing employment on the vesting date, (ii) a “Change in Control” (as defined in the participant’s termination agreement) or (iii) the attainment of a 20-trading day volume-weighted average price of a share of New Common Stock ( “VWAP Price”) at least equal to $ 20.00 following the date of grant. In the event of the termination of a participant’s employment for any reason prior to vesting, the Second Emergence RSUs will be forfeited; provided, however, that if the participant’s employment is terminated by the Reorganized Company due to disability or in the event of the participant’s death, the participant will become vested in the number of Second Emergence RSUs equal to the product of (i) the total number of Second Emergence RSUs, multiplied by (ii) a fraction, the numerator of which is the number of months elapsed from Emergence through the date of such termination and the denominator of which is 36.

The First Emergence RSUs and Second Emergence RSUs will be settled in shares of New Common Stock at vesting and will not be subject to forfeiture once vested. Tax withholding with respect to such RSUs may be paid in cash or via “net” settlement at the participant’s discretion.

Emergence Options

Upon Emergence, Options will be granted from the MIP Pool to the Selected Participants to purchase 3% of the New Common Stock (such Options, the “Emergence Options”).

One half of the Emergence Options will have an exercise price of $10.00 per share and one half of the Emergence Options will have an exercise price of $12.50 per share.

Emergence Options will vest upon the earlier to occur of (i) attainment of a VWAP Price at least equal to the applicable strike price of the Option following the date of grant or (ii) a “Change in Control” (as defined in the participant’s termination agreement). In the event of the termination of a participant’s employment for any reason prior to vesting, the Emergence Options will be forfeited. Emergence Options will not be subject to forfeiture once vested, other than in the event of a termination by the Company for “Cause” as defined in the participant’s employment agreement, and will remain exercisable for the option term. The exercise price or tax withholding with respect to Emergence Options may be paid in cash or via “net” exercise at the participant’s discretion

Emergence Options will have a maximum term of 7 years.

Exhibit F

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

In re: PETROQUEST ENERGY, INC., et al., Debtors.[1]	§ § § § § § §	Chapter 11 Case No. 18-___________________ (Jointly Administered)

DISCLOSURE STATEMENT FOR THE

DEBTORS’ CHAPTER 11 PLAN OF REORGANIZATION

PORTER HEDGES LLP

John F. Higgins (TX 09597500)

Joshua W. Wolfshohl (TX 24038592)

M. Shane Johnson (TX 24083263)

1000 Main Street, 36th Floor

Houston, Texas 77002

PROPOSED ATTORNEYS FOR THE DEBTORS

Dated: November 6, 2018

THIS IS NOT A SOLICITATION OF AN ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL THIS DISCLOSURE STATEMENT HAS BEEN CONDITIONALLY APPROVED BY THE COURT. THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT BEEN CONDITIONALLY APPROVED BY THE COURT FOR PURPOSES OF SOLICITATION. THE INFORMATION IN THIS DISCLOSURE STATEMENT IS SUBJECT TO CHANGE. THIS DISCLOSURE STATEMENT IS NOT AN OFFER TO SELL ANY SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY ANY SECURITIES.

[1]

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are as follows: PetroQuest Energy, Inc. (0714), PetroQuest Energy, L.L.C. (2439), TDC Energy LLC (8877), PetroQuest Oil & Gas, L.L.C. (1170), PQ Holdings LLC (7576), Pittrans Inc. (1747), and Sea Harvester Energy Development, L.L.C. (5903). The address of the Debtors’ headquarters is: 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508.

THE DEBTORS ARE PROVIDING THE INFORMATION IN THIS DISCLOSURE STATEMENT TO HOLDERS OF CLAIMS FOR PURPOSES OF SOLICITING VOTES TO ACCEPT OR REJECT THE DEBTORS’ CHAPTER 11 PLAN OF REORGANIZATION ATTACHED HERETO AS EXHIBIT A. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE RELIED UPON OR USED BY ANY ENTITY FOR ANY OTHER PURPOSE. PRIOR TO DECIDING WHETHER AND HOW TO VOTE ON THE PLAN, EACH HOLDER ENTITLED TO VOTE SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT, INCLUDING THE RISK FACTORS DESCRIBED IN ARTICLE VIII HEREIN.

THE PLAN IS SUPPORTED BY THE DEBTORS, PREPETITION TERM LOAN LENDERS, AND COMBINED CONSENTING SECOND LIEN NOTEHOLDERS PURSUANT TO THE RESTRUCTURING SUPPORT AGREEMENT, AND ALL SUCH PARTIES URGE HOLDERS OF CLAIMS WHOSE VOTES ARE BEING SOLICITED TO ACCEPT THE PLAN.

HOLDERS OF CLAIMS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, SECURITIES, OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISORS BEFORE VOTING ON THE PLAN.

THIS DISCLOSURE STATEMENT CONTAINS, AMONG OTHER THINGS, SUMMARIES OF THE PLAN, CERTAIN STATUTORY PROVISIONS, AND CERTAIN ANTICIPATED EVENTS IN THE DEBTORS’ CHAPTER 11 CASES. ALTHOUGH THE DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE, THESE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS OR EVERY DETAIL OF SUCH ANTICIPATED EVENTS. IN THE EVENT OF ANY INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION IN THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN OR ANY OTHER DOCUMENTS INCORPORATED HEREIN BY REFERENCE, THE PLAN OR SUCH OTHER DOCUMENTS WILL GOVERN FOR ALL PURPOSES. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS’ MANAGEMENT EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE DEBTORS DO NOT REPRESENT OR WARRANT THAT THE INFORMATION CONTAINED HEREIN OR ATTACHED HERETO IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 3016(B) AND IS NOT NECESSARILY PREPARED IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER SIMILAR LAWS.

THIS DISCLOSURE STATEMENT WAS NOT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE AUTHORITY AND NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DEBTORS WILL RELY ON SECTION 1145(a) OF THE BANKRUPTCY CODE TO EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND BLUE SKY LAWS THE OFFER, ISSUANCE, AND DISTRIBUTION OF NEW EQUITY AND NEW SECOND LIEN PIK NOTES UNDER THE PLAN. NEITHER THE SOLICITATION NOR THIS DISCLOSURE STATEMENT CONSTITUTES AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY STATE OR JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED.

CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING STATEMENTS INCORPORATED BY REFERENCE, PROJECTED FINANCIAL INFORMATION, AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. THIS DISCLOSURE STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND THESE STATEMENTS, INCLUDING THOSE RELATING TO THE INTENT, BELIEFS, PLANS OR EXPECTATIONS OF THE DEBTORS ARE BASED UPON CURRENT EXPECTATIONS AND ARE SUBJECT TO A NUMBER OF RISKS, UNCERTAINTIES AND ASSUMPTIONS DESCRIBED HEREIN.

FURTHER, READERS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS HEREIN ARE BASED ON ASSUMPTIONS THAT ARE BELIEVED TO BE REASONABLE, BUT ARE SUBJECT TO A WIDE RANGE OF RISKS IDENTIFIED IN THIS DISCLOSURE STATEMENT. DUE TO THESE UNCERTAINTIES, READERS CANNOT BE ASSURED THAT ANY FORWARD-LOOKING STATEMENTS WILL PROVE TO BE CORRECT. THE DEBTORS ARE UNDER NO OBLIGATION TO (AND EXPRESSLY DISCLAIM ANY OBLIGATION TO) UPDATE OR ALTER ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE, UNLESS INSTRUCTED TO DO SO BY THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF TEXAS (THE “COURT”).

NO INDEPENDENT AUDITOR OR ACCOUNTANT HAS REVIEWED OR APPROVED THE FINANCIAL PROJECTIONS OR THE LIQUIDATION ANALYSIS HEREIN. THE DEBTORS HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, IN CONNECTION WITH THE PLAN OR THIS DISCLOSURE STATEMENT.

THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE, AND MAY NOT BE CONSTRUED AS, AN ADMISSION OF FACT, LIABILITY, STIPULATION, OR WAIVER. THE DEBTORS MAY SEEK TO INVESTIGATE, FILE, AND PROSECUTE CLAIMS AND MAY OBJECT TO CLAIMS AFTER THE CONFIRMATION OR EFFECTIVE DATE OF THE PLAN IRRESPECTIVE OF WHETHER THIS DISCLOSURE STATEMENT IDENTIFIES ANY SUCH CLAIMS OR OBJECTIONS TO CLAIMS.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES IN THIS DISCLOSURE STATEMENT.

THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN OR OBJECTING TO CONFIRMATION. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PARTY FOR ANY OTHER PURPOSE. ALL EXHIBITS TO THE DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

IF THE PLAN IS CONFIRMED BY THE COURT AND THE EFFECTIVE DATE OCCURS, ALL HOLDERS OF CLAIMS AND INTERESTS (INCLUDING THOSE HOLDERS OF CLAIMS WHO DO NOT SUBMIT BALLOTS (AS DEFINED BELOW) TO ACCEPT OR REJECT THE PLAN, OR WHO ARE NOT ENTITLED TO VOTE ON THE PLAN) WILL BE BOUND BY THE TERMS OF THE PLAN AND THE RESTRUCTURING TRANSACTION CONTEMPLATED THEREBY.

TABLE OF CONTENTS

Page

I.	INTRODUCTION		1
II.	OVERVIEW OF THE DEBTORS’ OPERATIONS		6

	A.	The Debtors’ Business	6
	B.	The Debtors’ History	6
	C.	The Debtors’ Corporate Structure	9
	D.	Directors and Officers	10
	E.	The Debtors’ Capital Structure	10

III.		KEY EVENTS LEADING TO CHAPTER 11 CASES	14

	A.	Restructuring Negotiations	16
	B.	The Restructuring Support Agreement	16

IV.	DEVELOPMENTS AND ANTICIPATED EVENTS DURING THE CHAPTER 11 CASES		17

	A.	First Day Pleadings	18
	B.	Other Administrative Motions and Retention Applications	19
	C.	Claims Bar Date	19
	D.	Assumption and Rejection of Executory Contracts and Unexpired Leases	20
	E.	Litigation Matters	20

V.	SUMMARY OF THE PLAN		20

	A.	Administrative Claims, Professional Fee Claims, and Priority Claims	20
	B.	Classification of Claims and Interests	22
	C.	Treatment of Claims and Interests	23
	D.	Means for Implementation of the Plan	29
	E.	Treatment of Executory Contracts and Unexpired Leases	40
	F.	Provisions Governing Distributions	43
	G.	Procedures for Resolving Contingent, Unliquidated, and Disputed Claims	49
	H.	Settlement, Release, Injunction, and Related Provisions	52
	I.	Conditions Precedent to Confirmation and Consummation of the Plan	59
	A.	Modification, Revocation, or Withdrawal of the Plan	61
	B.	Retention of Jurisdiction	62
	C.	Miscellaneous Provisions	64

VI.	TRANSFER RESTRICTIONS AND CONSEQUENCES UNDER FEDERAL SECURITIES LAWS		68

VII.	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN		69

	A.	Introduction	69
	B.	Certain U.S. Federal Income Tax Consequences of the Plan to the Debtors	71
	C.	Certain U.S. Federal Income Tax Consequences to Certain U.S. Holders of Claims	74

	D.	Certain U.S. Federal Income Tax Consequences to Certain Non-U.S. Holders of Claims	82
	E.	Information Reporting and Backup Withholding	88

VIII.	CERTAIN RISK FACTORS TO BE CONSIDERED		89

	A.	Certain Bankruptcy Law Considerations	89
	B.	Additional Factors Affecting the Value of the Reorganized Debtors and Recoveries Under the Plan	92
	C.	Risks Relating to the Debtors’ Business and Financial Condition	94
	D.	Factors Relating to Securities to Be Issued Under the Plan	96
	E.	Additional Factors	97

IX.	VOTING PROCEDURES AND REQUIREMENTS		98

	A.	Parties Entitled to Vote	98
	B.	Voting Procedures	99
	C.	Voting Deadline	100
	D.	Waivers of Defects and Irregularities	101

X.	CONFIRMATION OF THE PLAN		102

	A.	Confirmation Hearing	102
	B.	Objections to Confirmation	102
	C.	Requirements for Confirmation of the Plan	103
	D.	Best Interests Test/Liquidation Analysis	105
	E.	Feasibility	105
	F.	Acceptance by Impaired Classes	106
	G.	Additional Requirements for Nonconsensual Confirmation	106
	H.	Valuation of the Debtors	107

XI.	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN		108

	A.	Alternative Plan of Reorganization	108
	B.	Sale Under Section 363 of the Bankruptcy Code	108
	C.	Liquidation Under Chapter 7 or Applicable Non-Bankruptcy Law	108

XII.	CONCLUSION AND RECOMMENDATION		109

ii

EXHIBITS

EXHIBIT A	Plan of Reorganization
EXHIBIT B	Restructuring Support Agreement
EXHIBIT C	Liquidation Analysis
EXHIBIT D	Financial Projections
EXHIBIT E	Valuation Analysis
EXHIBIT F	Summary of Litigation

iii

I.	INTRODUCTION

PetroQuest Energy, Inc. (“PetroQuest”) and its debtor affiliates, as debtors and debtors in possession (collectively, the “Debtors”) submit this disclosure statement (the “Disclosure Statement”) pursuant to section 1125 of the Bankruptcy Code in connection with the solicitation of votes on the Debtors’ Chapter 11 Plan of Reorganization, dated November 6, 2018 (the “Plan,” attached hereto as Exhibit A).2 The Plan constitutes a separate chapter 11 plan for PetroQuest and each of the other Debtors. To the extent any inconsistencies exist between this Disclosure Statement and the Plan, the Plan governs.

The Debtors are commencing this solicitation after extensive discussions over the past several months among the Debtors and certain of their key creditor constituencies, including the holders of the fulcrum security, the Combined Prepetition Second Lien Noteholders. As a result of these negotiations, certain creditors holding 100% of the Debtors’ First Lien Claims and approximately 85% of the Debtors’ Second Lien Notes Claims entered into a restructuring support agreement (the “Restructuring Support Agreement”) with the Debtors, a copy of which is attached hereto as Exhibit B. Under the terms of the Restructuring Support Agreement, the Prepetition Term Loan Lenders and the Combined Prepetition Second Lien Noteholders who are, or later become, signatories to the Restructuring Support Agreement have agreed to a deleveraging transaction that would restructure the existing debt obligations of the Debtors in chapter 11 through the Plan (the “Restructuring”).

WHO IS ENTITLED TO VOTE: Under the Bankruptcy Code, only Holders of Claims or Interests in “impaired” Classes are entitled to vote on the Plan (unless, for reasons discussed in more detail below, such Holders are deemed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code or are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code). Under section 1124 of the Bankruptcy Code, a Class of Claims or Interests is deemed to be “impaired” under the Plan unless (i) the Plan leaves unaltered the legal, equitable, and contractual rights to which such Claim or Interest entitles the Holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such Claim or Interest, the Plan, among other things, cures all existing defaults (other than defaults resulting from the initiation of these Chapter 11 Cases) and reinstates the maturity of such Claim or Interest as it existed before the default.

The following table summarizes: (i) the treatment of Claims and Interests under the Plan, (ii) which Classes are Impaired by the Plan, (iii) which Classes are entitled to vote on the Plan, and (iv) the estimated recoveries for Holders of Claims and Interests. The table is qualified in its entirety by reference to the full text of the Plan. For a more detailed summary of the terms and provisions of the Plan, see Section V—Summary of the Plan below.

[2]	Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Plan.

Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitled to Vote	Approx. % Recovery
1	Other Priority Claims	In full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Other Priority Claim, each Holder thereof shall receive (i) payment in full, in Cash, of the unpaid portion of its Allowed Other Priority Claim or (ii) such other treatment as may otherwise be agreed to by such Holder, the Debtors, and the Requisite Creditors.	Unimpaired	No (Deemed to Accept)	100%

2	Other Secured Claims	Except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for its Allowed Other Secured Claim, each such Holder shall receive, at the Debtors’ election, either (i) Cash equal to the full Allowed amount of its Claim, (ii) Reinstatement of such Holder’s Allowed Other Secured Claim, (iii) the return or abandonment of the collateral securing such Allowed Other Secured Claim to such Holder, or (iv) such other treatment as may otherwise be agreed to by such Holder, the Debtors, and the Requisite Creditors.	Unimpaired	No (Deemed to Accept)	100%

3	Secured Tax Claims	Except to the extent that a Holder of an Allowed Secured Tax Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for its Allowed Secured Tax Claim, each such Holder shall receive, at the Debtors’ election, either (i) Cash equal to the full Allowed amount of its Claim, (ii) Reinstatement of such Holder’s Allowed Secured Tax Claim, (iii) the return or abandonment of the collateral securing such Allowed Secured Tax Claim to such Holder, or (iv) such other treatment as may otherwise be agreed to by such Holder, the Debtors, and the Requisite Creditors.	Unimpaired	No (Deemed to Accept)	100%

4	First Lien Claims	On or before the Effective Date, each Holder of a First Lien Claim will receive Cash equal to the amount of its Allowed Claim from funds available pursuant to the Exit Facility.	Unimpaired	No (Deemed to Accept)	100%

Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitled to Vote	Approx. % Recovery
5	Prepetition Second Lien Notes Claims	Except to the extent that a Holder of an Allowed Prepetition Second Lien Notes Claim agrees to less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for its Allowed Prepetition Second Lien Notes Claim, each such Holder shall receive (i) its Pro Rata share of 100% of the New Equity under the Plan, subject to (x) dilution by the awards related to New Equity issued under the Management Incentive Plan and (y) the Put Option Premium, and (ii) its Pro Rata share of $80 million in New Second Lien PIK Notes; such Pro Rata share of the New Equity and New Second Lien PIK Notes calculated by including the $275,045,768 (plus any accrued and unpaid interest thereon payable through the Petition Date) of Prepetition Second Lien PIK Notes Claims as Claims that will share Pro Rata in 100% of New Equity, subject to (x) dilution by the awards related to New Equity issued under the Management Incentive Plan and (y) the Put Option Premium and $80 million in New Second Lien PIK Notes.	Impaired	Yes	[•] – [•]

6	Prepetition Second Lien PIK Notes Claims	Except to the extent that a Holder of an Allowed Prepetition Second Lien PIK Notes Claim agrees to less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for its Allowed Prepetition Second Lien PIK Notes Claim, each such Holder shall receive (i) its Pro Rata share of 100% of the New Equity under the Plan, subject to (x) dilution by the awards related to New Equity issued under the Management Incentive Plan and (y) the Put Option Premium, and (ii) its Pro Rata share of $80 million in New Second Lien PIK Notes; such Pro Rata share of the New Equity and New Second Lien PIK Notes calculated by including the $9,427,000 (plus any accrued and unpaid interest thereon payable through the Petition Date) of Prepetition Second Lien Notes Claims as Claims that will share Pro Rata in 100% of New Equity, subject to (x) dilution by the awards related to New Equity issued under the Management Incentive Plan and (y) the Put Option Premium, and $80 million in New Second Lien PIK Notes.	Impaired	Yes	[•] – [•]

Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitled to Vote	Approx. % Recovery
7	General Unsecured Claims	Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of each Allowed General Unsecured Claim and of and in exchange for each Allowed General Unsecured Claim, each such Holder shall receive its Pro Rata share of the General Unsecured Claims Distribution on the Effective Date; provided, however, that to the extent that Class 7 votes to accept the Plan, the Holders of Second Lien Notes Claims shall not receive any distribution on account of their Allowed Second Lien Deficiency Claims.	Impaired	Yes	[__] %
8	Section 510(b) Claims	Section 510(b) Claims, if any, shall be discharged, canceled, released, and extinguished as of the Effective Date, and shall be of no further force or effect, and Holders of Section 510(b) Claims shall not receive any distribution on account of such Section 510(b) Claims.	Impaired	No (Deemed to Reject)	0%
9	Intercompany Claims	Intercompany Claims shall be Reinstated as of the Effective Date or, at the Reorganized Debtors’ option, shall be cancelled. No distribution shall be made on account of any Intercompany Claims other than in the ordinary course of business of the Reorganized Debtors, as applicable. For the avoidance of doubt, Intercompany Claims that are Reinstated as of the Effective Date, if any, shall be subordinated in all respects to the Exit Facility and the New Second Lien PIK Notes.	Unimpaired / Impaired	No (Deemed to Either Accept or Reject)	N/A
10	Intercompany Interests	Intercompany Interests shall be Reinstated as of the Effective Date or, at the Reorganized Debtors’ option, shall be cancelled. No distribution shall be made on account of any Intercompany Interests.	Unimpaired / Impaired	No (Deemed to Either Accept or Reject)	N/A
11	PetroQuest Interests	On the Effective Date, or as soon thereafter as reasonably practicable, all PetroQuest Interests will be extinguished and the Holders of PetroQuest Interests shall not receive or retain any distribution, property, or other value on account of their PetroQuest Interests.	Impaired	No (Deemed to Reject)	0%

WHERE TO FIND ADDITIONAL INFORMATION: PetroQuest currently files annual, quarterly and current reports, proxy statements, and other information with the SEC. Copies of any document filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov and performing a search under the “Company Filings” link. Information including, but not limited to, that in the following filings incorporated by reference is deemed to be part of this Disclosure Statement, except for any information superseded or modified by information contained expressly in this Disclosure Statement. You should not assume that the information in this Disclosure Statement is current as of any date other than the date on the first page of the Disclosure Statement. Any information PetroQuest files under Section 13(a), 13(c), 14 or 15(d) of the Securities Act that updates information in the filings incorporated by reference will update and supersede that information:

•

Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on March 8, 2018 and amended on March 29, 2018 and April 27, 2018, including portions of the definitive Proxy Statement on Schedule 14A filed on April 7, 2018 incorporated by reference therein;

•	Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018, filed after the Petition Date;

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018, filed on August 7, 2018;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, filed on May 8, 2018; and

•

Current Reports on Form 8-K filed on October 31, 2018, October 19, 2018, October 5, 2018, September 28, 2018, September 17, 2018, August 31, 2018, August 15, 2018, July 31, 2018, July 10, 2018, June 22, 2018, May 18, 2018, May 7, 2018, April 17, 2018, February 20, 2018, and February 1, 2018.

DECIDING HOW TO VOTE ON THE PLAN: All Holders of Claims are encouraged to read this Disclosure Statement, its exhibits, and the Plan carefully and in their entirety before, if applicable, deciding to vote either to accept or to reject the Plan. This Disclosure Statement contains important information about the Plan, considerations pertinent to acceptance or rejection of the Plan and developments concerning the Chapter 11 Cases.

IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR VOTE MUST BE RECEIVED BY THE VOTING AGENT AT THE ADDRESS SET FORTH BELOW ON OR BEFORE THE VOTING DEADLINE OF [    :    ] A.M./P.M., PREVAILING CENTRAL TIME, ON [_____], 2018, UNLESS EXTENDED BY THE DEBTORS AND THE REQUISITE CREDITORS. IF YOU HOLD YOUR CLAIMS THROUGH A NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS PROVIDED BY YOUR NOMINEE FOR RETURNING YOUR VOTING INSTRUCTIONS. UNLESS OTHERWISE INSTRUCTED, PLEASE RETURN YOUR BENEFICIAL HOLDER BALLOT TO YOUR NOMINEE OR YOUR VOTE WILL NOT BE COUNTED.

EACH BALLOT ADVISES THAT CREDITORS WHO (A) VOTE TO ACCEPT THE PLAN OR (B) DO NOT VOTE OR VOTE TO REJECT THE PLAN AND DO NOT ELECT TO OPT OUT OF THE RELEASE PROVISIONS CONTAINED IN ARTICLE VIII OF THE PLAN SHALL BE DEEMED TO HAVE CONSENTED TO THE RELEASE, INJUNCTION, AND EXCULPATION PROVISIONS SET FORTH IN ARTICLE VIII OF THE PLAN AND UNCONDITIONALLY, IRREVOCABLY, AND FOREVER RELEASED AND DISCHARGED THE RELEASED PARTIES FROM ANY AND ALL CAUSES OF ACTION. CREDITORS WHO DO NOT GRANT THE RELEASES CONTAINED IN ARTICLE VIII OF THE PLAN WILL NOT RECEIVE THE BENEFIT OF THE RELEASES SET FORTH IN ARTICLE VIII OF THE PLAN.

ARTICLE IX OF THIS DISCLOSURE STATEMENT PROVIDES ADDITIONAL DETAILS AND IMPORTANT INFORMATION REGARDING VOTING PROCEDURES AND REQUIREMENTS. PLEASE READ ARTICLE IX OF THIS DISCLOSURE STATEMENT CAREFULLY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

THE DEBTORS STRONGLY RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN. THE DEBTORS AND THE CONSENTING CREDITORS BELIEVE THAT THE PLAN MAXIMIZES THE VALUE OF THE DEBTORS’ ESTATES AND REPRESENTS THE BEST AVAILABLE ALTERNATIVE FOR COMPLETING THE CHAPTER 11 CASES.

II.	OVERVIEW OF THE DEBTORS’ OPERATIONS

A.	The Debtors’ Business

The Debtors are an independent oil and gas company created in 1998 through a reverse merger involving Optima Petroleum Corp. and American Explorer, L.L.C., and are engaged in the exploration, development, acquisition and operation of oil and gas properties in Texas and Louisiana, primarily in the Cotton Valley, Gulf Coast Basin, and Austin Chalk plays. The Debtors maintain offices in Lafayette, Louisiana and The Woodlands, Texas. PetroQuest and the other Debtors, all of which are direct or indirect wholly-owned domestic subsidiaries of PetroQuest, currently employ 64 employees and utilize the services of an additional eight specialized and trained field workers and engineers through third-party service providers.

As of September 30, 2018, the Debtors reported total assets of approximately $130 million on their unaudited consolidated balance sheet, of which approximately $52 million were current assets. The remaining $78 million in reported assets related primarily to oil and gas properties, other property and equipment, and other assets. The Debtors reported consolidated net losses of approximately $1.8 million for the year ended December 31, 2017.

B.	The Debtors’ History

Until 2002, the Debtors were focused exclusively in the Gulf Coast Basin with onshore properties principally in southern Louisiana and offshore properties in the shallow waters of the Gulf of Mexico shelf. During 2003, the Debtors began the implementation of their strategic goal of diversifying their reserves and production into longer life and lower risk onshore properties with the acquisition of the Carthage Field in East Texas. From 2005 through 2015, the Debtors further implemented this strategy by focusing their efforts in the Woodford Shale play in Oklahoma, along with various other resource projects wherein the Debtors have drilled, operated and or participated in the drilling and completion of approximately 650 horizontal wells. Through these projects, the Debtors have gained valuable experience and will now focus in their two primary project areas: the Cotton Valley Formation in East Texas targeting economic natural gas and natural gas liquids and the Austin Chalk formation in Central Louisiana (see below) targeting primarily oil, striving to achieve a balanced product mix over time.

The Debtors’ most recent material acquisitions and divestitures are highlighted below.

1.	Woodford Shale and Mississippian Lime Sale

On June 4, 2015, the Debtors completed the sale of a majority of their interests in the Woodford Shale and Mississippian Lime for $280 million, subject to customary post-closing purchase price adjustments, effective January 1, 2015. At closing, the Debtors received $257.7 million in cash and recognized a receivable of $13.9 million, which was received in full during the third quarter of 2015.

On April 20, 2016, the Debtors completed the sale of a majority of their remaining Woodford Shale assets in the Oklahoma field for approximately $18 million, subject to customary post-closing purchase price adjustments, effective April 1, 2016.

2.	East Texas Assets

In March 2016, the Debtors sold certain non-producing assets in East Texas for $7 million to a potential joint venture partner. After determining they would not pursue a joint venture with this party, the Debtors repurchased the non-producing assets for $5 million in December 2016. The Debtors subsequently entered into a new drilling joint venture in East Texas with another group of partners.

On December 15, 2017, the Debtors completed the sale of their saltwater disposal assets in East Texas for approximately $8.5 million.

3.	Austin Chalk Formation

On December 20, 2017, the Debtors entered into an oil focused play in central Louisiana targeting the Austin Chalk formation through the execution of agreements to acquire interests in approximately 24,600 gross acres for a purchase price of approximately $9.3 million and the issuance of 2.0 million shares of PetroQuest common stock.

4.	Gulf of Mexico Properties

On January 31, 2018, the Debtors sold their properties in the Gulf of Mexico to Northstar Offshore Ventures LLC. The Debtors received no consideration from the sale of these properties and are required to contribute approximately $3.8 million towards the future abandonment costs for the properties. As a result of the sale, the Debtors extinguished approximately $28.4 million of their discounted asset retirement obligation subsequent to December 31, 2017. In connection with the sale, the Debtors expect to receive a cash refund of approximately $12.7 million related to a depositary account that served to collateralize a portion of the Debtors’ offshore bonds related to these properties. The Debtors received approximately $8.3 million of this cash refund in October 2018.

5.	The Debtors’ Current Operations

As a result of the sale of their Gulf of Mexico assets in January 2018, the Debtors’ asset base is now exclusively comprised of onshore assets in Texas and Louisiana. The Debtors have substantially reduced their operational footprint, which allows them to concentrate their efforts in fewer areas. Operating in concentrated areas helps to better control overhead by managing a greater amount of acreage with fewer employees and minimizing incremental costs of increased drilling and production. The Debtors have substantial geological and reservoir data, operating experience and partner relationships in these regions.

For the nine months ended September 30, 2018, approximately 94% of the Debtors’ estimated proved reserves were located in East Texas and 6% were located in the Gulf Coast Basin. In terms of production diversification, during the first nine months of 2018, 55% of the Debtors’ production was derived from East Texas and production was comprised of 75% natural gas, 9% oil and 16% natural gas liquids.

During the first nine months of 2018, the Debtors invested $3.3 million in their East Texas properties, where the Debtors completed two gross wells. Net production from the East Texas assets averaged 33.9 MMcfe per day during the first nine months of 2018, a 39% increase from the first nine months of 2017. As a result of producing 9.3 Bcfe in the first nine months of 2018, reserves attributable to the East Texas assets decreased 11% at September 30, 2018 from 2017.

The Debtors invested $2.7 million in the Gulf Coast during the first nine months of 2018, primarily related to Austin Chalk leasing activity. Production from this area decreased 9% from the first nine months of 2017 related to normal production declines. The estimated proved reserves in this area at September 30, 2018 decreased 56% from 2017, primarily because of the 7 Bcfe of production in the first nine months of 2018.

The following table sets forth estimated proved reserves and annual production from each of the Debtors’ core areas (in Bcfe) as of and for the nine months ended September 30, 2018 and for the years ended December 31, 2017 and 2016:

	As of September 30, 2018		2017		2016
	Reserves As of September 30, 2018	Production Through September 30, 2018	Reserves As of December 31, 2017	Production During 2017	Reserves As of December 31, 2016	Production During 2016
Gulf Coast	7.7	7.1	13.8	10.6	16.3	6.9
Gulf of Mexico (1)	—	0.4	10.5	6.9	16.6	5.9
East Texas	117.3	9.2	131.6	10.1	82.6	9.0
Oklahoma Woodford (2)	—	—	—	—	—	1.7
	125.1	16.8	155.9	27.6	115.5	23.5

(1)	In January 2018, the Debtors sold all of their Gulf of Mexico producing assets.
(2)	In 2016 the Debtors sold the remainder of their Oklahoma assets.

C.	The Debtors’ Corporate Structure

All of the Debtors other than PetroQuest are direct or indirect subsidiaries of PetroQuest. The following depicts the Debtors’ full corporate organization structure (the Debtors are highlighted in green):

The Debtors other than PetroQuest and PQE currently have limited assets and operations. PetroQuest Oil & Gas, L.L.C. and PQ Holdings, LLC serve as nominees that hold legal title to certain oil and gas interests for third parties in which PetroQuest and its subsidiaries claim no equitable interest. TDC, Sea Harvester Energy Development, L.L.C. and Pittrans, Inc. are inactive companies with no operations or assets. Indianola Gathering, L.L.C., which is a non-Debtor, has a minority interest in a minor gathering system in Oklahoma. The aggregate assets and revenues as of and for the nine months ended September 30, 2018, attributable to all subsidiaries of PetroQuest other than PQE constituted less than 1% of the Debtors’ consolidated assets and revenues.

D.	Directors and Officers

PetroQuest’s current Board is composed of Charles T. Goodson, William W. Rucks, IV, E. Wayne Nordberg, W.J. Gordon, III, Dr. Charles F. Mitchell, and J. Gerard Jolly. With the exception of Mr. Goodson, each member of the Board is an independent director.

PetroQuest’s current executive management team is composed of Charles T. Goodson—President and CEO; J. Bond Clement—Executive Vice President, CFO, and Treasurer; Art M. Mixon—Executive Vice President Operations and Production; Stephen H. Green—Senior Vice President Exploration; and Edgar A. Anderson—Vice President of the ArkLaTex Region.

The composition of the board of directors and identity of the officers of each Reorganized Debtor, as well as the nature of any compensation to be paid to any director or officer who is an Insider, will be disclosed prior to the entry of the order confirming the Plan in accordance with section 1129(a)(5) of the Bankruptcy Code.

E.	The Debtors’ Capital Structure

1.	Prepetition Secured Indebtedness

(a)	Prior Prepetition Term Loan

PQE was the borrower under that certain Multidraw Term Loan Agreement, dated as of October 17, 2016 (as amended or otherwise modified from time to time, the “Prior Prepetition Term Loan Agreement”), between PetroQuest, PQE, the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent.

As of August 31, 2018, PQE had drawn $32.5 million of the $50 million available under the Prior Prepetition Term Loan Agreement, which was scheduled to mature on October 17, 2020. The Debtors were subject to a restrictive financial covenant under the Prior Prepetition Term Loan Agreement, consisting of maintaining a ratio of the present value, discounted at 10% per annum, of the estimated future net revenues in respect of PetroQuest’s and its subsidiaries’ oil and gas properties, before any state, federal, foreign or other income taxes, attributable to proved developed reserves, using three-year strip prices in effect at the end of each calendar quarter, including swap agreements in place at the end of each quarter, to the sum of the outstanding term loans and the then-outstanding commitments to provide term loans, of not less than 2.0 to 1.0 as measured on the last day of each calendar quarter (the “Coverage Ratio”). The Coverage Ratio limited the amount PQE was able to borrow under the Prior Prepetition Term Loan Agreement.

PQE’s obligations under the Prior Prepetition Term Loan Agreement were guaranteed by PetroQuest and TDC. The facility was secured by a first priority lien on substantially all of the assets of PetroQuest and certain of its subsidiaries, including a lien on all equipment and at least 90% of the aggregate total value of the oil and gas properties of PetroQuest and its subsidiaries and a pledge of the equity interests of PQE and certain of PetroQuest’s other subsidiaries.

(b)	Prepetition Term Loan

On August 31, 2018, PQE entered into a $50 million Multidraw Term Loan Agreement (as amended or otherwise modified from time to time, the “Prepetition Term Loan Agreement”), substantially similar to the Prior Pretition Term Loan Agreement, with the lenders party thereto (the “Prepetition Term Loan Lenders”) and Wells Fargo Bank, N.A., as administrative agent (the “Prepetition Term Loan Agent”), guaranteed by PetroQuest and TDC and secured by a first-priority lien on substantially all of the assets of PetroQuest and certain of its subsidiaries, including a lien on all equipment and at least 90% of the aggregate total value of the oil and gas properties of PetroQuest and its subsidiaries, a lien on certain undeveloped acreage, and a pledge of the equity interests of PQE and certain of PetroQuest’s other subsidiaries. Pursuant to the terms of the Prepetition Term Loan Agreement, the Debtors were able to immediately draw upon the balance of the $50 million of availability on the closing date of the Prepetition Term Loan Agreement. The Debtors drew down $50 million to pay the outstanding borrowings of $32.5 million, plus accrued interest, under the Prior Prepetition Term Loan Agreement and retained the balance (less fees) for general corporate purposes.

On September 14, 2018, PetroQuest, PQE, and TDC entered into a Forbearance Agreement with the Prepetition Term Loan Agent and the Prepetition Term Loan Lenders whereby the Prepetition Term Loan Agent and the Prepetition Term Loan Lenders agreed to forbear from taking any action with respect to certain anticipated events of default under the Prepetition Term Loan Agreement as a result of the non-payment by PetroQuest of interest on the Combined Prepetition Second Lien Notes. The Forbearance Agreement was originally effective from September 14, 2018 until the earlier to occur of (i) 11:59 p.m. Eastern Time on September 28, 2018 and (ii) the occurrence of any specified forbearance default, but was subsequently extended pursuant to various amendments to the Forbearance Agreement until the earlier to occur of (i) 11:59 p.m. Eastern Time on November 6, 2018 and (ii) the occurrence of any specified forbearance default.

(c)	Prepetition Second Lien Notes

On February 17, 2016, PetroQuest issued $144,674,000 in aggregate principal amount of 10% second lien senior secured notes due February 15, 2021 (the “Prepetition Second Lien Notes”). The Prepetition Second Lien Notes were issued under that certain Indenture dated as of February 17, 2016 (as amended, supplemented or otherwise modified from time to time, including by the First Supplemental Indenture dated as of September 13, 2016, collectively the “Prepetition Second Lien Indenture”), among PetroQuest, as issuer, PQE and TDC as guarantors, and Wilmington Trust, National Association, as Trustee and Collateral Trustee

thereunder (in such capacity, the “Prepetition Second Lien Trustee”). Interest under the Prepetition Second Lien Indenture is payable semi-annually on February 15 and August 15, subject to a 30-day grace period. As a result of a September 2016 exchange offer and a December 2017 exchange, the Debtors reduced the outstanding amount of the Prepetition Second Lien Notes and as of the Petition Date, $9,427,000 of the Prepetition Second Lien Notes, plus any accrued and unpaid interest, remains outstanding. The Debtors did not make the interest payment due on August 15, 2018 and the 30-day grace period expired on September 14, 2018. On September 14, 2018, PetroQuest, PQE, and TDC entered into a Forbearance Agreement with certain Holders of approximately $7,343,000 in aggregate principal amount (representing approximately 77.9% of the outstanding principal amount) of the Prepetition Second Lien Notes whereby the Holders agreed to forbear from exercising their rights and remedies under the Prepetition Second Lien Indenture or related security documents with respect to certain anticipated events of default. The Forbearance Agreement was originally effective from September 14, 2018 until the earlier to occur of (i) 11:59 p.m. Eastern Time on September 28, 2018 and (ii) the date the Forbearance Agreement otherwise terminated in accordance with its terms, but was subsequently extended pursuant to various amendments to the Forbearance Agreement until the earlier to occur of (i) 11:59 p.m. Eastern Time on November 6, 2018 and (ii) the occurrence of any specified forbearance default.

The Prepetition Second Lien Notes are secured equally and ratably with the Prepetition Second Lien PIK Notes by second-priority liens on substantially all of PetroQuest’s and the subsidiary guarantors’ oil and gas properties and substantially all of their other assets to the extent such properties and assets secure the Prepetition Term Loan Agreement.

(d)	Prepetition Second Lien PIK Notes

On September 27, 2016, PetroQuest issued $243,468,000 in aggregate principal amount of 10% second lien senior secured PIK notes due February 15, 2021 (the “Prepetition Second Lien PIK Notes,” and collectively with the Prepetition Second Lien Notes, the “Combined Prepetition Second Lien Notes”). The Prepetition Second Lien PIK Notes were issued under that certain Indenture dated as of September 27, 2016 (as amended or supplemented from time to time, the “Prepetition Second Lien PIK Indenture”), among PetroQuest, as issuer, PQE and TDC as guarantors, and Wilmington Trust, National Association, as Trustee and Collateral Trustee thereunder (in such capacity, the “Prepetition Second Lien PIK Trustee,” and collectively in its capacity as the Prepetition Second Lien Trustee, the “Indenture Trustee”).

The Debtors were permitted, at their option, for the first three interest payment dates on the Prepetition Second Lien PIK Notes ending with the February 2018 interest payment, to instead pay interest at (i) the annual rate of 1% per annum in cash plus (ii) the annual rate of 9% PIK payable by increasing the principal amount outstanding of the Prepetition Second Lien PIK Notes. The Debtors exercised this option in connection with the interest payments due on February 15, 2017, August 15, 2017, and February 15, 2018. Interest under the Prepetition Second Lien PIK Indenture is payable semi-annually on February 15 and August 15, subject to a 30-day grace period. As of the Petition Date, $275,045,768 of the Prepetition Second Lien PIK Notes, plus any accrued and unpaid interest, remains outstanding.

The Debtors did not make the interest payment due on August 15, 2018 and the 30-day grace period expired on September 14, 2018. On September 14, 2018, PetroQuest, PQE, and TDC entered into a Forbearance Agreement with certain Holders of approximately $194,559,842 in aggregate principal amount (representing approximately 70.7% of the outstanding principal amount) of the Prepetition Second Lien PIK Notes whereby the Holders agreed to forbear from exercising their rights and remedies under the Prepetition Second Lien PIK Indenture or related security documents with respect to certain anticipated events of default. The Forbearance Agreement was originally effective from September 28, 2018 until the earlier to occur of (i) 11:59 p.m. Eastern Time on September 28, 2018 and (ii) the date the Forbearance Agreement otherwise terminated in accordance with its terms, but was subsequently extended pursuant to various amendments to the Forbearance Agreement until the earlier to occur of (i) 11:59 p.m. Eastern Time on November 6, 2018 and (ii) the occurrence of any specified forbearance default.

The Prepetition Second Lien PIK Notes are secured equally and ratably with the Prepetition Second Lien Notes by second-priority liens on substantially all of PetroQuest’s and the subsidiary guarantors’ oil and gas properties and substantially all of their other assets to the extent such properties and assets secure the Prepetition Term Loan Agreement.

2.	Equity Ownership

(a)	Convertible Preferred Stock

As of September 30, 2018, PetroQuest had issued and outstanding 1,495,000 shares of 6.875% Series B Cumulative Convertible Perpetual Preferred Stock (the “Preferred Stock”). The Preferred Stock accumulates dividends at an annual rate of 6.875% for each share of Preferred Stock. Dividends are cumulative from the date of first issuance.

In connection with an amendment to the Debtors’ prior bank credit facility (which was terminated and replaced by the Prior Prepetition Term Loan Agreement in October 2016 and the Prepetition Tem Loan Agreement in August 2018) prohibiting PetroQuest from declaring or paying dividends on the Preferred Stock, PetroQuest suspended the quarterly cash dividend on its Preferred Stock beginning with the dividend payment due on April 15, 2016. The Prior Prepetition Term Loan Agreement also prohibited, and the Prepetition Term Loan Agreement prohibits, PetroQuest from declaring and paying cash dividends on the Preferred Stock.

As of September 30, 2018, PetroQuest had deferred eleven dividend payments and had accrued a $14.1 million payable related to the eleven deferred payments and the quarterly dividend that was payable on October 15, 2018. Because of the restrictions under the Prior Prepetition Term Loan Agreement, PetroQuest did not pay the dividend that was payable on July 15, 2017, which represented the sixth deferred dividend payment. As a result, the Holders of the Preferred Stock, voting as a single class, had the right prior to the Petition Date to elect two additional directors to PetroQuest’s Board of Directors (the “Board”) unless all accumulated and unpaid dividends on the Preferred Stock were paid in full. On April 12, 2018, June 18, 2018, and September 7, 2018, PetroQuest received written notices from separate Holders of the Preferred Stock exercising this right by requesting that the Board call a special meeting of the Holders of the Preferred Stock for the purposes of electing the additional directors, as set forth in Section 4(ii) of the Certificate of Designations establishing the Preferred Stock, dated September 24, 2007. The April 12, 2018 and June 18, 2018 requests were subsequently withdrawn, but the September 7, 2018 request remains outstanding.

Each share of Preferred Stock may be converted at any time, at the option of the Holder, into 0.8608 shares of PetroQuest’s common stock (which is based on a conversion price of approximately $58.08 per share of common stock, subject to further adjustment) plus cash in lieu of fractional shares, subject to PetroQuest’s right to settle all or a portion of any such conversion in cash or shares of its common stock. If PetroQuest elects to settle all or any portion of its conversion obligation in cash, the conversion value and the number of shares of PetroQuest’s common stock it will deliver upon conversion (if any) will be based upon a 20 trading day averaging period. Upon any conversion, the Holder will not receive any cash payment representing accumulated and unpaid dividends on the Preferred Stock, whether or not in arrears, except in limited circumstances.

(b)	Common Stock

As of the Petition Date, the Debtors have 25,587,441 outstanding shares of common stock, par value $0.001 per share. Since 2005, the common stock of PetroQuest had been traded on the New York Stock Exchange (the “NYSE”) under the symbol “PQ.” On May 4, 2018, the NYSE Regulation Staff determined that PetroQuest’s common stock would be delisted from the NYSE. The decision was reached by the Staff under Section 802.01B of the NYSE’s Listed Company Manual because PetroQuest had fallen below the NYSE’s continued listing standard requiring listed companies to maintain an average global market capitalization over a consecutive 30 trading day period of at least $15,000,000. PetroQuest’s common stock began trading on the OTCQX market (“OTC Pink”) on May 7, 2018 under the symbol “PQUE.”

III.	KEY EVENTS LEADING TO CHAPTER 11 CASES

From 2015 to 2018, the Debtors took the following actions, among others, to increase liquidity, reduce debt levels, and extend debt maturities:

•	Sold all of the Debtors’ Oklahoma assets in three transactions that closed in June 2015, April 2016 and October 2016 for total consideration of $292.6 million;

•	Reduced capital expenditures in 2016 by 75% when compared to capital expenditures in 2015;

•	Completed two debt exchanges in 2016 to extend maturities on a significant portion of debt and to reduce cash interest expense until August 2018;

•	Reduced total debt 25% from $425 million as of December 31, 2014 to $334 million as of September 30, 2018;

•	Suspended the quarterly dividend on the Preferred Stock, saving $5.1 million annually;

•	Entered into the $50 million Prior Prepetition Term Loan Agreement, which was subsequently replaced by the Prepetition Term Loan Agreement;

•	Secured and executed the drilling joint venture in East Texas;

•

Sold the Debtors’ Gulf of Mexico assets resulting in the extinguishment of $28.2 million of discounted asset retirement obligations from the Debtors’ balance sheet and the expected refund of up to $12.4 million of cash collateral ($8.3 million of which was received in October 2018) used to secure the Debtors’ offshore bonding (subject to the Debtors’ obligation to pay approximately $3.8 million to the purchaser of these assets, which was paid in October 2018); and

•	Reduced full-time employees by 53% since year-end 2015.

However, because of the continued downturn in natural gas prices, the Debtors’ overall liquidity position and cash available for capital expenditures was negatively impacted. Due to the sale of the Debtors’ Gulf of Mexico properties in January 2018 and normal production declines, production decreased by 41% in the three months ended September 30, 2018 when compared to the same period in 2017 and cash flow from operations for the nine months ended September 30, 2018 was $1.9 million. As of September 30, 2018, the Debtors had approximately $25.5 million of cash on hand and approximately $334 million aggregate principal amount of outstanding indebtedness.

As discussed above, beginning with the August 15, 2018 interest payment on the Prepetition Second Lien PIK Notes, the Debtors were required to pay interest on their Prepetition Second Lien PIK Notes at 10% in cash (instead of 1% in cash and 9% in payment in kind). The cash interest payment due on August 15, 2018 on the Combined Prepetition Second Lien Notes totaled approximately $14.2 million. Available borrowings under the Prior Prepetition Term Loan were subject to reductions on a calendar quarter basis and the Debtors’ ability to utilize such available borrowings was subject to the Coverage Ratio. Accordingly, the Debtors elected not to make the August 15, 2018 interest payment on the Combined Prepetition Second Lien Notes to fund continuing operations.

Because of the limited cash available for the August 15, 2018 interest payment on the Combined Prepetition Second Lien Notes, which were subject to a 30-day grace period, the Debtors engaged with certain Holders of the Combined Prepetition Second Lien Notes (the “Combined Consenting Second Lien Noteholders”) to restructure their debt.

Pursuant to the Plan negotiated with the Consenting Creditors, the Holders of the Combined Prepetition Second Lien Notes will exchange their debt for 100% of the New Equity in New Parent, subject to (i) dilution by the awards related to New Equity issued under the Management Incentive Plan and (ii) the Put Option Premium, and $80 million of New Second Lien PIK Notes. If approved by this Court, the Debtors’ restructuring will significantly reduce the Debtors’ debt load and associated cash interest expense, and provide them with additional liquidity to fund the Debtors’ continued development of their Cotton Valley assets in East Texas as well as investment in the Austin Chalk, a recently acquired oil focused play in Central Louisiana.

A.	Restructuring Negotiations

Given the uncertainty regarding future commodity prices, continued price declines, and the Debtors’ unsustainable capital structure, the Board determined to hire Seaport Global (“Seaport”) in March 2016 to explore additional strategic alternatives. At this time, the Debtors and their advisors (including Porter Hedges LLP) also began discussions with certain Combined Prepetition Second Lien Noteholders.

B.	The Restructuring Support Agreement

After extensive arm’s-length negotiations, the Debtors, the Prepetition Term Loan Lenders and certain of the Combined Prepetition Second Lien Noteholders were able to agree on the terms of a comprehensive restructuring transaction. The key terms of this transaction are embodied in the Restructuring Support Agreement attached hereto as Exhibit B, which was signed on November 6, 2018 by the Debtors, the Prepetition Term Loan Lenders, and a group of Combined Prepetition Second Lien Noteholders holding approximately 85% of the face value of the Prepetition Second Lien Notes.

The Debtors entered into the Restructuring Support Agreement only after a robust review process by the members of the Board. Based upon regular updates to the Board regarding the status of negotiations between the parties in the period leading up to the commencement of the Chapter 11 Cases, and upon rigorous review and negotiation of the Restructuring Support Agreement and the Plan by the Board, the Debtors determined that the terms of the Restructuring Support Agreement and the Plan represent the best transaction available and will maximize value to all stakeholders.

The Restructuring Support Agreement contemplates that certain restructuring transactions will be implemented in accordance with terms consistent with the Plan. The key elements of the Plan include:

•

Combined Prepetition Second Lien Noteholders receive the New Equity and New Second Lien PIK Notes. The Combined Prepetition Second Lien Noteholders will receive 100% of the New Equity, subject to (i) dilution by the awards related to New Equity issued under the Management Incentive Plan and (ii) the Put Option Premium, and $80 million of New Second Lien PIK Notes.

•

Restructuring takes place on an agreed schedule. The restructuring transactions will be conducted under a timeline set forth in the Restructuring Support Agreement, which requires the Debtors to File the Plan by November 6, 2018 and the Effective Date to occur no later than December 31, 2018.

•

Releases and Exculpation. The Plan includes mutual releases in favor of (a) the Debtors and their related persons, professionals, and entities, and (b) the Consenting Creditors and their related persons, professionals, and entities. The Plan will also provide for the exculpation of the Debtors and their related persons, professionals, and entities.

The Restructuring Support Agreement includes the following key milestones:3

(a)	No later than 11:59 p.m. prevailing Central Time on November 9, 2018, the Interim Cash Collateral Order must have been entered by the Court;

(b)	No later than 11:59 p.m. prevailing Central Time on November 16, 2018, the Court shall have entered an order provisionally approving the Disclosure Statement;

(c)

No later than 11:59 p.m. prevailing Central Time on November 16, 2018, the Court shall have entered an order approving the payment of the fees and expenses of the Consenting Creditors in accordance with the terms of the Restructuring Support Agreement;

(d)	No later than 11:59 p.m. prevailing Central Time on November 20, 2018, the Debtors shall have commenced solicitation in accordance with section 1126(b) of the Bankruptcy Code;

(e)	No later than 11:59 p.m. prevailing Central Time on November 27, 2018, the Final Cash Collateral Order must have been entered by the Court;

(f)	No later than 11:59 p.m. prevailing Central Time on December 21, 2018, the Confirmation Order must have been entered by the Court; and

(g)	No later than 11:59 p.m. prevailing Central Time on December 31, 2018, the Effective Date shall have occurred.

It is important to note that the Debtors maintain a broad “fiduciary out” under the Restructuring Support Agreement. Specifically, Section 5(c)(ii) of the Restructuring Support Agreement provides that each Debtor may terminate its obligations thereunder if its board of directors (or board of managers, as applicable) determines that proceeding with the contemplated restructuring transactions “would be inconsistent with the exercise of its fiduciary duties.”

IV.	DEVELOPMENTS AND ANTICIPATED EVENTS DURING THE CHAPTER 11 CASES

Under the Restructuring Support Agreement, the Debtors agreed to commence the Chapter 11 Cases no later than November 6, 2018 (the “Petition Date”). The Debtors expect the Chapter 11 Cases to proceed quickly. Should the Debtors’ projected timelines prove accurate, the Debtors could emerge from chapter 11 by December 31, 2018. No assurances can be made, however, that the Court will enter various orders on the timetable anticipated by the Debtors.

[3]	The Restructuring Support Agreement contains additional milestones that have already been satisfied.

A.	First Day Pleadings

On the Petition Date, along with their voluntary petitions for relief under chapter 11 of the Bankruptcy Code, the Debtors Filed several motions (the “First Day Pleadings”) designed to facilitate the administration of the Chapter 11 Cases and minimize disruption to the Debtors’ operations, by, among other things, easing the strain on the Debtors’ relationships with employees, vendors, insurers, and taxing authorities, among others, following the commencement of the Chapter 11 Cases. On the Petition Date, 2018, the Debtors Filed the following First Day Pleadings:

•	Debtors’ Emergency Motion for Joint Administration of These Chapter 11 Cases;

•	Debtors’ Emergency Motion to (I) Authorize the Debtors to File a Consolidated List of Their 30 Largest Unsecured Creditors and (II) Waive the Requirement that Each Debtor File a List of Creditors;

•

Debtors’ Emergency Motion for Interim and Final Orders Authorizing the Debtors to (I) Continue Operating Their Cash Management System, (II) Honor Certain Prepetition Obligations, (III) Maintain Existing Bank Accounts and Business Forms, and (IV) Granting Related Relief;

•

Debtors’ Emergency Motion for Interim and Final Orders (I) Authorizing Debtors to (A) Maintain Existing Insurance Policies and Pay All Insurance Obligations Thereunder and (B) Renew, Revise, Extend, Supplement, Change, or Enter into New Insurance Policies and (II) Directing Financial Institutions to Honor All Related Payment Requests;

•

Debtors’ Emergency Motion for Interim and Final Orders (I) Authorizing Use of Cash Collateral, (II) Granting Adequate Protection to the Prepetition Secured Parties, and (III) Modifying the Automatic Stay;

•

Debtors’ Emergency Motion for Entry of Interim and Final Orders (I) Authorizing the Payment of the Prepetition Claims of Certain Lien Claimants and Section 503(B)(9) Claims and (II) Confirming Administrative Expense Priority of Outstanding Orders;

•

Debtors’ Emergency Motion for Interim and Final Orders Authorizing (I) the Debtors to Pay Certain Prepetition Taxes and Related Obligations, and (II) Authorizing Financial Institutions to Receive, Process, Honor, and Pay All Checks Presented for Payment and to Honor all Funds Transfer Requests Related to Such Obligations;

•

Debtors’ Emergency Motion for Interim and Final Orders (I) Authorizing, but not Directing, the Debtors to Pay Prepetition Workforce Obligations; (II) Authorizing, but not Directing, the Debtors to Continue Certain Workforce Benefit Programs; and (III) Authorizing, but not Directing, Applicable Banks and Financial Institutions to Honor Prepetition Checks for Payment of the Prepetition Workforce Obligations;

•

Debtors’ Emergency Motion to (I) Approve Adequate Assurance of Payment to Utility Companies, (II) Establish Procedures to Resolve Objections by Utility Companies, and (III) Prohibit Utility Companies from Altering, Refusing, or Discontinuing Service;

•

Debtors’ Emergency Motion for Interim and Final Orders Authorizing (I) Payment of Joint Interest Billings, Interest Owner Payments, and GTP Costs and Adjustments and (II) Financial Institutions to Receive, Process, Honor, and Pay All Checks Presented for Payment and to Honor All Funds Transfer Requests Related to Such Obligations; and

•

Debtors’ Emergency Motion for Entry of Interim and Final Orders Establishing Certain Notice and Hearing Procedures for Transfers of, and Declarations of Worthlessness with Respect to Certain Equity Interests of PetroQuest Energy, Inc. Nunc Pro Tunc to the Petition Date.

B.	Other Administrative Motions and Retention Applications

The Debtors intend to File several other motions that are common to chapter 11 proceedings of similar size and complexity as the Chapter 11 Cases. The Debtors will File applications (the “Retention Applications”) to retain the following professionals to assist them in the Chapter 11 Cases, including:

•	Porter Hedges LLP;

•	Seaport Global;

•	FTI Consulting, Inc.;

•	Ernst & Young, LLP;

•	Epiq Corporate Restructuring, LLC; and

•	LSH Partners Securities, LLC.

C.	Claims Bar Date

The Debtors may File a motion to establish procedures for Filing Proofs of Claim and to set a Claims Bar Date, which is intended to streamline the claims process and eliminate the need for certain creditors to File Proofs of Claim.

D.	Assumption and Rejection of Executory Contracts and Unexpired Leases

Prior to the Petition Date and in the ordinary course of business, the Debtors entered into hundreds of Executory Contracts and Unexpired Leases. The Debtors, with the assistance of their advisors, have reviewed and will continue to review the Executory Contracts and Unexpired Leases to identify contracts and leases to either assume or reject pursuant to sections 365 or 1123 of the Bankruptcy Code.

The Debtors intend to include information in the Plan Supplement regarding the assumption or rejection of their Executory Contracts and Unexpired Leases to be carried out as of the Effective Date, but may also elect to File additional discrete motions seeking to assume or reject various of the Debtors’ Executory Contracts and Unexpired Leases before such time.

E.	Litigation Matters

The Debtors’ material litigation is summarized in Exhibit F annexed hereto.

V.	SUMMARY OF THE PLAN

This section of the Disclosure Statement summarizes the Plan, a copy of which is annexed hereto as Exhibit A. This summary is qualified in its entirety by reference to the Plan.

A.	Administrative Claims, Professional Fee Claims, and Priority Claims

1.	Administrative Claims

Except with respect to Administrative Claims that are Professional Fee Claims, and except to the extent that an Administrative Claim has already been paid during the Chapter 11 Cases or a Holder of an Allowed Administrative Claim and the applicable Debtor(s) agree to less favorable treatment, each Holder of an Allowed Administrative Claim shall be paid in full in Cash on the latest of: (a) on or as soon as reasonably practicable after the Effective Date if such Administrative Claim is Allowed as of the Effective Date; (b) on or as soon as reasonably practicable after the date such Administrative Claim is Allowed, if not Allowed as of the Effective Date; and (c) the date such Allowed Administrative Claim becomes due and payable, or as soon thereafter as is reasonably practicable; provided that Allowed Administrative Claims that arise in the ordinary course of the Debtors’ businesses shall be paid in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions.

Except as otherwise provided in Article II.A of the Plan and except with respect to Administrative Claims that are Professional Fee Claims, requests for payment of Administrative Claims arising between the Petition Date and the Effective Date must be Filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date. Holders of Administrative Claims that are required to, but do not, File and serve a request for payment of such Administrative Claims by such dates shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors or their property and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests, if any, must be Filed and served on the Reorganized Debtors and the requesting party no later than 60 days after the Effective Date or such other date fixed by the Court. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with respect to an Administrative Claim previously Allowed.

For the avoidance of doubt, Claims for fees and expenses of advisors to the Debtors and the Creditors’ Committee shall constitute Professional Fee Claims.

2.	Professional Compensation

(a)	Final Fee Applications

All final requests for payment of Professional Fee Claims, including the Professional Fee Claims incurred during the period from the Petition Date through the Effective Date, must be Filed and served on the Reorganized Debtors no later than 45 days after the Effective Date. All such final requests will be subject to approval by the Court after notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Court in the Chapter 11 Cases, including the Interim Compensation Order, and once approved by the Court, will be promptly paid from the Professional Fee Escrow Account in the full Allowed amount of each such Professional Fee Claim. If the Professional Fee Escrow Account is insufficient to fund the full Allowed amounts of Professional Fee Claims, remaining unpaid Allowed Professional Fee Claims will be promptly paid by the Reorganized Debtors without any further action or order of the Court.

(b)	Professional Fee Escrow Account

On the Effective Date, the Reorganized Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Reserve Amount. The Professional Fee Escrow Account shall not be subject to any Lien and shall be maintained in trust solely for the benefit of the Professionals. The funds in the Professional Fee Escrow Account shall not be considered property of the Estates or of the Reorganized Debtors. When all Allowed amounts owing to Professionals have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be turned over to the Reorganized Debtors without any further action or order of the Court.

(c)	Professional Fee Reserve Amount

Professionals shall reasonably estimate their unpaid Professional Fee Claims before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than five (5) Business Days before the Effective Date, provided, however, that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s final request for payment of Professional Fee Claims. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.

(d)	Post-Effective Date Fees and Expenses

Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Debtors or Reorganized Debtors shall, in the ordinary course of business and without any further notice or application to or action, order, or approval of the Court, pay in Cash the reasonable, actual, and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred on or after the Effective Date by the Professionals. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors or Reorganized Debtors may employ and pay any Professional for fees and expenses incurred after the Effective Date in the ordinary course of business without any further notice to or action, order, or approval of the Court.

3.	Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code. In the event an Allowed Priority Tax Claim is also a Secured Tax Claim, such Claim shall, to the extent it is Allowed, be treated as an Other Secured Claim if such Claim is not otherwise paid in full.

4.	Statutory Fees

All fees payable pursuant to 28 U.S.C. § 1930(a) shall be paid by the Debtors or Reorganized Debtors, as applicable, for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed or closed, whichever occurs first. The Reorganized Debtors shall continue to File quarterly-post confirmation operating reports in accordance with the U.S. Trustee’s Region 7 Guidelines for Debtors-in-Possession.

B.	Classification of Claims and Interests

1.	Summary of Classification

Claims and Interests, except for Administrative Claims, Professional Fee Claims, Cure Claims, and Priority Tax Claims, are classified in the Classes set forth in Article III of the Plan. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest also is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date. The Plan constitutes a separate chapter 11 plan of reorganization for each Debtor and the classifications set forth in Classes 1 through 11 shall be deemed to apply to each Debtor. For all purposes under the Plan, each Class will contain sub-Classes for each of the Debtors (i.e., there will be 11 Classes for each Debtor); provided that any Class that is vacant as to a particular Debtor will be treated in accordance with Article III.E of the Plan.

Class Identification

The classification of Claims and Interests against each Debtor (as applicable) pursuant to the Plan is as follows:

Class	Claim or Interest	Status	Entitled to Vote
1	Other Priority Claims	Unimpaired	No (Deemed to Accept)
2	Other Secured Claims	Unimpaired	No (Deemed to Accept)
3	Secured Tax Claims	Unimpaired	No (Deemed to Accept)
4	First Lien Claims	Unimpaired	No (Deemed to Accept)
5	Prepetition Second Lien Notes Claims	Impaired	Yes
6	Prepetition Second Lien PIK Notes Claims	Impaired	Yes
7	General Unsecured Claims	Impaired	Yes
8	Section 510(b) Claims	Impaired	No (Deemed to Reject)
9	Intercompany Claims	Unimpaired/Impaired	No (Deemed to Either Accept or Reject)
10	Intercompany Interests	Unimpaired/Impaired	No (Deemed to Either Accept or Reject)
11	PetroQuest Interests	Impaired	No (Deemed to Reject)

C.	Treatment of Claims and Interests

1.	Class 1: Other Priority Claims

(a)	Classification: Class 1 consists of Other Priority Claims.

(b)

Treatment: In full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Other Priority Claim, each Holder thereof shall receive (i) payment in full, in Cash, of the unpaid portion of its Allowed Other Priority Claim or (ii) such other treatment as may otherwise be agreed to by such Holder, the Debtors, and the Requisite Creditors.

(c)

Voting: Class 1 is Unimpaired under the Plan. Each Holder of an Other Priority Claim will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Other Priority Claims will not be entitled to vote to accept or reject the Plan.

2.	Class 2: Other Secured Claims

(a)	Classification: Class 2 consists of Other Secured Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for its Allowed Other Secured Claim, each such Holder shall receive, at the Debtors’ election, either (i) Cash equal to the full Allowed amount of its Claim, (ii) Reinstatement of such Holder’s Allowed Other Secured Claim, (iii) the return or abandonment of the collateral securing such Allowed Other Secured Claim to such Holder, or (iv) such other treatment as may otherwise be agreed to by such Holder, the Debtors, and the Requisite Creditors.

(c)

Voting: Class 2 is Unimpaired under the Plan. Each Holder of an Other Secured Claim will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Other Secured Claims will not be entitled to vote to accept or reject the Plan.

3.	Class 3: Secured Tax Claims

(a)	Classification: Class 3 consists of Secured Tax Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed Secured Tax Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for its Allowed Secured Tax Claim, each such Holder shall receive, at the Debtors’ election, either (i) Cash equal to the full Allowed amount of its Claim, (ii) Reinstatement of such Holder’s Allowed Secured Tax Claim, (iii) the return or abandonment of the collateral securing such Allowed Secured Tax Claim to such Holder, or (iv) such other treatment as may otherwise be agreed to by such Holder, the Debtors, and the Requisite Creditors.

(c)

Voting: Class 3 is Unimpaired under the Plan. Each Holder of a Secured Claim Tax will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Secured Tax Claims will not be entitled to vote to accept or reject the Plan.

4.	Class 4: First Lien Claims

(a)	Classification: Class 4 consists of the First Lien Claims.

(b)	Allowance: The First Lien Claims shall be Allowed in the aggregate principal amount of $50,000,000, plus any accrued and unpaid interest and expenses.

(c)	Treatment: On or before the Effective Date, each Holder of a First Lien Claim will receive Cash equal to the amount of its Allowed Claim from funds available pursuant to the Exit Facility.

(d)

Voting: Class 4 is Unimpaired under the Plan. Each Holder of a First Lien Claim will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of First Lien Claims will not be entitled to vote to accept or reject the Plan.

5.	Class 5: Prepetition Second Lien Notes Claims

(a) Classification: Class 5 consists of all Prepetition Second Lien Notes Claims.

(b) Allowance: The Prepetition Second Lien Notes Claims shall be Allowed in the aggregate amount of $9,427,000 plus any accrued and unpaid interest thereon payable through the Petition Date.

(c) Treatment: Except to the extent that a Holder of an Allowed Prepetition Second Lien Notes Claim agrees to less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for its Allowed Prepetition Second Lien Notes Claim, each such Holder shall receive (i) its Pro Rata share of 100% of the New Equity under the Plan, subject to (x) dilution by the awards related to New Equity issued under the Management Incentive Plan and (y) the Put Option Premium, and (ii) its Pro Rata share of $80 million in New Second Lien PIK Notes; such Pro Rata share of the New Equity and New Second Lien PIK Notes calculated by including the $275,045,768 (plus any accrued and unpaid interest thereon payable through the Petition Date) of Prepetition Second Lien PIK Notes Claims as Claims that will share Pro Rata in 100% of New Equity, subject to (x) dilution by the awards related to New Equity issued under the Management Incentive Plan and (y) the Put Option Premium, and $80 million in New Second Lien PIK Notes.

(d) Voting: Class 5 is Impaired under the Plan. Each Holder of an Allowed Prepetition Second Lien Notes Claim will be entitled to vote to accept or reject the Plan.

6.	Class 6: Prepetition Second Lien PIK Notes Claims

(a)	Classification: Class 6 consists of all Prepetition Second Lien PIK Notes Claims.

(b)	Allowance: The Prepetition Second Lien PIK Notes Claims shall be Allowed in the aggregate amount of $275,045,768 plus any accrued and unpaid interest thereon payable through the Petition Date.

(c)

Treatment: Except to the extent that a Holder of an Allowed Prepetition Second Lien PIK Notes Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for its Allowed Prepetition Second Lien PIK Notes Claim, each such Holder shall receive (i) its Pro Rata share of 100% of the New Equity under the Plan, subject to (x) dilution by the awards related to New Equity issued under the Management Incentive Plan and (y) the Put Option Premium, and (ii) its Pro Rata share of $80 million in New Second Lien PIK Notes; such Pro Rata share of the New Equity and New Second Lien PIK Notes calculated by including the $9,427,000 (plus any accrued and unpaid interest thereon payable through the Petition Date) of Prepetition Second Lien Notes Claims as Claims that will share Pro Rata in 100% of New Equity, subject to (x) dilution by the awards related to New Equity issued under the Management Incentive Plan and (y) the Put Option Premium, and $80 million in New Second Lien PIK Notes.

(d)	Voting: Class 6 is Impaired under the Plan. Each Holder of an Allowed Prepetition Second Lien Notes Claim will be entitled to vote to accept or reject the Plan.

7.	Class 7: General Unsecured Claims

(a)	Classification: Class 7 consists of all General Unsecured Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed General Unsecured Claim agrees a to less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of each Allowed General Unsecured Claim and of and in exchange for each Allowed General Unsecured Claim, each such Holder shall receive its Pro Rata share of the General Unsecured Claims Distribution on the Effective Date; provided, however, that to the extent that Class 7 votes to accept the Plan, the Holders of Second Lien Notes Claims shall not receive any distribution on account of their Allowed Second Lien Deficiency Claims.

(c)	Voting: Class 7 is Impaired under the Plan. Each Holder of a General Unsecured Claim will be entitled to vote to accept or reject the Plan.

8.	Class 8: Section 510(b) Claims

(a)	Classification: Class 8 consists of all Section 510(b) Claims.

(b)

Treatment: Section 510(b) Claims, if any, shall be discharged, canceled, released, and extinguished as of the Effective Date, and shall be of no further force or effect, and Holders of Section 510(b) Claims shall not receive any distribution on account of such Section 510(b) Claims.

(c)

Voting: Class 8 is Impaired under the Plan. Each Holder of a Section 510(b) Claim will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, the Holders of Section 510(b) Claims will not be entitled to vote to accept or reject the Plan.

9.	Class 9: Intercompany Claims

(a)	Classification: Class 9 consists of all Intercompany Claims.

(b)

Treatment: Intercompany Claims shall be Reinstated as of the Effective Date or, at the Reorganized Debtors’ option, shall be cancelled. No distribution shall be made on account of any Intercompany Claims other than in the ordinary course of business of the Reorganized Debtors, as applicable. For the avoidance of doubt, Intercompany Claims that are Reinstated as of the Effective Date, if any, shall be subordinate in all respects to the Exit Facility and the New Second Lien PIK Notes.

(c)

Voting: Intercompany Claims are either Unimpaired, in which case the Holders of such Intercompany Claims will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or Impaired and not receiving any distribution under the Plan, in which case the Holders of such Intercompany Claims will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, the Holders of Intercompany Claims will not be entitled to vote to accept or reject the Plan.

10.	Class 10: Intercompany Interests

(a)	Classification: Class 10 consists of all Intercompany Interests.

(b)

Treatment: Intercompany Interests shall be Reinstated as of the Effective Date or, at the Reorganized Debtors’ option, shall be cancelled. No distribution shall be made on account of any Intercompany Interests.

No distributions on account of Intercompany Interests are being made to the Holders of such Intercompany Interests. Instead, to the extent Intercompany Interests are Reinstated under the Plan, such Reinstatement is solely for the purposes of administrative convenience, for the ultimate benefit of the Holders of the New Equity, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims. For the avoidance of doubt, to the extent Reinstated pursuant to the Plan, on and after the Effective Date, all Intercompany Interests shall continue to be owned by the Reorganized Debtor that corresponds to the Debtor that owned such Intercompany Interests prior to the Effective Date.

(c)

Voting: Intercompany Interests are either Unimpaired, in which case the Holders of such Intercompany Interests will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or Impaired, in which case the Holders of such Intercompany Interests will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, the Holders of Intercompany Interests will not be entitled to vote to accept or reject the Plan.

11.	Class 11: PetroQuest Interests

(a)	Classification: Class 11 consists of all PetroQuest Interests.

(b)

Treatment: On the Effective Date, or as soon thereafter as reasonably practicable, all PetroQuest Interests will be extinguished and the Holders of PetroQuest Interests shall not receive or retain any distribution, property, or other value on account of their PetroQuest Interests.

(c)

Voting: Class 11 is Impaired under the Plan. Each Holder of a PetroQuest Interest will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, the Holders of PetroQuest Interests will not be entitled to vote to accept or reject the Plan.

12.	Special Provision Governing Unimpaired Claims

Nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to or setoffs or recoupment against any such Unimpaired Claims.

13.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

The Debtors reserve the right to seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests, and the Filing of the Plan shall constitute a motion for such relief.

14.	Elimination of Vacant Classes

Any Class of Claims that does not contain an Allowed Claim or a Claim temporarily Allowed by the Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

15.	Voting Classes; Deemed Acceptance by Non-Voting Classes

If a Class contains Claims eligible to vote and no Holder of Claims eligible to vote in such Class votes to accept or reject the Plan, the Plan shall be deemed accepted by such Class.

16.	Subordinated Claims

Except as may be the result of the settlement described in Article VIII.A of the Plan, the allowance, classification, and treatment of all Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors or Reorganized Debtors reserve the right to re-classify any Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

D.	Means for Implementation of the Plan

1.	Restructuring Transactions

On the Effective Date, or as soon as reasonably practicable thereafter, the Reorganized Debtors, with the consent of the Requisite Creditors, shall undertake the Restructuring Transactions, including: (1) the execution and delivery of any appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan, and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree;

(2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable Entities agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable state law; (4) all transactions necessary to provide for the purchase of some or substantially all of the assets of or Interests in any of the Debtors, which transactions shall be structured in the most tax efficient manner, including in whole or in part as a taxable transaction for United States federal income tax purposes, as determined by the Debtors and the Requisite Creditors; (5) the execution and delivery of the Exit Facility Documents; (6) the execution and delivery of Definitive Documentation not otherwise included in the foregoing, if any; and (7) all other actions that the Debtors, the Reorganized Debtors, or the Requisite Creditors determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.

2.	Sources of Consideration for Plan Distributions

The Reorganized Debtors shall fund distributions under the Plan as follows:

(a)	Issuance and Distribution of New Equity

The New Equity, including options, or other equity awards, if any, reserved under the Management Incentive Plan, shall be authorized on the Effective Date without the need for any further corporate action and without any further action by the Debtors, the Reorganized Debtors, or Holders of Claims or Interests.

All of the shares of New Equity issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance of the New Equity under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

(b)	New Second Lien PIK Notes

On the Effective Date, New Parent will issue the New Second Lien PIK Notes in accordance with the terms of the New Second Lien PIK Notes Documents. The Confirmation Order shall constitute approval of the New Second Lien PIK Notes (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Reorganized Debtors in connection therewith, including the payment of all fees and expenses provided for therein), and authorization for the Reorganized Debtors to enter into and perform under the New Second Lien PIK Notes Documents and such other documents as may be required or appropriate.

The New Second Lien PIK Notes Documents shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations pursuant to the New Second Lien PIK Notes are being issued, and shall be deemed to have been issued, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent transfers, obligations, or conveyances, or other voidable transfers or obligations under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted in accordance with the New Second Lien PIK Notes Documents (a) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the New Second Lien PIK Notes Documents, (b) shall be deemed automatically perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the New Second Lien PIK Notes Documents, and (c) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent transfers, obligations, or conveyances, or other voidable transfers or obligations under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Persons and Entities granted such Liens and security interests are authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

(c)	Exit Facility

On the Effective Date, the Combined Consenting Second Lien Noteholders shall provide the Exit Facility in accordance with the terms of the Exit Facility Documents, which terms and conditions shall be acceptable to the Debtors and the Requisite Creditors. The Reorganized Debtors shall use the proceeds of the Exit Facility to pay the outstanding amount of the First Lien Claims and for any other purpose permitted by the Exit Facility Documents. The Exit Facility shall include the following material terms:

1)

The Combined Prepetition Second Lien Noteholders will be offered the opportunity to become a lender under the Exit Facility on a Pro Rata basis, based on each Holder’s respective holdings of Second Lien Notes Claims, through a syndication process.

2)

The Commitment Parties will enter into the Exit Facility Commitment Letter pursuant to which the Commitment Parties shall agree to backstop any portion of the principal amount of the Exit Facility for which the other Combined Prepetition Second Lien Noteholders have not exercised their ability to become a lender under the Exit Facility in accordance with the terms of the Plan and the applicable syndication procedures.

3)	In consideration for their commitments under the Exit Facility Commitment Letter, the Commitment Parties shall receive the Put Option Premium.

4)	Terms of the Exit Facility to include:

i.	Borrower: New Parent

ii.	Guarantors: Each subsidiary of New Parent

iii.	Principal Amount: $50 million

iv.	Term: 5 years

v.	Interest Rate: LIBOR + 750 bps (subject to a 1.00% floor)

vi.	Security: Secured by a first lien security interest in the equity of each subsidiary of New Parent on the same collateral that secures the Prepetition Term Loan Agreement

3.	Distributions to Holders of General Unsecured Claims

The GUC Administrator shall make distributions to Holders of Allowed General Unsecured Claims to be funded from Cash from the General Unsecured Claims Distribution in accordance with the GUC Administrator Agreement.

4.	Corporate Existence

Except as otherwise provided in the Plan, the Plan Supplement, or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, each Debtor shall continue to exist on and after the Effective Date as a separate corporation, limited liability company, partnership, or other form of entity, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form of entity, as the case may be, pursuant to the New Organizational Documents and the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other analogous formation, constituent, or governance documents) in effect before the Effective Date, except to the extent such certificate of incorporation or bylaws (or other analogous formation, constituent, or governance documents) is amended by the Plan or otherwise, and to the extent any such document is amended, such document is deemed to be amended pursuant to the Plan and requires no further action or approval (other than any requisite filings required under applicable state or federal law).

5.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan, the Plan Supplement, or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date, all property in each Estate, including all Causes of Action, and any property acquired by any of the Debtors shall vest in each applicable Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property, and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps requested by the Debtors, the Reorganized Debtors or any administrative agent or indenture trustee under the Exit Facility Documents or the New Second Lien PIK Notes Documents that are necessary to cancel and/or extinguish such Liens and/or security interests.

After the Effective Date, the Reorganized Debtors may present Court order(s) or assignment(s) suitable for filing in the records of every county or governmental agency where the property vested in accordance with the foregoing paragraph is or was located, which provide that such property is conveyed to and vested in the Reorganized Debtors. The Court order(s) or assignment(s) may designate all Liens, Claims, encumbrances, or other interests which appear of record and/or from which the property is being transferred, assigned and/or vested free and clear of. The Plan shall be conclusively deemed to be adequate notice that such Lien, Claim, encumbrance, or other interest is being extinguished and no notice, other than by this Plan, shall be given prior to the presentation of such Court order(s) or assignment(s). Any Person having a Lien, Claim, encumbrance, or other interest against any of the property vested in accordance with the foregoing paragraph shall be conclusively deemed to have consented to the transfer, assignment, and vesting of such property to or in the Reorganized Debtors free and clear of all Liens, Claims, charges, or other encumbrances by failing to object to confirmation of this Plan, except as otherwise provided in this Plan.

6.	Cancellation of Existing Securities

Except for the purpose of evidencing a right to distribution under the Plan and except as otherwise provided in the Plan, on the Effective Date: (i) the obligations of the Debtors under the Prepetition Agreements, and each certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document, directly or indirectly, evidencing or creating any indebtedness or obligation of, or ownership interest in, the Debtors or giving rise to any Claim or Interest shall be cancelled or extinguished and the Debtors and the Reorganized Debtors shall not have any continuing obligations thereunder; and (ii) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors shall be released and discharged.

On and after the Effective Date, all duties and responsibilities of the Prepetition Term Loan Agent under the Prepetition Term Loan Agreement, and the Indenture Trustee under the Prepetition Second Lien Indenture and the Prepetition Second Lien PIK Indenture, shall be fully discharged unless otherwise specifically set forth in or provided for under the Plan, the Plan Supplement, or the Confirmation Order Notwithstanding the foregoing, each of the Indentures shall continue in effect solely for the purposes of, as applicable, (a) allowing Holders of Allowed Prepetition Second Lien Notes Claims and Allowed Prepetition Second Lien PIK Notes Claims

to receive distributions under the Plan and (b) allowing and preserving the rights of the Indenture Trustees to (i) make distributions in satisfaction of Allowed Prepetition Second Lien Notes Claims and Allowed Prepetition Second Lien PIK Notes Claims, (ii) maintain and exercise their respective Charging Liens under the terms of the Indentures or any related or ancillary document, instrument, agreement, or principle of law against Holders of Allowed Prepetition Second Lien Notes Claims and Allowed Prepetition Second Lien PIK Notes Claims, as applicable, and distributions thereto, (iii) seek compensation and reimbursement for any reasonable and documented fees and expenses incurred in making such distributions, (iv) maintain and enforce any right to indemnification, expense reimbursement, contribution, or subrogation or any other claim or entitlement that the Indenture Trustees may have under the applicable Indentures, (v) exercise their rights and obligations relating to the interests of their Holders pursuant to the applicable Indentures, and (vi) appear in these Chapter 11 Cases. For the avoidance of doubt, all indemnification obligations and expense reimbursement obligations of the Debtors arising under the Indentures in favor of the Indenture Trustees, and each of their respective directors, officers, employees, agents, affiliates, controlling persons, and legal and financial advisors shall survive, remain in full force and effect, and be enforceable against the Debtors or their Estates on and after the Effective Date and shall be enforceable through the exercise of the applicable Charging Lien against the Holders of Allowed Prepetition Second Lien Notes Claims and Allowed Prepetition Second Lien PIK Notes Claims, as applicable, and distributions thereto.

If the record Holder of any Prepetition Second Lien Notes, Prepetition Second Lien PIK Notes, or PetroQuest Interests is DTC or its nominee or another securities depository or custodian thereof, and such Note or Interest is represented by a global security held by or on behalf of DTC or such other securities depository or custodian, then each beneficial owner of such Note or Interest shall be deemed to have surrendered its Note or Interest upon surrender of such global security by DTC or such other securities depository or custodian thereof.

7.	Corporate Action

Upon the Effective Date, all actions (whether to occur before, on, or after the Effective Date) contemplated by the Plan shall be deemed authorized and approved by the Court in all respects without any further corporate or equityholder action, including, as applicable: (1) issuance of the New Second Lien PIK Notes; (2) execution and delivery of the New Second Lien PIK Notes Documents; (3) the adoption and/or filing of the New Organizational Documents and the Registration Rights Agreement; (4) the authorization, issuance, and distribution of the New Equity; (5) appointment of the directors and officers for New Parent and the other Reorganized Debtors; (6) the Management Incentive Plan on the terms and conditions set forth in the MIP Term Sheet; (7) implementation of the Restructuring Transactions; and (8) all other actions contemplated by the Plan. Upon the Effective Date, all matters provided for in the Plan involving the corporate structure of New Parent and the other Reorganized Debtors, and any corporate action required by the Debtors, New Parent, or the other Reorganized Debtors in connection with the Plan (including any items listed in the first sentence of this paragraph) shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, or officers of the Debtors, New Parent or the other Reorganized Debtors, as applicable. On or (as applicable) before the Effective Date, the appropriate officers of the Debtors, New Parent, or the other Reorganized Debtors shall be authorized and directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effectuate the transactions contemplated by the Plan) in the name of and on behalf of New Parent and the other Reorganized Debtors, including the Exit Facility Documents, the New Second Lien PIK Notes Documents, the New Organizational Documents, and any and all other agreements, documents, securities, and instruments relating to the foregoing, to the extent not previously authorized by the Court. The authorizations and approvals contemplated by Article IV.G of the Plan shall be effective notwithstanding any requirements under non-bankruptcy law or contract, including for any vote of shareholders or equityholders.

8.	New Organizational Documents

To the extent required under the Plan or applicable non-bankruptcy law, New Parent and the other Reorganized Debtors will, on or as soon as practicable after the Effective Date, file their respective New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in their respective states, provinces, or countries of incorporation in accordance with the corporate laws of the respective states, provinces, or countries of incorporation. Pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, the New Organizational Documents of the Reorganized Debtors will prohibit the issuance of non-voting equity securities and will comply with all other applicable provisions of section 1123(a)(6) of the Bankruptcy Code regarding the distribution of power among, and dividends to be paid to, different classes of voting securities. From and after the Effective Date, New Parent and the other Reorganized Debtors, as applicable, may amend and restate their respective New Organizational Documents and other constituent documents, as permitted by the laws of their respective states, provinces, or countries of incorporation and their respective New Organizational Documents.

On the Effective Date, the New Organizational Documents, substantially in the forms set forth in the Plan Supplement, shall be deemed to be valid, binding, and enforceable in accordance with their terms and provisions.

9.	Directors and Officers of the Reorganized Debtors

As of the Effective Date, the term of the current members of the board of directors, members or managers of each of the Debtors shall expire automatically, and the New Boards and the officers of each of the Reorganized Debtors shall be appointed in accordance with the Plan, the New Organizational Documents, and other constituent documents of each Reorganized Debtor. The initial New Parent Board shall consist of five (5) members, consisting of Charles T. Goodson as the President and Chief Executive Officer of New Parent and four (4) additional Persons selected by the Requisite Creditors.

Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will, to the extent known, disclose in advance of the Confirmation Hearing the identity and affiliations of any Person proposed to serve on the initial New Boards, as well as those Persons that will serve as an officer of New Parent or any of the Reorganized Debtors. To the extent any such director, member, manager or officer is an Insider, the nature of any compensation to be paid to such director, member, manager or officer will also be disclosed. Each such director, member, manager and officer shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents and other constituent documents of New Parent and each of the other Reorganized Debtors.

10.	Effectuating Documents; Further Transactions

On and after the Effective Date, New Parent and each of the other Reorganized Debtors, the Reorganized Debtors’ officers, and the members of the New Boards are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan, including the New Equity and the New Second Lien PIK Notes, in the name of and on behalf of New Parent or the other Reorganized Debtors, without the need for any approvals, authorization, or consents except those expressly required pursuant to the Plan.

11.	Exemption from Certain Taxes and Fees

Pursuant to, and to the fullest extent permitted by, section 1146(a) of the Bankruptcy Code, any issuance, transfer, or exchange of a Security (including, without limitation, of the New Equity and the New Second Lien PIK Notes) or transfer of property, in each case, pursuant to, in contemplation of, or in connection with, the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, sale or use tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any instruments of transfer or other relevant documents without the payment of any such tax, recordation fee, or governmental assessment.

12.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject in all respects to Article VIII of the Plan, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and such rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. A schedule of the Causes of Action known by the Debtors to be retained by the Reorganized Debtors will be included as part of the Plan Supplement. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Causes of Action against it as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against it. The Debtors or the Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Court order, including, without limitation, pursuant to Article VIII of the Plan, the Debtors or Reorganized Debtors, as applicable, expressly reserve all Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation. For the avoidance of doubt, in no instance will any Cause of Action preserved pursuant to Article IV.L of the Plan include any claim or Cause of Action with respect to, or against, a Released Party.

In accordance with section 1123(b)(3) of the Bankruptcy Code, except as otherwise provided herein, any Causes of Action that a Debtor may hold against any Entity shall vest in the applicable Reorganized Debtor. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Court.

13.	Director and Officer Liability Insurance

Notwithstanding anything in the Plan to the contrary, effective as of the Effective Date, the Reorganized Debtors shall be deemed to have assumed all D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order will constitute the Court’s approval of the Reorganized Debtors’ assumption of such D&O Liability Insurance Policies to the extent they are Executory Contracts. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Reorganized Debtors under the Plan as to which no Proof of Claim need be Filed, and shall survive the Effective Date.

14.	Management Incentive Plan

The Management Incentive Plan will be a comprehensive equity-based award plan as part of the go-forward compensation for the Reorganized Debtors’ management in accordance with the MIP Term Sheet. The Confirmation Order shall authorize and require the New Parent Board to adopt and enter into the Management Incentive Plan, on the terms and conditions set forth in the MIP Term Sheet.

15.	Employee and Retiree Benefits

Except as otherwise provided in the Plan or the Plan Supplement, all written employment, severance, retirement, and other similar employee-related agreements or arrangements in place as of the Effective Date with the Debtors, including any key employee incentive plans and/or key employee retention plans that may be approved by the Court in the Chapter 11 Cases and any items approved as part of the Confirmation Order, retirement income plans and welfare benefit plans, or discretionary bonus plans or variable incentive plans regarding payment of a percentage of annual salary based on performance goals and financial targets for certain employees, shall be assumed by the Reorganized Debtors and shall remain in place after the Effective Date, as may be amended by agreement between the beneficiaries of such agreements, plans, or arrangements, on the one hand, and the Debtors, with the consent of the Requisite Creditors, on the other hand, or, after the Effective Date, by agreement with the Reorganized Debtors, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans; provided that the foregoing shall not apply to any equity-based compensation, agreement, or arrangement existing as of the Petition Date. Nothing in the Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans.

16.	Payment of Fees and Expenses of the Consenting Creditors

On the Effective Date, to the extent not otherwise paid pursuant to an order of this Court, the Reorganized Debtors shall establish and fund the Consenting Creditors Fee Escrow Account with Cash equal to the Consenting Creditors Fee Reserve Amount. The Consenting Creditors Fee Escrow Account shall be maintained in trust solely for the benefit of the applicable Consenting Creditors Professionals. The funds in the Consenting Creditors Fee Escrow Account shall not be considered property of the Estates or of the Reorganized Debtors and shall not be subject to any Liens.

After the Effective Date, the Consenting Creditors Fees will be subject to a review by the Reorganized Debtors for a period of seven (7) Business Days following submission of each invoice (including reasonable documentation of such fees and expenses), which may be redacted to preserve privilege and/or confidentiality. To the extent the Reorganized Debtors deliver to the applicable Consenting Creditor a written notice of objection within the seven (7) Business Day review period, and the applicable Consenting Creditor and the Reorganized Debtors are unable to resolve such objection on a consensual basis within seven (7) Business Days after such objection has been submitted, the Reorganized Debtors may File with the Court a motion or other pleading setting forth the specific objections to the disputed invoice, and the Court shall adjudicate the matter. The Reorganized Debtors will promptly pay any undisputed Consenting Creditors Fees on the later of the Effective Date or one (1) Business Day following the expiration of the seven (7) Business Day review period. When all such amounts owing to Consenting Creditors have been paid in full, any remaining amount in the Consenting Creditors Fee Escrow Account shall promptly be turned over to the Reorganized Debtors without any further action or order of the Court.

Consenting Creditors Professionals shall reasonably estimate their unpaid Consenting Creditors Fees before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than five (5) Business Days before the Effective Date. If any of the Consenting Creditors Professionals does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Consenting Creditors Professional.

17.	Preservation of the Charging Lien of the Indenture Trustee

Each Indenture Trustee shall be entitled to assert its Charging Lien arising under and in accordance with the applicable Indenture and any ancillary document, instrument, or agreement to obtain payment of its respective fees and expenses and the fees and expenses of its professionals. Reasonable fees and expenses incurred by the Indenture Trustee after the Effective Date in its capacity as Disbursing Agent and for matters related to distributions to the Combined Prepetition Second Lien Noteholders shall be paid by the Reorganized Debtors and any dispute between the Reorganized Debtors and the Indenture Trustee regarding the reasonableness of such fees and expenses may be submitted to the Court for resolution.

18.	Preservation of Royalty and Working Interests

Notwithstanding any other provision in the Plan, on and after the Effective Date all Royalty and Working Interests shall be fully preserved and remain in full force and effect in accordance with the terms of the relevant granting instruments or other governing documents applicable to such Royalty and Working Interests, which granting instruments and governing documents shall remain in full force and effect, and no Royalty and Working Interests or any liabilities and obligations arising therefrom, including payment obligations, whether arising before or after the Petition Date, shall be compromised or discharged by the Plan.

19.	GUC Administrator

The GUC Administrator shall have the power to administer the General Unsecured Claims Distribution and make or authorize distributions to Holders of General Unsecured Claims. Without limiting the generality of the foregoing, the GUC Administrator shall: (a) hold and administer the Cash that comprises the General Unsecured Claims Distribution; (b) have authority to pay from the General Unsecured Claims Distribution all out of pocket expenses incurred in connection with the discharge of its duties under the Plan; (c) have the power and authority to retain such attorneys, advisors, other professionals and employees as may be appropriate to perform the duties required of the GUC Administrator in the Plan and in the GUC Administrator Agreement; (d) make distributions to Holders of General Unsecured Claims as provided in the Plan and in the GUC Administrator Agreement; and (e) provide periodic reports and updates to the Reorganized Debtors regarding the status of the administration of the General Unsecured Claims as may be reasonably required. The Reorganized Debtors shall cooperate in a commercially reasonable manner and in good faith with the GUC Administrator to assure that the GUC Administrator has reasonable access to the Reorganized Debtors’ books and records in possession of the Reorganized Debtors in connection with its duty to object to and resolve General Unsecured Claims.

Prior to the Effective Date, an amount of Cash from the General Unsecured Claims Distribution determined by the Debtors and the Creditors’ Committee in consultation with the Requisite Creditors sufficient to perform the functions of the GUC Administrator in connection with its responsibilities, including fees for its counsel, shall be placed into a segregated account. Any excess amount remaining in the account in connection with the closing of the Chapter 11 Cases will be treated as distributable Cash to Holders of General Unsecured Claims.

E.	Treatment of Executory Contracts and Unexpired Leases

1.	Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided herein, all Executory Contracts or Unexpired Leases will be deemed assumed and assigned to the Reorganized Debtors or their designated assignee in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, regardless of whether such Executory Contract or Unexpired Lease is set forth on the Schedule of Assumed Executory Contracts and Unexpired Leases, other than: (1) those that are identified on the Schedule of Rejected Executory Contracts and Unexpired Leases; (2) those that have been previously rejected by a Final Order; (3) those that are the subject of a motion to reject Executory Contracts or Unexpired Leases that is pending on the Effective Date; or (4) those that are subject to a motion to reject an Executory Contract or Unexpired Lease pursuant to which the requested effective date of such rejection is after the Effective Date.

Entry of the Confirmation Order shall constitute the Court’s order approving the assumptions, assumptions and assignments, or rejections, as applicable, of Executory Contracts or Unexpired Leases as set forth in the Plan or in the Schedule of Rejected Executory Contracts and Unexpired Leases and the Schedule of Assumed Executory Contracts and Unexpired Leases, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, assumptions, assumptions and assignments, or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Court. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Court on or after the Effective Date. Notwithstanding anything to the contrary in the Plan, the Debtors, with the consent of the Requisite Creditors reserve the right to alter, amend, modify, or supplement the Schedule of Rejected Executory Contracts and Unexpired Leases at any time prior to the Effective Date on no less than three (3) days’ notice to the applicable non-Debtor counterparties.

2.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

Counterparties to Executory Contracts or Unexpired Leases listed on the Schedule of Rejected Executory Contracts and Unexpired Leases shall be promptly served with a notice of rejection of Executory Contracts and Unexpired Leases. Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, if any, must be Filed with the Court within the earliest to occur of (1) thirty (30) days after the date of entry of an order of the Court (including the Confirmation Order) approving such rejection or (2) thirty (30) days after notice of any rejection that occurs after the Effective Date. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease that are not Filed within such time will be automatically Disallowed, forever barred from assertion, and shall not be enforceable against, as applicable, the Debtors, the Reorganized Debtors, the Estates, or property of the foregoing parties, without the need for any objection by the Debtors or the

Reorganized Debtors or further notice to, or action, order, or approval of the Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or any Proof of Claim to the contrary. Claims arising from the rejection of the Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III.B.7 of the Plan.

3.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

At least fourteen (14) days before the Confirmation Hearing, the Debtors shall distribute, or cause to be distributed, Cure Notices of proposed assumption or assumption and assignment and proposed amounts of Cure Claims to the applicable counterparties and the Requisite Creditors. Any objection by a counterparty to an Executory Contract or Unexpired Lease to the proposed assumption or assumption and assignment or related Cure Claim must be Filed, served and actually received by the Debtors and the Requisite Creditors at least seven (7) days before the Confirmation Hearing. In the event that any Executory Contract or Unexpired Lease is removed from the Schedule of Rejected Executory Contracts and Unexpired Leases after such time as the Cure Notices referred to above have been distributed, a separate Cure Notice of proposed assumption or assumption and assignment and the proposed amount of the Cure Claim with respect to such Executory Contract or Unexpired Lease will be sent promptly to the counterparty thereof and a hearing will be set to consider whether such Executory Contract or Unexpired Lease can be assumed or assumed and assigned.

Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or assumption and assignment or the proposed Cure Claim will be deemed to have assented to such assumption or assumption and assignment and the Cure Claim. Payment in Cash, on the Effective Date or as soon as reasonably practicable thereafter, to such counterparty of the amount set forth on the applicable Cure Notice shall, as a matter of law, satisfy any and all monetary defaults under the applicable Executory Contract or Unexpired Lease. In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of the Reorganized Debtors or any assignee, to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption or assumption and assignment, such dispute shall be resolved by a Final Order of the Court.

In any case, if the Court determines that the Allowed Cure Claim with respect to any Executory Contract or Unexpired Lease is greater than the amount set forth in the applicable Cure Notice, the Debtors or the Reorganized Debtors, as applicable, with the consent of the Requisite Creditors will have the right to add such Executory Contract or Unexpired Lease to the Schedule of Rejected Executory Contracts and Unexpired Leases, in which case such Executory Contract or Unexpired Lease will be deemed rejected as of the Effective Date. After such Executory Contract or Unexpired Lease is added to the Schedule of Rejected Executory Contracts and Unexpired Leases, the applicable counterparty shall be served with a notice of rejection of its Executory Contract or Unexpired Lease.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the date that the Debtors assume such Executory Contract or Unexpired Lease. Any Proofs of Claim Filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed Disallowed and expunged, without further notice to or action, order, or approval of the Court.

4.	Insurance Policies

Without limiting Article IV.M, all of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as and deemed to be Executory Contracts under the Plan. On the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments related thereto.

5.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed or assumed and assigned shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases, shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

6.	Reservation of Rights

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Schedule of Rejected Executory Contracts and Unexpired Leases, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors, or, after the Effective Date, the Reorganized Debtors, in each case with the consent of the Requisite Creditors, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter the treatment of such contract or lease.

7.	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

8.	Contracts and Leases Entered into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor will be performed by the applicable Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business. Accordingly, such contracts and leases that have not been rejected as of the date of Confirmation will survive and remain unaffected by entry of the Confirmation Order.

F.	Provisions Governing Distributions

1.	Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in the Plan, on the Effective Date or as soon as reasonably practicable thereafter (or, if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes Allowed or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim (or such Holder’s affiliate), including any portion of a Claim that is an Allowed Claim notwithstanding that other portions of such Claim are a Disputed Claim, shall receive the full amount of the distributions that the Plan provides for Allowed Claims in each applicable Class. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII of the Plan. Except as otherwise provided in the Plan, Holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

2.	Delivery of Distributions and Undeliverable or Unclaimed Distributions

(a)	Delivery of Distributions

1)	Distribution Record Date

As of the close of business on the Distribution Record Date, (i) the various transfer registers for each of the Classes of Claims and Interests maintained by the Debtors, or their respective agents, and (ii) the transfer books and records of the respective Notes as maintained by the Indenture Trustee, its respective agents, or DTC, shall be deemed closed, and there shall be no further changes in the record Holders of any of the Claims and Interests. The Debtors, the Reorganized Debtors, the Disbursing Agent, the GUC Administrator, and the Indenture Trustee, as applicable, shall have no obligation to recognize any transfer of the Claims or Interests occurring on or after the Distribution Record Date. For the avoidance of doubt, the Distribution Record Date shall not apply to any distributions made through DTC and shall be made through the facilities of the DTC in accordance with the customary practices of DTC for a mandatory distribution.

2)	Delivery of Distributions in General

Except as otherwise provided herein, distributions to Holders of Allowed Claims shall be made to the Holders of record as of the Distribution Record Date by the Reorganized Debtors or the Disbursing Agent for all Claims other than General Unsecured Claims, and by the GUC Administrator for General Unsecured Claims, as follows: (1) to the signatory at the address set forth on the last Proof of Claim Filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if the Debtors have been notified in writing of a change of address); (2) at the address set forth in any written notice of address changes delivered to the Reorganized Debtors after the Effective Date; (3) at the address reflected in the Schedules if no Proof of Claim has been Filed and the Reorganized Debtors have not received a written notice of a change of address; or (4) to any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf. Subject to Article VI of the Plan, distributions under the Plan on account of Allowed Claims shall not be subject to levy, garnishment, attachment, or like legal process, so that each Holder of an Allowed Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan. The Debtors, the Reorganized Debtors, and the Indenture Trustee shall not incur any liability whatsoever on account of any distributions under the Plan except for gross negligence or willful misconduct.

3)	Delivery of Distributions to Prepetition Term Loan Lenders

Any and all distributions to Holders of First Lien Claims as of the Distribution Record Date shall be governed by the Prepetition Term Loan Agreement. The Prepetition Term Loan Agent shall cooperate with the Debtors and the Reorganized Debtors (including the Disbursing Agent) to enable the Debtors or the Reorganized Debtors (through the Disbursing Agent) to make such distributions, including providing, within three (3) Business Days following the Distribution Record Date, the Debtors or the Reorganized Debtors (including the Disbursing Agent) with a list of all Holders of First Lien Claims as of the Distribution Record Date, including the address at which each such Holder is authorized to receive its distribution under the Plan and the amount of First Lien Claims held by each such Holder.

4)	Delivery of Distributions to Combined Prepetition Second Lien Noteholders

Any and all distributions to the Holders of the Second Lien Notes Claims as of the Distribution Record Date shall be governed by the Prepetition Second Lien Indenture or the Prepetition Second Lien PIK Indenture, as applicable. Each Indenture Trustee shall cooperate with the Debtors and Reorganized Debtors to enable the Debtors or Reorganized Debtors (through the Indenture Trustee) to make such distributions, including providing, within three (3) Business Days following the Distribution Record Date, the Debtors or Reorganized Debtors with a list of all Holders of Second Lien Notes Claims as of the Distribution Record Date and the amount of the Second Lien Notes Claims held by each such Holder. Distributions to the Holders of the Second Lien Notes Claims shall be deemed to have been made when reflected in the Reorganized Debtors’ stock register according to the information provided by the Indenture Trustee.

All distributions on account of Allowed Second Lien Notes Claims (a) shall be governed by the Prepetition Second Lien Indenture or the Prepetition Second Lien PIK Indenture, as applicable, and (b) will be made to (or in coordination with) the Prepetition Second Lien Trustee and the Prepetition Second Lien PIK Trustee, respectively, which will serve as the Reorganized Debtors’ Disbursing Agent for purposes of making distributions under the Plan to Holders of the Second Lien Notes Claims. The Prepetition Second Lien Trustee and the Prepetition Second Lien PIK Trustee may transfer or direct the transfer of such distributions directly through the facilities of DTC (with the accompanying surrender of the Second Lien Notes Claims) and will be entitled to recognize and deal for all purposes under the Plan with DTC, on or as soon as practicable after the Effective Date, consistent with the customary practices of DTC. To the extent that any distributions are not eligible for distribution through DTC, the Prepetition Second Lien Trustee or the Prepetition Second Lien PIK Trustee, respectively, or the applicable paying agent, as applicable, shall have no duties or responsibilities relating to any form of distribution that is not DTC eligible; provided that all such distributions shall be subject in all respects to the right of the Prepetition Second Lien Trustee or the Prepetition Second Lien PIK Trustee to assert its applicable Charging Liens arising under and in accordance with the applicable Indenture and any ancillary document, instrument, or agreement, against such distributions with respect to any unpaid fees and expenses (including professionals’ fees) or other amounts payable to the Prepetition Second Lien Trustee or the Prepetition Second Lien PIK Trustee, or any applicable paying agent, as applicable, under the applicable Indenture and any related or ancillary document, instrument, agreement or principle of law as applicable. All distributions made to Holders of Allowed Second Lien Notes Claims are expected to be eligible to be distributed through the facilities of DTC.

(b)	Minimum Distributions

No fractional shares of New Equity or fractions of New Second Lien PIK Notes shall be distributed, and no Cash shall be distributed in lieu of such fractional shares of New Equity or fractions of New Second Lien PIK Notes. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in a fractional share of New Equity or a fraction of New Second Lien PIK Notes, the actual issuance shall reflect a rounding as follows: (a) fractions of one-half or greater shall be rounded to the next higher whole number; and (b) fractions of less than one-half shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New Equity and New Second Lien PIK Notes to be distributed pursuant to the Plan shall be adjusted as necessary to account for the foregoing rounding.

Holders of Allowed Claims entitled to distributions of $50.00 or less shall not receive distributions, and each Claim to which this limitation applies shall be discharged pursuant to Article VIII of the Plan and its Holder shall be forever barred pursuant to Article VIII of the Plan from asserting that Claim against the Reorganized Debtors or their property.

(c)	Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Debtors or the Reorganized Debtors (including the Disbursing Agent), as applicable, or the GUC Administrator solely with respect to General Unsecured Claims, shall have determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interests in property shall be property of the Reorganized Debtors or distributed to Holders of General Unsecured Claims if part of the General Unsecured Claims Distribution without need for a further order by the Court (notwithstanding any applicable federal, provincial, or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder to such property or Interest in property shall be discharged and forever barred.

3.	Securities Registration Exemption

Notwithstanding any provision of the Registration Rights Agreement, all shares of New Equity and New Second Lien PIK Notes issued under the Plan will be issued to the fullest extent permitted by section 1145 of the Bankruptcy Code without registration under the Securities Act and any other applicable securities laws. These Securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, subject to certain exceptions if the Holder is an “underwriter” with respect to such Securities, as such term is defined in section 1145(b) of the Bankruptcy Code. In addition, Securities that are exempt pursuant to section 1145 of the Bankruptcy Code generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states. The New Equity underlying the Management Incentive Plan will be issued pursuant to an available exemption from registration under the Securities Act and other applicable law. On the Effective Date, PetroQuest shall have deregistered under Section 12 of the Exchange Act and New Parent will be subject to the reporting requirements under Section 15(d) of the Exchange Act.

Should the Reorganized Debtors elect, on or after the Effective Date, to reflect all or any portion of the ownership of the New Equity or New Second Lien PIK Notes to be held through the facilities of DTC, none of the Debtors, the Reorganized Debtors, nor any other Person shall be required to provide any further evidence other than the Plan and Confirmation Order with respect to the treatment of the New Equity or New Second Lien PIK Notes under applicable securities laws, and the Plan or Confirmation Order shall be deemed to be legal and binding obligations of the Reorganized Debtors in all respects.

The DTC shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the New Equity or New Second Lien PIK Notes are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depositary services.

Notwithstanding anything to the contrary in the Plan, no Entity (including, for the avoidance of doubt, DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Equity and New Second Lien PIK Notes are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depositary services.

4.	Compliance with Tax Requirements

In connection with the Plan, to the extent applicable, the Debtors or the Reorganized Debtors, as applicable, shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Debtors or the Reorganized Debtors, as applicable, shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Debtors or the Reorganized Debtors, as applicable, reserve the right to allocate all distributions made under the Plan in compliance with applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

5.	Allocations

Each Holder of an Allowed Claim shall have the option to apply such Holder’s Pro Rata share of consideration distributed under the Plan (cash or value) to satisfy outstanding principal of or accrued interest on such Holder’s Allowed Claim, as such allocation is determined by such Holder in its sole discretion.

6.	No Postpetition Interest on Claims

Unless otherwise specifically provided for in an order of the Court, the Plan, or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims or Interests and no Holder of a Claim or Interest shall be entitled to interest accruing on or after the Petition Date on any such Claim.

7.	Setoffs and Recoupment

The Debtors or the Reorganized Debtors, as applicable, may, but shall not be required to, set off against, or recoup from, any Claim against a Debtor of any nature whatsoever that the applicable Debtor may have against the claimant, but neither the failure to do so nor the allowance of any Claim against a Debtor hereunder shall constitute a waiver or release by the applicable Debtor of any such Claim it may have against the Holder of such Allowed Claim.

8.	Claims Paid or Payable by Third Parties

(a)	Claims Paid by Third Parties

The Debtors or the Reorganized Debtors, as applicable, with respect to Claims other than General Unsecured Claims, and the GUC Administrator with respect to General Unsecured Claims, shall reduce in full an Allowed Claim, and such Claim shall be Disallowed without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and thereafter receives payment from a party that is not a Debtor, a Reorganized Debtor, or the GUC Administrator on account of such Claim, such Holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the Reorganized Debtors or the GUC Administrator, as applicable, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the Petition Date. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the Reorganized Debtors or the GUC Administrator, as applicable, annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the fourteen (14) day grace period specified above until the amount is repaid.

(b)	Claims Payable by Insurers

Holders of Claims that are covered by the Debtors’ insurance policies shall seek payment of such Claims from applicable insurance policies, provided that the Debtors, the Reorganized Debtors, and the GUC Administrator, as applicable, shall have no obligation to pay any amounts in respect of prepetition deductibles or self-insured retention amounts. No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without an objection having to be Filed and without any further notice to or action, order, or approval of the Court.

(c)	Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

G.	Procedures for Resolving Contingent, Unliquidated, and Disputed Claims

1.	Allowance of Claims

On or after the Effective Date, the Reorganized Debtors and the GUC Administrator (solely with respect to General Unsecured Claims) shall have any and all rights and defenses the Debtors had with respect to any Claim immediately prior to the Effective Date. Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code, or the Court has entered a Final Order, including the Confirmation Order (when it becomes a Final Order), in the Chapter 11 Cases allowing such Claim.

2.	Claims and Interests Administration Responsibilities

(a)	Reorganized Debtors

Except as otherwise specifically provided in the Plan and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, after the Effective Date, the Reorganized Debtors, by order of the Court, shall have the sole authority: (1) to File, withdraw, or litigate to judgment objections to Claims (other than General Unsecured Claims); (2) to settle or compromise any Disputed Claim (other than General Unsecured Claims) without any further notice to or action, order, or approval by the Court; and (3) to administer and adjust the Claims Register (except with respect to General Unsecured Claims) to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Court.

(b)	GUC Administrator

Except as otherwise specifically provided in the Plan and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, after the Effective Date, the GUC Administrator, by order of the Court, shall have the sole authority: (1) to File, withdraw, or litigate to judgment objections to General Unsecured Claims; (2) to settle or compromise any Disputed Claim that is a General Unsecured Claim without any further notice to or action, order, or approval by the Court; and (3) to administer and adjust the Claims Register (solely with respect to General Unsecured Claims) to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Court.

3.	Estimation of Claims

Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, or the GUC Administrator (solely with respect to General Unsecured Claims), may (but are not required to) at any time request that the Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether any party previously has objected to such Claim, and the Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during any appeal relating to such objection. In the event that the Court estimates any Disputed Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the Debtors, the Reorganized Debtors, or the GUC Administrator, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before twenty-one (21) days after the date on which such Claim is estimated. All of the aforementioned Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Court.

4.	Adjustment to Claims Without Objection

Any Claim that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted or expunged on the Claims Register without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Court.

5.	Disputed Claims Reserve

On or prior to the Effective Date, the Debtors or the Reorganized Debtors, as applicable, or the GUC Administrator (solely with respect to General Unsecured Claims), shall be authorized, in consultation with the Requisite Creditors and the Creditors’ Committee, to establish one or more Disputed Claims Reserves, which Disputed Claims Reserve(s) shall be administered by the Reorganized Debtors or the GUC Administrator, as applicable.

(a)	Reorganized Debtors

The Reorganized Debtors or the Disbursing Agent may, in their sole discretion, hold Cash in a Disputed Claims Reserve in trust for the benefit of the Holders of Claims (other than General Unsecured Claims) ultimately determined to be Allowed after the Effective Date. The Reorganized Debtors shall distribute such amounts (net of any expenses, including any taxes relating thereto), as provided herein, as such Disputed Claims are resolved by a Final Order or agreed to by settlement, and such amounts will be distributable on account of such Disputed Claims as such amounts would have been distributable had such Disputed Claims been Allowed Claims as of the Effective Date.

(b)	GUC Administrator

The GUC Administrator may, in its sole discretion, hold Cash in a Disputed Claims Reserve from the General Unsecured Claims Distribution in trust solely for the benefit of the Holders of General Unsecured Claims ultimately determined to be Allowed after the Effective Date. The GUC Administrator shall distribute such amounts (net of any expenses, including any taxes relating thereto), as provided herein, as such Disputed Claims are resolved by a Final Order or agreed to by settlement, and such amounts will be distributable on account of such Disputed Claims as such amounts would have been distributable had such Disputed Claims been Allowed Claims as of the Effective Date.

6.	Time to File Objections to Claims

Subject to Article VII.B. of the Plan, any objections to Claims, which, prior to the Effective Date, may be Filed by any party, shall be Filed on or before the Claims Objection Deadline.

7.	Disallowance of Claims

Any Claims held by Entities from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors, the Reorganized Debtors, or the GUC Administrator, as applicable.

Except as provided herein (including with respect to any counterparties to rejected Executory Contracts or Unexpired Leases who are required to File Proofs of Claim after the rejection of their contracts or leases), any and all Proofs of Claim or requests for payment of Administrative Claims, as applicable, Filed after the applicable Claims Bar Date, Administrative Claims Bar Date, Governmental Bar Date, and applicable deadline for Filing Proofs of Claim based on the Debtors’ rejection of Executory Contracts or Unexpired Leases, as applicable, shall be deemed Disallowed and expunged as of the Effective Date without any further notice to or action, order, or approval of the Court, and Holders of such Claims may not receive any distributions on account of such Claims, unless on or before the Confirmation Hearing such late Filed Claim has been deemed timely Filed by a Final Order.

8.	Amendments to Claims

After the Claims Bar Date, except as provided in the Plan or the Confirmation Order, a Claim may not be Filed or amended without the prior authorization of the Court and any such new or amended Claim Filed shall be deemed Disallowed in full and expunged without any further action, order, or approval of the Court.

9.	No Distributions Pending Allowance

No payment or distribution provided under the Plan shall be made to the extent that any Claim is a Disputed Claim, including if an objection to a Claim or portion thereof is Filed as set forth in Article VII of the Plan, unless and until such Disputed Claim becomes an Allowed Claim; provided that any portion of a Claim that is an Allowed Claim shall receive the payment or distribution provided under the Plan thereon notwithstanding that any other portion of such Claim is a Disputed Claim.

10.	Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Court allowing any Disputed Claim becomes a Final Order, the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest, dividends, or accruals shall be paid to the Holder of such Allowed Claim on account of such Allowed Claim unless required under applicable bankruptcy law or as otherwise provided in herein.

11.	Single Satisfaction of Claims

Holders of Allowed Claims may assert such Claims against each Debtor obligated with respect to such Claim, and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against each obligated Debtor based upon the full Allowed amount of the Claim. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of any Allowed Claim exceed 100% of such Allowed Claim plus applicable interest. For the avoidance of doubt, this shall not affect the obligation of each and every Debtor to pay U.S. Trustee Fees until such time as such Debtor’s Chapter 11 Case is closed, dismissed, or converted.

H.	Settlement, Release, Injunction, and Related Provisions

1.	Compromise and Settlement of Claims, Interests, and Controversies

(a)	Compromise and Settlement

As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, which distributions and other benefits shall be irrevocable and not subject to challenge upon the Effective Date, the provisions of the Plan, and the distributions and other benefits provided hereunder, shall constitute a good-faith compromise and settlement of all issues in respect of the Chapter 11 Cases (collectively, the “Settled Issues”), including, without limitation:

1. the valuation of the Reorganized Debtors’ enterprise, including the value of any unencumbered assets;

2. any dispute regarding the application of the equities of the case exception under section 552(b) of the Bankruptcy Code or surcharge under section 506(c) of the Bankruptcy Code in respect of the First Lien Claims and the Second Lien Notes Claims;

3. the amount of the First Lien Claims and the Second Lien Notes Claims and such Holders’ Allowed Claims, and the validity and enforceability of the Liens securing such Claims;

4. the amount of adequate protection claims held by the Prepetition Term Loan Lenders and the Combined Prepetition Second Lien Noteholders under the Cash Collateral Order;

5. any challenges to Cash transfers;

6. any challenges to transfers made by the Debtors to any related Entities;

7. the releases, exculpations, and injunctions provided in the Plan; and

8. any claims for payment of administrative expenses as a substantial contribution under section 503 of the Bankruptcy Code.

The Plan shall be deemed a motion to approve the good-faith compromise and settlement of all such Claims, Interests, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Court’s approval of the compromise and settlement of all such Claims, Interests, and controversies, as well as a finding by the Court that all such compromises and settlements are in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against, and Interests in, the Debtors and their Estates and Causes of Action against other Entities.

9.	Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan and the Plan Supplement, or in any contract, instrument, or other agreement or document created pursuant to the Plan and the Plan Supplement, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Interest has accepted the Plan. Any default or “event of default” by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the Filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

10.	Term of Injunctions or Stays

Unless otherwise provided herein or in a Final Order, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 362 of the Bankruptcy Code or otherwise and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date set forth in the order providing for such injunction or stay.

11.	Release of Liens

Except as otherwise specifically provided in the Plan, the New Second Lien PIK Notes Documents (including in connection with any express written amendment of any mortgage, deed of trust, Lien, pledge, or other security interest under the New Second Lien PIK Notes Documents), or in any other contract, instrument, agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions or other treatment made pursuant to the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Court and without any action or Filing being required to be made by the Debtors or the Reorganized Debtors. In addition, at the Debtors’ or Reorganized Debtors’ sole expense, the Prepetition Term Loan Agent and the Indenture Trustee shall execute and deliver all documents reasonably requested by the Reorganized Debtors, or the administrative agent or indenture trustee for the Exit Facility or New Second Lien PIK Notes to evidence the release of such mortgages, deeds of trust, Liens, pledges, and other security interests and shall authorize the Reorganized Debtors to file UCC-3 termination statements and other release documentation (to the extent applicable) with respect thereto.

12.	Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, their Estates, and the Reorganized Debtors from any and all Claims, Causes of Action, obligations, suits, judgments, damages, demands, losses, or liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), including any derivative claims, asserted on behalf of the Debtors, that the Debtors, their Estates, or the Reorganized Debtors would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the Debtors’ in- or out-of-court restructuring efforts, the Debtors’ intercompany transactions (including dividends paid), transactions pursuant and/or related to the Prepetition Term Loan Agreement, the Prepetition Second Lien Indenture, the Prepetition Second Lien PIK Indenture, the Notes, the Cash Collateral Order (and any payments or transfers in connection therewith), any

Avoidance Actions, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Restructuring Support Agreement, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, or any Restructuring Transaction, contract, instrument, document, release, or other agreement or document (including any legal opinion regarding any such transaction, contract, instrument, document, release, or other agreement or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Restructuring Support Agreement, the Disclosure Statement, the Plan, the related agreements, instruments, and other documents (including the Definitive Documentation), the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the solicitation of votes with respect to this Plan, the administration and implementation of the Plan, including the issuance or distribution of Securities or other property pursuant to the Plan, the Definitive Documentation, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing. Notwithstanding anything to the contrary in the foregoing, (i) the releases set forth herein do not release any post-Effective Date obligations of any party or Entity under the Plan, including under any of the Restructuring Transactions, and (ii) nothing in this provision shall, nor shall it be deemed to, release any Released Party from any Claims or Causes of Action that are found, pursuant to a Final Order, to be the result of such Released Party’s gross negligence, actual fraud, or willful misconduct.

Entry of the Confirmation Order shall constitute the Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases by the Debtors set forth in Article VIII.E of the Plan, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Court’s finding that such releases are: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the claims released by such releases; (3) in the best interests of the Debtors and their Estates; (4) fair, equitable and reasonable; (5) given and made after due notice and opportunity for hearing; (6) an essential component of the Plan and the Restructuring Transactions; and (7) a bar to any of the Debtors or their Estates asserting any claim or cause of action released pursuant to such releases.

13.	Releases by Holders of Claims and Interests

As of the Effective Date, to the fullest extent of the law, each Releasing Party is deemed to have released and discharged each Released Party from any and all Claims, Causes of Action, obligations, suits, judgments, damages, demands, losses, or liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), including any derivative claims, asserted on behalf of the Debtors, that the Debtors, their Estates, or the Reorganized Debtors would have been legally entitled to assert in their own right (whether individually or collectively)

or on behalf of the Holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the Debtors’ in- or out-of-court restructuring efforts, the Debtors’ intercompany transactions (including dividends paid), transactions pursuant and/or related to the Prepetition Term Loan Agreement, the Prepetition Second Lien Indenture, the Prepetition Second Lien PIK Indenture, the Notes, the Cash Collateral Order (and any payments or transfers in connection therewith), any Avoidance Actions, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Releasing Party, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Restructuring Support Agreement, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, or any Restructuring Transaction, contract, instrument, document, release, or other agreement or document (including any legal opinion regarding any such transaction, contract, instrument, document, release, or other agreement or the reliance by any Releasing Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Restructuring Support Agreement, the Disclosure Statement, the Plan, the related agreements, instruments, and other documents (including the Definitive Documentation), the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the solicitation of votes with respect to this Plan, the administration and implementation of the Plan, including the issuance or distribution of Securities or other property pursuant to the Plan, the Definitive Documentation, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing. Notwithstanding anything to the contrary in the foregoing, (i) the releases set forth herein do not release any post-Effective Date obligations of any party or Entity under the Plan, including under any of the Restructuring Transactions, and (ii) nothing in this provision shall, nor shall it be deemed to, release any Released Party from any Claims or Causes of Action that are found, pursuant to a Final Order, to be the result of such Released Party’s gross negligence, actual fraud, or willful misconduct.

Entry of the Confirmation Order shall constitute the Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases by Holders of Claims and Interests set forth in Article VIII.F of the Plan, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Court’s finding that such releases are: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the claims released by such releases; (3) in the best interests of the Debtors and their Estates; (4) fair, equitable and reasonable; (5) given and made after due notice and opportunity for hearing; (6) an essential component of the Plan and the Restructuring Transactions; and (7) a bar to any of the Releasing Parties asserting any claim or cause of action released pursuant to such releases.

14.	Exculpation

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Claim, Cause of Action, obligation, suit, judgment, damage, demand, loss, or liability for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, Filing, or termination of the Restructuring Support Agreement and related prepetition transactions, the Restructuring Support Agreement, the Disclosure Statement, the Plan, the related agreements, instruments, and other documents (including the Definitive Documentation), the solicitation of votes with respect to this Plan, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Debtors’ in or out-of-court restructuring efforts, the Disclosure Statement, the Plan, the Restructuring Support Agreement, the related agreements, instruments, and other documents (including the Definitive Documentation), the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan, the related agreements, instruments, and other documents (including the Definitive Documentation), or any other related agreement, except for claims related to any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties (to the extent applicable) have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

15.	Injunction

Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or Confirmation Order, all Entities who have held, hold, or may hold Claims or Interests that have been released pursuant to Article VIII.E or Article VIII.F of the Plan, discharged pursuant to Article VIII.B of the Plan, or are subject to exculpation pursuant to Article VIII.G of the Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Released Parties, or the Exculpated Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (c) creating, perfecting, or enforcing any Lien or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan. Notwithstanding anything to the contrary in the foregoing, the injunction does not enjoin any party under the Plan or under any document, instrument, or agreement (including those attached to the Disclosure Statement or set forth in the Plan Supplement, to the extent finalized) executed to implement the Plan from bringing an action to enforce the terms of the Plan or such document, instrument, or agreement (including those attached to the Disclosure Statement or set forth in the Plan Supplement, to the extent finalized) executed to implement the Plan.

16.	Protection Against Discriminatory Treatment

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, or discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

17.	Recoupment

In no event shall any Holder of an Allowed Claim be entitled to recoup against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

18.	Subordination Rights

Any distributions under the Plan shall be received and retained free from any obligations to hold or transfer the same to any other Holder and shall not be subject to levy, garnishment, attachment, or other legal process by any Holder by reason of claimed contractual subordination rights. Any such subordination rights shall be waived, and the Confirmation Order shall constitute an injunction enjoining any Entity from enforcing or attempting to enforce any contractual, legal, or equitable subordination rights to property distributed under the Plan, in each case other than as provided in the Plan.

19.	Reimbursement or Contribution

If the Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent; or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

I.	Conditions Precedent to Confirmation and Consummation of the Plan

1.	Conditions Precedent to the Confirmation Date

It shall be a condition to Confirmation of the Plan that the following conditions shall have been satisfied (or waived pursuant to the provisions of Article IX.C of the Plan):

•	The Court shall have approved in all material respects the compromise and settlement of all the Settled Issues, which approval shall be expressly included in the Confirmation Order;

•	The Restructuring Support Agreement shall not have been breached in any material respect and shall remain in full force and effect;

•	The Plan, including any exhibits, schedules, amendments, modifications, or supplements thereto, shall have been Filed subject to the terms of the Plan;

•	The Plan Supplement, including any exhibits, schedules, amendments, modifications, or supplements thereto, shall have been Filed subject to the terms of the Plan; and

•	The Confirmation Order shall have been entered by the Court.

2.	Conditions Precedent to the Effective Date

It shall be a condition to Consummation of the Plan that the following conditions shall have been satisfied (or waived pursuant to the provisions of Article IX.C of the Plan):

•	Entry of the Confirmation Order in a form and substance acceptable to the Requisite Creditors, and such order shall have become a Final Order that has not been stayed, modified, or vacated on appeal;

•	All of the Consenting Creditors Fees shall have been paid or escrowed, as applicable, by the Debtors in accordance with the terms of the Plan;

•

All fees ordered to be paid pursuant to the Cash Collateral Order, including the Consenting Creditors’ reasonable and documented professional fees, shall have been paid or will be paid prior to or contemporaneously with the Effective Date in accordance with the terms of the Plan and the Cash Collateral Order;

•

The Plan, including any exhibits, schedules, amendments, modifications, or supplements thereto, and inclusive of any amendments, modifications, or supplements made after the Confirmation Date but prior to the Effective Date, shall be in form and substance acceptable in all respects to the Debtors and the Requisite Creditors;

•

The Plan Supplement, including any exhibits, schedules, amendments, modifications, or supplements thereto, and inclusive of any amendments, modifications, or supplements made after the Confirmation Date but prior to the Effective Date, shall be in form and substance acceptable in all respects to the Debtors and the Requisite Creditors;

•

The New Second Lien PIK Notes Documents shall have been executed and delivered by all of the Entities that are parties thereto, and all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the consummation of the New Second Lien PIK Notes shall have been waived or satisfied in accordance with the terms of the Plan, and the issuance of the New Second Lien PIK Notes shall be deemed to occur concurrently with the occurrence of the Effective Date;

•

The Exit Facility Documents shall have been executed and delivered by all of the Entities that are parties thereto, and all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the consummation of the Exit Facility shall have been waived or satisfied in accordance with the terms thereof, and the closing of the Exit Facility shall be deemed to occur concurrently with the occurrence of the Effective Date;

•	All other Definitive Documentation shall be acceptable in all respects to the Requisite Creditors and executed in accordance with the terms of the Plan.

•	All conditions precedent to the issuance of the New Equity, other than any conditions related to the occurrence of the Effective Date, shall have occurred;

•

The New Organizational Documents shall be in form and substance acceptable in all respects to the Debtors and the Requisite Creditors and shall have been duly filed with the applicable authorities in the relevant jurisdictions;

•

All governmental and third-party approvals and consents, including Court approval, necessary in connection with the transactions provided for in the Plan shall have been obtained, are not subject to unfulfilled conditions, and are in full force and effect, and all applicable waiting periods have expired without any action having been taken by any competent authority that would restrain or prevent such transactions;

•

All documents and agreements necessary to implement the Plan, including any revised employment agreements, shall have (a) been tendered for delivery and (b) been effected or executed by all Entities party thereto, and all conditions precedent to the effectiveness of such documents and agreements (other than any conditions related to the occurrence of the Effective Date) shall have been satisfied or waived pursuant to the terms of such documents or agreements (including, without limitation, the Exit Facility Documents); and

•	All Allowed Professional Fee Claims approved by the Court shall have been paid in full and the Professional Fee Escrow Account shall have been funded in the Professional Fee Reserve Amount.

3.	Waiver of Conditions

The conditions precedent to Confirmation of the Plan and to the Effective Date of the Plan set forth in Article IX of the Plan may be waived only by consent of the Debtors and the Requisite Creditors without notice, leave, or order of the Court or any formal action other than proceedings to confirm or consummate the Plan.

4.	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in section 1101(2) of the Bankruptcy Code, shall be deemed to occur on the Effective Date.

5.	Effect of Non-Occurrence of Conditions to the Confirmation Date or the Effective Date

If the Confirmation Date and/or the Effective Date do(es) not occur, the Plan shall be null and void in all respects and nothing contained in the Plan, the Disclosure Statement, or the Restructuring Support Agreement shall: (1) constitute a waiver or release of any Claims by or Claims against or Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any Holders of a Claim or Interest or any other Entity; (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests, or any other Entity in any respect; or (4) be used by the Debtors or any Entity as evidence (or in any other way) in any litigation, including with regard to the strengths or weaknesses of any of the parties’ positions, arguments or claims.

A.	Modification, Revocation, or Withdrawal of the Plan

1.	Modification and Amendments

Subject to the limitations contained herein and the terms of the Restructuring Support Agreement, the Debtors reserve the right to modify the Plan and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, those restrictions on modifications set forth in the Plan, and the terms of the Restructuring Support Agreement, the Debtors expressly reserve their right to alter, amend, or modify materially the Plan, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.

2.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan occurring after the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

3.	Revocation or Withdrawal of the Plan

The Debtors, with the consent of the Requisite Creditors, reserve the right to revoke or withdraw the Plan with respect to any or all Debtors prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors, with the consent of the Requisite Creditors, revoke or withdraw the Plan, or if Confirmation and Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (i) constitute a waiver or release of any Claims or Interests; (ii) prejudice in any manner the rights of the Debtors or any other Entity, including the Holders of Claims; (iii) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Entity; or (iv) be used by the Debtors or any Entity as evidence (or in any other way) in any litigation, including with regard to the strengths or weaknesses of any of the parties’ positions, arguments or claims.

B.	Retention of Jurisdiction

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Court shall retain jurisdiction over the Chapter 11 Cases and all matters, arising out of, or related to, the Chapter 11 Cases and the Plan to the fullest extent allowed by applicable law, including jurisdiction to:

1. Allow, Disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or Unsecured status, or amount of any Claim against a Debtor, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections relating to any of the foregoing;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals;

3. resolve any matters related to: (a) the assumption, assignment, or rejection of any Executory Contract or Unexpired Lease and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Claims related to the rejection of an Executory Contract or Unexpired Lease, any Cure Claims, or any other matter related to such Executory Contract or Unexpired Lease; (b) the Debtors or the Reorganized Debtors, as applicable, amending, modifying, or supplementing, pursuant to Article V of the Plan, the Schedule of Assumed Executory Contracts and Unexpired Leases or the Schedule of Rejected Executory Contracts and Unexpired Leases; and (c) any dispute regarding whether a contract or lease is or was an Executory Contract or Unexpired Lease;

4. ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

5. adjudicate, decide, or resolve any motions, adversary proceedings, contested, or litigated matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. adjudicate, decide, or resolve any and all matters related to Causes of Action by or against a Debtor;

7. adjudicate, decide, or resolve any and all matters related to sections 1141, 1145, and 1146 of the Bankruptcy Code;

8. enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and the Restructuring Support Agreement, and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Restructuring Support Agreement;

9. enter and enforce any order for the sale of property pursuant to section 363 or 1123 of the Bankruptcy Code;

10. resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan or the Restructuring Support Agreement;

11. issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

12. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the settlements, compromises, discharges, releases, injunctions, exculpations, and other provisions contained in Article VIII of the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

13. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.H.1 of the Plan;

14. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

15. determine any other matters that may arise in connection with or relate to the Restructuring Support Agreement, the Plan, the Disclosure Statement, the Confirmation Order, or the Plan Supplement;

16. adjudicate any and all disputes arising from or relating to distributions under the Plan or any transactions contemplated therein, including any Restructuring Transactions;

17. consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Court order, including the Confirmation Order;

18. determine requests for the payment of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code;

19. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

20. hear and determine all disputes involving the existence, nature, or scope of the release provisions set forth in the Plan, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

21. enforce all orders previously entered by the Court;

22. hear any other matter not inconsistent with the Bankruptcy Code;

23. enter an order concluding or closing the Chapter 11 Cases; and

24. enforce the injunction, release, and exculpation provisions set forth in Article VIII of the Plan.

C.	Miscellaneous Provisions

1.	Immediate Binding Effect

Subject to Article IX.A of the Plan and notwithstanding Bankruptcy Rule 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan, the final versions of the documents contained in the Plan Supplement, and the Confirmation Order shall be immediately effective and enforceable and deemed binding upon the Debtors or the Reorganized Debtors, as applicable, and any and all Holders of Claims or Interests (regardless of whether the Holders of such Claims or Interests are deemed to have accepted or rejected the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, and injunctions provided for in the Plan, each Entity acquiring property under the Plan or the Confirmation Order, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases. All Claims and debts shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or debt has voted on the Plan.

2.	Additional Documents

On or before the Effective Date, with the consent of the Requisite Creditors and in accordance with the terms and conditions set forth in the Restructuring Support Agreement, the Debtors may File with the Court such agreements and other documents, in form and substance acceptable to the Requisite Creditors, as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors, with the consent of the Requisite Creditors, and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

3.	Dissolution of the Creditors’ Committee

On the Effective Date, the Creditors’ Committee shall dissolve automatically, and the respective members thereof shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases; provided that such dissolution shall not affect the standing of Professionals for the Creditors’ Committee to submit and prosecute requests for payment of Professional Fee Claims and any appeals thereof. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the Creditors’ Committee after the Effective Date other than Allowed Professional Fee Claims, whenever incurred including, without limitation, those incurred after the Effective Date in connection with the consummation and implementation of the Plan.

4.	Reservation of Rights

Prior to the Effective Date, neither the Plan, any statement or provision contained in the Plan, nor any action taken or not taken by any Debtor with respect to the Plan, the Disclosure Statement, the Confirmation Order, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests.

Prior to the Effective Date, neither the Plan, any statement or provision contained in the Plan, nor any action taken or not taken by any Holder of any Claim with respect to the Plan, the Disclosure Statement, the Confirmation Order, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any claimant with respect to any Claims or Interests.

5.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan or the Confirmation Order shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

6.	Service of Documents

Any pleading, notice, or other document required by the Plan to be served on or delivered to the Debtors or Reorganized Debtors shall be served on:

Reorganized Debtors	PetroQuest Energy, Inc. 400 E. Kaliste Saloom Road, Suite 6000 Lafayette, Louisiana 70508 Attn: Charles T. Goodson

Attorneys to the Debtors	Porter Hedges LLP 1000 Main Street Houston, Texas 77002 Attn: John F. Higgins E. James Cowen

United States Trustee	Office of the United States Trustee for the Southern District of Texas 515 Rusk Street, Suite 3516 Houston, Texas 77002 Attn: [•]

Counsel to the Prepetition Term Loan Agent	Kelley Drye & Warren LLP 101 Park Avenue New York, New York 10178 Attn: Pamela Bruzzese-Szczygiel

Counsel to the Consenting Creditors

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Attn: Michael S. Stamer

Akin Gump Strauss Hauer & Feld LLP

1700 Pacific Avenue, Suite 4100

Dallas, Texas 75201

Attn: Sarah Link Schultz

Counsel to the Indenture Trustee	Reed Smith LLP 1201 Market Street, Suite 1500, Wilmington, Delaware 19801 Attn: Kurt F. Gwynne

7.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to section 105 or 362 of the Bankruptcy Code or any order of the Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

8.	Entire Agreement

Except as otherwise indicated, the Plan, the Confirmation Order, the Plan Supplement, the Restructuring Support Agreement, the Exit Facility Documents, the Registration Rights Agreement, and the New Second Lien PIK Notes Documents supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

9.	Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at http://dm.epiq11.com/PetroQuest or the Court’s website at www.txs.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Court, the non-exhibit or non-document portion of the Plan shall control.

10.	Nonseverability of Plan Provisions

If, prior to Confirmation, any term or provision of the Plan is held by the Court to be invalid, void, or unenforceable, the Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such terms or provision shall then be applicable as altered or interpreted, provided that any such alteration or interpretation shall be acceptable to the Debtors and the Requisite Creditors. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ and the Requisite Creditors’ consent; and (3) nonseverable and mutually dependent.

11.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, none of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

12.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Court to close the Chapter 11 Cases.

13.	Waiver or Estoppel

Each Holder of a Claim shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement or the Debtors or Reorganized Debtors’ right to enter into settlements was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Court or the Notice and Claims Agent prior to the Confirmation Date.

VI.	TRANSFER RESTRICTIONS AND CONSEQUENCES UNDER FEDERAL SECURITIES LAWS

The issuance and the distribution under the Plan of New Equity and the New Second Lien PIK Notes will be exempt from registration under the Securities Act and any other applicable securities laws to the fullest extent permitted by section 1145 of the Bankruptcy Code. The Plan provides for the distribution of New Equity and the New Second Lien PIK Notes to the Holders of Second Lien Notes Claims, and additional New Equity in connection with the Management Incentive Plan. The New Equity and New Second Lien PIK Notes may be resold without registration under the Securities Act or federal securities laws pursuant to the exemption provided by Section 4(a)(1) of the Securities Act, unless the Holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code. In addition, such section 1145 exempt securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

Section 1145 of the Bankruptcy Code generally exempts from registration under the Securities Act the offer or sale under a chapter 11 plan of a security of the debtor, of an Affiliate participating in a joint plan with the debtor, or of a successor to the debtor under a plan, if such securities are offered or sold in exchange for a claim against, or an interest in, the debtor or such Affiliate, or principally in such exchange and partly for cash or property. Section 1145(b)(1) of the Bankruptcy Code defines “underwriter” for purposes of the Securities Act as one who, except with respect to ordinary trading transactions of an entity that is not an issuer, (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim, (b) offers to sell securities issued under a plan for the holders of such securities, or (c) offers to buy securities issued under a plan for persons receiving such securities, if the offer to buy is made with a view to distribution, or (d) is an issuer, as used in Section 2(a)(11) of the Securities Act, with respect to such securities, which includes control persons of the issuer.

The definition of an “issuer” for purposes of whether a Person is an underwriter under section 1145(b)(1)(D) of the Bankruptcy Code, by reference to Section 2(a)(11) of the Securities Act, includes as “statutory underwriters” all “affiliates,” which are all Persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. The reference to “issuer,” as used in the definition of “underwriter” contained in Section 2(a)(11) of the Securities Act, is intended to cover “Controlling Persons” of the issuer of the securities. “Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a “Controlling Person” of the debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor’s or its successor’s voting securities. In addition, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns 10% or more of a class of securities of a reorganized debtor may be presumed to be a “Controlling Person” and, therefore, an underwriter.

Under certain circumstances, Holders of New Equity and/or New Second Lien PIK Notes who are deeemed to be “underwriters” may be entitled to resell their New Equity or New Second Lien PIK Notes pursuant to the limited safe harbor resale provisions of Rule 144 of the Securities Act. Generally, Rule 144 of the Securities Act would permit the public sale of securities received by such Person if the required holding period has been met and, under certain circumstances, current information regarding the issuer is publicly available and volume limitations, manner of sale requirements and certain other conditions are met. Whether any particular Person would be deemed to be an “underwriter” (including whether the Person is a “Controlling Person”) with respect to the New Equity or New Second Lien PIK Notes would depend upon various facts and circumstances applicable to that Person. Accordingly, the Debtors express no view as to whether any Person would be deemed an “underwriter” with respect to the New Equity and/or New Second Lien PIK Notes or that such securities vis-à-vis such Person are “control” securities and, in turn, whether any Person may freely resell New Equity and/or New Second Lien PIK Notes.

In any case, recipients of New Equity and New Second Lien PIK Notes issued under the Plan are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

VII.	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A.	Introduction

The following discussion summarizes certain U.S. federal income tax consequences of the Plan to the Debtors and to the Holders of Allowed Second Lien Notes Claims.

This discussion is provided for informational purposes only and is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), the U.S. Treasury regulations promulgated thereunder, judicial authority and current administrative rulings and practice, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. Events subsequent to the date of this Disclosure Statement, such as the enactment of additional tax legislation, court decisions or administrative changes, could affect the U.S. federal income tax consequences of the Plan and the transactions contemplated thereunder. No representations are being made regarding the particular tax consequences of the Plan to the Debtors or any Holder of an Allowed Second Lien Notes Claim. The Debtors will not seek a ruling from the Internal Revenue Service (the “IRS”) and have not obtained an opinion of counsel regarding any tax consequences of the Plan to the Debtors or any Holder of an Allowed Second Lien Notes Claim. No assurances can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein. This discussion only addresses U.S. federal income tax consequences and does not address any other U.S. federal tax consequences (such as estate and gift tax consequences), or the tax consequences arising under the laws of any foreign, state, local or other jurisdiction or any income tax treaty.

This discussion does not apply to Holders of Claims that are otherwise subject to special treatment under the Tax Code, such as: financial institutions; banks; broker-dealers; insurance companies; tax-exempt organizations; retirement plans or other tax-deferred accounts; mutual funds; real estate investment trusts; traders in securities that elect mark-to-market treatment; persons subject to the alternative minimum tax; certain former U.S. citizens or long-term residents; persons who hold Claims as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; persons that have a functional currency other than the U.S. dollar; governments or governmental organizations; partnerships or other pass-through entities or holders of interests therein; persons who received their Claims upon exercise of employee stock options or otherwise as compensation; and Holders not entitled to vote on the Plan. The following discussion assumes that Holders of General Unsecured Claims hold their Claims as “capital assets” (as defined in section 1221 of the Tax Code).

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the Allowed Second Lien Notes Claims, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Allowed Second Lien Notes Claims and the partners in such partnerships should consult their own tax advisors regarding the U.S. federal income tax consequences of participating in the Plan and the ownership of the New Equity and New Second Lien PIK Notes.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a Second Lien Notes Claim, that is, for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or U.S. resident alien;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and that has one or more United States persons that have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

A “Non-U.S. Holder” is a beneficial owner of a Second Lien Notes Claim that is an individual, corporation, estate or trust that is not a U.S. Holder.

THE FOLLOWING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE PLAN.

B.	Certain U.S. Federal Income Tax Consequences of the Plan to the Debtors

1.	Cancellation of Debt and Reduction of Tax Attributes

It is anticipated that the Plan will result in cancellation of a significant portion of the Debtors’ outstanding indebtedness. Absent an exception, the Debtors would generally recognize cancellation of indebtedness income (“CODI”) upon satisfaction of their outstanding indebtedness for total consideration less than the amount of such indebtedness. The amount of CODI, in general, is the excess of (i) the adjusted issue price of the indebtedness satisfied, over (ii) the sum of (A) the amount of cash paid, (B) the issue price of any new indebtedness of the debtor issued, and (C) the fair market value of any other consideration (including stock of the debtor or another entity) given in satisfaction of such indebtedness at the time of the exchange.

However, with respect to CODI generated upon implementation of the Plan, the Debtors anticipate that they will not be required to include any amount of such CODI in gross income, because the discharge of debt will occur pursuant to a proceeding under chapter 11 of the Bankruptcy Code. The Debtors expect that they will be required to reduce their tax attributes by the amount of CODI that is excluded from gross income, in accordance with the methodology set forth in the U.S. Treasury regulations addressing such reduction for consolidated groups. Generally, tax attributes are reduced in the following order: (a) net operating losses (“NOLs”) and NOL carryovers; (b) certain tax credit carryovers; (c) net capital losses and capital loss carryovers; (d) tax basis in assets (but not below the amount of liabilities to which the debtor remains subject); (e) passive activity loss and credit carryovers; and (f) foreign tax credit carryovers. However, the Debtors may elect to first reduce the basis of their depreciable assets, in which case the limitation on reduction in tax basis in assets described above in (d) will not apply. The reduction in tax attributes occurs only after the taxable income (or loss) for the taxable year of the debt discharge has been determined.

The amount of CODI, if any, and, accordingly, the amount of tax attributes required to be reduced, will depend on the fair market value (or, in the case of debt instruments, the adjusted issue price) of various forms of consideration to be received by the Holders of Claims under the Plan. The Debtors expect that their NOLs and other tax attributes will be substantially reduced but not eliminated as a result of the Debtors’ excluded CODI. However, the exact amount of excluded CODI, and the resulting tax attribute reduction amount, will depend in part on the fair market value of the New Equity and the issue price of the New Second Lien PIK Notes, which cannot be known with certainty as of the date hereof, and the manner in which the Restructuring Transactions are implemented.

2.	Limitation of NOL Carryforwards and Other Tax Attributes

(a)	General Section 382 Annual Limitation

If a “loss corporation” (generally, a corporation with NOLs and/or built-in losses) undergoes an “ownership change” under section 382 of the Tax Code (an “Ownership Change”) the amount of its pre-ownership change NOLs and/or built-in losses (collectively, “Pre-Change Losses”) that may be utilized to offset future taxable income generally is subject to an annual limitation (the “Annual Limitation”).

The Debtors anticipate that the issuance of the New Equity under the Plan will result in an Ownership Change. In general, the amount of the Annual Limitation to which a corporation that undergoes an Ownership Change would be subject is equal to the product of (a) the fair market value of the stock of the corporation immediately before the Ownership Change (with certain adjustments) multiplied by (b) the “long-term tax-exempt rate” (which is the highest of the adjusted federal long-term rates in effect for any month in the three calendar-month period ending with the calendar month in which the Ownership Change occurs).

If a corporation (or affiliated group) has a net unrealized built-in gain at the time of an Ownership Change (taking into account most assets and items of built-in income and deductions), then the Annual Limitation may be increased to the extent that the Debtors recognize certain built-in gains in their assets during the five-year period following the Ownership Change, or are treated as recognizing built-in gains pursuant to the safe harbors provided in IRS Notice 2003-65. If a corporation (or affiliated group) has a net unrealized built-in loss at the time of an Ownership Change (taking into account most assets and items of built-in income and deductions), then generally built-in losses (including amortization or depreciation deductions attributable to such built-in losses) recognized during the following five years (up to the amount of the original net unrealized buil-in loss) will be treated as Pre-Change Losses and similarly will be subject to the Annual Limitation. In general, a corporation’s (or affiliated group’s) net unrealized built-in gain or net unrealized built-in loss will be deemed to be zero unless it is greater than the lesser of (a) $10,000,000 or (b) 15% of the fair market value of its assets (with certain adjustments) before the Ownership Change.

Any NOLs generated in any post-Effective Date taxable year (including any portion of the taxable year of the Ownership Change following the Effective Date) should not be subject to this limitation. If an additional Ownership Change occurs after the Effective Date, the Reorganized Debtors’ use of their Pre-Change Losses may be adversely affected.

Section 383 of the Tax Code applies a similar limitation to capital loss carryforwards and tax credits. Any unused limitation may be carried forward, thereby increasing the Annual Limitation in the subsequent taxable year.

Notwithstanding the rules described above, if, post-Ownership Change, a debtor corporation and its subsidiaries do not continue the debtor corporation’s historic business or use a significant portion of its historic business assets in a new business for two years after the Ownership Change (the “Business Continuity Requirement”), the Annual Limitation resulting from the Ownership Change is zero.

As discussed below, special rules may apply in the case of a corporation that experiences an Ownership Change as the result of a bankruptcy proceeding.

(b)	Special Bankruptcy Exceptions

An exception to the foregoing Annual Limitation rules generally applies when shareholders or so-called “qualified creditors” of a debtor corporation in chapter 11 receive, in respect of their claims, at least 50% of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in chapter 11) pursuant to a confirmed chapter 11 plan (the “382(l)(5) Exception”). Under the 382(l)(5) Exception, a debtor’s Pre-Change Losses are not limited on an annual basis, but instead, NOL carryforwards will be reduced by the amount of any interest deductions claimed during the three taxable years preceding the taxable year that includes the effective date of the plan of reorganization, and during the part of the taxable year prior to and including the effective date of the plan of reorganization, in respect of all debt converted into stock in the reorganization. If the 382(l)(5) Exception applies, the Business Continuity Requirement does not apply, although a different business continuation requirement may apply under the Treasury Regulations. If the 382(l)(5) Exception applies and the Debtors undergo another Ownership Change within two years after the Effective Date, then the Debtors’ Pre-Change Losses effectively would be eliminated in their entirety.

When the 382(l)(5) Exception is not applicable to a corporation in bankruptcy (either because the debtor does not qualify for it or the debtor otherwise elects not to utilize the 382(l)(5) Exception), a second special rule will generally apply (the “382(l)(6) Exception”). Under the 382(l)(6) Exception, the Annual Limitation will be calculated by reference to the lesser of the value of the debtor corporation’s new stock (with certain adjustments) immediately after the Ownership Change or the value of such debtor corporation’s assets (determined without regard to liabilities) immediately before the Ownership Change. This differs from the ordinary rule that requires the fair market value of a debtor corporation that undergoes an Ownership Change to be determined before the events giving rise to the Ownership Change. The 382(l)(6) Exception also differs from the 382(l)(5) Exception because under the 382(l)(6) Exception, the debtor corporation is not required to reduce its NOL carryforwards by the amount of interest deductions claims within the prior three-year period, and the debtor may undergo an Ownership Change within two years without automatically triggering the elimination of its Pre-Change Losses. If the 382(l)(6) Exception applies, the Business Continuity Requirement discussed above also applies.

The Debtors have not determined whether they will be eligible for the 382(l)(5) Exception or whether to affimatively elect out of the 382(l)(5) Exception if available.

C.	Certain U.S. Federal Income Tax Consequences to Certain U.S. Holders of Claims

1.	U.S. Federal Income Tax Consequences to U.S. Holders of Allowed Second Lien Notes Claims

The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to Holders of Claims who are U.S. Holders. U.S. Holders of Claims are urged to consult their tax advisors regarding the tax consequences of the Restructuring Transactions.

Whether and to what extent the U.S. Holder of a Second Lien Notes Claim recognizes gain or loss as a result of the exchange of its Claim for the New Equity and New Second Lien PIK Notes depends, in part, on whether the exchange qualifies as a tax-free reorganization pursuant to Section 368(a)(1)(E) of the Tax Code (a “Tax-Free Exchange”) or if, instead, the consideration under the Plan is treated as having been received in a fully taxable disposition. Whether the receipt of consideration under the Plan qualifies for reorganization treatment will depend on, among other things, whether the Second Lien Notes Claims and New Second Lien PIK Notes being exchanged constitute “securities.”

Neither the Tax Code nor the Treasury Regulations promulgated thereunder define the term “security.” Whether a debt instrument constitutes a security for U.S. federal income tax purposes is determined based on all the relevant facts and circumstances, but most authorities have held that the length of the term of a debt instrument is an important factor in determining whether such instrument is a security for U.S. federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, whether payments of interest are fixed, variable, or contingent, and whether such payments are made on a current basis or accrued. The Debtors have not yet made any determinations regarding the treatment of the Second Lien Notes Claims or New Second Lien PIK Notes as a security under U.S. federal income tax law.

Pursuant to the Plan, each U.S. Holder of an Allowed Second Lien Notes Claim will recognize gain or loss equal to the excess of (i) the fair market value of the New Equity and the issue price of the New Second Lien PIK Notes received over (ii) such U.S. Holder’s adjusted tax basis in its Allowed Second Lien Notes Claim surrendered therefor pursuant to the Plan. Whether such gain or loss is recognized will depend in part on whether the Second Lien Notes Claims or New Second Lien PIK Notes are securities.

(a)	U.S. Federal Income Tax Consequences to U.S. Holders of a Tax-Free Exchange

If the Second Lien Notes Claims and New Second Lien PIK Notes are treated as securities for U.S. federal income tax purposes, the exchange of Second Lien Notes Claims for New Equity and New Second Lien PIK Notes would be treated as a recapitalization, and therefore a Tax-Free Exchange. If the exchange of Second Lien Notes Claims for New Equity and New Second Lien PIK Notes qualifies as a Tax-Free Exchange, a U.S. Holder should not recognize gain or loss with respect to the exchange (subject to “Accrued Interest,” as discussed in Section VII.C.2 of this Disclosure Statement). Such U.S. Holder’s total combined tax basis in its New Equity and New Second Lien PIK Notes received should equal the U.S. Holder’s tax basis in the Second Lien Notes Claim surrendered therefor increased by gain, if any, recognized by such U.S. Holder in the exchange. A U.S. Holder’s holding period for its interest in the New Equity and New Second Lien PIK Notes should include the holding period for the Second Lien Notes Claim surrendered therefor (except to the extent any New Equity or New Second Lien PIK Notes is allocable to accrued but unpaid interest, in which case its holding period in the New Equity or New Second Lien PIK Notes would begin on the day following the Effective Date).

If a U.S. Holder’s Second Lien Notes Claims are treated as securities but the New Second Lien Notes are not treated as securities for U.S. federal income tax purposes, a U.S. Holder who realizes gain on the exchange would recognize (subject to “Accrued Interest,” as discussed in Section VII.C.2 of this Disclosure Statement) the lesser of (a) the amount of gain realized on such exchange and (b) the fair market value of the New Second Lien PIK Notes received. A U.S. Holder of such Second Lien Notes Claims who realizes a loss on the exchange will not be permitted to recognize such loss, except to the extent of any loss attributable to accrued but untaxed interest. A U.S. Holder’s tax basis in its New Equity should be equal to such U.S. Holder’s tax basis in the Second Lien Notes Claims surrendered therefor, plus the amount of gain recognized on the exchange, if any, less the fair market value of New Second Lien PIK Notes received. A U.S. Holder’s holding period for its New Equity should include the holding period for the surrendered Second Lien Notes Claims. A U.S. Holder’s tax basis in any New Second Lien PIK Notes received should equal the fair market value of such New Second Lien PIK Notes as of the date such New Second Lien PIK Notes are distributed to the Holder. A U.S. Holder’s holding period for the New Second Lien PIK Notes received should begin on the day following the Effective Date.

(b)	U.S. Federal Income Tax Consequences to U.S. Holders in a Taxable Exchange

If the Second Lien Notes Claims and New Second Lien PIK Notes are not treated as securities for U.S. federal income tax purposes and the exchange is not a Tax-Free Exchange, a U.S. Holder of an Allowed Second Lien Notes Claim will be treated as exchanging such Claim for New Equity and the issue price of the New Second Lien PIK Notes in a taxable exchange. Accordingly, each U.S. Holder of such Second Lien Notes Claim should recognize gain or loss equal to the difference between the fair market value of New Equity and New Second Lien PIK Notes received in exchange for the Claim and such U.S. Holder’s adjusted basis, if any, in such Claim. Whether such gain or loss is capital or ordinary in character will be determined by a number of factors, including the tax status of the U.S. Holder, the nature of the Claim in such U.S. Holder’s hands, whether the Claim was purchased at a discount, and whether and to what extent the U.S. Holder previously has claimed a bad debt deduction with respect to its Claim. See Sections VII.C.2 and VII.C.3 of this Disclosure Statement, entitled “Accrued Interest” and “Market Discount.” A U.S. Holder’s tax basis in any New Equity and New Second Lien PIK Notes received should equal the fair market value of such New Equity and New Second Lien PIK Notes as of the date such New Equity and New Second Lien PIK Notes are distributed to the Holder. A U.S. Holder’s holding period for the New Equity and New Second Lien PIK Notes received should begin on the day following the Effective Date.

2.	Accrued Interest (and OID)

To the extent that any amount received by a U.S. Holder of an Allowed Second Lien Notes Claim is attributable to accrued but unpaid interest (including accrued original issue discount (“OID”)) on the debt instruments constituting the surrendered Claim, the receipt of such amount should be taxable to the U.S. Holder as ordinary interest income (to the extent not already taken into income by the U.S. Holder). Conversely, a U.S. Holder of a Claim may be able to recognize a deductible loss (or, possibly, a write off against a reserve for worthless debts) to the extent that any accrued interest (including accrued OID) was previously included in the U.S. Holder’s gross income but was not paid in full by the Debtors. Such loss may be ordinary, but the tax law is unclear on this point. The tax basis of any non-cash consideration treated as received in satisfaction of accrued but untaxed interest (or OID) should equal the amount of such accrued but untaxed interest (or OID). The holding period for such non-cash consideration should begin on the day following the receipt of such property.

The extent to which the consideration received by a U.S. Holder of a surrendered Allowed Second Lien Notes Claim will be attributable to accrued interest on the debts constituting the surrendered Allowed Second Lien Notes Claim is unclear. Certain legislative history and case law indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan of reorganization is binding for U.S. federal income tax purposes, while certain Treasury Regulations treat payments as allocated first to any accrued but untaxed interest. The Plan provides that amounts paid to Holders of Claims will be allocated at the option of the Holder between unpaid principal and unpaid interest. The IRS could take the position that the consideration received by the Holder should be allocated in some way other than as provided in the Plan. Holders of Allowed Claims should consult their own tax advisors regarding the proper allocation of the consideration received by them under the Plan.

U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE ALLOCATION OF CONSIDERATION RECEIVED IN SATISFACTION OF THEIR CLAIMS AND THE FEDERAL INCOME TAX TREATMENT OF ACCRUED BUT UNPAID INTEREST.

3.	Market Discount

In general, a debt instrument is considered to have been acquired with “market discount” if it is acquired other than on original issue and if its holder’s adjusted tax basis in the debt instrument is less than (a) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or (b) in the case of a debt instrument issued with original issue discount, its adjusted issue price, by at least a de minimis amount. Any gain recognized by a U.S. Holder on the taxable disposition of a Claim that had been acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while the Claim was considered to be held by the U.S. Holder (unless the U.S. Holder elected to include market discount in income as it accrued).

To the extent that the Allowed Second Lien Notes Claims that were acquired with market discount are exchanged in a transaction that qualifies as a Tax-Free Exchange, the U.S. Holder may be required to recognize any market discount that accrued on the Allowed Second Lien Notes Claims (i.e., up to the time of the exchange) to the extent of any deemed gain. However, the tax law is unclear on this point.

U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF THE MARKET DISCOUNT RULES TO THEIR CLAIMS.

4.	U.S. Federal Income Tax Consequences to U.S. Holders of Ownership and Disposition of New Equity

(a)	Distributions with Respect to New Equity

The gross amount of any distribution of cash or property made to a U.S. Holder with respect to New Equity generally will be includible in gross income by a U.S. Holder as dividend income to the extent such distribution is paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distribution (i) will be treated as a non-taxable return of the U.S. Holder’s adjusted basis in the New Equity and (ii) thereafter as capital gain. Dividends received by non-corporate U.S. Holders may qualify for reduced rates of taxation. Subject to applicable limitations, a distribution which is treated as a dividend for U.S. federal income tax purposes may qualify for the dividends-received deduction if such amount is distributed to a corporate U.S. Holder and certain other requirements are satisfied.

(b)	Sale, Exchange, or Other Taxable Disposition of New Equity

For U.S. federal income tax purposes, a U.S. Holder generally will recognize gain or loss on the sale, exchange, or other taxable disposition of any of its New Equity in an amount equal to the difference, if any, between the amount realized for the New Equity and the U.S. Holder’s adjusted tax basis in the New Equity. Subject to the rules discussed above under Section VII.C.3, entitled “Market Discount,” any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the Holder has a holding period in the New Equity of more than one year as of the date of disposition. Non-corporate U.S. Holders may be eligible for reduced rates of taxation on long-term capital gains.

5.	U.S. Federal Income Tax Consequences to U.S. Holders of Ownership and Disposition of the New Second Lien PIK Notes

(a)	Acquisition Premium/Bond Premium

Subject to certain rules relating to CPDIs (as defined below), if a U.S. Holder’s initial tax basis in any New Second Lien PIK Notes is less than or equal to the stated redemption price at maturity of such debt instrument, but greater than the adjusted issue price of such instrument, the U.S. Holder should be treated as acquiring such debt instrument with an “acquisition premium.” Unless an election is made, the U.S. Holder generally should reduce the amount of OID otherwise includable in gross income for an accrual period by an amount equal to the amount of

OID otherwise includible in gross income multiplied by a fraction, the numerator of which is the excess of the U.S. Holder’s initial tax basis in its interest in such debt instrument over such debt instrument’s adjusted issue price, and the denominator of which is the excess of the sum of all amounts payable on such debt instrument (other than amounts that are qualified stated interest) over its adjusted issue price.

Subject to certain rules relating to CPDIs, if a U.S. Holder’s initial tax basis in any new New Second Lien PIK Notes exceeds the stated redemption price at maturity of such debt instrument, such U.S. Holder should be treated as acquiring such debt instrument with “bond premium.” Such U.S. Holder generally may elect to amortize the bond premium over the term of such debt instrument on a constant yield method as an offset to interest when includible in income under such U.S. Holder’s regular accounting method. If a U.S. Holder does not elect to amortize the premium, the premium may decrease the gain or increase the loss such U.S. Holder would otherwise recognize on disposition of such debt instrument.

(b)	Issue Price, Original Issue Discount, and Interest with Respect to the New Second Lien PIK Notes

The consideration received by Holders of Allowed Second Lien Notes Claims, which will include a combination of New Equity and New Second Lien PIK Notes, would likely be treated as an investment unit issued in exchange for the Allowed Second Lien Notes Claims to the extent any New Second Lien PIK Notes are received on account of such Claims. In such case, the issue price of the New Second Lien PIK Notes will depend, in part, on the issue price of the investment unit, and the respective fair market values of the elements of consideration that compose the investment unit. The issue price of an investment unit is generally determined in the same manner as the issue price of a debt instrument. As a result, the issue price of the investment unit will depend on whether the investment unit is considered for U.S. federal income tax purposes (and after applying rules similar to those applied to debt instruments), to be traded on an established securities market. In general, a debt instrument will be treated as traded on an established securities market if, at any time during the 31-day period ending 15 days after the issue date, (a) a “sales price” for an executed purchase of the debt instrument appears on a medium that is made available to issuers of debt instruments, persons that regularly purchase or sell debt instruments, or persons that broker purchases or sales of debt instruments; (b) a “firm” price quote for the debt instrument is available from at least one broker, dealer or pricing service for property, and the quoted price is substantially the same as the price for which the person receiving the quoted price could purchase or sell the property, or (c) there are one or more “indicative” quotes available from at least one broker, dealer or pricing service for property. Whether the instrument unit should be considered “publicly traded” may not be known until after the Effective Date.

If the instrument unit is considered to be traded on an established market, the issue price of the investment unit would be the fair market value of the investment unit on the date the New Second Lien PIK Notes are issued. The law is somewhat unclear on whether an investment unit is treated as publicly traded if some, but not all, elements of such investment unit are publicly traded. If the investment unit is not publicly traded on an established market, but the Second Lien Notes Claims are publicly traded on an established market, the issue price of the investment unit may then be determined by reference to the fair market value of the Second Lien Notes Claims on the date the investment unit is issue. If neither the investment unit nor the Second Lien Notes Claims are publicly traded on an established market, then the issue price of the New Second Lien PIK Notes would generally be determined under section 1273(b)(4) or 1274 of the Tax Code, as applicable. Assuming either the investment unit or the Second Lien Notes Claims are publicly traded, the issue price of an investment unit is allocated among the elements of consideration making up the investment unit based on their relative fair market values, with such allocation determining the issue price of the New Second Lien PIK Notes.

An issuer’s allocation of the issue price of an investment unit is binding on all Holders of the investment unit unless a Holder explicitly discloses a different allocation on a timely filed income tax return for the taxable year that includes the acquisition date of the investment unit.

The Allowed Second Lien Notes Claims and the investment unit comprising the consideration received in exchange therefor, may be traded on an established securities market for the purposes described above even if no trade actually occurs and there are merely firm or indicative quotes with respect to such Allowed Second Lien Notes Claims or investment unit.

As discussed above, a debt instrument, such as the New Second Lien PIK Notes is treated as issued with OID for U.S. federal income tax purposes if its issue price is less than its stated redemption price at maturity by more than a de minimis amount. A debt instrument’s stated redemption price at maturity includes all principal and interest payable over the term of the debt instrument other than “qualified stated interest.” Stated interest payable at a fixed rate is “qualified stated interest” if it is unconditionally payable in cash at least annually.

A U.S. Holder (whether a cash or accrual method taxpayer) generally should be required to include OID in gross income (as ordinary income) as the OID accrues (on a constant yield to maturity basis), in advance of the U.S. Holder’s receipt of cash payments attributable to this OID. In general, the amount of OID includible in the gross income of a U.S. Holder should be equal to a ratable amount of OID with respect to the New Second Lien PIK Notes for each day in an accrual period during the taxable year or portion of the taxable year in which a U.S. Holder held the New Second Lien PIK Notes. An accrual period may be of any length and the accrual periods may vary in length over the term of the New Second Lien PIK Notes, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (i) the product of the adjusted issue price of the New Second Lien PIK Notes at the beginning of such accrual period and its yield to maturity, determined on the basis of a compounding assumption that reflects the length of the accrual period over (ii) the sum of the stated interest payments on the New Second Lien PIK Notes allocable to the accrual period.

If interest other than qualified stated interest is paid in cash on the New Second Lien PIK Notes, a U.S. Holder should not be required to adjust its OID inclusions. Instead, each payment made in cash under the New Second Lien PIK Notes should be treated first as a payment of any accrued OID that has not been allocated to prior payments and second as a payment of principal. A U.S. Holder generally should not be required to include separately in income cash payments received on the New Second Lien PIK Notes to the extent such payments constitute payments of previously accrued OID. The OID rules are complex and U.S. Holders are urged to consult their own tax advisors regarding the application of the OID rules to the New Second Lien PIK Notes. Moreover, the above discussion of the CPDI rules, below.

(c)	Contingent Payment Debt Instrument

In addition to the general discussion of the OID rules set forth above, as well as the rules regarding the sale, redemption, or repurchase of consideration received in exchange for the Allowed Second Lien Notes claims, it is possible that the New Second Lien PIK Notes will constitute “contingent payment debt instruments” (“CPDI”) subject to the “noncontingent bond method” for accruing OID. In the event the New Second Lien PIK Notes constitute CPDIs, the following rules would apply.

Assuming the CPDI rules apply, under the noncontingent bond method, each U.S. Holder should be required to take into account interest based on the “comparable yield” of any debt instrument determined to be a CPDI, which generally is the rate at which the Debtors could issue a fixed rate debt instrument with terms and conditions similar to the applicable debt. U.S. Holders should accrue interest based on the comparable yield on a constant yield to maturity basis. U.S. Holders should not be required to separately include in income any additional amount for the interest payments actually received, except to the extent of positive or negative adjustments, as discussed below.

If during any taxable year, the actual payments with respect to any CPDIs exceed the projected payments for that taxable year, the U.S. Holders should incur a “net positive adjustment” under the contingent debt regulations equal to the amount of such excess. U.S. Holders should treat a net positive adjustment as additional interest income in that taxable year.

If, during any taxable year, the actual payments with respect to any CPDIs are less than the amount of projected payment for that taxable year, U.S. Holders may incur a “net negative adjustment” under the contingent debt regulations equal to the amount of such deficit. This net negative adjustment should (a) reduce a U.S. Holder’s interest income on the New Second Lien PIK Notes for that taxable year, and (b) to the extent of any excess after application of (a), give rise to an ordinary loss to the extent of such U.S. Holder’s interest income on the CPDIs during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any net negative adjustment in excess of the amounts described in (a) and (b) should be carried forward as a negative adjustment to offset future interest income with respect to the New Second Lien PIK Notes or to reduce the amount realized on a sale, exchange or repurchase of the CPDIs. As a result of the rules described above, recipients of CPDIs may be required to include amounts in income prior to receipt of cash attributable to such income. A U.S. Holder should use the comparable yield and projected payment schedule the Debtors prepare in determining their interest accruals, unless it timely discloses and justifies on its federal income tax returns the use of a different comparable yield and projected payment schedule.

To the extent the New Second Lien PIK Notes constitute CPDIs, the Debtors have not yet determined the “comparable yield” or determined a schedule of projected payments.

To the extent a U.S. Holder disposes of a CPDI, the U.S. Holder should recognize gain or loss upon the sale, exchange or maturity of such debt in an amount equal to the difference, if any, between the consideration received in exchange therefor and its adjusted basis therein. In general, a U.S. Holder’s adjusted basis should be its initial basis (determined pursuant to the rules discussed above), increased by the amount of interest it previously accrued with respect to such CPDI (in accordance with the comparable yield and the projected payment schedule thereof), decreased by any interest payments that have been made, and increased or decreased by the amount of any positive or negative adjustment, respectively, that it is required to make. Any recognized gain should be ordinary interest income, and any recognized loss should be ordinary loss to the extent of interest a U.S. Holder included as income in the current or previous taxable years in respect of such CPDI, and thereafter, capital loss.

If a U.S .Holder’s adjusted basis in the CPDI it receives is different than the issue price of the CPDI (e.g., the U.S. Holder receives the CPDI in a transaction that is treated as a Tax-Free Exchange as discussed above), such U.S. Holder must allocate any difference between the adjusted issue price and its basis to daily portions of interest or projected payments over the remaining term of the CPDI. If the U.S. Holder’s basis is higher than the adjusted issue price of the CPDI, the amount of the difference allocated to a daily portion of interest or to a projected payment should be treated as a negative adjustment on the date the daily portion accrues or the payment is made. On the date of the adjustment, a U.S. Holder’s adjusted basis in the CPDI should be reduced by the amount the U.S. Holder treats as a negative adjustment. If a U.S. Holder’s basis is less than the adjusted issue price of the CPDI, the amount of the difference allocated to a daily portion of interest or to a projected payment should be treated as a positive adjustment on the date the daily portion accrued or the payment is made. On the date of the adjustment, a U.S. Holder’s adjusted basis in the debt instrument should be increased by the amount it treats as a positive adjustment.

The rules related to CPDIs are highly complex, and U.S. Holders are encouraged to consult their own tax advisors.

(d)	Gain Recognition

Unless a non-recognition provision applies, and subject to the CPDI and market discount rules discussed above, Holders will generally recognized capital gain or loss upon the sale, redemption or other taxable disposition of the New Second Lien PIK Notes received pursuant to the Plan. Such capital gain will be long-term capital gain if, at the time of the sale, exchange, retirement, or other taxable disposition, the Holder held the New Second Lien PIK Notes for more than one year. Long-term capital gains of an individual taxpayer generally are taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.

6.	Medicare Tax

Certain U.S. Holders that are individuals, estates, or trusts are required to pay an additional 3.8% tax on, among other things, interest, dividends and gains from the sale or other disposition of capital assets. U.S. Holders that are individuals, estates, or trusts should consult their tax advisors regarding the effect, if any, of this tax provision on the consummation of the Plan to such U.S. Holders and the ownership and disposition of any consideration to be received under the Plan.

D.	Certain U.S. Federal Income Tax Consequences to Certain Non-U.S. Holders of Claims

The following discussion includes only certain U.S. federal income tax consequences of the Restructuring Transactions to Non-U.S. Holders. The rules governing the U.S. federal income tax consequences to Non-U.S. Holders are complex. Each Non-U.S. Holder should consult its own tax advisor regarding the U.S. federal, state, and local and the non-U.S. tax consequences of the consummation of the Plan to such Non-U.S. Holders and the ownership and disposition of the New Equity and New Second Lien PIK Notes, as applicable.

1.	Gain Recognition

Whether a Non-U.S. Holder realizes gain or loss on the exchange and the amount of such gain or loss is determined in the same manner as set forth above in connection with U.S. Holders. Subject to the rules discussed below under Sections VII.D.6. and VII.E., entitled “FATCA” and “Information Reporting and Back-Up Withholding,” any gain realized by a Non-U.S. Holder on the exchange of its Claim generally will not be subject to U.S. federal income taxation unless (i) the Non-U.S. Holder is a non-resident alien individual who was present in the United States for 183 days or more during the taxable year in which the Restructuring Transactions occur and certain other conditions are met, or (ii) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States).

If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or lower applicable income tax treaty rate) on any gain realized, which may be offset by certain U.S. source capital losses. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax in the manner described in Section VII.D.3., entitled “Income or Gain Effectively Connected with a U.S. Trade or Business.”

2.	Accrued Interest

Subject to the rules discussed below under Sections VII.D.6. and VII.E., entitled “FATCA” and “Information Reporting and Backup Withholding,” payments attributable to U.S. source accrued but unpaid interest (including OID) to a Non-U.S. Holder generally will not be subject to U.S. federal income tax and will be exempt from withholding under the “portfolio interest” exemption if the Non-U.S. Holder properly certifies to its foreign status (generally, by providing the withholding agent IRS Form W-8BEN or W-8BEN-E prior to payment), and:

(i)	the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of the Debtor’s stock entitled to vote;

(ii)	the Non-U.S. Holder is not a “controlled foreign corporation” that is a “related person” with respect to the Debtor;

(iii)

the Non-U.S. Holder is not a bank whose receipt of interest on the notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of the Non-U.S. Holder’s trade or business; and

(iv)	such interest is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business.

A Non-U.S. Holder that does not qualify for exemption from withholding tax with respect to accrued but unpaid interest that is not effectively connected income generally will be subject to withholding of U.S. federal income tax at a 30% rate (or lower applicable income tax treaty rate) on payments that are attributable to accrued but unpaid interest (including accrued OID). For purposes of providing a properly executed IRS Form W-8BEN or W-BEN-E, special procedures are provided under applicable U.S. Treasury regulations for payments through qualified foreign intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.

If any accrued but unpaid interest is effectively connected income, the Non-U.S. Holder generally will be subject to U.S. federal income tax in the manner described in Section VII.D.3., entitled “Income or Gain Effectively Connected with a U.S. Trade or Business.”

3.	Income or Gain Effectively Connected with a U.S. Trade or Business

If any interest or gain realized by a Non-U.S. Holder on the exchange of its Claims is effectively connected with such Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the Holder maintains a permanent establishment in the United States to which such interest or gain is attributable), then the interest income or gain will be subject to U.S. federal income tax at regular graduated income tax rates generally in the same manner as if you were a U.S. Holder. Effectively connected income will not be subject to U.S. federal withholding tax if you satisfy certain certification requirements by providing to the applicable withholding agent a properly executed IRS Form W-8ECI (or successor form), In addition, if such a Non-U.S. Holder is a corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

4.	U.S. Federal Income Tax Consequences to Non-U.S. Holders of Ownership and Disposition of the New Second Lien PIK Notes

(a)	Treatment of Interest, Including OID and PIK Interest

Subject to the discussions below on backup withholding and FATCA, payments of interest (which, for these purposes includes OID) on New Second Lien PIK Notes to any Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax, provided that:

(i)	the Non-U.S. Holder does not actually or constructively (under certain attribution rules) own 10% or more of the total combined voting power of all classes of New Parent’s stock entitled to vote;

(ii)

the Non-U.S. Holder is not a “controlled foreign corporation” related to New Parent (within the meaning of Tax Code Section 864(d)(4)) and is not a bank that received such New Second Lien PIK Notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business (within the meaning of Tax Code Section 881(c)(3)(A)); and

(iii)

such interest payments are not “effectively connected” with the conduct by the Non-U.S. Holder of a trade or business within the United States; and the Non-U.S. Holder appropriately certifies (as further described below) that it is not a “United States person” (within the meaning of Tax Code Section 7701(a)(30)).

The certification requirement referred to above generally will be satisfied if the Non-U.S. Holder provides New Parent or its paying agent with a statement on IRS Form W-8BEN or IRS Form W-8BEN-E (or suitable substitute or successor form), as applicable, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a United States person (within the meaning of Tax Code Section 7701(a)(30)). If the Non-U.S. Holder holds the New Second Lien PIK Notes through a financial institution or other agent acting on behalf of the Non-U.S. Holder, the Non-U.S. Holder will be required to provide appropriate documentation to that agent, and that agent will then be required to provide appropriate documentation to New Parent or its paying agent (either directly or through other intermediaries). Non-U.S. Holders should consult their own tax advisors regarding these certification requirements.

If any of the foregoing requirements is not satisfied, payments of accrued interest made to a Non-U.S. Holder generally will be subject to a 30% U.S. federal withholding tax unless such Non-U.S. Holder provides the applicable withholding agent with a properly executed (i) IRS Form W-8BEN or W-8BEN-E, as applicable, claiming an exemption from or reduction of the withholding tax under the benefit of a tax treaty between the United States and the Non-U.S. Holder’s country of residence, or (ii) IRS Form W-8ECI stating that interest paid on New Second Lien PIK Notes is not subject to withholding tax because it is effectively connected to the conduct of a trade or business by the Non-U.S. Holder within the United States (in which case, such interest will be taxed below as “effectively connected income”).

(b)	Sale, Exchange or Other Disposition of the New Second Lien PIK Notes

Subject to the discussion below on backup withholding and FATCA, any gain realized by a Non-U.S. Holder on the sale, exchange or other taxable disposition (including retirements and redemptions) of New Second Lien PIK Notes generally will not be subject to U.S. federal income or withholding tax, unless: (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States; or (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to the United States sources (including gains from such sale, exchange or other taxable disposition of the New Second Lien PIK Notes) exceed capital losses allocable to United States sources.

(c)	Effectively Connected Income

If interest or gain from the disposition of the New Second Lien PIK Notes is effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (and if an applicable treaty provides that such activity constitutes a “permanent establishment,”) the Non-U.S. Holder generally will be subject to U.S. federal income tax on the interest and gain on a net basis in the same manner as if it was a U.S. Holder. The 30% withholding tax on interest described above will not apply (assuming the Non-U.S. Holder provides the IRS Form W-8ECI), nor on payments of OID and PIK interest. In addition, a corporate Non-U.S. Holder may be subject to the branch profits tax on its effectively connected earnings and profits for the taxable year, subject to certain adjustments, at a rate of 30% (or at a reduced rate under an applicable income tax treaty or Treasury Regulations).

5.	U.S. Federal Income Tax Consequences to Non-U.S. Holders of Ownership and Disposition of Shares of New Equity

(a)	Dividends on New Equity

Any distributions made with respect to New Equity will constitute dividends for U.S. federal income tax purposes to the extent of New Parent’s current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the Non-U.S. Holder’s tax basis in our common stock and thereafter as capital gain from the sale or exchange of such New Equity. Subject to the rules discussed above under Section VII.D.3., entitled “Income or Gain Effectively Connected with a U.S. Trade or Business,” and below under Sections VII.D.5. and VII.D.6., entitled “FIRPTA” and “FATCA,” any distribution made to a Non-U.S. Holder on the New Equity generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

Dividends paid to a Non-U.S. Holder that are effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined in the Tax Code). Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. Holder satisfies certain certification requirements by providing the applicable withholding agent a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. Holder is a non-U.S. corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).

(b)	Sale, Redemption, or Repurchase of New Equity

Subject to the rules discussed below under Sections VII.D.6. and VII.E., entitled “FATCA” and “Information Reporting and Backup Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to any gain realized on the sale or other taxable disposition of any of its New Equity, including any gain resulting from a non-dividend distribution in excess of the Holder’s tax basis in their New Equity, unless (i) the Non-U.S. Holder is a non-resident alien individual who was present in the United States for 183 days or more during the taxable year in which the disposition occurs and certain other conditions are met, (ii) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), or (iii) New Parent is or has been during a specified testing period a USRPHC (as defined below).

If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or lower applicable income tax treaty rate) on any gain realized, which may be offset by certain U.S. source capital losses. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. Holder, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to earnings and profits effectively connected with a U.S. trade or business that are attributable to such gains at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty). If the third exception applies, the Non-U.S. Holder will be subject to U.S. federal income tax and U.S. federal withholding tax as discussed in Section VII.D.5, entitled “FIRPTA.”

6.	FIRPTA

Under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), gain or loss of a foreign person on a disposition of a United States real property interest (“USRPI”) is deemed to be effectively connected with a trade or business carried on in the United States and subject to U.S. federal income tax. A USRPI includes any interest (other than solely as a creditor) in a domestic corporation if the domestic corporation is a United States real property holding corporation (“USRPHC”). Common stock that is regularly traded on an established securities market is, however, excepted from treatment as a USRPI if any class of stock of the corporation is regularly traded on an established securities market and the holder of such stock does not, at any time during an applicable measuring period, own more than 5% of that class of stock (the “5% Public Shareholder Exception”). In addition, if a non-regularly traded interest is convertible into common stock that is regularly traded on an established securities market, such non-regularly traded interest is excepted from treatment as a USRPI if on the date on which a holder acquired such interest it does not have a fair market value greater than 5% of the regularly traded class of stock into which it is convertible (the “5% Convertible Exception” and together with the 5% Public Shareholder Exception, the “5% Exception”).

If the common stock of the corporation were not considered to be regularly traded on an established securities market during the calendar year in which the relevant disposition by a Non-U.S. Holder occurs, the Non-U.S. Holder (regardless of the percentage of common stock owned or the fair market value of the non-regularly traded interest convertible into common stock) would be subject to U.S. federal income tax on a taxable disposition of the common stock or the non-regularly traded interest convertible into common stock, and a 15% withholding tax would apply to the gross proceeds from such disposition.

The Debtors expect that New Parent will be a USRPHC. Accordingly, the New Equity will be treated as USRPIs, unless a Non-U.S. Holder qualifies for the 5% Exception. Following the Effective Date, New Parent may take steps to create a market for the New Equity, but no assurances can be given that New Parent will take such steps or, that if they do, New Parent’s actions will permit certain Non-U.S. Holders to rely on the 5% Exception with respect to their New Equity.

NON-U.S. HOLDERS SHOULD CONSULT THEIR INDEPENDENT TAX ADVISORS TO DETERMINE WHETHER THE NEW EQUITY IS SUBJECT TO FIRPTA.

7.	FATCA

The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% withholding tax on “withholdable payments,” in each case if paid to a “foreign financial institution” or a “non-financial entity” (each as defined in the Tax Code) (including in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Tax Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a Holder might be eligible for refunds or credits of such taxes.

For this purpose, “withholdable payments” are generally U.S. source payments of (i) fixed or determinable, annual or periodical income (including interest on debt instruments and dividends on shares of New Equity) and (ii) gross proceeds from the sale or other disposition of any property of a type which can produce U.S. source interest or dividends (if such sale or other disposition occurs after December 31, 2018). Each Non-U.S. Holder should consult its own tax advisor regarding the possible impact of these rules on such Non-U.S. Holder’s U.S. federal income tax consequences under the Plan.

E.	Information Reporting and Backup Withholding

The Debtors will withhold all amounts required by law to be withheld from payments of interest and dividends. The Debtors will comply with all applicable reporting requirements of the Tax Code. In general, information reporting requirements may apply to distributions or payments made to a Holder of a Claim under the Plan. In addition, backup withholding of taxes will generally apply to payments in respect of an Allowed Claim under the Plan unless, in the case of a U.S. Holder, such U.S. Holder provides a properly executed IRS Form W-9 and, in the case of Non-U.S. Holder, such Non-U.S. Holder provides a properly executed applicable IRS Form W-8 (or otherwise establishes such Non-U.S. Holder’s eligibility for an exemption).

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a Holder’s U.S. federal income tax liability, and a Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS.

In addition, from an information reporting perspective, the U.S. Treasury regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the Holders’ tax returns.

THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING DISCUSSION DOES NOT ADDRESS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF CLAIMS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR NON-U.S. TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

VIII. CERTAIN RISK FACTORS TO BE CONSIDERED

Prior to voting to accept or reject the Plan, Holders of Claims should read and carefully consider the risk factors set forth below, in addition to the other information set forth in this Disclosure Statement together with any attachments, exhibits, or documents incorporated by reference hereto. The risk factors below should not be regarded as the only risks associated with the Debtors’ businesses or the Plan and its implementation. Documents filed with the SEC may contain important risk factors that differ from those discussed below, and such risk factors are incorporated as if fully set forth herein and are a part of this Disclosure Statement. Copies of any document filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov.

A.	Certain Bankruptcy Law Considerations

1.	The Bankruptcy Process May Have an Adverse Effect on the Debtors’ Businesses, Even If the Restructuring Transactions Are Successfully Consummated

While the Debtors believe that the Chapter 11 Cases will be of short duration and will not be materially disruptive to their businesses, the Debtors cannot be certain that this will be the case. Although the Plan is designed to minimize the length of the Chapter 11 Cases, it is impossible to predict with certainty the amount of time that one or more of the Debtors may spend in bankruptcy or to assure the parties in interest that the Plan will be confirmed. Even if confirmed on a timely basis, bankruptcy proceedings to confirm the Plan could have an adverse effect on the Debtors’ ability to develop and execute their business plan, their financial condition, and their liquidity. Among other things, it is possible that bankruptcy proceedings could adversely affect the Debtors’ relationships with their key customers and employees. The proceedings will also involve additional expense and may divert some of the attention of the Debtors’ management away from business operations.

2.	Parties in Interest May Object to the Plan’s Classification of Claims and Interests

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class. The Debtors believe that the classification of the Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Interests each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims or Interests, as applicable, in each such Class. Nevertheless, there can be no assurance that the Court will reach the same conclusion.

3.	The Conditions Precedent to the Confirmation Date and/or Effective Date of the Plan May Not Occur

As more fully set forth in Article IX of the Plan, the Confirmation Date and the Effective Date of the Plan are subject to a number of conditions precedent. If such conditions precedent are not met or waived, the Confirmation Date or the Effective Date will not take place.

4.	The Debtors May Fail to Satisfy Voting Requirements

If votes are received in number and amount sufficient to enable the Court to confirm the Plan, the Debtors intend to seek, as promptly as practicable thereafter, Confirmation of the Plan. In the event that sufficient votes are not received, the Debtors may seek to confirm an alternative chapter 11 plan or proceed with a sale of all or substantially all of the Debtors’ assets pursuant to section 363 of the Bankruptcy Code. There can be no assurance that the terms of any such alternative chapter 11 plan or sale pursuant to section 363 of the Bankruptcy Code would be similar or as favorable to the Holders of Allowed Claims as those proposed in the Plan.

5.	Contingencies Could Affect Votes of Impaired Classes to Accept or Reject the Plan

The distributions available to Holders of Allowed Claims under the Plan can be affected by a variety of contingencies, including, without limitation, whether the Court orders certain Allowed Claims to be subordinated to other Allowed Claims. The occurrence of any and all such contingencies, which could affect distributions available to Holders of Allowed Claims under the Plan, will not affect the validity of the vote taken by the Impaired Classes to accept or reject the Plan or require any sort of revote by the Impaired Classes.

The estimated Claims and creditor recoveries set forth in this Disclosure Statement are based on various assumptions, and the actual Allowed amounts of Claims may significantly differ from the estimates. Should one or more of the underlying assumptions ultimately prove to be incorrect, the actual Allowed amounts of Claims may vary from the estimated Claims contained in this Disclosure Statement. Moreover, the Debtors cannot determine with any certainty at this time the number or amount of Claims that will ultimately be Allowed. Such differences may materially and adversely affect, among other things, the percentage recoveries to Holders of Allowed Claims under the Plan.

6.	Releases, Injunctions, and Exculpation Provisions May Not Be Approved

Article VIII of the Plan provides for certain releases, injunctions, and exculpations, including a release of liens and third-party releases that may otherwise be asserted against the Debtors, Reorganized Debtors, or Released Parties, as applicable. The releases, injunctions, and exculpations provided in the Plan are subject to objection by parties in interest and may not be approved. If the releases are not approved, certain Released Parties may withdraw their support for the Plan.

7.	The Debtors May Not Be Able to Secure Confirmation of the Plan

Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a chapter 11 plan, and requires, among other things, findings by the Court that: (a) such plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes; (b) confirmation of such plan is not likely to be followed by a liquidation or a need for further financial reorganization unless such liquidation or reorganization is contemplated by the plan; and (c) the value of distributions to nonaccepting holders of claims and equity interests within a particular class under such plan will not be less than the value of distributions such holders would receive if the debtors were liquidated under chapter 7 of the Bankruptcy Code.

There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Court will confirm the Plan. A non-accepting Holder of an Allowed Claim might challenge either the adequacy of this Disclosure Statement or whether the balloting procedures and voting results satisfy the requirements of the Bankruptcy Code or Bankruptcy Rules. Even if the Court determines that this Disclosure Statement, the balloting procedures, and voting results are appropriate, the Court could still decline to confirm the Plan if it finds that any of the statutory requirements for Confirmation are not met. If a chapter 11 plan of reorganization is not confirmed by the Court, it is unclear whether the Debtors will be able to reorganize their business and what distributions, if any, Holders of Allowed Claims would ultimately receive on account of such Allowed Claims.

Confirmation of the Plan is also subject to certain conditions as described in Article IX of the Plan. If the Plan is not confirmed, it is unclear what distributions, if any, Holders of Allowed Claims will receive on account of such Allowed Claims.

The Debtors, subject to the terms and conditions of the Plan and the Restructuring Support Agreement, reserve the right to modify the terms and conditions of the Plan as necessary for Confirmation. Any such modifications could result in less favorable treatment of any non-accepting Class, as well as any Class junior to such non-accepting Class, than the treatment currently provided in the Plan. Such a less favorable treatment could include a distribution of property with a lesser value than currently provided in the Plan or no distribution whatsoever under the Plan.

8.	Nonconsensual Confirmation

In the event that any impaired class of claims or interests does not accept a chapter 11 plan, a court may nevertheless confirm a plan at the proponents’ request if at least one impaired class (as defined in section 1124 of the Bankruptcy Code) has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and, as to each impaired class that has not accepted the plan, the court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired class(es). The Debtors believe that the Plan satisfies these requirements, and the Debtors may request such nonconsensual Confirmation in accordance with section 1129(b) of the Bankruptcy Code. Nevertheless, there can be no assurance that the Court will reach this conclusion. In addition, the pursuit of nonconsensual Confirmation or Consummation of the Plan may result in, among other things, increased expenses relating to professional compensation.

9.	Risk of Termination of the Restructuring Support Agreement

The Restructuring Support Agreement contains certain provisions that give the Consenting Creditors the ability to terminate the Restructuring Support Agreement if various conditions are satisfied, such as the failure to meet of the proposed milestones or the conversion of one or more of the Chapter 11 Cases into a case under chapter 7 of the Bankruptcy Code. If the Consenting Creditors terminate the Restructuring Support Agreement, all obligations of the Consenting Creditors under the Restructuring Support Agreement will terminate. Termination of the Restructuring Support Agreement could result in protracted Chapter 11 Cases, which could significantly and detrimentally impact the Debtors’ relationships with vendors, employees, and major customers.

10.	Conversion into Cases Under Chapter 7 of the Bankruptcy Code

If no plan of reorganization can be confirmed, or if the Court otherwise finds that it would be in the best interest of Holders of Claims and Interests, one or more of the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code.

The Debtors believe that liquidation under chapter 7 would result in significantly smaller distributions being made to creditors than those provided for in a chapter 11 plan because of (a) the likelihood that the assets would have to be sold or otherwise disposed of in a disorderly fashion over a short period of time rather than reorganizing or selling in a controlled manner affecting the business as a going concern, (b) additional administrative expenses involved in the appointment of a chapter 7 trustee, and (c) additional expenses and Claims, some of which would be entitled to priority, that would be generated during the liquidation, including Claims resulting from the rejection of Unexpired Leases and other Executory Contracts in connection with cessation of operations. See the Liquidation Analysis attached hereto as Exhibit C for further discussion of the effects that a chapter 7 liquidation would have on the recoveries of Holders of Claims.

B.	Additional Factors Affecting the Value of the Reorganized Debtors and Recoveries Under the Plan

1.	The Total Amount of Claims Could Be More than Projected

There can be no assurance that the estimated Allowed amount of Claims in certain Classes will not be significantly more than what the Debtors have estimated, which, in turn, could cause the value of distributions to each creditor to be reduced substantially.

The Debtors cannot know with certainty, at this time, the number or amount of General Unsecured Claims that will ultimately be Allowed. Accordingly, because General Unsecured Claims under the Plan will be paid Pro Rata, the Debtors cannot state with certainty what recoveries will be available to Holders of Allowed General Unsecured Claims.

2.	The Debtors Cannot Guarantee Recoveries or the Timing of Such Recoveries

Although the Debtors have disclosed projected recoveries in this Disclosure Statement, it is possible that the amount of Allowed Claims will be materially higher than any range of possible Allowed Claims the Debtors have considered to date, and thus creditor recoveries could be materially reduced or eliminated. In addition, the timing of actual distributions to Holders of Allowed Claims may be affected by many factors that cannot be predicted. Therefore, the Debtors cannot guarantee the timing of any recovery on an Allowed Claim.

3.	Projections and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary

Certain of the information contained in this Disclosure Statement is, by nature, forward-looking, and contains (i) estimates and assumptions which might ultimately prove to be incorrect and (ii) projections which may be materially different from actual future experiences. There are uncertainties associated with any projections and estimates, and they should not be considered assurances or guarantees of the amount of funds or the amount of Claims in the various Classes that might be allowed.

4.	Any Valuation of Any Assets to Be Distributed Under the Plan Is Speculative and Could Potentially be Zero

Any valuation of any of the assets to be distributed under the Plan is necessarily speculative, and the value of such assets could potentially be zero. Accordingly, the ultimate value, if any, of these assets could materially affect, among other things, recoveries to the Debtors’ creditors.

5.	The Reorganized Debtors May Not Be Able to Achieve Their Projected Financial Results

The Reorganized Debtors may not be able to achieve their projected financial results. The financial projections set forth in this Disclosure Statement represent the Debtors’ management team’s best estimate of the Debtors’ future financial performance, which is necessarily based on certain assumptions regarding the anticipated future performance of the Reorganized Debtors’ operations, as well as the United States and world economies in general, and the industry segments in which the Debtors operate in particular. While the Debtors believe that the financial projections contained in this Disclosure Statement are reasonable, there can be no assurance that they will be realized. If the Debtors do not achieve their projected financial results, the value of the New Equity may be negatively affected and the Debtors may lack sufficient liquidity to continue operating as planned after the Effective Date. Moreover, the financial condition and results of operations of the Reorganized Debtors from and after the Effective Date may not be comparable to the financial condition or results of operations reflected in the Debtors’ historical financial statements.

6.	The Reorganized Debtors May Not Be Able to Generate Sufficient Cash to Service All of Their Indebtedness

The Reorganized Debtors’ ability to make scheduled payments on, or refinance their debt obligations, depends on the Reorganized Debtors’ financial condition and operating performance, which are subject to prevailing economic, industry, and competitive conditions and to certain financial, business, legislative, regulatory, and other factors beyond the Reorganized Debtors’ control. The Reorganized Debtors may be unable to maintain a level of cash flow from operating activities sufficient to permit the Reorganized Debtors to pay the principal, premium, if any, and interest on their indebtedness.

C.	Risks Relating to the Debtors’ Business and Financial Condition

1.	Risks Associated with the Debtors’ Business and Industry

The risks associated with the Debtors’ business and industry are more fully described in the Debtors’ SEC filings, including:

•

Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on March 8, 2018 and amended on March 29, 2018 and April 27, 2018, including portions of the definitive Proxy Statement on Schedule 14A filed on April 7, 2018 incorporated by reference therein;

•	Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018, filed after the Petition Date;

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018, filed on August 7, 2018;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, filed on May 8, 2018; and

•

Current Reports on Form 8-K filed on October 31, 2018, October 19, 2018, October 5, 2018, September 28, 2018, September 17, 2018, August 31, 2018, August 15, 2018, July 31, 2018, July 10, 2018, June 22, 2018, May 18, 2018, May 7, 2018, April 17, 2018, February 20, 2018, and February 1, 2018.

The risks associated with the Debtors’ business and industry described in the Debtors’ filings with the SEC include, but are not limited to, the following:

•	domestic and foreign supplies of oil and natural gas;

•	price and quantity of foreign imports of oil and natural gas;

•	actions of the Organization of Petroleum Exporting Countries and other state-controlled oil companies relating to oil and natural gas price and production controls;

•	level of global oil and natural gas exploration and production activity;

•	the effects of government regulation and permitting and other legal requirements;

•	costs associated with perfecting title for mineral rights;

•	competition in the oil and gas industry;

•	uncertainties in estimating oil and gas reserves and net present values of those reserves;

•	uncertainties in exploring for and producing oil and gas, including exploitation, development, drilling and operating risks;

•	political conditions in or affecting other oil-producing and natural gas-producing countries, including the current conflicts in the Middle East and conditions in South America and Russia;

•	weather conditions;

•	technological advances affecting oil and natural gas production and consumption; and

•	overall U.S. and global economic conditions.

2.	Liquidity During and After the Chapter 11 Cases

Although the Debtors lowered their capital budget and reduced the scale of their operations significantly, their business remains capital intensive. In addition to the cash requirements necessary to fund ongoing operations, the Debtors have incurred significant professional fees and other costs in connection with preparing for and filing the Chapter 11 Cases and expect to continue to incur significant professional fees and costs throughout the Chapter 11 Cases. The Debtors believe that they will have sufficient cash on hand and cash flow from operations to continue to fund the Reorganized Debtors’ operations after emergence from chapter 11.

The Debtors’ current liquidity may not be sufficient to allow the Debtors to satisfy their obligations related to the Chapter 11 Cases, proceed with the confirmation of a chapter 11 plan of reorganization, and/or emerge from bankruptcy. While the Debtors have an agreement in principal with the Prepetition Term Loan Lenders on the terms of the Exit Facility, the Debtors can provide no assurance that they will be able to secure interim financing or exit financing, if needed, to meet their liquidity needs or, if sufficient funds are available, that any financing offered to the Debtors will be on terms acceptable to the Debtors.

3.	Post-Effective Date Indebtedness

Following the Effective Date, the Reorganized Debtors will have significantly reduced their outstanding secured indebtedness, but will still have $130 million of debt outstanding. The Reorganized Debtors’ ability to service their debt obligations will depend on, among other things, their future operating performance, which depends partly on economic, financial, competitive, and other factors beyond the Reorganized Debtors’ control. The Reorganized Debtors may not be able to generate sufficient cash from operations to meet their debt service obligations as well as fund necessary capital expenditures and investments. In addition, if the Reorganized Debtors need to refinance their debt, obtain additional financing, or sell assets or equity, they may not be able to do so on commercially reasonable terms, if at all.

D.	Factors Relating to Securities to Be Issued Under the Plan

1.	Market for Securities

New Parent will seek listing of the New Equity on the OTC Pink upon consummation of the Plan. There can be no assurance that any public market for the New Equity will exist in the future or that New Parent will be successful with such listing. After the consummation of the Plan, New Parent may determine to obtain a listing on a national exchange. OTC Pink is a significantly more limited market than the national exchanges, and the quotation of the New Equity on the OTC Pink may result in a less liquid market available for existing and potential shareholders to trade shares of New Equity. This could further depress the trading price of New Equity and could also have a long-term adverse effect on New Parent’s ability to raise capital.

2.	Limited Holders

As set forth above, after the Effective Date, the Combined Prepetition Second Lien Noteholders will receive 100% of the New Equity (subject to dilution as set forth herein). If such Holders of the New Equity were to act as a group, such Holders would be in a position to control the outcome of all actions requiring stockholder approval, including the election of directors, without the approval of other stockholders. This concentration of ownership could also facilitate or hinder a negotiated change of control of New Parent and, consequently, have an impact upon the value of the New Equity.

3.	New Parent Will Be a Holding Company

PetroQuest is a holding company, and as such, it conducts its operations through, most of its assets are owned by, and its operating income and cash flow are generated by, its subsidiaries. Upon the Effective Date, New Parent will remain a holding company. Therefore, New Parent will be dependent upon cash flows from its subsidiaries to meet its debt service and related obligations. Contractual provisions or laws, as well as its subsidiaries’ financial conditions and operating requirements, may limit New Parent’s ability to obtain, from such subsidiaries, the cash required to meet such debt service or related obligations. Applicable tax laws may also subject such payments to further taxation. The inability to obtain cash from its subsidiaries may limit New Parent’s ability to meet its debt service and related obligations even though there may be sufficient resources on a consolidated basis to satisfy such obligations.

4.	The New Second Lien PIK Notes Will Be Subordinated to the Exit Facility

On the Effective Date, the Combined Prepetition Second Lien Noteholders will receive New Second Lien PIK Notes, which are structurally subordinated and rank junior in right of payment to the Exit Facility. In the event of New Parent’s bankruptcy, liquidation, reorganization or other winding up, the assets that secure New Parent’s debt or guarantees will be available to pay obligations on the New Second Lien PIK Notes only after the Exit Facility and any other future senior secured debt has been repaid in full from these assets.

5.	Potential Dilution

The ownership percentage represented by the New Equity distributed on the Effective Date under the Plan will be subject to dilution from the equity issued in connection with the Management Incentive Plan, as well as the conversion of any options, warrants, convertible securities, exercisable securities, or other securities that may be issued post-emergence.

In the future, similar to all companies, additional equity financings or other share issuances by the Reorganized Debtors could adversely affect the value of the New Equity. The amount and dilutive effect of any of the foregoing could be material.

6.	Equity Interests Subordinated to the Reorganized Debtors’ Indebtedness

In any subsequent liquidation, dissolution, or winding up of the Reorganized Debtors, the New Equity would rank below all debt claims against the Reorganized Debtors. As a result, Holders of New Equity will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution, or winding up of the Reorganized Debtors until after all the Reorganized Debtors’ obligations to their debt holders have been satisfied.

7.	Implied Valuation of New Equity Not Intended to Represent the Trading Value of the New Equity

The valuation of the Reorganized Debtors is not intended to represent the trading value of New Equity in public or private markets and is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things: (a) prevailing interest rates, (b) conditions in the financial markets, (c) the anticipated initial securities holdings of prepetition creditors, some of whom may prefer to liquidate their investment rather than hold it on a long-term basis; and (d) other factors that generally influence the prices of securities. The actual market price of the New Equity is likely to be volatile. Many factors, including factors unrelated to the Reorganized Debtors’ actual operating performance and other factors not possible to predict, could cause the market price of the New Equity to rise and fall. Accordingly, the implied value, stated herein and in the Plan, of the securities to be issued does not necessarily reflect, and should not be construed as reflecting, values that will be attained for the New Equity in the public or private markets.

E.	Additional Factors

1.	The Debtors Could Withdraw the Plan

Subject to the terms of the Restructuring Support Agreement, and without prejudice to the rights of any party thereto, the Plan may be revoked or withdrawn prior to the Confirmation Date by the Debtors.

2.	The Debtors Have No Duty to Update

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date. The Debtors have no duty to update this Disclosure Statement unless otherwise ordered to do so by the Court.

3.	No Representations Outside this Disclosure Statement Are Authorized

No representations concerning or related to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than those contained in, or included with, this Disclosure Statement should not be relied upon in making the decision to accept or reject the Plan.

4.	No Legal or Tax Advice Is Provided by this Disclosure Statement

The contents of this Disclosure Statement should not be construed as legal, business, or tax advice. Each Holder of Claims or Interests should consult their own legal counsel and accountant as to legal, tax, and other matters concerning their Claim or Interest.

This Disclosure Statement is not legal advice to you. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

5.	No Admission Made

Nothing contained herein or in the Plan will constitute an admission of, or will be deemed evidence of, the tax or other legal effects of the Plan on the Debtors or Holders of Claims or Interests.

6.	Certain Tax Consequences

For a discussion of certain tax considerations to the Debtors and certain Holders of Claims in connection with the implementation of the Plan, see Section VII of this Disclosure Statement.

IX.	VOTING PROCEDURES AND REQUIREMENTS

A.	Parties Entitled to Vote

Under the Bankruptcy Code, only holders of claims or interests in “impaired” classes are entitled to vote on a plan. Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and interests are not entitled to vote on the plan. If a claim or interest is not impaired by the plan, the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the plan.

A vote may be disregarded if the Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

The Bankruptcy Code defines “acceptance” of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the claims that cast ballots for acceptance or rejection of the plan.

The claims in the following classes (collectively, the “Voting Classes”) are entitled to vote to accept or reject the Plan:

•	Class 5 – Prepetition Second Lien Notes Claims;

•	Class 6 – Prepetition Second Lien PIK Notes Claims; and

•	Class 7 – General Unsecured Claims.

The Holders of Claims in the Voting Classes are Impaired under the Plan and may, in certain circumstances, receive a distribution under the Plan. Accordingly, Holders of Claims in the Voting Classes have the right to vote to accept or reject the Plan.

B.	Voting Procedures

This Disclosure Statement, which is accompanied by a ballot or ballots substantially in the forms attached to the Solicitation Procedures Order (collectively, the “Ballots”, and each, a “Ballot”) to be used for voting on the Plan, is being distributed to the Holders of Claims in those Classes that are entitled to vote to accept or reject the Plan.

The order approving this Disclosure Statement is incorporated herein by reference and should be read in conjunction with this Disclosure Statement and in formulating a decision to vote to accept or reject the Plan.

THE DISCUSSION OF THE SOLICITATION AND VOTING

PROCESS SET FORTH IN THIS DISCLOSURE STATEMENT IS ONLY A SUMMARY.

PLEASE REFER TO THE ORDER (I) CONDITIONALLY APPROVING DISCLOSURE STATEMENT, (II) APPROVING PROCEDURES FOR SOLICITATION AND TABULATION OF VOTES TO ACCEPT OR REJECT PLAN, AND (III) GRANTING RELATED RELIEF [DOCKET NO. [        ]] (THE “SOLICITATION PROCEDURES ORDER”) FOR A MORE COMPREHENSIVE DESCRIPTION OF THE SOLICITATION AND VOTING PROCESS.

C.	Voting Deadline

Ballots will be provided to Holders of Claims in the Voting Classes entitled to vote as of [•], 2018 (the “Voting Record Date”) for such Holders to vote to accept or reject the Plan. Because all other Classes are Unimpaired and deemed to accept the Plan or Impaired and deemed to reject the Plan, only the Voting Classes are entitled to vote to accept or reject the Plan.

Each Ballot contains detailed voting instructions and sets forth in detail, among other things, the deadlines, procedures, and instructions for voting to accept or reject the Plan, the Voting Record Date, the applicable standards for tabulating Ballots, and instructions for, and the effect of, opting out of the releases set forth in the Plan.

The Debtors have engaged Epiq Corporate Restructuring, LLC as their claims, noticing, solicitation, and balloting agent (the “Voting Agent”) to assist in, among other things, the transmission of voting materials and in the tabulation of votes with respect to the Plan.

IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR VOTE MUST BE RECEIVED BY THE VOTING AGENT AT THE ADDRESS SET FORTH BELOW ON OR BEFORE THE VOTING DEADLINE OF         :         A.M./P.M., PREVAILING CENTRAL TIME, ON             , 2018, UNLESS EXTENDED BY THE DEBTORS AND THE REQUISITE CREDITORS. IF YOU HOLD YOUR CLAIMS THROUGH A NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS PROVIDED BY YOUR NOMINEE FOR RETURNING YOUR VOTING INSTRUCTIONS. UNLESS OTHERWISE INSTRUCTED, PLEASE RETURN YOUR BENEFICIAL HOLDER BALLOT TO YOUR NOMINEE OR YOUR VOTE WILL NOT BE COUNTED.

EACH BALLOT ADVISES THAT CREDITORS WHO (A) VOTE TO ACCEPT THE PLAN OR (B) DO NOT VOTE OR VOTE TO REJECT THE PLAN AND DO NOT ELECT TO OPT OUT OF THE RELEASE PROVISIONS CONTAINED IN ARTICLE VIII OF THE PLAN SHALL BE DEEMED TO HAVE CONSENTED TO THE RELEASE, INJUNCTION, AND EXCULPATION PROVISIONS SET FORTH IN ARTICLE VIII OF THE PLAN AND UNCONDITIONALLY, IRREVOCABLY, AND FOREVER RELEASED AND DISCHARGED THE RELEASED PARTIES FROM ANY AND ALL CAUSES OF ACTION. CREDITORS WHO DO NOT GRANT THE RELEASES CONTAINED IN ARTICLE VIII OF THE PLAN WILL NOT RECEIVE THE BENEFIT OF THE RELEASES SET FORTH IN ARTICLE VIII OF THE PLAN.

Ballots returnable to the Voting Agent must be returned by the Voting Deadline with an original signed copy to:

If by email:	Via First Class Mail, Overnight Courier or Hand Delivery:
tabulation@epiqglobal.com and reference “PetroQuest – Master Ballot” in the subject line.	PetroQuest Energy, Inc. Master Ballot Processing c/o Epiq – Solicitation Team 777 Third Avenue, 12th Floor New York, NY 10017

FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE ACTUALLY RECEIVED BY THE VOTING AGENT NO LATER THAN [            ], 2018 AT [ : ] A.M./P.M. (PREVAILING CENTRAL TIME).

The delivery of an accepting Ballot pursuant to one of the procedures set forth above will constitute the agreement of the creditor with respect to such Ballot to accept (i) all of the terms of, and conditions to, this solicitation; and (ii) the terms of the Plan including the injunction, releases, and exculpations set forth therein. All parties in interest retain their right to object to confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code, subject to any applicable terms of the Restructuring Support Agreement.

D.	Waivers of Defects and Irregularities

Unless otherwise directed by the Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawals of Ballots will be determined by the Voting Agent and/or the Debtors, as applicable, in consultation with the Requisite Creditors, which determination will be final and binding. The Debtors reserve the right, in consultation with the Requisite Creditors, to reject any and all Ballots submitted by any of their respective creditors not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, as applicable, be unlawful. The Debtors further reserve their respective rights, in consultation with the Requisite Creditors, to waive any defects or irregularities or conditions of delivery as to any particular Ballot by any of their creditors. The interpretation (including the Ballot and the respective instructions thereto) by the applicable Debtor, unless otherwise directed by the Court, will be final and binding on all parties. The Debtors reserve the right, with the consent of the Requisite Creditors, to accept any Ballot submitted after the Voting Deadline.

Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors, in consultation with the Requisite Creditors, determine, unless otherwise ordered by the Court. Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will the Debtors or any other person incur any liabilities for failure to provide such notification. Unless otherwise directed by the Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

X.	CONFIRMATION OF THE PLAN

A.	Confirmation Hearing

Pursuant to sections 1128 and 1129 of the Bankruptcy Code, the Court has scheduled a Confirmation Hearing to consider Confirmation of the Plan. The Confirmation Hearing has been scheduled to be heard on                 , 2018 at         :         a.m./p.m. (Prevailing Central Time) in Courtroom [•] of the United States Court for the Southern District of Texas, located at 515 Rusk Street, Houston, Texas 77002. The Confirmation Hearing may be adjourned from time-to-time without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

In addition, the Court has set the deadline to object to the confirmation of the Plan as                 , 2018 at        :     a.m./p.m. (Prevailing Central Time) (the “Objection Deadline”). Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to the confirmation of a plan. Objections and responses to the Plan, if any, must be served and filed as to be received on or before the Objection Deadline in the manner described below. For the avoidance of doubt, an objection to the Plan filed with the Court will not be considered a vote to reject the Plan.

B.	Objections to Confirmation

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to the confirmation of a plan. Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules and the Local Rules, must set forth the name of the objector, the nature and amount of Claims held or asserted by the objector against, or Interests held by the objector in, the Debtors’ estates or properties, the basis for the objection and the specific grounds therefore, and must be filed with the Court, with a copy to the chambers of the United States Bankruptcy Judge appointed to the Chapter 11 Cases, together with proof of service thereof, and served upon the following parties, including such other parties as the Court may order:

1)	The Debtors and Counsel to the Debtors:

PetroQuest Energy, Inc.
400 E. Kaliste Saloom Road, Suite 6000
Lafayette, Louisiana 70508
Attn: Charles T. Goodson

– and –

Porter Hedges LLP
1000 Main Street
Houston, Texas 77002
Attn: John F. Higgins
E. James Cowen

2)	The United States Trustee:

Office of the U.S. Trustee for the Southern District of Texas
515 Rusk Street, Suite 3516
Houston, Texas 77002
Attn: Hector Duran

3)	Counsel to the Consenting Creditors:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
Attn: Michael S. Stamer

Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201
Attn: Sarah Link Schultz

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE COURT.

C.	Requirements for Confirmation of the Plan

The requirements for Confirmation of the Plan pursuant to section 1129(a) of the Bankruptcy Code include, without limitation, whether:

1)	the Plan complies with the applicable provisions of the Bankruptcy Code;

2)	the Debtors have complied with the applicable provisions of the Bankruptcy Code;

3)	the Plan has been proposed in good faith and not by any means forbidden by law;

4)

any payment made or to be made by the Debtors or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been disclosed to the Court, and any such payment made before Confirmation of the Plan is reasonable, or if such payment is to be fixed after Confirmation of the Plan, such payment is subject to the approval of the Court as reasonable;

5)

the Debtors have disclosed the identity and affiliations of any individual proposed to serve, after Confirmation of the Plan, as a director or officer of the Reorganized Debtors, an Affiliate of the Debtors participating in a Plan with the Debtors, or a successor to the Debtors under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of Holders of Claims and Interests and with public policy, and the Debtors have disclosed the identity of any Insider who will be employed or retained by the Reorganized Debtors, and the nature of any compensation for such Insider;

6)

with respect to each Class of Claims or Interests, each Holder of an Impaired Claim or Interest has either accepted the Plan or will receive or retain under the Plan, on account of such Holder’s Claim or Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount such Holder would receive or retain if the Debtors were liquidated on the Effective Date of the Plan under chapter 7 of the Bankruptcy Code;

7)

except to the extent the Plan meets the requirements of section 1129(b) of the Bankruptcy Code (as discussed further below), each Class of Claims either has accepted the Plan or is not Impaired under the Plan;

8)

except to the extent that the Holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that Administrative Claims and priority Claims, other than Priority Tax Claims, will be paid in full on the Effective Date, and that Priority Tax Claims will receive either payment in full on the Effective Date or deferred cash payments over a period not exceeding five years after the Petition Date, of a value, as of the Effective Date of the Plan, equal to the Allowed amount of such Priority Tax Claims;

9)	at least one Class of Impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any Insider holding a Claim in such Class;

10)	Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan; and

11)

all fees payable under section 1930 of title 28, as determined by the Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of all such fees on the Effective Date of the Plan.

At the Confirmation Hearing, the Court will determine whether the Plan satisfies all of the requirements of section 1129 of the Bankruptcy Code. The Debtors believe that: (1) the Plan satisfies, or will satisfy, all of the necessary statutory requirements of the Bankruptcy Code; (2) the Debtors have complied, or will have complied, with all of the necessary requirements of the Bankruptcy Code; and (3) the Plan has been proposed in good faith.

D.	Best Interests Test/Liquidation Analysis

Section 1129(a)(7) of the Bankruptcy Code requires that a court find, as a condition to confirmation, that a chapter 11 plan provides, with respect to each impaired class, that each holder of a claim or an equity interest in such impaired class either (1) has accepted the plan or (2) will receive or retain under the plan property of a value that is not less than the amount that the non-accepting holder would receive or retain if the debtors liquidated under chapter 7 of the Bankruptcy Code. This requirement is referred to as the “best interests test.”

This test requires a court to determine what the holders of allowed claims and allowed equity interests in each impaired class would receive from a liquidation of the debtor’s assets and properties in the context of a liquidation under chapter 7 of the Bankruptcy Code. To determine if a plan is in the best interests of each impaired class, the value of the distributions from the proceeds of the liquidation of the debtor’s assets and properties (after subtracting the amounts attributable to the aforesaid claims) is then compared with the value offered to such classes of claims and equity interests under the plan.

Attached hereto as Exhibit C and incorporated herein by reference are liquidation analyses (collectively, the “Liquidation Analysis”) prepared by the Debtors with the assistance of the Debtors’ financial advisor. The Liquidation Analysis provides the Debtors’ analysis with respect to separate liquidations of each of PetroQuest and its Affiliates. As reflected in the Liquidation Analysis, the Debtors believe that liquidation of the Debtors’ businesses under chapter 7 of the Bankruptcy Code would substantially reduce the value to be realized by Holders of Claims as compared to distributions contemplated under the Plan. Consequently, the Debtors and their management believe that Confirmation of the Plan will provide a substantially greater return to Holders of Claims than such Holders would receive in a liquidation under chapter 7 of the Bankruptcy Code.

The Debtors believe that any liquidation analysis is speculative, as it is necessarily premised on assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors. The Liquidation Analysis provided in Exhibit C is solely for the purpose of disclosing to Holders of Claims and Interests the effects of a hypothetical chapter 7 liquidation of the Debtors, subject to the assumptions set forth therein. There can be no assurance as to values that would actually be realized in a chapter 7 liquidation nor can there be any assurance that a Court will accept the Debtors’ conclusions or concur with such assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.

E.	Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor (unless such liquidation or reorganization is proposed in such plan of reorganization).

For purposes of determining whether the Plan meets this requirement, the Debtors, with the assistance of Seaport Global Securities LLC, have analyzed their ability to meet their obligations under the Plan. As part of this analysis, the Debtors have prepared a projected consolidated income statement, which includes the consolidated, projected, unaudited, financial statement information of the Reorganized Debtors (collectively, the “Financial Projections”) for the period beginning three years from the Effective Date. The Financial Projections are based on an assumed Effective Date of December 31, 2018 and certain assumptions regarding the Debtors’ ability to obtain Exit Financing. To the extent that the Effective Date occurs after December 31, 2018, recoveries on account of Allowed Claims could be impacted. Creditors and other interested parties should review Article VIII of this Disclosure Statement for a discussion of certain factors that may affect the future financial performance of the Reorganized Debtors.

The Financial Projections are attached hereto as Exhibit D and incorporated herein by reference. Based upon the Financial Projections, the Debtors believe they will be a viable operation following the Chapter 11 Cases and that Confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.

F.	Acceptance by Impaired Classes

The Bankruptcy Code requires, as a condition to confirmation, except as described in the following section, that each class of claims or equity interests impaired under a plan, accept the plan. A class that is not “impaired” under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such a class is not required.4

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in a dollar amount and more than one-half in a number of allowed claims in that class, counting only those claims that have actually voted to accept or to reject the plan. Thus, a class of claims will have voted to accept the plan only if two-thirds in amount and a majority in number actually cast their ballots in favor of acceptance.

G.	Additional Requirements for Nonconsensual Confirmation

Section 1129(b) of the Bankruptcy Code allows a court to confirm a plan even if all impaired classes have not accepted it, provided that the plan has been accepted by at least one impaired class, without consideration of any votes in such class cast by insiders. Pursuant to section 1129(b) of the Bankruptcy Code, notwithstanding an impaired class’s rejection or deemed rejection of the plan, the plan will be confirmed, at the plan proponent’s request, in a procedure commonly known as a “cramdown” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each class of claims or equity interests that is impaired under, and has not accepted, the plan.

[4]

A class of claims is “impaired” within the meaning of section 1124 of the Bankruptcy Code unless the plan (a) leaves unaltered the legal, equitable and contractual rights to which the claim or equity interest entitles the holder of such claim or equity interest or (b) cures any default, reinstates the original terms of such obligation, compensates the holder for certain damages or losses, as applicable, and does not otherwise alter the legal, equitable, or contractual rights to which such claim or equity interest entitles the holder of such claim or equity interest.

As described herein, certain Classes are deemed to reject the Plan under section 1126(g) of the Bankruptcy Code. Accordingly, the Debtors will request Confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to alter, amend, modify, revoke, or withdraw the Plan or any Plan Supplement document, including the right to amend or modify the Plan or any Plan Supplement document to satisfy the requirements of section 1129(b) of the Bankruptcy Code, subject to the terms of the Restructuring Support Agreement.

1.	No Unfair Discrimination

The “unfair discrimination” test applies to classes of claims or interests that are of equal priority and are receiving different treatment under a plan. This test does not require that the treatment be the same or equivalent, but that such treatment is “fair.” In general, courts consider whether a plan discriminates unfairly in its treatment of classes of claims of equal rank (e.g., classes of the same legal character). Courts will take into account a number of factors in determining whether a plan discriminates unfairly.

2.	Fair and Equitable Test

The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class. As to dissenting classes, the test sets different standards depending on the type of claims in such class. The Debtors believe that the Plan satisfies the “fair and equitable” test as further explained below.

The Debtors submit that the Plan is structured so that it does not “discriminate unfairly” and satisfies the “fair and equitable” requirement of section 1129(b) of the Bankruptcy Code. With respect to the unfair discrimination requirement, all Classes under the Plan are provided treatment that is substantially equivalent to the treatment that is provided to other Classes that have equal rank. With respect to the fair and equitable requirement, no Class under the Plan will receive more than 100% of the amount of Allowed Claims in that Class. The Debtors believe that the Plan and the treatment of all Classes of Claims and Interests under the Plan satisfy the foregoing requirements for nonconsensual Confirmation of the Plan.

H.	Valuation of the Debtors

In conjunction with formulating the Plan and satisfying its obligations under section 1129 of the Bankruptcy Code, the Debtors determined that it was necessary to estimate the post-Confirmation going concern value of the Debtors. The valuation analyses are set forth in Exhibit E attached hereto (together, the “Valuation Analysis”) and incorporated herein by reference.

XI.	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

The Debtors have evaluated several alternatives to the Plan. After studying these alternatives, the Debtors have concluded that the Plan is the best alternative and will maximize recoveries to parties in interest, assuming Confirmation and Consummation of the Plan. If Confirmation and Consummation of the Plan do not occur, the alternatives to the Plan are (i) the preparation and presentation of an alternative plan of reorganization, (ii) a sale of some or all of the Debtors’ assets pursuant to section 363 of the Bankruptcy Code, or (iii) a liquidation of the Debtors’ assets under chapter 7 of the Bankruptcy Code.

A.	Alternative Plan of Reorganization

If the Plan is not confirmed, the Debtors (or if the Debtors’ exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve either a reorganization and continuation of the Debtors’ business or an orderly liquidation of their assets. The Debtors, however, submit that the Plan, as described herein, enables their creditors to realize the most value under the circumstances.

B.	Sale Under Section 363 of the Bankruptcy Code

If the Plan is not confirmed, the Debtors could seek from the Court, after notice and a hearing, authorization to sell their assets under section 363 of the Bankruptcy Code. Holders of Claims in Class 4, and in certain instances Classes 5 and 6, would be entitled to credit bid on any property to which their security interest is attached, and to offset their Claims against the purchase price of the property. In addition, the security interests in the Debtors’ assets held by Holders of Claims in Classes 4, 5 and 6 would attach to the proceeds of any sale of the Debtors’ assets. After these Claims are satisfied, the remaining funds, if any, could be used to pay Holders of Claims and Interests in Classes 7 through 11. Upon analysis and consideration of this alternative, the Debtors do not believe a sale of their assets under section 363 of the Bankruptcy Code would yield a higher recovery for Holders of Claims than the Plan.

C.	Liquidation Under Chapter 7 or Applicable Non-Bankruptcy Law

If no plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to their creditors in accordance with the priorities established by the Bankruptcy Code. The effect a chapter 7 liquidation would have on the recovery of Holders of Allowed Claims and Interests is set forth in the Liquidation Analysis attached hereto as Exhibit C.

The Debtors believe that liquidation under chapter 7 would result in smaller distributions to creditors than those provided for in the Plan because of the delay resulting from the conversion of the Chapter 11 Cases and the additional administrative expenses associated with the appointment of a trustee and the trustee’s retention of professionals who would be required to become familiar with the many legal and factual issues in the Debtors’ Chapter 11 Cases.

XII.	CONCLUSION AND RECOMMENDATION

In the opinion of the Debtors, the Plan is preferable to all other available alternatives and provides for a larger distribution to the Debtors’ creditors than would otherwise result in any other scenario. Accordingly, the Debtors recommend that Holders of Claims entitled to vote on the Plan vote to accept the Plan and support Confirmation of the Plan.

Dated: November 6, 2018

  Houston, Texas

PETROQUEST ENERGY, INC. on behalf of itself and all other Debtors

\s\ Charles T. Goodson
Charles T. Goodson
President and Chief Executive Officer 400 E. Kaliste Saloom Road, Suite 6000
Lafayette, Louisiana 70508

EXHIBIT G

REORGANIZED PETROQUEST

CORPORATE GOVERNANCE TERM SHEET

The following term sheet (this “Term Sheet”) presents certain preliminary, material terms in respect of the corporate governance of PetroQuest Energy, Inc., or the successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date (“Reorganized PetroQuest” or “New Parent”), that would be reflected in the certificate of incorporation, bylaws, and registration rights agreement (the “Organizational Documents”) of Reorganized PetroQuest to be adopted upon the consummation of the Restructuring. Capitalized terms used and not defined herein shall have the meanings ascribed to them in that certain Restructuring Support Agreement by and among the Company and the Consenting Creditors to which this Term Sheet is attached (the “RSA”).

THIS TERM SHEET IS NOT LEGALLY BINDING OR AN EXHAUSTIVE LIST OF ALL THE TERMS AND CONDITIONS IN RESPECT OF THE GOVERNANCE OF REORGANIZED PETROQUEST NOR DOES IT CONSTITUTE AN OFFER TO SELL OR BUY, NOR THE SOLICITATION OF AN OFFER TO SELL OR BUY, ANY SECURITIES. ANY SUCH OFFER OR SOLICITATION SHALL ONLY BE MADE IN COMPLIANCE WITH ALL APPLICABLE LAWS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THIS TERM SHEET AND THE UNDERTAKINGS CONTEMPLATED HEREIN ARE SUBJECT IN ALL RESPECTS TO THE NEGOTIATION, EXECUTION AND DELIVERY OF DEFINITIVE DOCUMENTATION.

General:	Reorganized PetroQuest will be a Delaware corporation managed by a board of directors (the “New Board”), which will be responsible for overseeing the operation of Reorganized PetroQuest’s business. Reorganized PetroQuest will be managed on a day-to-day basis by its Chief Executive Officer and other senior executive officers with oversight from the New Board.

Common Shares:	The Organizational Documents will provide that the equity interests of Reorganized PetroQuest be evidenced by one class of common stock, par value $0.01 per share (each such share, a “Common Share” and each holder thereof, a “Holder”) and one class of preferred stock, par value $0.01 per share, which shall be blank check preferred stock.

Securities Issuance Exemption:	Issuance of the Common Shares under the Plan will be exempt from registration under the Securities Act, pursuant to section 1145 of the Bankruptcy Code.

SEC Reporting:	On or before the Effective Date, PetroQuest shall terminate its registration under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, as of the Effective Date, Reorganized PetroQuest, will become subject to the reporting requirements under Section 15(d) of the Exchange Act as a voluntary filer under applicable U.S. securities laws.

Stock Exchange Listing:	Reorganized PetroQuest will use its commercially reasonable efforts to have the Common Shares quoted on one of the OTC markets (OTCQX or OTCQB) on the Effective Date, with the consent of the Requisite Creditors; if such quotation is not obtained, Reorganized PetroQuest will use its commercially reasonable efforts to obtain a listing of its Common Shares on the OTC Pink Market as soon as possible thereafter. After the Effective Date, the New Board may determine in its discretion to obtain a listing on any of the Nasdaq, NYSE or any other OTC market.

Board of Directors:

The New Board will be comprised initially of five (5) directors and shall serve for an initial term lasting until the annual meeting of the Holders to take place in 2020 (the “Initial Term”). One (1) director shall be the current Chief Executive Officer of PetroQuest, who will serve as the Chief Executive Officer of Reorganized PetroQuest.

The remaining initial directors shall be initially selected by the Requisite Creditors.

Following expiration of the Initial Term, the members of the New Board will be nominated/elected in the same manner as the initial directors of the New Board for as long as there is not a material change in the holdings of Common Shares of the Holders that selected the initial members of the New Board. Following a material change in share ownership, the Organizational Documents will provide for a re-allocation of New Board seats. There shall be no cumulative voting for directors. The New Board shall not be staggered or classified.

Board Vacancies:	Upon the resignation, removal for cause, death or incapacity of a director, the vacancy resulting from such resignation, removal for cause, death or incapacity shall be filled in accordance with the rights of the Holders that initially had appointment rights as set forth above under the caption “Board of Directors,” in each case, until the next annual meeting of the Holders.

Chairman of the Board:	The Chairman of the Board will be determined by a majority vote of the New Board; provided, that such Chairman will not also serve as the Chief Executive Officer unless determined by unanimous vote of the New Board (other than the director serving as Chief Executive Officer).

Board Committees:	The committees of the New Board will be appointed by a majority of the New Board.

Board Observers:	Any board observer rights shall be determined by the Requisite Creditors.

2

Transfer Restrictions on Common Shares:	The Common Shares shall be freely tradable/transferable following emergence (other than with respect to holders thereof that are affiliates of Reorganized PetroQuest) and not subject to any ROFR/ROFO, tag-along rights, or any similar provisions, but shall be subject to a customary drag-along right, and subject to any transfer restrictions necessary to preserve tax attributes that are acceptable to the Requisite Creditors and the Company.

Registration Rights Agreement:

The registration rights agreement between the Company and the Consenting Creditors (the “Registration Rights Agreement”) will provide the following benefits to the Consenting Creditors party thereto:

•   General. All Common Shares and Second Lien PIK Notes distributed to the Consenting Creditors pursuant to the Plan, will constitute “Registrable Securities” under the Registration Rights Agreement, subject to customary provisions providing for when such securities cease to constitute Registrable Securities. Any holder of Registrable Securities may transfer (in connection with any such transfer) its rights under the Registration Rights Agreement to any person to whom it transfers Registrable Securities, subject to the transferee’s execution and delivery of a customary joinder (in a form to be attached as an exhibit thereto) to the Registration Rights Agreement.

•   Demand Registration—S-1. No later than the date that is 5 business days after Reorganized PetroQuest files its first periodic report on Form 10-K or Form 10-Q related to the period in which Reorganized PetroQuest emerged from bankruptcy, Reorganized PetroQuest will file an initial registration statement on Form S-1 with the SEC, which will cover the sale, resale or other distribution on a continuous basis under Rule 145 under the Securities Act of all of the Registrable Securities held by the Consenting Creditors. Reorganized PetroQuest will use its reasonable best efforts to have such registration statement declared effective by the SEC as soon as reasonably practicable following the filing thereof. In the event that Reorganized PetroQuest becomes eligible to file a registration statement on Form S-3 (or similar or successor form), it shall use its reasonable best efforts to convert the resale registration statement on Form S-1 into a resale registration statement on Form S-3 as soon as reasonably practicable. Reorganized PetroQuest shall maintain the effectiveness of the resale registration statement until the earlier of the date on which all Registrable Securities covered by the resale registration statement have been sold or cease to constitute Registrable Securities.

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•   Demand Registration—S-3. From and after such time as Reorganized PetroQuest is eligible to file a registration statement on Form S-3, one or more holders of Registrable Securities that hold, in the aggregate, at least 5.0% of the outstanding Common Shares or Second Lien PIK Notes, as applicable, may request that Reorganized PetroQuest file a registration statement under the Securities Act on Form S-3 (or similar or successor form) or conduct a shelf takedown off of a Form S-3 (or similar or successor form), covering such applicable Registrable Securities held by such holder on either a resale or underwritten offering basis. Demand registration and underwritten offerings will be subject to size and frequency restrictions.

•   Piggyback Registration. Each holder of Registrable Securities, including Common Shares and Second Lien PIK Notes, will have the right to include its Common Shares and Second Lien PIK Notes each time Reorganized PetroQuest proposes for any reason to register any of its Common Shares and Second Lien PIK Notes, as applicable, under the Securities Act (including but not limited to registrations pursuant to demands by holders). The rights to piggyback registration will be available with respect to all Registrable Securities and to all holders of Registrable Securities that are party to the Registration Rights Agreement. The rights to piggyback registration may be exercised on an unlimited number of occasions. The rights to piggyback registration and sale will be subject to customary cutbacks, exceptions and limitations (including as to exceptions employee plan S-8 filings and acquisition transactions and as to limitations, selection of underwriters, priority and cutbacks).

•   Percentage Calculations.With respect to any Registration Rights Agreement provisions that are tied to a minimum ownership threshold, a holder’s percentage ownership shall include all Common Shares and Second Lien PIK Notes, as applicable, held by such holder’s Affiliates, and by managed funds and accounts of such holder and its Affiliates.

•   Lockups. The holders of Registrable Securities and Reorganized PetroQuest will agree to be bound by customary underwriter lock-up agreements following underwritten offerings under the applicable registration statement.

Corporate Opportunities:	The Organizational Documents will provide, to the fullest extent permitted by applicable law, for the renunciation of Reorganized PetroQuest’s interest in business opportunities that are presented to directors or Holders, in each case, other than such directors or Holders that are employees, consultants or officers of Reorganized PetroQuest.

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Affiliate Transactions:	Affiliate transactions shall be subject to applicable provisions of Delaware corporate law and fiduciary duties.

Amendments:

The certificate of incorporation of Reorganized PetroQuest may not be amended without the approval of both a majority of the New Board and a majority of the outstanding Common Shares.

The bylaws of Reorganized PetroQuest may be amended either by a majority of the New Board or a majority of the outstanding Common Shares.

The Registration Rights Agreement may be amended upon approval of the Company and holders of a majority of Registrable Securities thereunder.

Holder Approvals:	Other Holder approvals only as required by Delaware law (e.g., charter amendment and mergers/sale of substantially all assets).

Other Terms:	The Organizational Documents will also provide for other customary terms, including, without limitation, the time, place and manner of calling of regular and special meetings of Holders and directors, actions that may be taken by the New Board or the Holders without a meeting, the titles and duties of officers of Reorganized PetroQuest and the manner of appointment, removal and replacement thereof, and indemnification and exculpation of directors, officers and other appropriate persons.

Indemnification Obligations; D&O Insurance	The Company’s indemnification obligations currently in place, whether contained in the certificate of incorporation or formation, bylaws, limited liability company agreements, other organizational or formation documents, board resolutions, indemnification agreements, employment agreements or otherwise, for current and former directors, managers, officers, employees and agents of the Company shall be assumed pursuant to the Plan. The directors and executive officers of the Company shall have the benefit of customary Indemnification Agreements with the Company, and the Company will obtain and maintain Director & Officer liability insurance.

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EXHIBIT H

FORM OF JOINDER AGREEMENT FOR CONSENTING CREDITORS

This Joinder Agreement to the Restructuring Support Agreement, dated as of [•], 2018 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), by and among the Company (as defined in the Agreement), and, among others, the holders or beneficial owners of the principal amounts outstanding under the Prepetition Term Loans, Prepetition Second Lien Notes, and Prepetition Second Lien PIK Notes (together with their respective successors and permitted assigns, the “Consenting Creditors” and each, a “Consenting Creditor”) is executed and delivered by                          (the “Joining Party”) as of [•]. Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.

1. Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder Agreement as Annex I (as the same has been or may be hereafter amended, restated or otherwise modified from time to time in accordance with the provisions thereof). The Joining Party shall hereafter be deemed to be a “Consenting Creditor” (and, as applicable, a “Consenting Term Loan Lender”, a “Consenting Second Lien Noteholder” and/or a “Consenting Second Lien PIK Noteholder”) and a “Party” for all purposes under the Agreement and with respect to any and all Claims held by such Joining Party.

2. Representations and Warranties. With respect to the aggregate principal amount of [Prepetition Term Loans/Prepetition Second Lien Notes/Prepetition Second Lien PIK Notes], in each case, set forth on Schedule I hereto, the Joining Party hereby makes the representations and warranties of the Consenting Creditors set forth in Section 7 of the Agreement to each other Party to the Agreement.

3. Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas, without regard to any conflict of laws provisions which would require the application of the law of any other jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

[CONSENTING CREDITOR]

By:

Name:
Title:

Notice Address:

[•]

Fax: [•]

Attention: [•]

Email: [•]

SIGNATURE PAGE TO JOINDER

Acknowledged:

PETROQUEST ENERGY, INC.
PETROQUEST ENERGY, L.L.C.
TDC ENERGY, LLC

On behalf itself and each of its wholly-owned direct and indirect subsidiaries

By:

Name:
Title:

SIGNATURE PAGE TO JOINDER

Annex I

Restructuring Support Agreement

SIGNATURE PAGE TO JOINDER

Schedule I

Holdings of Consenting Creditor

Amount of Prepetition Second Lien PIK Notes

Name of Holder	Aggregate Principal Amount of Notes Held Beneficially

Amount of Prepetition Second Lien Notes

Name of Holder	Aggregate Principal Amount of Notes Held Beneficially

SIGNATURE PAGE TO JOINDER

EXHIBIT I

EXECUTION VERSION

November 6, 2018

PetroQuest Energy, Inc.

400 E. Kaliste Saloom Road, Suite 6000

Lafayette, Louisiana 70508

Attention: Charles T. Goodson and J. Bond Clement

$50,000,000 Exit Facility Commitment Letter

Ladies and Gentlemen:

Reference is made to the global restructuring (the “Restructuring”) of PetroQuest Energy, Inc. (“PetroQuest”) and certain of its subsidiaries (collectively “you” or the “Company”) contemplated by that certain Restructuring Support Agreement, dated as of November 6, 2018 (including the term sheet attached thereto as Exhibit B (the “Exit Facility Term Sheet”) and the other attachments thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time pursuant to the terms thereof, the “RSA”), by and among the Company and the Consenting Creditors from time to time party thereto, pursuant to which the Company has agreed to commence the Chapter 11 Cases under chapter 11 of title 11 of the of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) to effectuate the Restructuring Transactions pursuant to a joint “pre-negotiated” plan of reorganization (the “Plan”), which is attached to the RSA as Exhibit A thereto.

In connection with the foregoing, the parties listed on Schedule I hereto (“us”, “we” or the “Commitment Parties”), agree to backstop a term loan facility (the “Exit Facility”) in an aggregate principal amount of $50,000,000. Capitalized terms used but not defined herein shall have the meanings assigned to them in the RSA.

1. Commitment

In connection with the foregoing, the Commitment Parties are pleased to advise you of their commitment to backstop the Exit Facility, on a several and not joint basis, in the amounts set forth opposite each such Commitment Party’s name on Schedule I hereto (the “Commitments”) upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and the Exit Facility Term Sheet (this Commitment Letter, including the Exit Facility Term Sheet and the attachments hereto, will be referenced herein as the “Commitment Letter”). This Commitment Letter is delivered pursuant to the Plan.

The rights and obligations of each of the Commitment Parties under this Commitment Letter shall be several and not joint, and no failure of any Commitment Party to comply with any of its obligations hereunder shall prejudice the rights of any other Commitment Party; provided that no Commitment Party shall be required to fund the commitment of another Commitment

Party in the event such other Commitment Party fails to do so (the “Breaching Party”), but may at its option do so, in whole or in part, in which case such performing Commitment Party shall be entitled to all or a proportionate share, as the case may be, of the Exit Facility and related fees and put option premiums that would otherwise be issued to the Breaching Party.

The amount that each Commitment Party shall be required to fund on the Effective Date in connection with the entry into the Exit Facility shall be reduced, ratably based on the initial Commitments set forth on Schedule I, in an aggregate amount equal to any amount under the Exit Facility allocated to holders pursuant to the Subscription Procedures (as defined below) (other than the Commitment Parties) (the “Other Combined Prepetition Second Lien Noteholders”) of the Combined Prepetition Second Lien Notes and funded by such Other Combined Prepetition Second Lien Noteholders and who become Lenders (as defined below).    For purposes of this Commitment Letter, the Commitment Parties and any Other Combined Prepetition Second Lien Noteholder that has subscribed to participate in the Exit Facility on a pro rata basis based on their respective holdings of Combined Prepetition Second Lien Notes are referred to as “Lenders”.

2. Information

You hereby represent and covenant that (a) all written information, other than the Projections (as defined below) and information of a general economic or industry specific nature (the “Information”), that has been or will be made available to us by you or on behalf of you by any of your representatives is or will be, when taken as a whole, complete and correct in all material respects and does not or will not, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the financial projections and other forward-looking information (the “Projections”) that have been or will be made available to us by you or on behalf of you by any of your representatives have been or will be prepared in good faith based upon assumptions that you believe are reasonable at the time made and at the time the related Projections are made available to us. You agree that if, at any time prior to the execution of the Exit Facility, you become aware that any of the representations in the preceding sentence would be incorrect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations will be correct under those circumstances.

In providing this Commitment Letter and arranging the Exit Facility, the Commitment Parties are relying on the accuracy of the Information furnished to them by or on behalf of you by your representatives without independent verification thereof.

3. Fees and Put Option Premium

As a condition for the commitments and agreements of the Commitment Parties hereunder, you agree to pay or cause to be paid the nonrefundable fees and expenses and Put Option Premium described herein, in the Plan and in the Exit Facility Term Sheet on the terms and subject to the conditions set forth therein. For the avoidance of doubt, the Put Option Premium is the premium payable to the Commitment Parties in the form of New Equity equal, in the aggregate, to 3% of the principal amount of the Exit Facility, which New Equity shall be valued in accordance with the Plan. The Put Option Premium shall be payable to the Commitment Parties ratably based on the initial Commitments set forth on Schedule I.

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4. Conditions

Each Commitment Party’s commitments and agreements hereunder are subject to the conditions set forth in this Section 4.

Each Commitment Party’s commitments and agreements hereunder are further subject to

(a) the Commitment Parties’ satisfaction with the approval by the Bankruptcy Court of (i) the Exit Facility and all definitive documentation in connection therewith consistent with the Exit Facility Term Sheet and in form and substance satisfactory to each of the Commitment Parties and (ii) all actions to be taken, undertakings to be made and obligations to be incurred by the Company in connection with the Exit Facility and all liens and other security to be granted by the Company in connection with the Exit Facility (all such approvals to be evidenced by the entry of an order by the Bankruptcy Court which is in full force and effect and has not been stayed or modified and is satisfactory in form and substance to the Commitment Parties in their sole discretion, which order shall, among other things, approve the payment by the Company of all of the fees and expenses and Put Option Premium that are provided for in, and the other terms of, this Commitment Letter);

(b) there has not been (i) any fact, event, change, effect, development, circumstance or occurrence that, individually or together with any other fact, event, change, effect, development, circumstance or occurrence, has had or could would reasonably be expected to have a material and adverse effect on (a) the business, assets, liabilities, finances, properties, results of operations or condition (financial or otherwise) of the Company taken as a whole, or (b) the ability of the Company taken as a whole to perform its obligations under, or to consummate the transactions contemplated by, the RSA and the Plan, in each case, except to the extent any fact, event, change, effect, development, circumstance or occurrence results from (i) any change after the date hereof in global, national or regional political conditions (including acts of terrorism or war) or in the general business, market, financial and economic conditions affecting the industries, regions and markets in which the Company operates, (ii) any changes after the date hereof in applicable law or U.S. GAAP, or in the interpretation or enforcement thereof, (iii) the execution, announcement or performance of this Commitment Letter or the transactions contemplated hereby; or (iv) the fact of the filing of the Chapter 11 Cases; provided, however, that the exceptions set forth in clauses (i) and (ii) shall not apply to the extent any fact, event, change, effect, development, circumstance or occurrence is disproportionately adverse to the Company taken as a whole as compared to other companies in the industries in which the Company operates;

(c) your compliance in all material respects with your obligation to supplement Information and Projections as set forth in Section 2 hereof;

(d) your compliance in all material respects with the terms of this Commitment Letter;

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(e) execution and delivery of definitive documentation evidencing the Exit Facility, which shall be consistent with the Term Sheet and the Plan and otherwise in form and substance acceptable in all respects to the Company and the Commitment Parties,

(f) the Other Combined Prepetition Second Lien Noteholders shall have been provided the opportunity to subscribe for a portion of the Commitments under the First Lien Exit Facility pursuant to procedures acceptable in all respects to the Commitment Parties and the Company (“Subscription Procedures”) (it being understood that the Commitments hereunder are not conditioned upon any Other Combined Prepetition Second Lien Noteholder’s actual subscription for any of the commitments under the Exit Facility);

(g) the transactions contemplated by this Commitment Letter, the Exit Facility Term Sheet and the Plan shall have been consummated in accordance with applicable laws, rules and regulations in a manner reasonably acceptable to the Commitment Parties and the Company;

(h) all fees and reasonable and documented out-of-pocket costs, fees, expenses (including, without limitation, legal and financial advisory fees and expenses) and other compensation payable to the Agent and the Commitment Parties pursuant to this Commitment Letter or otherwise payable pursuant to the other Exit Facility Documents or RSA shall have been paid to the extent due;

(i) the Agent shall have received (u) customary legal opinion(s) with respect to the Borrower and the Guarantors (as such parties are designated in the Exit Facility Term Sheet, the “Loan Parties”) and the Exit Facility Documents from counsel of the Loan Parties (or counsel to the Agent, to the extent customary in non-U.S. jurisdictions) in form and substance reasonably satisfactory to the Commitment Parties, (v) evidence of authorization of the Loan Parties to execute, deliver and perform their respective obligations under the Exit Facility Documents, (w) customary officer’s and secretary’s certificates, (x) customary corporate documents, (y) good standing certificates (to the extent applicable) and (z) a solvency certificate from the Company’s chief financial officer or treasurer in form and substance reasonably satisfactory to the Commitment Parties;

(j) all documents and instruments required to create and perfect the Agent’s security interest in the collateral (as described in the Exit Facility Term Sheet) (free and clear of all liens, subject to customary and limited exceptions to be agreed upon) shall have been executed (if applicable) and delivered and, if applicable, be in proper form for filing and execution of guarantees in form and substance reasonably satisfactory to the Commitment Parties by the Guarantors (as designated in the Term Sheet), which shall be in full force and effect,

(k) absence of defaults or events of default under the Exit Facility Documents;

(l) accuracy of representations and warranties in all material respects;

(m) each Commitment Party having received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations;

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(o) the Plan shall be in form and substance materially consistent with the terms set forth in the RSA and otherwise be in form and substance acceptable in all respects to the Company and the Commitment Parties;

(p) the Confirmation Order shall be entered in form and substance acceptable in all respects to the Company and the Commitment Parties and such order shall have become a Final Order that has not been stayed, modified or vacated on appeal;

(q) the Effective Date shall have occurred; and

(r) the RSA shall not have been breached in any material respects and shall remain in full force and effect and the Company shall be in compliance with the RSA in all material respects as of the Effective Date, and the Company and each of the other Loan Parties party to the RSA shall have satisfied each of the conditions to the Restructuring as set forth in the Plan.

5. Indemnification and Expenses

You agree to indemnify, hold harmless and defend the Commitment Parties, any administrative agent and collateral agent for the Exit Facility (in any such capacity, the “Agent”), their respective affiliates and their respective directors, officers, employees, attorneys, advisors, agents and other representatives (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Exit Facility, the transactions contemplated by this Commitment Letter or the Exit Facility, the use of the proceeds thereof or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each Indemnified Person upon demand for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from (a) the willful misconduct or gross negligence of such Indemnified Person or (b) the material breach by such Indemnified Person of its obligations under this Commitment Letter or any of the Exit Facility Documents. In the case of a Proceeding to which the indemnity in this paragraph applies, such indemnity will be effective whether or not such claim, investigation, litigation or proceeding is brought by the Company, any of its directors, equity holders, security holders, affiliates or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

In addition, (a) all out-of-pocket expenses (including, without limitation, reasonable and documented fees, disbursements and other charges of one law firm acting as counsel (and any local counsel reasonably necessary in all relevant jurisdictions and special counsel reasonably necessary) and one financial advisory firm of the Commitment Parties and one law firm acting as counsel (and any special or local counsel reasonably necessary) for the Agent and an arranger and

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administrative fee with respect to the Exit Facility payable to the Agent in an amount to be determined by the Commitment Parties and the Company) in connection with the Exit Facility and the transactions contemplated thereby shall be paid by the Company and (b) all out-of-pocket expenses (including, without limitation, documented fees, disbursements and other charges of one law firm acting as counsel (and any local counsel reasonably necessary in all relevant jurisdictions and special counsel reasonably necessary) and one financial advisory firm of the Commitment Parties and one law firm acting as counsel (and any special or local counsels reasonably necessary) for the Agent) for the enforcement costs and documentary taxes associated with this Commitment Letter or the Exit Facility and the transactions contemplated hereby or thereby shall be paid by the Company, in each case for clauses (a) and (b) regardless of whether the Effective Date occurs; provided that, the lead counsel and financial advisor of the Commitment Parties selected pursuant to clauses (a) and (b) above shall be Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”) and Houlihan Lokey, Inc. (“Houlihan”), respectively.

It is further agreed that each Commitment Party shall only have liability to you (as opposed to any other person) and that each Commitment Party shall be liable solely in respect of its own commitment to the Exit Facility on a several, and not joint, basis with any other Commitment Party. No Indemnified Party will have any liability (whether in contract, tort or otherwise) to the Company or any of its affiliates or any of their respective security holders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is determined by a final, nonappealable judgment of a court of competent jurisdiction to arise from (a) the gross negligence or willful misconduct of such Indemnified Person or (b) the material breach by such Commitment Party of its obligations under this Commitment Letter or any of the Exit Facility Documents. No Indemnified Person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of, such Indemnified Person. None of the Indemnified Persons nor any Loan Party shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Exit Facility or the transactions contemplated hereby or thereby.

6. Absence of Fiduciary Relationship, Affiliate Activities

You acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Commitment Parties is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Commitment Parties have advised or are advising you on other matters, (b) the Commitment Parties, on the one hand, and you, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty to you or your affiliates on the part of the Commitment Parties, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that the Commitment Parties are engaged in a broad range of transactions that may involve interests that differ from your interests and that the Commitment Parties have no obligation to disclose such interests and transactions to you, (e) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have

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deemed appropriate, (f) each Commitment Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (g) none of the Commitment Parties has any obligation or duty (including any implied duty) to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by such Commitment Party and you or any such affiliate.

Additionally, you acknowledge and agree that none of the Commitment Parties are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated by this Commitment Letter, and the Commitment Parties shall not have any responsibility or liability to you with respect thereto. Any review by the Commitment Parties of the transactions contemplated by this Commitment Letter or other matters relating thereto will be performed solely for the benefit of the Commitment Parties and shall not be on behalf of you or any of your affiliates.

7. Confidentiality

The Company shall submit drafts to Akin Gump of any press releases, public filings (including filings with the SEC), public announcements or communications with any news media or to the public generally, that constitute disclosure of the existence or terms of this Commitment Letter (or any amendment to the terms of this Commitment Letter) or the transactions contemplated hereby at least two (2) business days prior to making any such disclosure for the review, consultation and approval by Akin Gump. The Company and its advisors shall not (a) use the name of any Commitment Party, or other identifying information about any Commitment Parties, in any press release, filing with the SEC or other means of disclosure referenced in the immediately preceding sentence without such Commitment Party’s prior written consent and (b) except as required by applicable law or otherwise permitted under the terms of any other agreement between the Company and any Commitment Party, disclose to any Person (including, for the avoidance of doubt, any other party), other than advisors to the Company, subject to any confidentiality agreement between the Company and any Commitment Party (including any confidentiality obligations under the Prepetition Term Loan Agreement), the Commitments of any of the Commitment Parties without such Commitment Party’s prior written consent, and the Company acknowledges and agrees that it may not disclose such information provided by a Commitment Party contained on Schedule I of this Commitment Letter, and further agrees that it shall redact such information from the applicable exhibits or schedules before filing any pleading with the Bankruptcy Court (provided, that the Commitments disclosed may be filed in unredacted form with the Bankruptcy Court under seal) and from “closing sets” or other representations of the fully executed Commitment Letter; provided, however, that (i) if such disclosure is required by law, subpoena, or other legal process or regulation, the disclosing party shall afford the relevant Commitment Party a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure and (ii) the foregoing shall not prohibit the disclosure of the aggregate Commitments made by all the Commitment Parties, collectively. Notwithstanding the provisions in this Section 7, any party may disclose, only to the extent consented to in writing by a Commitment Party, such Commitment Party’s individual holdings. Nothing contained herein shall be deemed to waive, amend or modify the terms of (i) any confidentiality agreement between the Company and any Commitment Party or (ii) the RSA.

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8. Miscellaneous

This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the Indemnified Persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons to the extent expressly set forth herein. Assignments by any Commitment Party shall be subject to Section 1 hereof. The Commitment Parties reserve the right to employ the services of their affiliates in providing services contemplated hereby, and to satisfy its obligations hereunder through, or assign its rights and obligations hereunder to, one or more of its affiliates, separate accounts within its control or investments funds under its or its affiliates’ management (collectively, “Commitment Party Affiliates”); and to allocate, in whole or in part, to their affiliates certain fees and Put Options Premium payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates may agree in their sole discretion; provided that, no delegation or assignment to a Commitment Party Affiliate shall relieve such Commitment Party from its obligations hereunder to the extent that any Commitment Party Affiliate fails to satisfy the Commitments hereunder at the time required.

This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (and the agreements referenced in this Commitment Letter) set forth the entire understanding of the parties with respect to the Exit Facility, and replace and supersede all prior agreements and understandings (written or oral) related to the subject matter hereof. This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas without giving effect to the conflict of laws principles thereof.

You and we agree that any legal action, suit or proceeding arising out of or relating to the transactions contemplated hereby, this Commitment Letter or the performance of services hereunder or thereunder brought by any party or its successors or assigns shall be brought or determined in any federal or state court in the County of Harris in the City of Houston (the “Texas Courts”) and you and we hereby irrevocably submit to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding arising out of or relating to this Commitment Letter. You and we agree not to commence any proceeding relating hereto except in the Texas Courts other than proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any Texas Courts. You and we further agree that notice as provided herein shall constitute sufficient service of process and you and we further waive any argument that such service is insufficient. You and we hereby irrevocably and unconditionally waive, and agree not to assert, by way of

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motion or as a defense, counterclaim or otherwise, in any proceeding arising out of or relating to this Commitment Letter, (i) any claim that it is not personally subject to the jurisdiction of the Texas Courts for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the proceeding in any such court is brought in an inconvenient forum, (B) the venue of such proceeding is improper or (C) this Commitment Letter , or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, during the pendency of the Chapter 11 Cases, all proceedings contemplated by this paragraph shall be brought in the Bankruptcy Court.

You and we hereby irrevocably agree to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of this Commitment Letter or the performance of services hereunder or thereunder.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Company and the other Loan Parties, which information includes names, addresses, tax identification numbers and other information that will allow such Commitment Party or Lender to identify the Debtors and the other Loan Parties in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Parties and each Lender.

The indemnification, expense reimbursement, jurisdiction, confidentiality, governing law, sharing of information, no agency or fiduciary duty, waiver of jury trial, service of process and venue provisions contained herein shall remain in full force and effect regardless of whether the Exit Facility Documents shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Commitments; provided that your obligations under this Commitment Letter (other than your obligations with respect to confidentiality) shall automatically terminate and be superseded by the provisions of the Exit Facility Documents upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time, in each case to the extent any of the Exit Facility Documents has comparable provisions with comparable coverage. For the avoidance of doubt, the automatic stay arising pursuant to section 362 of the Bankruptcy Code shall be deemed waived or modified for purposes of providing notice or exercising rights hereunder.

You and we hereto agree that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter herein; it being acknowledged and agreed that the funding of the Exit Facility is subject to the conditions specified herein, including the execution and delivery of the Exit Facility Documents by the parties hereto in a manner consistent with this Commitment Letter. Each of the Commitment Parties and you will use their commercially reasonable efforts to prepare, negotiate and finalize the Exit Facility Documents as contemplated by the Exit Facility Term Sheet.

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In addition, the commitment and agreements of the Commitment Parties hereunder shall expire (i) by mutual written consent of the Company and the Commitment Parties (ii) automatically if the order by the Bankruptcy Court approving your obligations under this Commitment Letter, including, without limitation, the fees and expenses and Put Option Premium set forth in this Commitment Letter and Exit Facility Term Sheet, which order shall be in form and substance reasonably satisfactory to the Commitment Parties (and which order shall be in full force and effect and shall not be stayed or modified) is not entered by the Bankruptcy Court by 11:59 p.m. prevailing Central Time on November 16, 2018; (iii) automatically upon termination of the RSA; (iv) upon the occurrence of a Material Adverse Change; or (v) automatically upon the revocation of the Confirmation Order pursuant to an order of the Bankruptcy Court.

This Commitment Letter and the Plan are part of a proposed settlement of matters that could otherwise be the subject of litigation among the parties. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Commitment Letter and the Plan and all negotiations relating thereto shall not be admissible into evidence of any proceeding other than a proceeding to enforce the terms of this Commitment Letter.

Except as expressly provided in this Commitment Letter, (a) nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of any party to protect and preserve its rights, remedies and interests, including claims against or interests in the Company or other parties, or its full participation in any bankruptcy proceeding, and (b) the parties each fully preserve any and all of their respective rights, remedies, claims and interests upon a termination of this Commitment Letter. Further, nothing in this Commitment Letter shall be construed to prohibit any party hereto from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases, so long as such appearance and the positions advocated in connection therewith are consistent with this Commitment Letter, the RSA, the Restructuring and the Plan, and are not for the purpose of, and could not reasonably be expected to have the effect of, hindering, delaying or preventing the consummation of the Restructuring Transactions.

This Commitment Letter, including the transactions contemplated herein, is the product of negotiations among the parties, together with their respective representatives. Notwithstanding anything herein to the contrary, this Letter Agreement is not, and shall not be deemed to be, a solicitation of votes for the acceptance of the Plan or any other plan of reorganization for the purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. The Company will not solicit acceptances of the Plan from any party until such party has been provided with copies of a Disclosure Statement containing adequate information as required by section 1125 of the Bankruptcy Code.

If the foregoing is in accordance with your understanding of our agreement, please indicate your acceptance of the terms of this Commitment Letter by returning to us executed counterparts of this Commitment Letter.

[Remainder of this page intentionally left blank]

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Very truly yours,

MainStay MacKay High Yield Corporate Bond Fund
By: MacKay Shields LLC, as investment subadvisor

By:	/s/ Andrew Susser
Name:	Andrew Susser
Title:	Executive Managing Director

MainStay VP MacKay High Yield Corporate Bond Portfolio
By: MacKay Shields LLC, as investment subadvisor

By:	/s/ Andrew Susser
Name:	Andrew Susser
Title:	Executive Managing Director

MainStay MacKay Short Duration High Yield Fund
By: MacKay Shields LLC, as investment subadvisor

By:	/s/ Andrew Susser
Name:	Andrew Susser
Title:	Executive Managing Director

[Signature Page to Commitment Letter]

Corre Opportunities Qualified Master Fund, LP

By:	/s/ Eric Soderland
Name:	Eric Soderland
Title:	Authorized Signatory

Corre Opportunities II Master Fund, LP

By:	/s/ Eric Soderland
Name:	Eric Soderland
Title:	Authorized Signatory

Corre Horizon Interim Fund LLC

By:	/s/ Eric Soderland
Name:	Eric Soderland
Title:	Authorized Signatory

[Signature Page to Commitment Letter]

Agreed to and Accepted this 6th day of November, 2018

PETROQUEST ENERGY, INC.
On behalf of itself and each of its direct and indirect subsidiaries

By:	/s/ J. Bond Clement
	Name:	J. Bond Clement
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to Commitment Letter]

EXHIBIT J

FINAL VERSION

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made and entered into effective as of [                    ], 2018 (the “Effective Date”), between PetroQuest Energy, Inc., a Delaware corporation having its principal executive office at 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508 (the “Company”), and [                    ]1 (the “Employee”)

W I T N E S E T H:

WHEREAS, [an amended executive employment agreement was made and entered into effective as of December 31, 2008, between the Company and the Employee]2/[an employment agreement was made and entered into effective as of August 6, 2015, between PetroQuest Energy, L.L.C. and the Employee]3 (the “Prior Agreement”);

WHEREAS, the Company and the Employee desire to enter into an new employment agreement in connection with the restructuring of the Company contemplated by the Restructuring Support Agreement dated as of [                    ], 2018.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Employee hereby agree as follows:

1. Certain Definitions. As used in this Agreement, the following terms have the meanings prescribed below:

Affiliate is used in this Agreement to define a relationship to a person or entity and means a person or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity.

Annual Bonus shall have the meaning assigned thereto in Section 4.2 hereof.

Base Salary shall have the meaning assigned thereto in Section 4.1 hereof.

Cause shall have the meaning assigned thereto in Section 5.3 hereof.

Code shall mean the Internal Revenue Code of 1986, as amended, and the applicable rules, notices and regulations thereunder, as amended from time to time.

Common Stock means the Company’s common stock, par value $.001 per share.

Company means PetroQuest Energy, Inc., a Delaware corporation, the principal executive office of which is located at 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508.

[1]	NTD: Charles T. Goodson, J. Bond Clement, Arthur M. Mixon, III, Stephen H. Green and Edgar Anderson.
[2]	NTD: Charles T. Goodson, J. Bond Clement, Arthur M. Mixon, III and Stephen H. Green.
[3]	NTD: Edgar Anderson.

Confidential Information shall have the meaning assigned thereto in Section 8.2 hereof.

Date of Termination means the earliest to occur of (i) the date of the Employee’s death, (ii) the date on which the Employee terminates this Agreement and his employment for any reason or (iii) the date of receipt of the Notice of Termination, or such later date as may be prescribed in the Notice of Termination in accordance with Section 5.5 hereof; provided, however, notwithstanding anything herein to the contrary, for the purposes of Code Section 409A, with respect to any amounts payable hereunder that are deferred compensation subject to Code Section 409A or that are intended to be exempt from Code Section 409A that require Employee’s termination, the Employee’s termination shall mean a “Separation from Service” within the meaning of Code Section 409A.

Disability means an illness or other disability which prevents the Employee from discharging his responsibilities under this Agreement for a period of 180 consecutive calendar days, or an aggregate of 180 calendar days in any calendar year, during the Employment Period, all as determined in good faith by the Board of Directors of the Company (or a committee thereof).

Employee means [                    ]4 whose business address is 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508.

Employment Period means the period from the Effective Date through the Date of Termination.

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder, all as in effect from time to time during the Employment Period.

Notice of Termination shall have the meaning assigned thereto in Section 5.5 hereof.

Termination Agreement means the Termination Agreement dated as of the date hereof, between the Company and the Employee, as amended from time to time.

Voting Stock means all outstanding shares of capital stock of the Company entitled to vote generally in an election of directors; provided, however, that if the Company has shares of Voting Stock entitled to more or less than one vote per share, each reference to a proportion of the issued and outstanding shares of Voting Stock shall be deemed to refer to the proportion of the aggregate votes entitled to be cast by the issued and outstanding shares of Voting Stock.

Without Cause shall have the meaning assigned thereto in Section 5.4 hereof.

2. General Duties of Company and Employee.

[4]	NTD: Charles T. Goodson, J. Bond Clement, Arthur M. Mixon, III, Stephen H. Green and Edgar Anderson.

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2.1 The Company agrees to employ the Employee, and the Employee agrees to accept employment by the Company and to serve the Company as [                    ]5[, and shall also serve as a director of the Company]6. The authority, duties and responsibilities of the Employee shall be consistent with those of executive officers in a public company with a similar title, and such other or additional duties as may from time to time be assigned to the Employee by the Board of Directors (or a committee thereof) and agreed to by the Employee. While employed hereunder, the Employee shall devote his full time and attention during normal business hours to the affairs of the Company and use his best efforts to perform faithfully and efficiently his duties and responsibilities. The Employee may (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of the Employee’s duties and responsibilities.

2.2 The Employee agrees and acknowledges that he owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do no act and to make no statement, oral or written, which would injure Company’s business, its interests or its reputation.

2.3 The Employee agrees to comply at all times during the Employment Period with all applicable policies, rules and regulations of the Company, including, without limitation, the Company’s code of ethics and the Company’s policy regarding trading in the Common Stock, as each is in effect from time to time during the Employment Period.

3. Term. Unless sooner terminated pursuant to other provisions hereof, the Employee’s period of employment under this Agreement shall be a period of one year beginning on the Effective Date; which shall be automatically renewed for successive one-year terms on each anniversary of the Effective Date, unless either party provides the other with at least 60 days advance written notice of non-renewal.

4. Compensation and Benefits.

4.1 Base Salary. As compensation for services to the Company, the Company shall pay to the Employee until the Date of Termination an annual base salary of $[                    ]7, including any increases thereon from time to time (the “Base Salary”). The Board of Directors (or a committee thereof), in its discretion, may increase the Base Salary based upon relevant circumstances. The Base Salary shall be payable in equal semi-monthly installments or in accordance with the Company’s established policy, subject only to such payroll and withholding deductions as may be required by law and other deductions applied generally to employees of the Company for insurance and other employee benefit plans.

4.2 Bonus. In addition to the Base Salary, the Employee may be awarded, for each fiscal year until the Date of Termination, an annual bonus (either pursuant to a bonus or incentive plan or program of the Company or otherwise) in an amount to be determined by the Board of Directors (or a committee thereof), in its sole discretion (the “Annual Bonus”). Each such Annual Bonus shall be payable at a time to be determined by the Board of Directors (or a committee thereof) in its sole discretion.

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NTD: Mr. Goodson: President and Chief Executive Officer; Mr. Clement: Executive Vice President, Chief Financial Officer and Treasurer; Mr. Mixon: Executive Vice President – Exploration and Production; Mr. Green: Senior Vice President – Exploration; and Mr. Anderson: Vice President of the ArkLaTex Region.

[6]	NTD: Mr. Goodson only.
[7]	NTD: Current salaries - Mr. Goodson: $668,367; Mr. Clement: $394,747; Mr. Mixon: $394,747; Mr. Green: $287,397.76; and Mr. Anderson $296,309.

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4.3 Incentive, Savings and Retirement Plans. Until the Date of Termination, the Employee shall be eligible to participate in and shall receive all benefits under all executive incentive, savings and retirement plans (including 401(k) plans) and programs currently maintained or hereinafter established by the Company for the benefit of its executive officers and/or employees.

4.4 Welfare Benefit Plan. Until the Date of Termination, the Employee and/or the Employee’s family, as the case may be, shall be eligible to participate in and shall receive all benefits under each welfare benefit plan of the Company currently maintained or hereinafter established by the Company for the benefit of its employees. Such welfare benefit plans may include, without limitation, medical, dental, disability, group life, accidental death and travel accident insurance plans and programs.

4.5 Reimbursement of Expenses. The Employee may from time to time until the Date of Termination incur various business expenses customarily incurred by persons holding positions of like responsibility, including, without limitation, travel, entertainment and similar expenses incurred for the benefit of the Company, and will receive a Company credit card for use for such expenses. Subject to the Company’s policy regarding the reimbursement of such expenses as in effect from time to time during the Employment Period, which does not necessarily allow reimbursement of all such expenses, the Company shall reimburse the Employee for such expenses from time to time, at the Employee’s request, and the Employee shall account to the Company for all such expenses by providing reasonable written documentation thereof to the Company and all such expenses shall be paid promptly, but in no event, later than 2 1⁄2 months after the end of Employee’s tax year in which such expenses were incurred.

4.6 Life Insurance. The Company shall provide to the Employee life insurance on terms that are mutually agreeable to the Company and the Employee.

4.7 Relocation. The Company and the Employee agree that if the Employee is asked to relocate from Lafayette, Louisiana to Houston, Texas, the Company will provide to Employee reimbursement for out of pocket moving expenses incurred in connection with such move, and it will also reimburse the Employee for any loss incurred by the Employee on the sale of his personal residence in Lafayette, Louisiana, with such loss being calculated on the basis of the difference between the Employee’s actual costs less the net sales price.

5. Termination.

5.1 Death. This Agreement shall terminate automatically upon the death of the Employee.

5.2 Disability. The Company may terminate this Agreement and Employee’s employment, upon written notice to the Employee delivered in accordance with Sections 5.5 and 12.1 hereof, upon the Disability of the Employee.

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5.3 Cause. The Company may terminate this Agreement and Employee’s employment, upon written notice to the Employee delivered in accordance with Sections 5.5 and 12.1 hereof, for Cause. For purposes of this Agreement, “Cause” means (i) the conviction of the Employee of a felony (which, through lapse of time or otherwise, is not subject to appeal), (ii) the Employee’s willful refusal, without proper legal cause, to perform his duties and responsibilities as contemplated in this Agreement or (iii) the Employee’s willful engaging in activities which would (A) constitute a breach of any term of this Agreement, the Company’s code of ethics, the Company’s policies regarding trading in the Common Stock or reimbursement of business expenses or any other applicable policies, rules or regulations of the Company, or (B) result in a material injury to the business, condition (financial or otherwise), results of operations or prospects of the Company or its Affiliates (as determined in good faith by the Board of Directors of the Company or a committee thereof).

5.4 Without Cause. The Company may terminate this Agreement Without Cause and Employee’s employment, upon written notice to the Employee delivered in accordance with Sections 5.5 and 12.1 hereof. For purposes of this Agreement, the Employee will be deemed to have been terminated “Without Cause” if the Employee is terminated by the Company for any reason (including by the Company issuing a notice of non-renewal in accordance with Section 3 thereof) other than Cause, Disability or death.

5.5 Notice of Termination. Any termination of this Agreement and Employee’s employment by the Company for Cause, Without Cause or as a result of the Employee’s Disability shall be communicated by Notice of Termination to the Employee given in accordance with this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated and (iii) specifies the termination date, if such date is other than the date of receipt of such notice (which termination date shall not be more than 15 days after the giving of such notice).

6. Obligations of Company upon Termination.

6.1 Cause or by Employee. If this Agreement shall be terminated either by the Company for Cause or by the Employee for any reason, the Company shall pay to the Employee, in a lump sum in cash within 30 days after the Date of Termination, the aggregate of the Employee’s Base Salary (as in effect on the Date of Termination) through the Date of Termination, if not theretofore paid, and, in the case of compensation previously deferred by the Employee, all amounts of such compensation previously deferred shall be paid in accordance with the plan documents governing such deferrals. All other obligations of the Company and rights of the Employee hereunder shall terminate effective as of the Date of Termination.

6.2 Death or Disability.

(a) Subject to the provisions of this Section 6.2, if this Agreement is terminated as a result of the Employee’s death or Employee’s termination in connection with a Disability, the Company shall pay to the Employee or his estate, in equal semi-monthly installments, the Employee’s Base Salary (as in effect on the Date of

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Termination) for 12 months after such Date of Termination. The Company may purchase insurance (which shall be owned by the Company) to cover all or any part of the obligation contemplated in the foregoing sentence, and the Employee agrees to submit to a physical examination to facilitate the procurement of such insurance.

(b) Whenever compensation is payable to the Employee hereunder during a period in which he is partially or totally disabled, and such Disability would (except for the provisions hereof) entitle the Employee to Disability income or salary continuation payments from the Company according to the terms of any plan or program presently maintained or hereafter established by the Company but prior to Employee’s Disability that is a bona fide disability plan under Treasury Regulation 1.409A-1(a)(5), the Disability income or salary continuation paid to the Employee pursuant to any such plan or program shall be considered a portion of the payment to be made to the Employee pursuant to this Section 6.2 and shall not be in addition hereto. If Disability income is payable directly to the Employee by an insurance company under the terms of an insurance policy paid for by the Company that is a bona fide disability plan under Treasury Regulation 1.409A-1(a)(5), the amounts paid to the Employee by such insurance company shall be considered a portion of the payment to be made to the Employee pursuant to this Section 6.2 and shall not be in addition hereto.

6.3 Without Cause. If this Agreement shall be terminated by the Company Without Cause:

(a) the Company shall pay to the Employee, in a lump sum in cash within 30 days after the Date of Termination, the aggregate of the following amounts:

(1) if not theretofore paid, the Employee’s Base Salary (as in effect on the Date of Termination) through the Date of Termination; and

(2) in the case of compensation previously deferred by the Employee, all amounts of such compensation previously deferred and not yet paid by the Company shall be paid in accordance with the plan documents governing such deferrals;

(b) the Company shall, promptly upon submission by the Employee of supporting documentation, pay or reimburse to the Employee any costs and expenses (including moving and relocation expenses) paid or incurred by the Employee which would have been payable under Section 4.5 of this Agreement if the Employee’s employment had not terminated, to be paid no later than 2 1⁄2 months after the end of the calendar year in which such expenses were incurred; and

(c) subject to satisfaction of the Release Requirement under Section 6.6, for the 12-month period commencing on the Date of Termination, the Company shall pay the Company portion of any premiums and shall otherwise continue benefits to the Employee and/or the Employee’s family in accordance with the Company’s normal payroll practices at least equal to those which would have been provided to them under Section 4.4 if the Employee’s employment had not been terminated. With respect to benefits set

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forth in this subsection (c), to the extent possible, all insurance premium and/or benefit payments by the Company shall be made so as to be exempt from Code Section 409A, and for the purposes thereof, each payment shall be treated as a separate payment under Code Section 409A. Notwithstanding the foregoing, with respect to any benefits that are for medical, dental or vision expenses under a self-insured plan, the Employee shall pay the premiums for such coverage and the Company shall reimburse the Employee for the Company portion of the cost of such premiums by the 15th day of the month following the month such premiums are paid by the Employee. After the group health benefits hereunder have expired, the Employee and his dependents shall be eligible to elect continuation of health insurance coverage under COBRA and shall be responsible for the applicable premiums under COBRA. With respect to any other premiums or amounts payable under this Section 6.3(c), to the extent that such amounts are taxable and not otherwise exempt from deferred compensation under Code Section 409A, the Employee shall pay the premiums for such coverage and the Company shall promptly reimburse the Employee upon Employee’s submission of reasonable documentation of such premiums, and the Company’s payment of such reimbursements or any other benefits under this Section 6.3(c) shall be subject to the following: (i) all amounts to be paid under this paragraph and that are includable in Employee’s income shall only be paid if such expenses are incurred during the 2 year period after the Termination Date; (ii) any amount reimbursable or paid in one tax year shall not affect the amount to be reimbursed or paid in another tax year; (iii) if Employee is reimbursed for any expenses hereunder, he must provide the Company with reasonable documentation of such expenses; (iv) payments for such expenses will be made in cash promptly after the expenses are incurred but in no event later than the end of Employee’s taxable year following the tax year in which the expenses are incurred; and (v) the payments under this paragraph cannot be substituted for another benefit.

(d) subject to satisfaction of the Release Requirement under Section 6.6, the Company shall pay to the Employee, in equal semi-monthly installments, the Employee’s Base Salary (as in effect on the Date of Termination) for 12 months after the Date of Termination, with the first payment commencing on the 60th day following the Date of Termination (the “Release Delay”) and with such first payment including the amounts that would have been previously paid but for the Release Delay.

6.4 Termination of Employment Following a Change in Control. Notwithstanding the provisions of Section 6.3 hereof to the contrary, if the Employee’s employment by the Company is terminated by the Company in accordance with the terms of Section 4 of the Termination Agreement and the Employee is entitled to benefits provided in Section 5 of the Termination Agreement, the Company shall pay to the Employee, in a lump sum in cash within 30 days after the Date of Termination, the aggregate of the Employee’s Base Salary (as in effect on the Date of Termination) through the Date of Termination, if not theretofore paid, and, in the case of compensation previously deferred by the Employee, all amounts of such compensation previously deferred shall be paid in accordance with the plan documents governing such deferral. Except with respect to the obligations set for forth in the Termination Agreement, notwithstanding any provisions herein to the contrary, all other obligations of the Company and rights of the Employee hereunder shall terminate effective as of the Date of Termination.

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6.5 Specified Employee Status. In the event that, as of the date of Employee’s Separation from Service, as defined in Treasury Regulation Section 1.409A-1(h), Employee is a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i), to the extent that any of the payments under this Agreement payable on account of a Separation from Service, including without limitation, Sections 6.2, 6.3 or 6.4 are subject to, and not exempt from, Code Section 409A, such amounts shall be paid not earlier than (1) six months after the date of the Employee Separation from Service, or (2) the date of Employee’s death, as required in accordance with Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-3(i)(2) (“Waiting Period”); any payments withheld during the Waiting Period will be paid in a lump sum amount on the first business day of the seventh month following the Employee’s Separation from Service and payments thereafter shall be otherwise paid as provided herein.

6.6 Release Requirement. It shall be a condition of the Employee’s entitlement to the severance benefits and payments under Sections 6.3(c) and (d), that the Employee execute a release of all claims against the Company and its Affiliates in the form reasonably determined by the Company, which (i) shall be delivered to employee within 5 business days following the Date of Termination, (ii) the Employee shall have either 21 or 45 days to review (as required by applicable law) prior to execution and (iii) shall be revocable by the Employee for 7 days following execution. In the event of the Employee’s failure to execute such release, or the Employee’s revocation after execution, no benefits or payments shall be due pursuant to Sections 6.3(c) and (d).

7. Employee’s Obligation to Avoid Conflicts of Interest.

7.1 In keeping with the Employee’s fiduciary duties to the Company, the Employee agrees that he shall not knowingly become involved in a conflict of interest with the Company, or upon discovery thereof, allow such a conflict to continue. The Employee further agrees to disclose to the Company, promptly after discovery, any facts or circumstances which might involve a conflict of interest with the Company.

7.2 The Company and the Employee recognize that it is impossible to provide an exhaustive list of actions or interests which constitute a “conflict of interest.” Moreover, the Company and the Employee recognize that there are many borderline situations. In some instances, full disclosure of facts by the Employee to the Company is all that is necessary to enable the Company to protect its interests. In others, if no improper motivation appears to exist and the Company’s interests have not suffered, prompt elimination of the outside interest will suffice. In still others, it may be necessary for the Company to terminate the employment relationship. The Company and the Employee agree that the Company’s determination as to whether or not a conflict of interest exists shall be conclusive. The Company reserves the right to take such action as, in its judgment, will end the conflict of interest.

7.3 In this connection, it is agreed that any direct or indirect interest in, connection with or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect the Company or its Affiliates, involves a possible conflict of interest. Circumstances in which a conflict of interest on the part of the Employee would or might arise, and which should be reported immediately to the Company, include, but are not limited to, the following:

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(a) Ownership of a material interest in any lender, supplier, contractor, subcontractor, customer or other entity with which the Company does business.

(b) Acting in any capacity, including director, officer, partner, consultant, employee, distributor, agent or the like, for any lender, supplier, contractor, subcontractor, customer or other entity with which the Company does business.

(c) Acceptance, directly or indirectly, of payments, services or loans from a lender, supplier, contractor, subcontractor, customer or other entity with which the Company does business, including, without limitation, gifts, trips, entertainment or other favors of more than a nominal value, but excluding loans from publicly held insurance companies and commercial or savings banks at market rates of interest.

(d) Use of information or facilities to which the Employee has access in a manner which will be detrimental to the Company’s interests, such as use for the Employee’s own benefit of know-how or information developed through the Company’s business activities.

(e) Disclosure or other misuse of information of any kind obtained through the Employee’s connection with the Company.

(f) Acquiring or trading in, directly or indirectly, oil and gas properties or interests for his own account or the account of his Affiliates without the prior written consent of the Board of Directors.

8. Employee’s Confidentiality Obligation.

8.1 The Employee hereby acknowledges, understands and agrees that all Confidential Information is the exclusive and confidential property of the Company and its Affiliates which shall at all times be regarded, treated and protected as such in accordance with this Section 8. The Employee acknowledges that all such Confidential Information is in the nature of a trade secret.

8.2 For purposes of this Agreement, “Confidential Information” means information, which is used in the business of the Company or its Affiliates and (i) is proprietary to, about or created by the Company or its Affiliates, (ii) gives the Company or its Affiliates some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Company or its Affiliates, (iii) is designated as Confidential Information by the Company or its Affiliates, is known by the Employee to be considered confidential by the Company or its Affiliates, or from all the relevant circumstances should reasonably be assumed by the Employee to be confidential and proprietary to the Company or its Affiliates, or (iv) is not generally known by non-Company personnel. Such Confidential Information includes, without limitation, the following types of information and other information of a similar nature (whether or not reduced to writing or designated as confidential):

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(a) Internal personnel and financial information of the Company or its Affiliates, information regarding oil and gas properties including reserve information, vendor information (including vendor characteristics, services, prices, lists and agreements), purchasing and internal cost information, internal service and operational manuals, and the manner and methods of conducting the business of the Company or its Affiliates;

(b) Marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, bidding, quoting procedures, marketing techniques, forecasts and forecast assumptions and volumes, and future plans and potential strategies (including, without limitation, all information relating to any oil and gas prospect and the identity of any key contact within the organization of any acquisition prospect) of the Company or its Affiliates which have been or are being discussed;

(c) Names of customers and their representatives, contracts (including their contents and parties), customer services, and the type, quantity, specifications and content of products and services purchased, leased, licensed or received by customers of the Company or its Affiliates; and

(d) Confidential and proprietary information provided to the Company or its Affiliates by any actual or potential customer, government agency or other third party (including businesses, consultants and other entities and individuals).

8.3 As a consequence of the Employee’s acquisition or anticipated acquisition of Confidential Information, the Employee shall occupy a position of trust and confidence with respect to the affairs and business of the Company and its Affiliates. In view of the foregoing and of the consideration to be provided to the Employee, the Employee agrees that it is reasonable and necessary that the Employee make each of the following covenants:

(a) At any time during the Employment Period and thereafter, the Employee shall not disclose Confidential Information to any person or entity, either inside or outside of the Company, other than as necessary in carrying out his duties and responsibilities as set forth in Section 2 hereof, without first obtaining the Company’s prior written consent (unless such disclosure is compelled pursuant to court orders or subpoena, and at which time the Employee shall give notice of such proceedings to the Company).

(b) At any time during the Employment Period and thereafter, the Employee shall not use, copy or transfer Confidential Information other than as necessary in carrying out his duties and responsibilities as set forth in Section 2 hereof, without first obtaining the Company’s prior written consent.

(c) On the Date of Termination, the Employee shall promptly deliver to the Company (or its designee) all written materials, records and documents made by the Employee or which came into his possession prior to or during the Employment Period concerning the business or affairs of the Company or its Affiliates, including, without limitation, all materials containing Confidential Information.

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9. Disclosure of Information, Ideas, Concepts, Improvements, Discoveries and Inventions.

As part of the Employee’s fiduciary duties to the Company, the Employee agrees that during his employment by the Company and for a period of three years following the Date of Termination, the Employee shall promptly disclose in writing to the Company all information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, and whether or not reduced to practice, which are conceived, developed, made or acquired by the Employee, either individually or jointly with others, and which relate to the business, products or services of the Company or its Affiliates, irrespective of whether the Employee used the Company’s time or facilities and irrespective of whether such information, idea, concept, improvement, discovery or invention was conceived, developed, discovered or acquired by the Employee on the job, at home, or elsewhere. This obligation extends to all types of information, ideas and concepts, including information, ideas and concepts relating to new types of services, corporate opportunities, acquisition prospects, the identity of key representatives within acquisition prospect organizations, prospective names or service marks for the Company’s business activities, and the like.

10. Ownership of Information, Ideas, Concepts, Improvements, Discoveries and Inventions, and all Original Works of Authorship.

10.1 All information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, which are conceived, made, developed or acquired by the Employee or which are disclosed or made known to the Employee, individually or in conjunction with others, during the Employee’s employment by the Company and which relate to the business, products or services of the Company or its Affiliates (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customers’ organizations or within the organization of acquisition prospects, marketing and merchandising techniques, and prospective names and service marks) are and shall be the sole and exclusive property of the Company. Furthermore, all drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of the Company.

10.2 In particular, the Employee hereby specifically sells, assigns, transfers and conveys to the Company all of his worldwide right, title and interest in and to all such information, ideas, concepts, improvements, discoveries or inventions, and any United States or foreign applications for patents, inventor’s certificates or other industrial rights which may be filed in respect thereof, including divisions, continuations, continuations-in-part, reissues and/or extensions thereof, and applications for registration of such names and service marks. The Employee shall assist the Company and its nominee at all times, during the Employment Period and thereafter, in the protection of such information, ideas, concepts, improvements, discoveries or inventions, both in the United States and all foreign countries, which assistance shall include, but shall not be limited to, the execution of all lawful oaths and all assignment documents requested by the Company or its nominee in connection with the preparation, prosecution, issuance or enforcement of any applications for United States or foreign letters patent, including divisions, continuations, continuations-in-part, reissues and/or extensions thereof, and any application for the registration of such names and service marks.

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10.3 In the event the Employee creates, during the Employment Period, any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as, videotapes, written presentations on acquisitions, computer programs, drawings, maps, architectural renditions, models, manuals, brochures or the like) relating to the Company’s business, products or services, whether such work is created solely by the Employee or jointly with others, the Company shall be deemed the author of such work if the work is prepared by the Employee in the scope of his employment; or, if the work is not prepared by the Employee within the scope of his employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation or as an instructional text, then the work shall be considered to be work made for hire, and the Company shall be the author of such work. If such work is neither prepared by the Employee within the scope of his employment nor a work specially ordered and deemed to be a work made for hire, then the Employee hereby agrees to sell, transfer, assign and convey, and by these presents, does sell, transfer, assign and convey, to the Company all of the Employee’s worldwide right, title and interest in and to such work and all rights of copyright therein. The Employee agrees to assist the Company and its Affiliates, at all times, during the Employment Period and thereafter, in the protection of the Company’s worldwide right, title and interest in and to such work and all rights of copyright therein, which assistance shall include, but shall not be limited to, the execution of all documents requested by the Company or its nominee and the execution of all lawful oaths and applications for registration of copyright in the United States and foreign countries.

11. Employee’s Non-Competition Obligation.

11.1 (a) Until the Date of Termination, the Employee shall not, acting alone or in conjunction with others, directly or indirectly, in any of the business territories in which the Company or any of its Affiliates is presently or from time to time during the Employment Period conducting business, invest or engage, directly or indirectly, in any business which is competitive with that of the Company or accept employment with or render services to such a competitor as a director, officer, agent, employee or consultant, or take any action inconsistent with the fiduciary relationship of an employee to his employer; provided, however, that the beneficial ownership by the Employee of up to three percent of the Voting Stock of any corporation subject to the periodic reporting requirements of the Exchange Act shall not violate this Section 11.1(a).

(b) In addition to the other obligations agreed to by the Employee in this Agreement, the Employee agrees that until the Date of Termination, he shall not at any time, directly or indirectly, (i) induce, entice or solicit any employee of the Company to leave his employment, (ii) contact, communicate or solicit any customer or acquisition prospect of the Company derived from any customer list, customer lead, mail, printed matter or other information secured from the Company or its present or past employees or (iii) in any other manner use any customer lists or customer leads, mail, telephone numbers, printed material or other information of the Company relating thereto.

11.2 (a) If this Agreement is terminated by either party for any reason, then for a period of one year following the Date of Termination, the Employee shall not, acting alone or in conjunction with others, directly or indirectly, in any of the business territories in which the

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Company or any of its Affiliates is presently or at the Date of Termination conducting business, invest or engage, directly or indirectly, in any business which is competitive with that of the Company as of the Date of Termination or accept employment with or render services to such a competitor as a director, officer, agent, employee or consultant, or take any action inconsistent with the fiduciary relationship of an employee to his employer; provided, however, that the beneficial ownership by the Employee of up to three percent of the Voting Stock of any corporation subject to the periodic reporting requirements of the Exchange Act shall not violate this Section 11.2(a).

(b) In addition to the other obligations agreed to by the Employee in this Agreement, the Employee agrees that if this Agreement is terminated by either party for any reason, then for a period of one year following the Date of Termination, he shall not at any time, directly or indirectly, (i) induce, entice or solicit any employee of the Company to leave his employment, (ii) contact, communicate or solicit any customer or acquisition prospect of the Company derived from any customer list, customer lead, mail, printed matter or other information secured from the Company or its present or past employees or (iii) in any other manner use any customer lists or customer leads, mail, telephone numbers, printed material or other information of the Company relating thereto.

12. Miscellaneous.

12.1 Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when delivered by hand or mailed by registered or certified mail, return receipt requested, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company to:

400 E. Kaliste Saloom Road

Suite 6000

Lafayette, Louisiana 70508

If to the Employee to:

400 E. Kaliste Saloom Road

Suite 6000

Lafayette, Louisiana 70508

or to such other names or addresses as the Company or the Employee, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section 12.1.

12.2 Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall neither operate nor be construed as a waiver of any subsequent breach by any party.

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12.3 Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, legal representatives and assigns, and upon the Employee, his heirs, executors, administrators, representatives and assigns; provided, however, the Employee agrees that his rights and obligations hereunder are personal to him and may not be assigned without the express written consent of the Company.

12.4 Entire Agreement; No Oral Amendments. This Agreement, together with any exhibit attached hereto and any document, policy, rule or regulation referred to herein, replaces and merges all previous agreements and discussions relating to the same or similar subject matter between the Employee and the Company (including, without limitation, the Prior Agreement) and constitutes the entire agreement between the Employee and the Company with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document.

12.5 Enforceability. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

12.6 Jurisdiction; Arbitration. The laws of the State of Louisiana shall govern the interpretation, validity and effect of this Agreement without regard to the place of execution or the place for performance thereof. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration located in Houston, Texas administered by the American Arbitration Association in accordance with its applicable arbitration rules, and the judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, which judgment shall be binding upon the parties hereto.

12.7 Injunctive Relief. The Company and the Employee agree that a breach of any term of this Agreement by the Employee would cause irreparable damage to the Company and that, in the event of such breach, the Company shall have, in addition to any and all remedies of law, the right to any injunction, specific performance and other equitable relief to prevent or to redress the violation of the Employee’s duties or responsibilities hereunder.

13. Code Section 409A. This Agreement shall be interpreted in accordance with the applicable requirements of, and exemptions from, Section 409A of the Code and the Treasury Regulations thereunder.

14. No Guarantee of Tax Consequences. None of the Company, its Affiliates or any of their officers, directors, employees or agents are responsible for or guarantee the tax consequences to Employee with respect to any payments or benefits provided under this Agreement including, without limitation, any excise tax, interest or penalties that may be imposed under Code Section 409A.

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[Signature page follows]

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above.

PETROQUEST ENERGY, INC.

By:
[ ]
[ ]

EMPLOYEE:

[ ][8]

[8]	NTD: Charles T. Goodson, J. Bond Clement, Arthur M. Mixon, III, Stephen H. Green and Edgar Anderson.

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FINAL VERSION

TERMINATION AGREEMENT

The TERMINATION AGREEMENT, dated as of                 , 2018 (this “Agreement”), is made and entered into by and between PetroQuest Energy, Inc., a Delaware corporation with its principal office at 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508 (the “Company”), and                 1 (“Executive”).

R E C I T A L S

A. Company desires to enter into an agreement with Executive whereby severance benefits will be paid to Executive on a change in control of the Company and consequent actual or constructive termination of Executive’s employment..

B. This Agreement sets forth the severance benefits which the Company agrees that it will pay to the Executive if Executive’s employment with the Company terminates under one of the circumstances described herein following a Change in Control of the Company and supersedes the prior [Amended Termination Agreement between Executive and the Company, dated as of December 31, 2018]2/[Severance Agreement between Executive and PetroQuest Energy, L.L.C., dated as of August 6, 2015]3 (the “Prior Agreement”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement shall be effective immediately on the date hereof and shall continue in effect through December 31, 2019; provided, however, that commencing on January 1, 2020 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless not later than September 30 of the preceding year, the Company shall have given notice that it does not wish to extend this Agreement; provided, further, that notwithstanding any such notice by the Company not to extend, this Agreement shall automatically be extended for 24 months beyond the term provided herein if a Change in Control, as defined in Section 3 of this Agreement, has occurred during the term of this Agreement.

2. Effect on Employment Rights. This Agreement is not part of any employment agreement that the Company and Executive may have entered. Nothing in this Agreement shall confer upon Executive any right to continue in the employ of the Company or interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to terminate for any reason, with or without Cause (as defined below).

Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control of the Company (as defined below), Executive will remain in the employ of the Company during the pendency of any such potential change in control and for a period of one year after the occurrence of an actual Change in Control. For this purpose, a

[1]	NTD: Charles T. Goodson, J. Bond Clement, Arthur M. Mixon, III, Stephen H. Green and Edgar Anderson.
[2]	NTD: Charles T. Goodson, J. Bond Clement, Arthur M. Mixon, III and Stephen H. Green.
[3]	NTD: Edgar Anderson.

“Potential Change in Control of the Company” shall be deemed to have occurred if (a) the Company enters into an agreement the consummation of which would result in the occurrence of a Change in Control, (b) any person (including the Company) publicly announces an intention to take or consider taking action which if consummated would constitute a Change in Control or (c) the Board of Directors of the Company (the “Board”) adopts a resolution to the effect that a potential change in control of the Company has occurred.

3. Change in Control. For purposes of this Agreement, a “Change in Control” of the Company shall be deemed to have occurred if any of the events set forth in any one of the following paragraphs shall occur:

(a) any “person” (as defined in section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as such term is modified in sections 13(d) and 14(d) of the Exchange Act), excluding the Company or any of its subsidiaries, a trustee or any fiduciary holding securities under an employee benefit plan of the Company of any of its subsidiaries, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

(b) during any period of not more than two consecutive years, individuals who at the beginning of much period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c) or (d) of this paragraph) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) the consummation of a merger or consolidation of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holder of securities under an employee benefit plan of the Company, at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or

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(d) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets. Notwithstanding the foregoing and for the avoidance of doubt, no Change in Control will be deemed to occur (i) if there is consummated any transaction or series of integrated transactions immediately following which, in the judgment of the Compensation Committee of the Board, the holders of the Company’s Common Stock immediately prior to such transaction or series of transactions continue to have the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately prior to such transaction or series of transactions; and (ii) under paragraphs (a), (b), (c) and (d) of this Section 3 with respect to any of the following transactions: (A) any restructuring of the Company under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”); (B) any liquidation of the Company under Chapter 7 of the Bankruptcy Code; (C) any other reorganization or restructuring of the Company while the 10% Second Lien Senior Secured PIK Notes due 2023 issued pursuant to that certain Indenture dated as of the date hereof (as amended or supplemented from time to time) among the Company, the guarantors party thereto, and Wilmington Trust, National Association as the Trustee and Collateral Trustee (the “Notes”) remain outstanding; or (D) due to the acquisition of additional voting securities of the Company by investment funds, financing vehicles or discretionary accounts for which Mackay Shields LLC or Corre Partners Management LLC has the power to vote, or to direct the voting of, such voting securities, and/or the power to dispose, or to direct the disposition of, such voting securities following the restructuring of PetroQuest Energy, Inc. and certain of its affiliates under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (Case No. [-]) while the Notes remain outstanding.

4. Termination of Employment Following a Change in Control. Executive shall be entitled to the benefits provided in Section 5 hereof upon the subsequent termination of Executive’s employment by the Company within two (2) years after a Change in Control which occurs during the term of this Agreement, provided such termination is (a) by the Company other than for Cause, or (b) by Executive for Good Reason, as defined below. Executive shall not be entitled to the benefits of Section 5, any other provision hereof to the contrary notwithstanding, if Executive’s employment terminates: (i) pursuant to Executive retiring at age 65, (ii) by reason of Executive’s total and permanent disability, or (iii) by reason of Executive’s death. As used herein, “total and permanent disability” means a condition which prevents Executive from performing to a significant degree the essential duties of his or her position and is expected to be of long-term duration or result in death. A determination of total and permanent disability must be based on competent medical evidence.

(a) Cause.

(i) Definition. Termination by the Company of Executive’s employment for “Cause” shall mean termination upon Executive’s willful engaging in misconduct which is demonstrably and materially injurious to the Company and its subsidiaries taken as a whole. No act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company or its subsidiaries. Notwithstanding the foregoing, Executive shall not be deemed to have been

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terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose of making a determination of whether Cause for termination exists (after reasonable notice to Executive and an opportunity for Executive to be heard before the Board), finding that in the good faith opinion of the Board Executive was guilty of misconduct as set forth above in this subsection 4(a)(i) and specifying the particulars thereof in detail.

(ii) Remedy by Executive. If the Company gives Executive a Notice of Termination which states that the basis for terminating Executive’s employment is Cause, Executive shall have ten days after receipt of such Notice to remedy the facts and circumstances which provided Cause. The Board (or any duly authorized Committee thereof) shall make a good faith reasonable determination immediately after such ten-day period whether such facts and circumstances have been remedied and shall communicate such determination in writing to Executive. If the Board determines that an adequate remedy has not occurred, then the initial Notice of Termination shall remain in effect.

(b) Good Reason. After a Change in Control, Executive may terminate employment with the Company at any time during the term of this Agreement if Executive has made a good faith reasonable determination that Good Reason exists for this termination.

(i) Definition. For purposes of this Agreement, “Good Reason” shall mean any of the following actions, if taken without the express written consent of Executive:

A. any material change by the Company in Executive’s functions, duties, or responsibilities which change would cause Executive’s position with the Company to become of less dignity, responsibility, importance, or scope from the position and attributes that applied to Executive immediately prior to the Change in Control;

B. any significant reduction in Executive’s base salary, other than a reduction effected as part of an across-the-board reduction affecting all executive employees of the Company;

C. any material failure by the Company to comply with any of the provisions of this Agreement (or of any employment agreement between the parties);

D. the Company’s requiring Executive to be based at any office or location more than 45 miles from the home at which the Executive resides on the date immediately preceding the Change in Control, except for travel reasonably required in the performance of Executive’s responsibilities and commensurate with the amount of travel required of Executive prior to the Change in Control; or

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E. any failure by the Company to obtain the express assumption of this Agreement by any successor or assign of the Company.

Executive’s right to terminate employment for Good Reason pursuant to this subsection 4(b)(i) shall not be affected by Executive’s incapacity due to physical or mental illness.

(ii) Remedy by Company. If Executive gives the Company a Notice of Termination which states that the basis for Executive’s termination of employment is Good Reason, the Company shall have ten days after receipt of such Notice to remedy the facts and circumstances which provided Good Reason. Executive shall make a good faith reasonable determination immediately after such ten-day period whether such facts and circumstances have been remedied and shall communicate such determination in writing to the Company. If Executive determines that adequate remedy has not occurred, then the initial Notice of Termination shall remain in effect.

(iii) Determination by Executive Presumed Correct. Any determination by Executive pursuant to this Section 4(b) that Good Reason exists for Executive’s termination of employment and that adequate remedy has not occurred shall be presumed correct and shall govern unless the party contesting the determination shows by a clear preponderance of the evidence that it was not a good faith reasonable determination.

(iv) Severance Payment Made Notwithstanding Dispute. Notwithstanding any dispute concerning whether Good Reason exists for termination of employment or whether adequate remedy has occurred, the Company shall immediately pay to Executive, as specified in Section 5, any amounts otherwise due under this Agreement.

(c) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive hereunder shall be communicated by a Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provisions in this Agreement relied upon any which sets forth (i) in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (ii) the date of Executive’s termination of employment, which shall be no earlier than 10 days after such Notice is received by the other party. Any purported termination of the Executive’s employment by the Company which is not effected pursuant to a Notice of Termination satisfying the requirements of this Agreement shall not be effective. In the case of a termination for Cause, the Notice of Termination shall also satisfy the requirements set forth in Section 4(a)(i).

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5. Severance Payment Upon Termination of Employment. If Executive’s employment with the Company is terminated during the term of this Agreement and after a Change in Control (a) by the Company other than for Cause, or (b) by Executive for Good Reason, then Executive shall be entitled to the following:

(a) Lump-Sum Severance Payment. In lieu of any further salary payments to the Executive for periods subsequent to the date of termination, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to two (2) times the sum of (a) the Executive’s annual base salary in effect on date of termination and (b) the Executive’s most recent annual bonus. If the most recent Annual Bonus was an equity award, the value of the bonus will be deemed to be the fair market value of the equity securities constituting such award immediately prior to termination as reasonably determined by the Compensation Committee of the Board in accordance with the award agreement or plan governing the equity award.

(b) Continued Benefits. For a twenty-four (24) month period after the date of termination, the Company shall continue to pay the Company portion of any premiums and otherwise provide the Executive with life insurance, health, disability and other welfare benefits (“Welfare Benefits”) substantially similar in all respects to those which the Executive is receiving immediately prior to the Notice of Termination in accordance with the Company’s normal payroll practices (without giving effect to any reduction in such benefits subsequent to the Potential Change in Control of the Company preceding the Change in Control or the Change in Control which reduction constitutes or may constitute Good Reason). With respect to benefits set forth in this subsection (b), all insurance premium and/or benefit payments by the Company, to the extent possible, shall be made so as to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended and the rules, notices and regulations thereunder (the “Code”), and for the purposes thereof, each payment shall be treated as a separate payment under Code Section 409A. Benefits otherwise receivable by an Executive pursuant to this Section shall be reduced to the extent substantially similar benefits are actually received by or made available to the Executive by any other employer during the same time period for which such benefits would be provided pursuant to this Section at a cost to the Executive that is commensurate with the cost incurred by the Executive immediately prior to the Executive’s date of termination (without giving effect to any increase in costs paid by the Executive after the Potential Change in Control of the Company preceding the Change in Control or the Change in Control which constitutes or may constitute Good Reason); provided, however, that if the Executive becomes employed by a new employer which maintains a medical plan that either (i) does not cover the Executive or a family member or dependent with respect to a preexisting condition which was covered under the applicable Company medical plan, or (ii) does not cover the Executive or a family member or dependent for a designated waiting period, the Executive’s coverage under the applicable Company medical plan shall continue (but shall be limited in the event of noncoverage due to a preexisting condition, to such preexisting condition) until the earlier of the end of the applicable period of noncoverage under the new employer’s plan or the second anniversary of the Executive’s date of termination. The Executive agrees to report to the Company any coverage and benefits actually received by the Executive or made available to the Executive from such other employer(s). The Executive shall be

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entitled to elect to change his level of coverage and/or his choice of coverage options (such as Executive only or family medical coverage) with respect to the Welfare Benefits to be provided by the Company to the Executive to the same extent that actively employed senior executives of the Company are permitted to make such changes; provided, however, that in the event of any such changes the Executive shall pay the amount of any cost increase that would actually be paid by an actively employed executive of the Company by reason of making the same change in his level of coverage or coverage options. With respect to any benefits that are for medical, dental or vision expenses under a self-insured plan, the Executive shall pay the premiums for such coverage and the Company shall reimburse the Executive for the Company portion of the cost of such premiums by the 15th day of the month following the month such premiums are paid by the Executive. After the group health benefits provided hereunder have expired, the Executive and his dependents shall be eligible to elect continuation of health insurance coverage under COBRA and shall be responsible for the applicable premiums under COBRA. With respect to any premiums or amounts payable under this Section, to the extent that such amounts are taxable and not otherwise exempt from deferred compensation under Code Section 409A, the Executive shall pay the premiums or expenses, the Company shall promptly reimburse Executive for such amounts and the Company’s reimbursement payments shall be subject to the following: (i) all amounts to be paid under this paragraph and that are includable in Executive’s income shall only be paid if such premiums or expenses are incurred during the two (2) year period after the Termination Date; (ii) any amount reimbursable or paid in one tax year shall not affect the amount to be reimbursed or paid in another tax year; (iii) if Executive is reimbursed for any premiums or expenses hereunder, he must provide the Company with reasonable documentation of such premiums or expenses; (iv) payments for such premiums or expenses will be made in cash promptly after the expenses are incurred but in no event later than the end of Executive’s taxable year following the tax year in which the expenses are incurred; and (v) the payments under this paragraph cannot be substituted for another benefit.

(c) Gross-Up Payment. In the event that the Executive becomes entitled to the severance benefits described in Sections 5(a) and 5(b) or any other benefits or payments under this Agreement or any other agreement, plan, instrument or obligation in whatever form of the Company or its subsidiaries or affiliates (other than pursuant to this Section) including by reason of the accelerated vesting of equity awards or thereunder (together, the “Total Benefits”), and in the event that any of the Total Benefits will be subject to the excise tax under Code Section 4999, including interest, penalties or other excise tax thereon (the “Excise Tax”), then either (i) the amount of the Total Benefits shall be reduced if the Executive would retain a greater after-tax amount by virtue of such reduction than the Executive would retain if the Excise Tax were imposed (the “Reduction Scenario”) or (ii) if the Reduction Scenario does not apply because the Executive would not retain a greater amount under the Reduction Scenario, the Company shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Benefits and any federal, state and local income tax, Excise Tax and FICA and Medicare withholding taxes upon the payment provided for by this Section, shall be equal to the Total Benefits.

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For purposes of determining whether any of the Total Benefits will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other agreement, plan or arrangement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning the Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel (“Tax Counsel”) selected by the Company’s independent auditors and acceptable to the Executive, such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the Base Amount (as defined in the Code), or are otherwise not subject to the Excise Tax, (ii) the amount of the Total Benefits which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Benefits reduced by the amount of such Total Benefits that in the opinion of Tax Counsel are not parachute payments, or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (i), above), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date of termination, net of the reduction in federal income taxes which could be obtained from deduction of such state and local taxes (calculated by assuming that any reduction under Section 68 of the Code in the amount of itemized deductions allowable to the Executive applies first to reduce the amount of such state and local income taxes that would otherwise be deductible by the Executive).

(d) Timing of Payments. The payments provided for in Sections 5(a) and 5(c) shall be made not later than the fifth (5th) day following the date of termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (the “Underpayment”) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the date of termination, and if it is determined there is an Underpayment in any tax audit or proceeding under Code Section 4999, such Underpayment amount shall be paid within 5 days after the conclusion of such tax audit or proceeding under Code Section 4999. Notwithstanding anything to the contrary in the foregoing provisions of this Section 5(d), in no event shall payment of any Gross-Up Payment and any Underpayment be made later than December 31 of the year next following the year in which the Excise Tax is remitted to the taxing authority. Reimbursement of any costs or expenses incurred by the Executive due to a tax audit or litigation related to “parachute payments,” “excess

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parachute payments,” Excise Tax or the Gross-Up Payments or other payments in Section 5(c) and Section 6 below shall be made by December 31 of the year following the year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, by December 31 of the year following the year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation. The Executive’s right to payment or reimbursement pursuant to Section 5(c) or (d) shall not be subject to liquidation or exchange for any other benefit.

(e) Specified Employee Status. In the event that, as of the date of Executive’s “Separation from Service,” as defined in Treasury Regulation Section 1.409A-1(h), Executive is a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i), to the extent that any of the payments under this Agreement payable on account of a Separation from Service, including without limitation, any payments in Sections 5 and 6 are subject to, and not exempt from, Code Section 409A, such amounts shall be paid not earlier than (1) six months after the date of the Executive’s Separation from Service within the meaning of Code Section 409A, or (2) the date of Executive’s death, as required in accordance with Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-3(i)(2) (“Waiting Period”); any payments withheld during the Waiting Period will be paid in a lump sum amount on the first business day of the seventh month following the Executive’s Separation from Service and payments thereafter shall be otherwise paid as provided herein.

(f) Termination of Employment. For the purposes of Code Section 409A, to the extent any payment under this Agreement is deferred compensation subject to and not exempt from Code Section 409A, Executive’s termination and termination date from the Company shall mean a Separation from Service within the meaning of Code Section 409A.

6. Reimbursement of Legal Costs. The Company shall pay to the Executive all legal fees and expenses incurred by the Executive as a result of a termination which entitles the Executive to any payments under this Agreement including all such fees and expenses, if any, incurred in contesting or disputing any Notice of Termination under Section 4(a) hereof or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provide hereunder. Such payments shall be made within five (5) business days after delivery of the Executive’s respective written requests for payment accompanied by such evidence of fees and expenses incurred as the Company reasonably may require.

Notwithstanding the foregoing, to the extent that Code Section 409A is applicable to the expenses under this Section 6 as deferred compensation, to the extent that no exception under Code Section 409A is applicable the following shall apply (and to the extent such expenses are not reimbursements for tax audit or litigation expenses which are subject to the reimbursement provisions of Section 5(d)): (a) all expenses to be paid under this Section 6 and that are taxable and includable in Executive’s income shall only be paid for a period not to exceed 25 years from the Executive’s Separation from Service; (b) any amount reimbursable or paid in one tax year

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shall not affect the amount to be reimbursed or paid in another tax year; (c) the Executive must provide the Company with reasonable documentation of such expenses; (d) payments for such expenses will be made in cash within 30 days after the reasonable documentation of the expenses incurred is provided but in no event later than the end of Executive’s taxable year following the Executive’s tax year in which the expenses are incurred; and (e) the payments under this Section 6 cannot be substituted for another benefit.

7. Damages. Executive shall not be required to mitigate damages with respect to the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided under this Agreement be reduced by retirement benefits, deferred compensation or any compensation earned by Executive as a result of employment by another employer.

8. Successor to Company. The Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

9. Heirs of Executive. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts are still payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be so much designee, to Executive’s estate.

10. Arbitration. Any dispute, controversy or claim arising under or in connection with this Agreement, or the breach thereof, shall be settled exclusively by arbitration in accordance with the Rules of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. Any arbitration held pursuant to this Section in connection with Executive’s termination of employment shall take place in Houston, Texas at the earliest possible date. If any proceeding is necessary to enforce or interpret the terms of this Agreement, or to recover damages for breach thereof, the prevailing party shall be entitled to reasonable attorneys’ fees and necessary costs and disbursements, not to exceed in the aggregate one percent (1%) of the net worth of the other party, in addition to any other relief to which he or it may be entitled. All such expenses shall be paid only if incurred prior to the last day of the second calendar year following the calendar year in which the Executive’s Separation from Service occurs.

11. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by messenger or in person, or when mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

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If to the Company:     400 E. Kaliste Saloom Road

    Suite 6000

    Lafayette, Louisiana 70508

    Attention: President

If to the Executive:     400 E. Kaliste Saloom Road

    Suite 6000

    Lafayette, Louisiana 70508

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12. General Provisions.

(a) Executive’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, nor shall Executive’s rights be subject to encumbrance or subject to the claims of the Company’s creditors. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets; and this Agreement shall inure to the benefit of, be binding upon and be enforceable by, any successor surviving or resulting corporation, or other entity to which such assets shall be transferred. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company.

(b) This Agreement and any employment agreement with Executive plus terms of any equity grants constitutes the entire agreement between the parties hereto in respect to the rights and obligations of the parties following a Change in Control. This Agreement supersedes and replaces the Prior Agreement and all prior oral and written agreements, understandings, commitments, and practices between the parties (whether or not fully performed by Executive prior to the date hereof), which shall be of no further force or effect.

(c) The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part thereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts thereof and the applicability thereof shall not be affected thereby.

(d) This Agreement may not be amended or modified except by a written instrument executed by the Company and Executive.

(e) This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Lousiana.

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13. Code Section 409A. This Agreement shall be interpreted in accordance with the applicable requirements of, and exemptions from, Section 409A of the Code and the Treasury Regulations thereunder.

14. No Guarantee of Tax Consequences. None of the Company, its Affiliates or any of their officers, directors, employees or agents are responsible for or guarantee the tax consequences to Executive with respect to any payments or benefits provided under this Agreement including, without limitation, any excise tax, interest or penalties that may be imposed under Code Section 409A.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PetroQuest Energy, Inc., a Delaware Corporation

[Name]
[Name]

Executive

[Name][4]

[4]	NTD: Charles T. Goodson, J. Bond Clement, Arthur M. Mixon, III, Stephen H. Green and Edgar Anderson.

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FINAL VERSION

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (this “Agreement”), dated as of                     , 2018, is made and entered into by and between PetroQuest Energy, Inc., a Delaware corporation, with its principal office at 400 East Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508 (the “Company”), and Jonathan D. Sprague (“Employee”).

R E C I T A L S

A. On December 12, 2011, a Severance Agreement was made and entered into by and between the Company and Employee (the “Prior Agreement”).

B. In connection with the restructuring of the Company contemplated by the Restructuring Support Agreement dated as of                     , 2018, the Company and Employee desire to enter into a new agreement whereby severance benefits will be paid to Employee on a Change in Control of the Company, as defined in Section 3 of this Agreement, and consequent termination of Employee’s employment.

C. This Agreement sets forth the severance benefits which the Company agrees that it will pay to the Employee if Employee’s employment with the Company terminates under one of the circumstances described herein following a Change in Control of the Company.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement shall be effective immediately on the date hereof and shall continue in effect through December 31, 2018; provided, however, that commencing on January 1, 2019 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless not later than October 31 of the preceding year, the Company shall have given notice that it does not wish to extend this Agreement; provided, further, that notwithstanding any such notice by the Company not to extend, this Agreement shall automatically be extended for 12 months beyond the term provided herein if a Change in Control, as defined in Section 3 of this Agreement, has occurred during the term of this Agreement.

2. Effect on Employment Rights. This Agreement is not part of any employment agreement that the Company and Employee may have entered. Nothing in this Agreement shall confer upon Employee any right to continue in the employ of the Company or interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to terminate the Employee for any reason, with or without Cause, as defined in Section 4 of this Agreement.

Employee agrees that, subject to the terms and conditions of this Agreement, in the event of a potential change in control of the Company (as defined below), Employee will remain in the employ of the Company during the pendency of any such potential change in control and for a period of one year after the occurrence of an actual Change in Control. For this purpose, a

“potential change in control of the Company” shall be deemed to have occurred if (a) the Company enters into an agreement the consummation of which would result in the occurrence of a Change in Control, (b) any person (including the Company) publicly announces an intention to take or consider taking action which if consummated would constitute a Change in Control or (c) the Board of Directors of the Company (the “Board”) adopts a resolution to the effect that a potential change in control of the Company has occurred.

3. Change in Control. For purposes of this Agreement, a “Change in Control” of the Company shall be deemed to have occurred if any of the events set forth in any one of the following paragraphs shall occur:

(a) any “person” (as defined in section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as such term is modified in sections 13(d) and 14(d) of the Exchange Act), excluding the Company or any of its subsidiaries, a trustee or any fiduciary holding securities under an employee benefit plan of the Company of any of its subsidiaries, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; or

(b) during any period of not more than two consecutive years, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in paragraphs (a), (c) or (d) of this Section 3) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) the consummation of a merger or consolidation of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holder of securities under an employee benefit plan of the Company, at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or

(d) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

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Notwithstanding the foregoing, no Change in Control shall be deemed to occur (i) if there is consummated any transaction or series of integrated transactions immediately following which, in the judgment of the Compensation Committee of the Board, the holders of the common stock, par value $.001 per share (the “Common Stock”), immediately prior to such transaction or series of transactions continue to have the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately prior to such transaction or series of transactions and (ii) under paragraphs (a), (b), (c) and (d) of this Section 3 with respect to any of the following transactions: (A) any restructuring of the Company under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”); (B) any liquidation of the Company under Chapter 7 of the Bankruptcy Code; (C) any other reorganization or restructuring of the Company while the 10% Second Lien Senior Secured PIK Notes due 2023 issued pursuant to that certain Indenture dated as of the date hereof (as amended or supplemented from time to time) among the Company, the guarantors party thereto, and Wilmington Trust, National Association as the Trustee and Collateral Trustee (the “Notes”) remain outstanding; or (D) due to the acquisition of additional voting securities of the Company by investment funds, financing vehicles or discretionary accounts for which Mackay Shields LLC or Corre Partners Management LLC has the power to vote, or to direct the voting of, such voting securities, and/or the power to dispose, or to direct the disposition of, such voting securities following the restructuring of PetroQuest Energy, Inc. and certain of its affiliates under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (Case No. [-]) while the Notes remain outstanding.

4. Termination of Employment Following a Change in Control. Employee shall be entitled to the benefits provided in Section 5 hereof upon the subsequent termination of Employee’s employment by the Company within two years after a Change in Control which occurs during the term of this Agreement, provided such termination is (a) by the Company other than for Cause, or (b) by Employee for Good Reason, as defined below. Employee shall not be entitled to the benefits of Section 5, any other provision hereof to the contrary notwithstanding, if Employee’s employment terminates: (i) pursuant to Employee retiring at age 65, (ii) by reason of Employee’s total and permanent disability, or (iii) by reason of Employee’s death. As used herein, “total and permanent disability” means a condition which prevents Employee from performing to a significant degree the essential duties of his or her position and is expected to be of long-term duration or result in death. A determination of total and permanent disability must be based on competent medical evidence.

(a) Cause.

(i) Definition. For purposes of this Agreement, “Cause” means (A) the conviction of the Employee of a felony (which, through lapse of time or otherwise, is not subject to appeal), (B) the Employee’s willful refusal, without proper legal cause, to perform the duties and responsibilities consistent with those of employees in a public company considered a peer company with a similar title, and such other or additional duties as may from time to time be assigned to the

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Employee by the Board (or a committee thereof) and agreed to by the Employee or (C) the Employee’s willful engaging in activities which would (i) constitute a breach of any term of this Agreement, the Company’s Code of Ethics, the Company’s policies regarding trading in the Common Stock or reimbursement of business expenses or any other applicable policies, rules or regulations of the Company, or (ii) result in a material injury to the business, condition (financial or otherwise), results of operations or prospects of the Company or its affiliates (as determined in good faith by the Board or a committee thereof). Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose of making a determination of whether Cause for termination exists (after reasonable notice to Employee and an opportunity for Employee to be heard before the Board), finding that in the good faith opinion of the Board, Employee was guilty of misconduct as set forth above in this subsection 4(a)(i) and specifying the particulars thereof in detail.

(ii) Remedy by Employee. If the Company gives Employee a Notice of Termination, as defined in Section 4(b) below, which states that the basis for terminating Employee’s employment is Cause, Employee shall have ten days after receipt of such Notice to remedy the facts and circumstances which provided Cause. The Board (or any duly authorized Committee thereof) shall make a good faith reasonable determination immediately after such ten-day period whether such facts and circumstances have been remedied and shall communicate such determination in writing to Employee. If the Board determines that an adequate remedy has not occurred, then the initial Notice of Termination shall remain in effect.

(b) Good Reason. After a Change in Control, Employee may terminate employment with the Company at any time during the term of this Agreement if Employee has made a good faith reasonable determination that Good Reason exists for this termination.

(i) Definition. For purposes of this Agreement, “Good Reason” shall mean any of the following actions, if taken without the express written consent of Employee:

A. any material change by the Company in Employee’s functions, duties, or responsibilities as Vice President—ArkLaTex, which change would cause Employee’s position with the Company to become of less dignity, responsibility, importance, or scope from the position and attributes that applied to Employee immediately prior to the Change in Control;

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B. any material reduction in Employee’s base salary, other than a reduction effected as part of an across-the-board reduction affecting all executive employees of the Company;

C. any material failure by the Company to comply with any of the provisions of this Agreement (or of any employment agreement between the parties);

D. the Company’s requiring Employee to be based at any office or location more than 45 miles from the home at which Employee resides on the date immediately preceding the Change in Control, except for travel reasonably required in the performance of Employee’s responsibilities and commensurate with the amount of travel required of Employee prior to the Change in Control; or

E. any failure by the Company to obtain the express assumption of this Agreement by any successor or assign of the Company;

Employee’s right to terminate employment for Good Reason pursuant to this subsection 4(b)(i) shall not be affected by Employee’s incapacity due to physical or mental illness.

(ii) Remedy by Company. If Employee gives the Company a Notice of Termination which states that the basis for Employee’s termination of employment is Good Reason, the Company shall have ten days after receipt of such Notice to remedy the facts and circumstances which provided Good Reason. Employee shall make a good faith reasonable determination immediately after such ten-day period whether such facts and circumstances have been remedied and shall communicate such determination in writing to the Company. If Employee determines that adequate remedy has not occurred, then the initial Notice of Termination shall remain in effect.

(iii) Determination by Employee Presumed Correct. Any determination by Employee pursuant to this Section 4(b) that Good Reason exists for Employee’s termination of employment and that adequate remedy has not occurred shall be presumed correct and shall govern unless the party contesting the determination shows by a clear preponderance of the evidence that it was not a good faith reasonable determination.

(iv) Severance Payments Made Notwithstanding Dispute. Notwithstanding any dispute concerning whether Good Reason exists for termination of employment or whether adequate remedy has occurred, the Company shall initiate paying to Employee, as specified in Section 5, any amounts otherwise due under this Agreement.

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(c) Notice of Termination. Any termination of Employee’s employment by the Company or by Employee hereunder shall be communicated by a Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provisions in this Agreement relied upon any which sets forth (i) in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated and (ii) the date of Employee’s termination of employment, which shall be no earlier than 10 days after such Notice is received by the other party. Any purported termination of the Employee’s employment by the Company which is not effected pursuant to a Notice of Termination satisfying the requirements of this Agreement shall not be effective. In the case of a termination for Cause, the Notice of Termination shall also satisfy the requirements set forth in Section 4(a)(i).

5. Severance Payments Upon Termination of Employment. If Employee’s employment with the Company is terminated during the term of this Agreement and after a Change in Control (a) by the Company other than for Cause, or (b) by Employee for Good Reason, then Employee shall be entitled to the following:

(a) Lump-Sum Severance Payment. In lieu of any further salary payments to the Employee for periods subsequent to the date of termination, the Company shall pay to the Employee a lump sum severance payment, in cash, equal to one (1) times the Employee’s annual base salary in effect on the date of termination (the “Severance Compensation”), subject to such payroll and withholding deductions as are required by law. The Severance Compensation will be paid no later than sixty (60) days after the Employee’s date of termination subject to Employee’s execution and delivery of a release of claims in favor of the Company, its affiliates, and their successors and the benefit plans, the employees, officers, directors, fiduciaries and agents of all of the foregoing in a form provided by the Company or its successor and such release having been signed and not revoked within the time period provided in such release of claims. Employee acknowledges that receipt of the Severance Compensation or the Welfare Benefits (as defined below) shall not deem Employee to be an employee of Company at any time after the date of termination and that, except for such Severance Compensation, Welfare Benefits and COBRA benefits or any other severance benefits that are required by law, all rights of the Employee to any other compensation or benefits of the Company shall cease as of the date of termination.

(b) Continued Benefits. For a twelve (12) month period (or, if less, the number of months from the date of termination until the Employee would have reached age sixty-five (65)) after the date of termination, the Company shall continue to pay the Company portion of any premiums and otherwise provide the Employee with medical, dental and vision benefits (“Welfare Benefits”) substantially similar in all respects to those which the Employee is receiving immediately prior to the Notice of Termination in accordance with the Company’s normal payroll practices (without giving effect to any reduction in such benefits subsequent to the potential change in control of the Company preceding the Change in Control or the Change in Control which reduction constitutes or may constitute Good Reason). With respect to benefits set forth in this subsection 5(b), all insurance premiums and/or benefit payments by the Company, to the extent possible,

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shall be made so as to be exempt from Section 409A under the Internal Revenue Code of 1986, as amended, and the regulations, notices and rulings thereunder (collectively, the “Code”), and for the purposes thereof, each payment shall be treated as a separate payment under Code Section 409A. Benefits otherwise receivable by an Employee pursuant to this subsection 5(b) shall be reduced to the extent substantially similar benefits are actually received by or made available to the Employee by any other employer during the same time period for which such benefits would be provided pursuant to this subsection 5(b) at a cost to the Employee that is commensurate with the cost incurred by the Employee immediately prior to the Employee’s date of termination (without giving effect to any increase in costs paid by the Employee after the potential change in control of the Company preceding the Change in Control or the Change in Control which constitutes or may constitute Good Reason); provided, however, that if the Employee becomes employed by a new employer which maintains a medical plan that either (i) does not cover the Employee or a family member or dependent with respect to a preexisting condition which was covered under the applicable Company medical plan, or (ii) does not cover the Employee or a family member or dependent for a designated waiting period, the Employee’s coverage under the applicable Company medical plan shall continue (but shall be limited in the event of noncoverage due to a preexisting condition, to such preexisting condition) until the earlier of the end of the applicable period of noncoverage under the new employer’s plan or the first anniversary of the Employee’s date of termination. The Employee agrees to report to the Company any coverage and benefits actually received by the Employee or made available to the Employee from such other employer(s). The Employee shall be entitled to elect to change his level of coverage and/or his choice of coverage options (such as Employee only or family medical coverage) with respect to the Welfare Benefits to be provided by the Company to the Employee to the same extent that actively employed employees of the Company are permitted to make such changes; provided, however, that in the event of any such changes the Employee shall pay the amount of any cost increase that would actually be paid by an actively employed employee of the Company by reason of making the same change in his level of coverage or coverage options. With respect to any benefits that are for medical expenses, dental or vision under a self-insured plan, the Employee shall pay the premiums for such coverage and the Company shall reimburse the Employee for the Company portion of the cost of such premiums by the 15th day of the month following the month such premiums are paid by the Employee. After the group health benefits provided hereunder have expired, the Employee and his dependents shall be eligible to elect continuation of health insurance coverage under COBRA and shall be responsible for the applicable premiums under COBRA. With respect to any premiums or amounts payable under this subsection 5(b), to the extent that such amounts are taxable and not otherwise exempt from deferred compensation under Code Section 409A, the Employee shall pay the premiums or expenses, the Company shall promptly reimburse Employee for such amounts and the Company’s reimbursement payments shall be subject to the following: (i) all amounts to be paid under this paragraph and that are includable in Employee’s income shall only be paid if such premiums or expenses are incurred during the 2 year period after the Employee’s termination date; (ii) any amount reimbursable or paid in one tax year shall not affect the amount to be reimbursed or paid in another tax year; (iii) if Employee is reimbursed for any premiums or expenses

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hereunder, he must provide the Company with reasonable documentation of such premiums or expenses; (iv) payments for such premiums or expenses will be made in cash promptly after the expenses are incurred but in no event later than the end of Employee’s taxable year following the tax year in which the expenses are incurred; and (v) the payments under this paragraph cannot be substituted for another benefit.

6. Damages. Employee shall not be required to mitigate damages with respect to the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided under this Agreement be reduced by retirement benefits, deferred compensation or any compensation earned by Employee as a result of employment by another employer.

7. Successor to Company. The Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Employee, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. A used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this section or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

8. Heirs of Employee. This Agreement shall inure to the benefit of and be enforceable by Employee’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amounts are still payable to Employee hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee or, if there be no such designee, to Employee’s estate.

9. Arbitration. Any dispute, controversy or claim arising under or in connection with this Agreement, or the breach thereof, shall be settled exclusively by arbitration in accordance with the commercial arbitration Rules of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. Any arbitration held pursuant to this section in connection with Employee’s termination of employment shall take place in Houston, Texas at the earliest possible date. If any proceeding is necessary to enforce or interpret the terms of this Agreement, or to recover damages for breach thereof, the prevailing party shall be entitled to reasonable attorneys’ fees and necessary costs and disbursements, not to exceed in the aggregate one percent (1%) of the net worth of the other party, in addition to any other relief to which he or it may be entitled. All such expenses shall be paid only if incurred prior to the last day of the second calendar year following the calendar year in which the Employee’s separation from service occurs.

10. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by messenger or in person, or when mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

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If to the Company:           400 E. Kaliste Saloom Road, Suite 6000

Lafayette, Louisiana 70508

Attention: Chief Executive Officer

If to the Employee:           Jonathon D. Sprague

400 E. Kaliste Saloom Road, Suite 6000

Lafayette, Louisiana 70508

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

11. General Provisions.

(a) Employee’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, nor shall Employee’s rights be subject to encumbrance or subject to the claims of the Company’s creditors. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets; and this Agreement shall inure to the benefit of, be binding upon and be enforceable by, any successor surviving or resulting corporation, or other entity to which such assets shall be transferred. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company.

(b) This Agreement and any employment agreement with Employee plus terms of any equity grants constitutes the entire agreement between the parties hereto in respect to the rights and obligations of the parties following a Change in Control. This Agreement supersedes and replaces the Prior Agreement and all prior oral and written agreements, understandings, commitments, and practices between the parties (whether or not fully performed by Employee prior to the date hereof), which shall be of no further force or effect.

(c) The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part thereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts thereof and the applicability thereof shall not be affected thereby.

(d) This Agreement may not be amended or modified except by a written instrument executed by the Company and Employee.

(e) This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Louisiana.

9

12. Code Section 409A. This Agreement and the amounts payable hereunder are not intended to be deferred compensation under Code Section 409A. The parties agree to amend this Agreement to the extent necessary to insure that this Agreement is not deferred compensation under Code Section 409A or to comply with Code Section 409A in order to maintain, to the extent reasonable, the economic terms of this Agreement. This Agreement shall be interpreted and construed in accordance with the applicable requirements and exemptions from Code Section 409A and to the extent necessary to comply with or be exempt therefrom the defined terms as provided therein shall be used.

13. Specified Employee Status. In the event that, as of the date of Employee’s “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), Employee is a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i), to the extent that any of the payments under this Agreement payable on account of a separation from service, including without limitation, any payments in Sections 5 and 9 are subject to, and not exempt from, Code Section 409A, such amounts shall be paid not earlier than (1) six months after the date of the Employee’s separation from service within the meaning of Code Section 409A, or (2) the date of Employee’s death, as required in accordance with Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-3(i)(2) (“Waiting Period”); any payments withheld during the Waiting Period will be paid in a lump sum amount on the first business day of the seventh month following the Employee’s separation from service and payments thereafter shall be otherwise paid as provided herein.

14. Termination of Employment. For the purposes of Code Section 409A, to the extent any payment under this Agreement is deferred compensation subject to and not exempt from Code Section 409A, the Employee’s termination and termination date from the Company shall mean a separation from service within the meaning of Code Section 409A.

15. No Guarantee of Tax Consequences. None of the Company, its affiliates or any of their officers, directors, employees or agents are responsible for or guarantee the tax consequences to Employee with respect to any payments or benefits provided under this Agreement including, without limitation, any excise tax, interest or penalties that may be imposed under Code Section 409A.

[Signature page follows]

10

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PETROQUEST ENERGY, INC.

By:
[ ]
[ ]

Jonathon D. Sprague

11

FINAL VERSION

PETROQUEST ENERGY, INC.

AMENDED AND RESTATED

CHANGE IN CONTROL

SEVERANCE BENEFIT PLAN

(Effective [-], 2018)

PETROQUEST ENERGY, INC.

AMENDED AND RESTATED

CHANGE IN CONTROL

SEVERANCE BENEFIT PLAN

ARTICLE 1

INTRODUCTION

The purpose of this Plan is to provide financial assistance to certain Employees of PetroQuest Energy, Inc. or an Affiliated Employer who is terminated from an Employer on or after a Change in Control under the conditions and terms of the Plan. The benefits of this Plan are designed to help eligible Employees who have been terminated by an Employer to economically maintain themselves and their families during the period immediately following their terminations on or after a Change in Control.

ARTICLE 2

DEFINITIONS

The following words and phrases have the following meanings when used in this Plan, unless a different meaning is clearly required by the context.

“Affiliated Employer” means any corporation which is or has been after the Effective Date a member of a controlled group of corporations (as defined in Code Section 414(b)) which includes the Company; any trade or business (whether or not incorporated) which is or has been after the Effective Date under common control (as defined in Code Section 414(c)) with the Company; an organization (whether or not incorporated) which is or has been after the Effective Date a member of an affiliated service group (as defined in Code Section 414(m)) which includes the Company; and any other entity which is or has been after the Effective Date required to be aggregated with the Company pursuant to regulations under Code Section 414(o), including any successor to the Affiliated Employer after a Change in Control of PetroQuest Energy, Inc.

“Change in Control” means the occurrence of any one or more of the following events with respect to PetroQuest Energy, Inc:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (i) the then outstanding shares of common stock of PetroQuest Energy, Inc. (the “Outstanding Company Stock”) or (ii) the combined voting power of the then outstanding voting securities of PetroQuest Energy, Inc. entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from PetroQuest Energy,

Inc. or any Subsidiary, (ii) any acquisition by PetroQuest Energy, Inc. or any Subsidiary or by any employee benefit plan (or related trust) sponsored or maintained by PetroQuest Energy, Inc. or any Subsidiary, or (iii) any acquisition by any corporation pursuant to a reorganization, merger, consolidation or similar business combination involving PetroQuest Energy, Inc. (a “Merger”), if, following such Merger, the conditions described in clauses (i) and (ii) of subparagraph (c) (below) are satisfied;

(b) Individuals who, as of the Effective Date, constitute the board of directors of PetroQuest Energy, Inc. (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by PetroQuest Energy Inc.’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the board of directors of PetroQuest Energy, Inc.;

(c) A Merger, unless immediately following such Merger, (i) substantially all of the holders of the Outstanding Company Voting Securities immediately prior to Merger beneficially own, directly or indirectly, more than 50% of the common stock of the corporation resulting from such Merger (or its parent corporation) in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to such Merger and (ii) at least a majority of the members of the board of directors of the corporation resulting from such Merger (or its parent corporation) were members of the Incumbent Board at the time of the execution of the initial agreement providing for such Merger;

(d) The sale or other disposition of all or substantially all of the assets of PetroQuest Energy, Inc., unless immediately following such sale or other disposition, (i) substantially all of the holders of the Outstanding Company Voting Securities immediately prior to the consummation of such sale or other disposition beneficially own, directly or indirectly, more than 50% of the common stock of the corporation acquiring such assets in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to the consummation of such sale or disposition, and (ii) at least a majority of the members of the board of directors of such corporation (or its parent corporation) were members of the Incumbent Board at the time of execution of the initial agreement or action of the board of directors of PetroQuest Energy, Inc. providing for such sale or other disposition of assets of PetroQuest Energy, Inc.; or

(e) The liquidation or dissolution of PetroQuest Energy, Inc.

Notwithstanding the occurrence of any of the foregoing events set out in this Section 6.7 which would otherwise result in a Change in Control, the board of directors of PetroQuest Energy, Inc. may determine in its discretion, if it deems it to be in the best interest of PetroQuest Energy, Inc., that an event or events otherwise constituting or reasonably leading to a Change in Control shall not be deemed a Change in Control hereunder. Such determination shall be effective only if it is made by the board of directors of PetroQuest Energy, Inc. prior to the occurrence of an event that otherwise would be, or reasonably lead to, a Change in Control, or after such event only if made by the board of directors of PetroQuest Energy, Inc. a majority of which is composed of directors who were members of the board of directors of PetroQuest Energy, Inc. immediately prior to the event that otherwise would be, or reasonably lead to, a Change in Control. Notwithstanding anything in this Plan to the contrary, no Change in Control will be deemed to occur under any prong of the definition of “Change in Control” with respect to any of the following transactions: (A) any restructuring of PetroQuest Energy, Inc. under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”); (B) any liquidation of PetroQuest Energy, Inc. under Chapter 7 of the Bankruptcy Code; (C) any other reorganization or restructuring of PetroQuest Energy, Inc. while the 10% Second Lien Senior Secured PIK Notes due 2023 issued pursuant to that certain Indenture dated as of the date hereof (as amended or supplemented from time to time) among PetroQuest Energy, Inc., the guarantors party thereto, and Wilmington Trust, National Association as the Trustee and Collateral Trustee (the “Notes”) remain outstanding; or (D) due to the acquisition of additional voting securities of the Company by investment funds, financing vehicles or discretionary accounts for which Mackay Shields LLC or Corre Partners Management LLC has the power to vote, or to direct the voting of, such voting securities, and/or the power to dispose, or to direct the disposition of, such voting securities following the restructuring of PetroQuest Energy, Inc. and certain of its affiliates under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (Case No. [-]) while the Notes remain outstanding. “Subsidiary” means any corporation (whether now or hereafter existing) which constitutes a Subsidiary of PetroQuest Energy, Inc., as defined in Section 424(f) of the Code.

“COBRA” shall have the meaning as provided in Section 4.1.

“COBRA Premium Benefit” shall have the meaning as provided in Section 4.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means PetroQuest Energy, Inc. and any successor after a Change in Control of PetroQuest Energy, Inc.

“Effective Date” means [-], 2018.

“Employee” means a United States based individual who was an employee of the Company or an Affiliated Employer who is as of their Termination Date employed by the Employer on a Full-time basis. Notwithstanding the above, the following individuals shall not be considered Employees under the Plan:

(a) individuals who are leased employees as defined in Code Section 414(n);

(b) individuals who are classified by the Employer as independent contractors, notwithstanding any subsequent reclassification by a court or administrative agency;

(c) individuals whose employment is governed by the terms of a collective bargaining agreement between Employee representatives and the Employer under which salary continuation benefits were the subject of good faith bargaining between the parties, unless such collective bargaining agreement expressly provides for coverage by this Plan; and

(d) individuals described in Section 3.7 below.

“Employer” means the Company or the applicable Affiliated Employer that employs the Employee.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Full-time” means an Employee scheduled to work for at least thirty (30) hours each week. The Plan Administrator may, in its discretion, count regularly scheduled hours, taking into account actual absences, rather than counting actual hours worked.

“Other CIC Plan” shall have the meaning provided in Section 4.5.

“Participant” means an Employee who has satisfied the conditions of Section 3.1.

“Plan” means this PetroQuest Energy, Inc. Amended and Restated Change in Control Severance Benefit Plan, as it may be amended from time to time in the Company’s sole discretion as provided herein.

“Plan Administrator” means the Company or any successor thereto after a Change in Control of PetroQuest Energy, Inc. or the committee of two or more person appointed by the board of directors of the foregoing to administer the Plan.

“Plan Year” means the calendar year ending each December 31st.

“Separation and Release Agreement” means the agreement required in Section 4.2.

“Service” means the period of actual Full-time employment with the Employer reflected on the Employer’s records and any successor thereto after a Change in Control of PetroQuest Energy, Inc.; provided, however, subject to Section 3.7 below, service shall include leave of absence periods of up to six (6) months and shall specifically exclude leave of absence time in excess of six (6) months.

“Severance Benefit” means all amounts payable collectively under section 4.1.

“Severance Pay” means the benefits described in Section 4.1.

“Target Bonus” means the target bonus under the Company’s annual cash bonus plan, as in effect from time to time.

“Termination Date” means, except as set forth in Section 3.6, the date fixed by the Employer for termination of employment. This date may be communicated to the Participant in any manner deemed appropriate by the Employer.

“WARN” shall have the meaning provided in Section 8.14.

“Week of Pay” shall have the meaning as provided in Section 4.1.

ARTICLE 3

PARTICIPATION

3.1 Eligibility. Subject to Sections 3.3 and 3.7 below, any Employee who (a) is terminated by an Employer under Section 3.2 on or (b) who terminates his or her employment with the Employer for Good Reason within twenty-four (24) months after a Change in Control is eligible to participate in this Plan.

3.2 Events of Termination. An Employee who is otherwise eligible to participate under Section 3.1 and is not otherwise ineligible under Section 3.3, shall be entitled to receive the benefits as determined under Article 4 upon his or her termination of employment by the Employer, provided that the Employee first agrees to and signs a Separation and Release Agreement to be provided by the Employer, subject to the terms and conditions as provided by the Employer in its sole discretion, and the time period for revocation as provided in such agreement has expired.

3.3 Ineligibility for Benefits. A Participant shall not be entitled to the benefits under Article 4 if the Participant’s employment is terminated or is not continued due to any of the following:

(a) voluntary resignation or voluntary termination of employment by a Participant other than for “Good Reason” as defined in Section 3.6 below;

(b) retirement;

(c) death;

(d) disability;

(e) dishonesty or other similar conduct prejudicial to the Company, Employer, an Affiliated Employer or any subsidiary, or affiliate of any of the foregoing;

(f) material violation of any rule, policy, or procedure of the Company, Employer, an Affiliated Employer or any subsidiary, or affiliate of any of the foregoing;

(g) an arrest, indictment, conviction or other determination by the Employer, in its sole discretion, that a Participant has committed a criminal act or otherwise engaged in behavior that may subject the Company, the Employer, any Affiliated Employer or any subsidiary, or affiliate of any of the foregoing, or any of its directors, officers or employees to civil or criminal liability;

(h) Participant’s breach of the terms of any written agreement, specifically including any employment agreement, between the Participant and the Company and/or the Employer; or

(i) Participant’s refusal of a job transfer to another job at the same or higher pay grade at a location within sixty (60) miles of the previous work location.

3.4 Participant’s Benefits Not Vested. No one under any circumstances is automatically entitled to any benefits under this Plan. The Plan Administrator has the sole discretion to determine whether any one or more of the exclusions listed in Section 3.3 apply to a Participant’s termination of employment.

3.5 Return of Property. Notwithstanding any other provisions of the Plan, a Participant will not be eligible for benefits under the Plan until such Participant returns all files and information and any other property of the Employer.

3.6 Good Reason Termination. A Participant voluntarily terminates his or her employment for “Good Reason” if such employment is terminated upon (a) the occurrence of (i) a material diminution of a Participant’s annual base salary, (ii) a material diminution of a Participant’s authorities, duties and responsibilities, or (iii) the Participant is required to relocate his or her primary place of employment to a new location that is more than sixty (60) miles from its current location, (b) the Participant notifies the Employer of the occurrence of such event within twenty-five (25) days of the initial existence of such event and (c) the Employer does not remedy the event within at least thirty (30) days from date of its receipt of such notification. The Termination Date shall be the thirty-first (31st) day after such notification upon the Employer’s failure to remedy the event.

3.7 Re-hires. Notwithstanding other provisions in this Plan, any individual who terminates employment with an Employer after the Change in Control for any reason (whether or not any benefits were paid pursuant to this Plan or any other severance plan, or any other post-termination pay severance policy, plan, arrangement or program, including, without limitation an employment contract maintained by the Company or any Affiliated Employer) and who is subsequently re-hired by the Company or an Affiliated Employer shall not be an Employee who is eligible to participate in this Plan and shall not become a Participant in this Plan or otherwise be entitled to any benefits under this Plan after the re-hire date.

ARTICLE 4

CHANGE IN CONTROL SEVERANCE BENEFITS

4.1 Amount of Benefits. (a) A Participant who becomes eligible for benefits under Article 3 shall be eligible to receive a Severance Benefit as follows:

(i) A cash amount equal to 2 Weeks of Pay for each year of Service;

(ii) A cash amount equal to 1 Week of Pay for each ten thousand dollars ($10,000) of annual base salary;

(iii) A cash amount equal to the prorated portion of the Target Bonus the Participant would have earned for the year of his or her termination based upon the period the Participant was employed from the applicable of (x) the date of the Change in Control through the Termination Date, if the termination occurs in the same calendar year in which the Change in Control occurs, or (y) if the termination occurs after the end of the calendar year of the Change in Control, the period of employment from January 1 of the calendar year of the Participant’s termination through the Termination Date; the amount payable under this Section 4.1(a)(iii) is exclusive of and shall not replace any amounts payable to an Employee under the Company’s annual cash bonus plan with respect to a Target Bonus or other bonus amount including, without limitation, amounts payable upon a Change in Control or without a termination of employment; and

(iv) If a Participant elects continuation of group health care coverage under the consolidated Omibus Budget Reconciliation Act of 1985, as amended (“COBRA”) the Company will pay directly to the insurance provider an amount equal to the Employer-paid portion of the premium for group health coverage as paid for active Employees for a period of twelve (12) months (“COBRA Premium Benefit”) to be paid on a monthly basis commencing the first month after the Participant’s Termination Date, and thereafter, the Participant may continue COBRA coverage, however, the Participant shall be responsible for the total COBRA premium.

(b) With respect to the total amount of Severance Benefits payable the following shall apply:

(i) the minimum amount payable to a Participant under items 4.1(a)(i) and (ii) collectively will be twelve (12) Weeks of Pay;

(ii) a “Week of Pay” for purposes of this Article 4 will be determined based upon the Employee’s last weekly rate of base pay if the Employee is paid on a weekly basis. If the Employee is paid on a biweekly basis, a Week of Pay will be determined based upon the Employee’s last biweekly rate of pay divided by two (2). If, however, the Employee is paid on a commissioned or partially commissioned basis, a Week of Pay for such Employee shall be the average weekly pay over the lesser of the Employee’s prior twelve (12) months of employment or actual period of employment with the Employer. Notwithstanding the foregoing, a Week of Pay shall in no event be based upon an amount greater than 40 hours of work time. A Week of Pay shall be calculated using the pay from the applicable predecessor Employer prior to a Change in Control to the extent that it is or is part of a Week of Pay based on the time periods calculated in accordance with this paragraph;

(iii) for a partial year of Service the amount payable for such Service will be prorated based upon the actual period of employment in the twelve (12) month period;

(iv) the annual base salary shall be the amount as in effect on the Employee’s Termination Date determined in accordance with the Employer’s records, and for amounts of annual base salary that are less than ten thousand dollars ($10,000) the amount payable with respect to such amount will be prorated; and

(v) the total cash amounts payable to Participant under items 4.1(a)(i) – (iii) shall be referred to collectively as the “Severance Pay.”

4.2 Payment of Benefits Under Section 4.1 Subject to Separation and Release Agreement. The Severance Pay shall be paid in a cash lump sum on the regularly scheduled payroll following fifteen (15) days after the Company has received the Participant’s executed Separation and Release Agreement, as described below (which has not been revoked in the applicable time period as provided in such agreement), but in no event later then seventy (70) days after the Participant’s Termination Date subject to any applicable requirements under Section 8.13. The COBRA Premium shall be paid monthly subject to the Participant’s execution of an enforceable Separation and Release Agreement as described herein that has not been revoked within the applicable time period for revocation. Notwithstanding anything herein to the contrary, a Participant’s entitlement to and the actual payment of the benefits under Section 4.1 are subject to a Participant’s execution and delivery to the Company a Separation and Release Agreement in a form and substance as determined by the Company in its sole discretion within forty-five (45) days of the Participant’s termination of employment releasing the Plan Administrator, Plan Sponsor, the Plan fiduciaries, the Company, the Employer, and their parents, subsidiaries, affiliates, divisions partnerships and all of their predecessors, successors and assigns and the shareholders, members, insurers, employee benefit plan or programs and their fiduciaries, partners, and the officers, directors, employees and agents of any of the foregoing from any and all claims and from any and all causes of action of any kind or character including, but not limited to, all claims or causes of action arising out of such Participant’s employment with the Employer or the termination of such employment. The performance of the Company’s obligations hereunder and the receipt of any benefits provided hereunder by such Participant shall constitute full settlement of all such claims and causes of action.

4.3 Withholding Obligation. Any benefits otherwise payable under this Article 4 will be reduced as necessary to satisfy the Company and/or Employer’s withholding obligations under any applicable laws or regulations, whether foreign or domestic, imposed by any governmental entities. Additionally, any amounts owed by a Participant to Employer shall be off-set against any benefits otherwise payable under this Article 4.

4.4 Funding. All benefits under this plan will be paid by the Employer from its general assets. No specific amount shall be set aside in advance for this purpose.

4.5 Other Severance Plans. A Participant under this Plan who is also a “participant” under any of the other severance plan or any other post termination pay severance policy, plan, agreement, arrangement, or program (including without limitation any severance agreement, termination agreement or employment contract) that provides severance-type benefits after a Change in Control maintained by the Company or any Affiliated Employer (collectively, “Other CIC Plan”) shall receive the additional amounts of the Severance Benefits under this Plan, if any, to the extent, but only to the extent that they exceed the amount of benefits or the total cash payments provided under such Other CIC Plan, but there shall be no duplication of benefits or payments, and all payments and benefits under this Plan shall be subject to Participant’s execution of an enforceable Separation and Release Agreement. In addition, the time and form of payment in such Other CIC Plan shall remain as provided in the Other CIC Plan and shall not be modified by this Plan. This Plan does not replace or supersede any CIC Plan or any other severance agreement or termination agreement provided by an Employer with respect to an Employee that provides severance-type benefits for a termination of employment prior to or after a Change in Control.

4.6 No Mitigation. A Participant shall not be required to mitigate the amount of any payment or benefit provided for in this Article 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Article 4 be reduced by any compensation or benefit earned by the Participant as the result of employment by another employer. The benefits under Article 4 of the Plan are in addition to any other benefits to which a Participant is otherwise entitled from the Company, an Affiliated Employer or any of their divisions subsidiaries or affiliates.

ARTICLE 5

ADMINISTRATION

The Plan Administrator shall serve as named fiduciary until its resignation and the appointment of a successor. The Plan Administrator has authority and sole discretion to interpret and construe the terms of the Plan and to control and manage the operation and administration of this Plan including, but not limited to the power:

(a) To make rules, regulations and bylaws for the administration of the Plan which are not inconsistent with the terms and provisions hereof; provided such rules, regulations and bylaws are evidenced in writing;

(b) To construe all terms, provisions, conditions and limitations of the Plan;

(c) To determine all questions relating to eligibility for participation in the Plan;

(d) To determine the amount, manner and time of any payment of any benefit thereunder;

(e) To maintain records required for proper administration of the Plan; and

(f) To make a determination as to the right of any person to a benefit under the Plan.

The Plan Administrator, however, may delegate or allocate this responsibility to other persons.

ARTICLE 6

CLAIMS PROCEDURES

6.1 Procedure for Granting or Denying Claims. An Employee, or his or her duly authorized representative, may file a claim for benefits under the Plan. Such a claim must be made in writing and be delivered to the Plan Administrator at the address provided in Article IX in person or by mail, postage paid within 60 days after his or her termination of employment. Within 90 days after receipt of a claim for benefits, the Plan Administrator shall notify the claimant of the granting or denying, in whole or in part, of such claim, unless special circumstances require an extension of time for processing the claim. In no event may the extension exceed 90 days from the end of the initial 90-day period. If such extension is necessary, the claimant will be given a written notice to this effect prior to the expiration of the initial 90-day period, and such written notice shall set forth the special circumstances requiring the extension and the date by which the Plan expects to render the benefit determination. The Plan Administrator shall have full discretion to deny or grant a claim in whole or in part.

For purposes of calculating the 90 day period, the time period shall begin at the time a claim is filed in accordance with this Article 6, without regard to whether all the information necessary to make a benefit determination accompanies the filing. In the event that the 90 day period is extended, as permitted in the above paragraph, due to a claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

6.2 Requirement for Notice of Claim Denial. The Plan Administrator shall provide to every claimant who is denied a claim for benefits a written or electronic notice setting forth in a manner calculated to be understood by the claimant:

(a) the specific reason or reasons for the denial;

(b) specific reference to pertinent Plan provisions on which the denial is based;

(c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material is necessary; and

(d) an explanation of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.

Any electronic notification shall comply with the standards imposed by 29 C.F.R. §2520.104b-1(c)(1)(i),(iii), and (iv).

6.3 Right to Request Hearing on Claim Denial. Within 60 days after receipt by the claimant of written or electronic notification of the denial (in whole or in part) of his or her claim, the claimant or his or her duly authorized representative may make a written application to the Plan Administrator, in person or by certified mail, postage prepaid, to be afforded a full and fair review of such denial. The claimant or his or her duly authorized representative may submit written comments, documents, records, and other information relating to the claim for benefits. Moreover, the claimant or his or her duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits and not protected by any applicable privilege (e.g. the attorney-client privilege).

A document, record, or other information shall be considered relevant to a claim if it:

(a) was relied upon in making the benefit determination;

(b) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether it was relied upon in making the benefit determination; or

(c) demonstrates compliance with the administrative processes and safeguards designed to ensure and to verify that benefit determinations are made in accordance with Plan documents and that Plan provisions have been applied consistently with respect to all claimants.

6.4 Disposition of Disputed Claims. Upon receipt of a request for review, the Plan Administrator shall make a prompt decision on the review matter. The review shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision on review shall be made not later than 60 days after the Plan Administrator’s receipt of a request for a review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered not later than 120 days after receipt of the request for review. If an extension is necessary, the claimant shall be given written notice of the extension prior to the expiration of the initial 60-day period, and such written notice shall set forth the special circumstances requiring the extension and the date by which the Plan expects to render the benefit determination.

For purposes of calculating the 60 day period, the time period shall begin at the time the request for review is filed in accordance with this Article 6, without regard to whether all the information necessary to make a benefit determination accompanies the filing. In the event that the 60 day period is extended, as permitted in the above paragraph, due to a claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

The Plan Administrator shall provide the claimant with written or electronic notification of the Plan’s determination on review. Any electronic notification shall comply with the standards imposed by 29 C.F.R. §2520.104b-1(c)(1)(i),(iii), and (iv). In the case of an adverse determination, the notification shall set forth, in a manner calculated to be understood by the claimant, the specific reason or reasons for the decision as well as specific references to the pertinent Plan provisions on which the decision was based. The notification shall also include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. Moreover, the decision shall contain a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.

6.5 Preservation of Other Remedies. Notwithstanding anything to the contrary in the Plan, completion of the claims review procedures described herein shall be a condition precedent to the commencement of any external proceeding in connection with a claim for Plan benefits by a claimant or by any other person or entity claiming rights individually or through a claimant. After exhaustion of the claims procedures provided under this Plan, nothing shall prevent any person from pursuing any other legal or equitable remedy otherwise available.

6.6 Judicial Review. The Company and any persons acting in a fiduciary capacity at the direction of the Company shall have the maximum legal discretion to make decisions concerning the administration, operation and interpretation of the Plan including, but not limited to, the provision or denial of benefits, and such decisions shall not be subject to further review unless determined to be an abuse of the Company’s discretion.

ARTICLE 7

AMENDMENT AND TERMINATION OF PLAN

7.1 Permanency. Subject to Section 7.2, this Plan is intended to continue until the expiration of twenty-four (24) months after a Change in Control; provided, however, the permanency of this Plan will be subject to the Company’s right to amend or terminate the Plan in its sole discretion as provided in Section 7.2.

7.2 Employer’s Right to Amend or Terminate.    The Company reserves the right to amend or terminate this Plan at any time, in whole or in part, by written instrument signed by the President of the Company; provided, however, if a Change in Control of PetroQuest Energy, Inc. has occurred, the Plan may not be terminated or amended in a manner that is adverse to Employees until the expiration of twenty-four (24) months after the Change in Control of PetroQuest Energy, Inc.

7.3 Effective Date of Amendment or Termination. Any amendment, discontinuance or termination shall be effective as of the date determined by the Company.

ARTICLE 8

GENERAL PROVISIONS

8.1 Not an Employment Contract. Neither this Plan nor any action taken with respect to it shall confer upon any person the right to continued employment with the Company, the Employer or any Affiliated Employer or any subsidiary or affiliate of the foregoing.

8.2 Other Employee Benefit Plans. Except as otherwise expressly provided herein, this Plan shall not affect the benefits an Employee is entitled to receive, if any, under other benefit plans of the Company, the Employer or Affiliated Employer in effect on the Termination Date. Except as otherwise expressly provided herein, the provisions of this Plan shall be construed and applied independently of any other benefit plan the Company, the Employer or an Affiliated Employer may provide to Employees.

8.3 Inability to Locate Payee. If the Plan Administrator is unable to make payments to any Participant or other person to whom a payment may be due under the Plan because he or she cannot ascertain the identity or whereabouts of such Participant or other person after reasonable efforts have been made to identify or locate such person (including a notice of the payment so due) mailed to the last known address of such Participant or other person (as shown on the records of the Employer), such payment and all subsequent payments which may otherwise be due to such Participant or other person shall be forfeited six (6) months after the date any such payment first may have been due.

8.4 Requirement for Proper Forms. All communications in connection with the Plan made by a Participant shall become effective only when duly executed and filed with the Plan Administrator on any forms as may be required and furnished by the Plan Administrator.

8.5 Reimbursement of Employer. If any person or entity receives any benefits that are not authorized by this Plan or the relevant provisions of any federal or state statute or regulation, the Employer shall be entitled to reimbursement of such benefits from any person or entity to whom, or for whom, such benefits were paid. If unauthorized benefits were paid to any person or entity as a result of fraud or misrepresentation on behalf of the payee, the Employer shall be entitled to (a) interest on such unauthorized benefits at the highest rate allowable by law, from the date of payment until the date of recovery, and (b) reasonable attorneys’ fees and costs for any suit brought to recover unauthorized benefits.

8.6 Nonassignability. This Plan, and the rights, interest, and benefits receivable under it may not be assigned, transferred, pledged, sold, conveyed, or encumbered in any way by the Participant and may not be subject to execution, attachment, or similar process. Any attempted sale, conveyance, transfer, assignment, pledge, or encumbrance of any rights, interest, or benefit receivable under this Plan, contrary to the foregoing provisions, or the levy of any attachment or similar process thereupon, shall be null and void and without effect.

8.7 Multiple Functions. Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan.

8.8 Taxes and Tax Effects. All payments hereunder are subject to all federal, state, local and foreign taxes and tax withholding requirements. None of the Company, Employer, any Affiliated Employer or the Plan Administrator makes any warranty or other representation as to whether any payments made to or on behalf of any Participant hereunder will be treated as excludable from gross income for federal, state, local or foreign income tax purposes or will not be subject to additional taxes, penalties and interest as may be required by applicable law including, without limitation, any such excise tax and interest imposed under Code Section 409A with respect to any amounts payable hereunder. Participants are advised to consult their own tax advisor with respect to the possible tax impact of any payments or benefits under this Plan.

8.9 Gender or Number. Masculine pronouns include the feminine as well as the neuter genders, and the singular shall include the plural, unless indicated otherwise by the context.

8.10 Headings. The Article and Section headings contained herein are for convenience of reference only, and shall not be construed as defining or limiting the matter contained thereunder.

8.11 Governing Law. This Plan, as a severance pay arrangement within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be and shall be administered and maintained as an unfunded welfare benefit plan under Section 3(1) of ERISA. The Plan has been drafted so that its contents and wording will also be a summary plan description (as required and defined by ERISA). To the extent this Plan is not governed by federal law, the provisions of this Plan shall be construed and applied in accordance with the laws of the State of Louisiana. Any action or proceeding shall be held in the state of Louisiana.

8.12 Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan, and the Plan shall be construed and enforced as if such provision had not been included in the Plan.

8.13 Code Section 409A Compliance. This Plan is intended to comply with Section 409A of the Code so that no excise tax or penalties will apply to the Severance Benefits and any ambiguous provisions will be construed in a manner so that the Plan is compliant with Code Section 409A but only to the extent that it is applicable or so that the Plan is exempt from the application of Section 409A of the Code. If a provision of the Plan would result in the imposition of earlier or additional taxes under Section 409A of the Code, the Company and Participants agree that such provision shall be interpreted or otherwise reformed to avoid imposition of such taxes. No Participant shall have any right to determine the date of the payment of any amount under this Plan. Notwithstanding anything herein to the contrary, for any amounts payable hereunder that are deferred compensation subject to Code Section 409A, any amount payable to a Participant who is a specified employee on account of a Separation from Service will be withheld and will not be paid until the first business day that is six (6) months after the Participant’s Separation from Service within the meaning of Code Section 409A. For purposes of Section 409A of the Code, each payment or amount due under this Plan shall be considered a separate payment. To the extent required under Code Section 409A, a “termination of employment” shall mean Participant’s “separation from service” as defined in Section 1.409A-1(h) of the Final Treasury Regulations promulgated under Section 409A of the Code, including the default presumptions thereof.

Notwithstanding anything in this Plan to the contrary, the Severance Benefits will be paid as follows: (i) to the extent required by Code Section 409A on the first business day following the date which is six (6) months following a Participant’s Termination Date with respect to all or the portion of the Severance Benefit that is subject to Code Section 409A if the Participant is a “specified employee” under Code Section 409A, provided, however, that if the Participant has not executed the Separation and Release Agreement (which has not been revoked in the time period specified in such agreement) prior to this date no Severance Benefits will be paid or payable to such a Participant, or (ii) if the Severance Benefit is subject to the requirements of Code Section 409A, but is not subject to the requirements of clause (i) above, on the first scheduled payroll date following 15 days from Company’s receipt of an executed Separation and Release (which has not been revoked in the applicable time period as provided in such agreement) provided that if the period during which the Participant has discretion to execute and revoke the Separation and Release Agreement straddles two calendar years the payment will only be paid in the second calendar year, but in no event later than seventy (70) days after the Participant’s Termination Date.

The following rules shall apply to payments of any amounts under this Agreement that are treated as “reimbursement payments” or “in kind payments” that are subject to Section 409A of the Code: (i) the amount of expenses eligible for reimbursement or paid in kind benefits in one calendar year shall not limit the available reimbursements or paid in kind for any other calendar year; (ii) Participant shall file a claim for all reimbursement payments not later than thirty (30)

days following the end of the calendar year during which the expenses were incurred, (iii) the Company shall make such reimbursement within thirty (30) days following the date Participant delivers written notice of the expenses to the Company; (iv) Participant’s right to such reimbursement payments or in kind benefits shall not be subject to liquidation or exchange for any other payment or benefit; and (v) all reimbursements will be made no later than the end of the calendar year following calendar year of the Participant’s Termination Date .

8.14 WARN. Notwithstanding the above, the amount of benefit otherwise determined under Section 4.1 shall be reduced by any amount paid to a Participant relating to the Worker Adjustment and Retraining Notification Act (“WARN”) or other notice pay obligations required by contract or statute.

ARTICLE 9

GENERAL PLAN INFORMATION

Plan Name: PetroQuest Energy, Inc. Change in Control Severance Benefit Plan.

Plan Sponsor/Plan Administrator: PetroQuest Energy, Inc. is the Plan Sponsor, 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508. PetroQuest Energy, Inc. is the Plan Administrator and keeps records of the Plan and is responsible for the administration of the Plan. The Plan Administrator will also answer any questions a Participant may have about the Plan. The address of the Plan Administrator and the Plan Sponsor is 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508 and the telephone number is 337-232-7028.

Employer I.D.: 72-1440714

Plan Number: 505

Type of Plan: Employee Welfare Severance Benefit Plan

Plan Year: Calendar year ending December 31

Funding Medium: Program benefits are paid from the general assets of the Company.

Agent for Service for Legal Process:

PetroQuest Energy, Inc.

c/o Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, DE 19808

800-927-9801

As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan participants are entitled to:

•	Receive Information About Your Plan and Benefits

•

Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as work sites and union halls, all documents governing the Plan, including insurance contracts, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•

Obtain, upon written request to the Plan Administrator, copies of all documents governing the operation of the Plan, including insurance contracts, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

•

Obtain a statement telling you whether you have a right to receive a benefit at normal retirement age and if so, what your benefits would be at normal retirement age if you stop working under the Plan now. If you do not have a right to a retirement benefit, the statement will tell you how many more years you have to work to get a right to a retirement benefit. This statement must be requested in writing and is not required to be given more than once every twelve (12) months. The Plan must provide the statement free of charge.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the best interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may request the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court after you have exhausted your administrative remedies. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order, you may file suit in Federal court.

If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. This Plan is unfunded and benefits are payable solely out of the general assets of the Company. This Plan is not covered by any termination insurance from the Pension Benefit Guaranty Corporation. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees; for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest area office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866-444-3272 (or as superseded from time to time).

IN WITNESS WHEREOF, the Company has caused this Plan to be executed in its corporate name this      day of                 , 2018.

PETROQUEST ENERGY, INC.

By:

Print Name:

Title: